As filed with the Securities and Exchange Commission on November 17, 2003

Registration 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOCKEY MERGER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	42-1607228 (I.R.S. Employer Identification Number)

2444 Charleston Road

Mountain View, California 94043

(650) 934-9500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Andrew Eckert, Chief Executive Officer and Kevin Oakes, President

Hockey Merger Corporation

2444 Charleston Road

Mountain View, California 94043

(650) 934-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott Gelband Eric DeJong Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101-3099 (206) 359-8888	Steven Esau Senior Vice President, General Counsel and Secretary Click2learn, Inc. 110—110th Avenue NE, Suite 700 Bellevue, Washington 98004 (425) 462-0501	V. Holly Albert Vice President, General Counsel and Secretary Docent, Inc. 2444 Charleston Road Mountain View, California 94043 (650) 934-9500	Page Mailliard Steve L. Camahort Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)

Common Stock, par value $0.001	31,983,000 shares	N/A	$173,030,000	$13,998.13

(1)	Based on an estimated maximum number of shares of common stock of the registrant that may be required to be issued in connection with the transaction described herein, calculated as the sum of: (i) 13,335,000, which is the product of 0.9525 and the sum of (a) the number of shares of Docent common stock outstanding on November 13, 2003 and (b) an estimated maximum number of shares of Docent common stock that may be issued pursuant to outstanding stock options and warrants through February 15, 2003; and (ii) 18,684,000, which is the product of 0.4144 and the sum of (x) the number of shares of Click2learn common stock outstanding on November 13, 2003 and (y) an estimated maximum number of shares of Click2learn common stock that may be issued pursuant to outstanding stock options and warrants through February 15, 2003.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(3)	Pursuant to Rule 457(f)(1) and (c) under the Securities Act, the registration fee has been calculated based on the average of the high and low prices per share of common stock of each of Docent and Click2learn as reported on The Nasdaq National Market on November 11, 2003: (i) Click2learn common stock, 45,000,000 shares, multiplied by average price, $2.26; plus (ii) Docent common stock, 14,000,000 shares, multiplied by the average price, $5.095.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated November 17, 2003

To the stockholders of Click2learn, Inc. and Docent, Inc.:

Click2learn and Docent have entered an agreement pursuant to which they have agreed to combine their respective businesses in a merger of equals.

We are proposing this combination because we believe that the combined strengths of our two companies will enable us to build a leading business performance and learning management software company that will have the opportunity to enhance stockholder value in ways that would be difficult for the respective companies to achieve alone. The name of the new corporation under which our businesses will operate as subsidiaries is Hockey Merger Corporation, which we refer to as “Newco.” We will announce a new name for Hockey Merger Corporation prior to the completion of the transaction.

The combination will be accomplished by means of the merger of Click2learn with a wholly owned subsidiary of Newco which we refer to as “the Click2learn merger,” and the merger of Docent with another wholly owned subsidiary of Newco, which we refer to as “the Docent merger.” We sometimes refer to the Click2learn merger and the Docent merger as “the transaction.” When the transaction is completed, Click2learn common stockholders will receive 0.4144 shares of Newco common stock for each share they own and Docent common stockholders will receive 0.9525 shares of Newco common stock for each share they own. Based on these exchange ratios and the capitalization of each company as of October 20, 2003, former stockholders of Click2learn will hold approximately 52%, and former stockholders of Docent will hold approximately 48%, of the outstanding common stock of Newco, in each case without factoring in the exercise of options and warrants that may occur prior to the completion of the transaction. Newco has applied to list its common stock on The Nasdaq National Market under the symbol “HCKY.” We will apply for a new symbol corresponding to the new name of the combined company when we announce the new name.

In connection with the transaction, Click2learn and Docent also propose that their stockholders approve the Hockey Merger Corporation 2004 Equity Incentive Plan (or the Newco 2004 Plan) to enable the grant of stock options and other awards to employees and other service providers of Newco after the transaction. Completion of the transaction, however, is not conditioned upon the approval of this proposal.

The holders of a majority of Click2learn’s outstanding common stock entitled to vote must approve and adopt the merger agreement and the holders of a majority of Docent’s outstanding common stock entitled to vote must approve and adopt the merger agreement. To comply with Nasdaq rules, the holders of a majority of shares of Click2learn and Docent common stock present or represented and entitled to vote at the Click2learn and Docent special meetings on an aggregate basis, calculated after taking the respective exchange ratios into account, must approve the Newco 2004 Plan. Click2learn and Docent will each hold a special meeting of stockholders on             , 2004 to consider and vote upon (i) the merger agreement and the transaction and (ii) the Newco 2004 Plan.

•	The Click2learn special meeting will be held at 10:00 a.m., Pacific time, at the offices of Click2learn, 110-110th Avenue NE, Bellevue, Washington 98004. Only Click2learn stockholders who hold shares of Click2learn common stock at the close of business on , 2003 will be entitled to vote at the Click2learn special meeting.

•	The Docent special meeting will be held at a.m., Pacific time, at the offices of Docent, 2410 Charleston Road, Mountain View, California 94043. Only Docent stockholders who hold shares of Docent common stock at the close of business on , 2003 will be entitled to vote at the Docent special meeting.

After careful consideration, the board of directors of Click2learn has approved the merger agreement and determined the transaction to be advisable and in the best interests of the Click2learn stockholders. After careful consideration, the board of directors of Docent has approved the merger agreement and determined the transaction to be advisable and in the best interests of the Docent stockholders.

The boards of directors of Click2learn and Docent recommend that their stockholders vote FOR the approval of the merger agreement and FOR the approval of the Newco 2004 Plan.

The attached joint proxy statement/prospectus provides you with detailed information concerning Click2learn, Docent, Newco, the transaction and the Newco 2004 Plan. Please give all the information contained in the joint proxy statement/prospectus your careful attention.

In particular, you should carefully consider the discussion in the section entitled “ RISK FACTORS” beginning on page 21 of the joint proxy statement/prospectus.

Your vote is very important. Whether or not you expect to attend the special meetings, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy will not prevent you from attending the meeting and voting your shares in person.

Sincerely,	Sincerely,

R. Andrew Eckert	Kevin Oakes
President, Chief Executive Officer and Director	Chief Executive Officer and Chairman of the Board
Docent, Inc.	Click2learn, Inc.

This joint proxy statement/prospectus is dated             , 2003

and was first mailed to stockholders on or about             , 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transaction or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Click2learn and Docent from other documents that are not included in or delivered with the joint proxy statement/prospectus. We will provide a copy of this information to you, without charge, upon your written or oral request.

You should make any request for documents by                         , 2003 to ensure timely delivery of the documents.

Requests for documents relating to Click2learn should be directed to:	Requests for documents relating to Docent should be directed to:

Click2learn, Inc.	Docent, Inc.
Investor Relations	Investor Relations
110 – 110th Avenue NE, Suite 700	2444 Charleston Road
Bellevue, WA 98004	Mountain View, CA 94043
Phone: (425) 462-0501	Phone: (650) 934-9500

References in this joint proxy statement/prospectus to “we,” “us,” “our” and “ours” refer to Newco, Click2learn, Docent and their consolidated subsidiaries following the transaction.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                     , 2004

To Our Stockholders:

A special meeting of stockholders of Click2learn, Inc. will be held on                     , 2004, at 10:00 a.m., Pacific time, at the offices of Click2learn, 110-110th Avenue NE, Bellevue, Washington, 98004, for the following purposes:

1.    To consider and vote on a proposal to approve and adopt the merger agreement dated as of October 20, 2003, as amended on November 13, 2003, among Click2learn, Inc., Docent, Inc., Hockey Merger Corporation (or Newco), Canuck Acquisition Corp., and Devil Acquisition Corp. pursuant to which Canuck Acquisition Corp. will merge into Click2learn and Devil Acquisition Corp. will merge into Docent with the result that Click2learn and Docent will each become a wholly owned subsidiary of Newco and each share of Click2learn common stock will be automatically converted into the right to receive 0.4144 shares of Newco common stock.

2.    To consider and vote on a proposal to approve the Hockey Merger Corporation 2004 Equity Incentive Plan (or Newco 2004 Plan) by Newco, effective upon the consummation of the transaction.

3.    To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

The accompanying joint proxy statement/prospectus describes the proposed transaction in more detail. We encourage you to read the entire document carefully.

We have fixed the close of business on                     , 2003 as the record date for the determination of our stockholders entitled to vote at this meeting.

By Order of the Board of Directors of Click2learn, Inc.

Kevin Oakes

Chief Executive Officer and Chairman of the Board

Click2learn, Inc.

Bellevue, Washington

                    , 2003

Your vote is very important. To ensure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You can revoke your proxy at any time before it is voted. Returning the proxy does not prevent you from attending the meeting and voting your shares in person. If your shares are held in an account at a brokerage firm or a bank, you must instruct the firm or bank how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against approval and adoption of the merger agreement, and will not be counted with respect to the proposal to approve the Newco 2004 Plan.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                         , 2004

To Our Stockholders:

A special meeting of stockholders of Docent, Inc. will be held on                     , 2004 at              at the offices of Docent, 2410 Charleston Road, Mountain View, California, 94043, for the following purposes:

1.    To consider and vote on a proposal to approve and adopt the merger agreement dated as of October 20, 2003, as amended on November 13, 2003, among Docent, Inc., Click2learn, Inc., Hockey Merger Corporation (or Newco), Devil Acquisition Corp. and Canuck Acquisition Corp. pursuant to which Canuck Acquisition Corp. will merge into Click2learn and Devil Acquisition Corp. will merge into Docent with the result that Click2learn and Docent will each become a wholly owned subsidiary of Newco and each share of Docent common stock will be automatically converted into the right to receive 0.9525 shares of Newco common stock.

2.    To consider and vote on a proposal to approve the Hockey Merger Corporation 2004 Equity Incentive Plan (or Newco 2004 Plan) by Newco, effective upon the consummation of the transaction.

3.    To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

The accompanying joint proxy statement/prospectus describes the proposed transaction in more detail. We encourage you to read the entire document carefully.

We have fixed the close of business on                     , 2003 as the record date for the determination of our stockholders entitled to vote at this meeting.

By Order of the Board of Directors of Docent, Inc.

R. Andrew Eckert

President, Chief Executive Officer and Director

Docent, Inc.

Mountain View, California

                    , 2003

Your vote is very important. To ensure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You can revoke your proxy at any time before it is voted. Returning the proxy does not prevent you from attending the meeting and voting your shares in person. If your shares are held in an account at a brokerage firm or a bank, you must instruct the firm or bank how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against approval and adoption of the merger agreement, and will not be counted with respect to the proposal to approve the Newco 2004 Plan.

i

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This joint proxy statement/prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement/prospectus referring to Click2learn, Docent and Newco, and they may also be made a part of this joint proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission by Click2learn and Docent, which is known as “incorporation by reference.” You should note that the discussion of Click2learn and Docent boards’ reasons for the transaction and the descriptions of their respective financial advisors’ opinions contain many forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates of those forward-looking statements and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus. Forward-looking statements made in this joint proxy statement/prospectus include, but are not limited to, statements concerning:

•	the benefits anticipated to result from the proposed transaction;

•	integration and other costs estimated to be incurred in connection with the transaction;

•	anticipated future performance;

•	the ability of Newco to achieve the benefits of the transaction;

•	the development of a market for Newco common stock;

•	the financial results of Newco;

•	the ability of Newco to successfully sell, market and distribute its products and services, both domestically and internationally;

•	the ability of Newco to achieve operating efficiencies;

•	the ability of Newco to increase profitability;

•	the availability of financing, on acceptable terms, or at all;

•	competitive developments affecting Newco’s products;

•	the extent of implementation of business performance and learning management solutions for corporate learning needs;

•	the ability of Newco to address risks associated with rapidly evolving markets;

•	Newco’s ability to protect its intellectual property;

•	the ability to attract and retain key employees;

•	the ability of Newco to establish and build a recognized brand;

•	exposure to product liability and other types of lawsuits and regulatory proceedings;

•	the ability of Newco to generate revenues;

•	the ability of Newco to obtain or maintain third party licensing relationships; and

•	the completion of the transaction.

Furthermore, words such as “may,” “will,” “should,” “predict,” “continue,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or the negative of these terms and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the transactions of Click2learn and Docent, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the document incorporated by reference in this joint proxy statement/prospectus. None of Click2learn, Docent or Newco is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. Neither Click2learn, Docent nor Newco can guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors. You should consider carefully the statements set forth in the section entitled “RISK FACTORS” beginning on page 21 and other sections of this joint proxy statement/prospectus and in the other documents we have filed with the Securities and Exchange Commission and that are incorporated by reference in this joint proxy statement/prospectus, which address these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. These factors include the relative value of Click2learn and Docent common stock, the market’s difficulties in valuing Newco’s business following the transaction, the failure to realize anticipated benefits of the transaction and conflicts of interest of directors recommending the transaction.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see Click2learn’s and Docent’s quarterly reports on  Form 10-Q and the annual reports on Form 10-K incorporated by reference with this joint proxy statement/prospectus and filed with the Securities and Exchange Commission.

All subsequent forward-looking statements attributable to Click2learn and Docent or Newco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

v

DOCUMENTS INCORPORATED BY REFERENCE

This joint proxy statement/prospectus includes information that has not been delivered or presented to you but is “incorporated by reference.” This means that Click2learn and Docent can disclose information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, except for any information superseded by information contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below, which contain important business and financial information.

All documents filed by Click2learn or Docent under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this joint proxy statement/prospectus and before the date of the Click2learn special meeting and the Docent special meeting are incorporated by reference into and deemed to be a part of this joint proxy statement/prospectus from the date of filing of those documents.

You should rely only on the information contained in this document or to those documents which we have referred you. We have not authorized anyone to provide you with information that is different.

The following documents, which were filed by Click2learn with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•	Click2learn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Click2learn’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Click2learn’s Current Reports on Form 8-K dated January 2, 2003, January 21, 2003, June 2, 2003, June 20, 2003 and October 20, 2003;

•	Click2learn’s proxy statement on Schedule 14A for its 2003 annual meeting filed on April 23, 2003; and

•	the description of Click2learn’s common stock contained in its registration statement on Form 8-A, filed on May 19, 1998, including any amendments or reports filed for the purpose of updating such description.

The following documents, which were filed by Docent with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•	Docent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Docent’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Docent’s Current Reports on Form 8-K dated February 5, 2003, and October 20, 2003;

•	Docent’s proxy statement on Schedule 14A for its 2003 annual meeting filed on April 24, 2003;

•	the description of Docent’s common stock contained in its registration statement on Form 8-A, filed on September 14, 2000, including any amendments or reports filed for the purpose of updating such description; and

•	the description of Docent’s preferred stock purchase rights contained in its registration statement on Form 8-A, filed on February 7, 2003 and subsequently amended by Form 8-A/A, filed on October 23, 2003.

Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Click2learn’s and Docent’s most recent Form 10-K and Form 10-Q are enclosed with this joint proxy statement/prospectus.

In addition, the documents incorporated by reference into this joint proxy statement/prospectus are available from Click2learn and Docent upon request. We will provide to you a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus), without charge, upon written or oral request. You should make any request for documents by                     , 2003 to ensure timely delivery of the documents.

Requests for documents relating to Click2learn should be directed to:	Requests for documents relating to Docent should be directed to:

Click2learn, Inc.	Docent, Inc.
Investor Relations	Investor Relations
110 – 110th Avenue NE, Suite 700	2444 Charleston Road
Bellevue, WA 98004	Mountain View, CA 94043
Phone: (425) 462-0501	Phone: (650) 934-9500

Click2learn and Docent have filed reports, proxy statements and other information with the SEC. You may read any document we file at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. You may also read Click2learn and Docent’s filings at the SEC’s web site at http://www.sec.gov.

Newco has filed a registration statement under the Securities Act with the SEC with respect to Newco’s common stock to be issued to Click2learn and Docent stockholders in the transaction. This joint proxy statement/prospectus constitutes the prospectus of Newco filed as part of the registration statement. This joint proxy statement/prospectus does not contain all the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the Newco common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth or incorporated in this document by reference or in its affairs since the date of this joint proxy statement/prospectus. The information contained in this document with respect to Click2learn and its subsidiaries was provided by Click2learn. The information contained in this document with respect to Docent and its subsidiaries was provided by Docent.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus pertains to the mergers of Click2learn, Inc. and Docent, Inc. with wholly owned subsidiaries of Hockey Merger Corporation, which we refer to as Newco and the related approval of the Hockey Merger Corporation 2004 Equity Incentive Plan, which we refer to as the Newco 2004 Plan. This joint proxy statement/prospectus is being sent to the holders of common stock of both Click2learn and Docent.

This summary highlights, in a question-and-answer format, selected information that is more fully discussed elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. You should carefully read this entire document and the other documents referenced in it for a more complete understanding of the transaction and the Newco 2004 Plan. In particular, you should read the documents attached to this joint proxy statement/prospectus, including the merger agreement, which is attached as Annex A, the opinion of Craig-Hallum Capital Group LLC, which is attached as Annex B, and the opinion of C.E. Unterberg, Towbin, which is attached as Annex C.

THE COMPANIES

Click2learn, Inc.

110 – 110th Avenue NE, Suite 700

Bellevue, WA 98004

Phone: (425) 462-0501

www.click2learn.com

Click2learn is a leader in enterprise productivity solutions for Global 2000 organizations and governmental agencies seeking to improve business performance and workforce productivity. Using Click2learn’s Aspen Enterprise Productivity Suite™ and ToolBook Simulation and Authoring Solution, many of the world’s best-known corporations improve sales force readiness, achieve and demonstrate regulatory compliance, improve speed and quality of customer service, and educate customers and partners, while at the same time realizing significant cost savings. Headquartered in Bellevue, Washington, with offices throughout the United States, Click2learn also is represented in Europe, Australia, Japan and India.

Docent, Inc.

2444 Charleston Road

Mountain View, CA 94043

Phone: (650) 934-9500

www.docent.com

Docent is a leading provider of integrated software solutions proven to directly drive business performance through learning. Docent solutions for sales performance, product launch, channel effectiveness, customer education, compliance, enterprise resource planning/customer relationship management system implementations, and other business priorities are enabled by the industry’s most comprehensive suite of business performance management applications, industry-specific content and world-class services. Solutions are tailored to address the unique requirements of vertical markets, including government, life sciences, energy, high tech, telecommunications, financial services, retail and manufacturing. Docent is headquartered in Mountain View, California, with other offices throughout the United States, Europe and Asia Pacific.

Newco is headquartered at 2444 Charleston Road, Mountain View, CA 94043, (650) 934-9500. Newco is a new corporation formed to facilitate the combination of the businesses of Click2learn and Docent. Newco has not, to date, conducted any activities other than those relating to its formation, the matters contemplated by the merger agreement and the preparation of this joint proxy statement/prospectus. Upon completion of the transaction, the business of Newco will be the combined businesses currently conducted by Click2learn and Docent.

WE ARE PROPOSING A MERGER OF EQUALS BETWEEN CLICK2LEARN AND DOCENT

Q:	Why am I receiving this joint proxy statement/prospectus? (see page 41)

A: Docent, Inc. and Click2learn, Inc. have agreed to combine their two businesses in a merger of equals under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the transactions described in the merger agreement, the stockholders of both Docent and Click2learn must vote to approve and adopt the merger agreement. In connection with the transaction, the stockholders of Click2learn and Docent are also being asked to approve the Hockey Merger Corporation 2004 Equity Incentive Plan (or the Newco 2004 Plan). Each of Docent and Click2learn will hold a special meeting of their respective stockholders to obtain these approvals. This is a joint proxy statement provided by Docent and Click2learn as well as a prospectus provided by Hockey Merger Corporation (or Newco) in connection with the offer by Newco of its common stock to be issued upon completion of the transaction. This joint proxy statement/prospectus contains important information about the transaction and the Newco 2004 Plan, the special meetings of Docent’s and Click2learn’s stockholders, and the common stock of Newco. You should read this joint proxy statement/prospectus carefully.

Q:	How will the transaction be accomplished? (see page 64)

A: The transaction will include two separate mergers that will happen simultaneously. A new, wholly owned subsidiary of Newco will merge with and into Docent resulting in Docent becoming a wholly owned subsidiary of Newco. We refer to this merger as the “Docent merger.” Simultaneously, a new, wholly owned subsidiary of Newco will merge with and into Click2learn resulting in Click2learn becoming a wholly owned subsidiary of Newco. We refer to this as the “Click2learn merger.” We refer to the Docent merger and the Click2learn merger collectively as “the transaction.”

Q:	What will stockholders receive in the transaction? (see page 64)

A: Stockholders of Click2learn and Docent will receive the following as a result of the transaction:

•	holders of Click2learn common stock will receive 0.4144 shares of Newco common stock in exchange for each share of Click2learn common stock;

•	holders of Docent common stock will receive 0.9525 shares of Newco common stock in exchange for each share of Docent common stock; and

•	no fractional shares of Newco common stock will be issued. Instead of fractional shares, Click2learn and Docent stockholders will receive an amount of cash equal to such fraction multiplied by the closing price of Newco common stock on the trading day immediately succeeding the effective date of the transaction.

Q:	What will option and warrant holders receive in the transaction? (see page 65)

A: Option and warrant holders of Docent and Click2learn will receive the following as a result of the transaction:

•	each option and warrant to purchase Click2learn common stock that is outstanding immediately prior to the transaction will be assumed by Newco and will represent the right to purchase a number of shares of Newco common stock equal to the product of the number of shares of Click2learn common stock that were purchasable before the transaction multiplied by 0.4144; the exercise price per share of Newco common stock will be proportionately increased; and each purchase right outstanding under the Click2learn employee stock purchase plan will be assumed by Newco and will represent a right to purchase 0.4144 shares of Newco common stock at a purchase price determined based on the fair market value of Newco common stock on the applicable purchase date as compared to the fair market value of Click2learn common stock at the beginning of the applicable offering period in effect as of the effective time of the transaction divided by 0.4144; and

•	each option and warrant to purchase Docent common stock that is outstanding immediately prior to the transaction will be assumed by Newco and will represent the right to purchase a number of shares of Newco common stock equal to the product of the number of shares of Docent common stock that were purchasable before the transaction multiplied by 0.9525; the exercise price per share of Newco common stock will be proportionately increased; the Docent employee stock purchase plan will terminate immediately prior to the effective time of the transaction and all funds that have been withheld from wages of Docent employees for the purchase of Docent common stock as of that time will be applied to a final purchase of Docent common stock and each share of Docent common stock purchased in the final purchase will represent the right to receive 0.9525 shares of Newco common stock.

Q:	What percentage of Newco will be owned by the former Click2learn stockholders and former Docent stockholders immediately following the transaction? (see page 65)

A: Based on the number of shares of outstanding common stock of each company as of October 20, 2003, the former stockholders of Click2learn and Docent will have approximately the following aggregate ownership interests:

Newco Percentage Ownership
Click2learn stockholders	52%
Docent stockholders	48%

Assuming the exercise in full of all outstanding options and warrants of each company and based on the number of shares of outstanding common stock of each company as of             , the former holders of Click2learn and Docent common stock will have the following aggregate ownership interests in Newco immediately following the transaction:

Newco Percentage Ownership
Click2learn stockholders
Docent stockholders

Q:	Who will be the directors of Newco? (see page 107)

A: Following the transaction, the board of directors of Newco will consist of eight members:

•	four designees from Click2learn’s board of directors: Kevin Oakes, Click2learn’s Chief Executive Officer and Chairman of the board and John Coné, Sally Narodick, and Vijay Vashee, current members of Click2learn’s board of directors, and

•	four designees from Docent’s board of directors: R. Andrew Eckert, Docent’s President, Chief Executive Officer and a member of Docent’s board of directors, and Jack L. Acosta, Donald E. Fowler and Ali R. Kutay, current members of Docent’s board of directors.

The Newco board of directors will consist of three classes of directors. At each annual meeting of stockholders, one of the classes will be elected. Directors in Class I will serve until the first annual meeting after the transaction, directors in Class II will serve until the second annual meeting after the transaction, and directors in Class III will serve until the third annual meeting after the transaction. Directors elected at each annual meeting after the transaction will be elected to serve for a three year term.

Class I	Class II	Class III
Jack L. Acosta Vijay Vashee	John Coné Ali R. Kutay Donald E. Fowler	R. Andrew Eckert Kevin Oakes Sally Narodick

Q:	Who will be the executive officers of Newco? (see page 107)

A: Following the transaction, the executive management team of Newco is expected to be made up members of Click2learn and Docent’s executive management teams and include:

Name	Newco Position	Click2learn or Docent Position
R. Andrew Eckert	Chief Executive Officer and Director	President, Chief Executive Officer and Director, Docent

Kevin Oakes	President and Director	Chief Executive Officer, Chairman of the board of directors, Click2learn

Neil J. Laird	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer, Docent

Srinivasan Chandrasekar	Senior Vice President, Products	Chief Technology Officer, Click2learn

David Crussell	Senior Vice President, Professional Services and Operations	Senior Vice President, World Wide Operations, Docent

Sudheer Koneru	Senior Vice President, International Operations	Chief Strategy Officer, Click2learn

Sanjay P. Dholakia	Senior Vice President, Marketing and Alliances	Vice President, Marketing and Business Development, Docent

Steven Esau	Senior Vice President, General Counsel and Secretary	Senior Vice President, General Counsel and Secretary, Click2learn

Q:	Are there risks involved in undertaking the transaction?

A: Yes. In evaluating the transaction, you should carefully consider the factors discussed in the section entitled “RISK FACTORS” beginning on page 21.

Q:	What stockholder approvals are needed to complete the transaction? (see pages 35 and 38)

A: For Click2learn, the affirmative vote of the holders of a majority of the outstanding shares of Click2learn’s common stock is required to approve and adopt the merger agreement. For Docent, the affirmative vote of the holders of a majority of the outstanding shares of Docent’s common stock is required to approve and adopt the merger agreement.

Q:	Are there any stockholders already committed to voting in favor of the mergers? (see page 79)

A: Yes. Certain of Click2learn and Docent’s officers and directors have entered into voting agreements requiring them to vote all the shares of common stock of their respective companies beneficially held by them in favor of adoption of the merger agreement and to vote against other potential acquisition proposals. The following table reflects the number of shares of and percentage of outstanding shares subject to such voting agreements held by the officers and directors of the respective companies as of October 20, 2003.

	Number of shares held	Percentage of outstanding shares	Number of shares beneficially owned*	Percentage of shares beneficially owned*
Click2learn Officers and Directors	965,376	3.0%	2,430,756	7.5%
Docent Officers and Directors	341,230	2.6%	936,445	6.8%

*	Includes 1,465,380 and 595,215 shares of common stock subject to options exercisable within 60 days of October 20, 2003, for Click2learn and Docent, respectively.

Q:	When do you expect the transaction to be completed? (see page 64)

A: Click2learn and Docent are working toward completing the transaction as quickly as possible. We hope to complete the transaction during the first calendar quarter of 2004.

Q:	Whom should I call with questions about the transaction?

A: Click2learn stockholders should call Click2learn Investor Relations, (425) 462-0501. Docent stockholders should call Docent Investor Relations, (650) 934-9500. Stockholders of either company can call Mellon Investor Services LLC at (888) 867-6003.

Q:	Can I get additional information about Click2learn and Docent?

A: Yes. We incorporate important business and financial information about Click2learn and Docent into this joint proxy statement/prospectus by reference. Enclosed with this joint proxy statement/prospectus are Click2learn’s and Docent’s most recent annual report on Form 10-K and quarterly report on Form 10-Q. In addition, you may obtain the information incorporated by reference without charge by following the instructions in the section entitled “DOCUMENTS INCORPORATED BY REFERENCE” beginning on page vi.

OUR REASONS FOR PROPOSING THE MERGER OF CLICK2LEARN AND DOCENT

Q:	Why are Click2learn and Docent proposing the transaction? (see pages 45 and 47)

A: Click2learn’s and Docent’s reasons for proposing the transaction include:

•	the potential strategic benefits of the transaction including:

•	the belief that the combined company can be a strong, viable leader in the business performance and learning management software industry,

•	the belief that the combined company can better serve its customers,

•	the belief that the combined company can provide the market with the most comprehensive set of innovative technologies,

•	the belief that the complementary product and service offerings of the two companies will allow the combined company to better address customer demand, which will yield additional revenue opportunities,

•	the potential for a more expansive customer base and broader market reach,

•	the potential for an enhanced network of strategic partners and the benefits such a network would provide to the combined company’s customers,

•	the potential of combining two leading research and development, services and customer support teams, and

•	the increased financial strength and operational efficiencies that the combined company can potentially deliver; and

•	the opportunity for Click2learn’s and Docent’s stockholders to participate in the potential for growth of the combined company after the completion of the transaction.

Q:	Do the boards of directors of Click2learn and Docent recommend voting in favor of the transaction? (see pages 47 and 49)

A: Yes.

•	After careful consideration, Click2learn’s board of directors recommends that Click2learn stockholders vote in favor of approval and adoption of the merger agreement.

•	After careful consideration, Docent’s board of directors recommends that Docent stockholders vote in favor of approval and adoption of the merger agreement.

Q:	Have Click2learn and Docent received favorable opinions from their financial advisors concerning the transaction? (see pages 49 and 56)

A: In deciding to approve the transaction and adopt the merger agreement, Click2learn’s board of directors considered the opinion from its financial advisor, Craig-Hallum Capital Group LLC, that the Click2learn exchange ratio was fair to the Click2learn stockholders from a financial point of view as of October 20, 2003, the date of such opinion. In deciding to approve the transaction and adopt the merger agreement, Docent’s board of directors considered the opinion from its financial advisor, C.E. Unterberg, Towbin, that the Docent exchange ratio was fair to the Docent stockholders from a financial point of view as of October 20, 2003, the date of such opinion. The full text of the written opinions of the financial advisors are attached to this joint proxy statement/prospectus as Annex B and Annex C. You should read these opinions carefully and completely for a description of the assumptions made, matters considered and the limitations of the review the advisors conducted. Craig-Hallum’s opinion is directed to the Click2learn board, and C.E. Unterberg, Towbin’s opinion is directed to the Docent board. These opinions do not address the prices at which Newco’s common stock will trade after the transaction and are not recommendations as to how to vote on any matter relating to the transaction.

Q:	Do persons involved in the transaction have interests that may conflict with mine? (see pages 62 and 63)

A: Yes. When considering the recommendations of Click2learn’s and Docent’s boards of directors, you should be aware that some Click2learn and Docent directors, officers and stockholders have interests in the transaction that are different from, or are in addition to, your interests. These interests include:

•	Several directors and officers of Click2learn and Docent including R. Andrew Eckert, Kevin Oakes, Neil J. Laird, Srinivasan Chandrasekar, David Crussell, Sudheer Koneru, Sanjay P. Dholakia, Steven Esau, Donald E. Fowler, Jack L. Acosta, Sally Narodick, John Coné, Ali R. Kutay and Vijay Vashee are anticipated to have positions in the combined company following the transaction.

•	Click2learn has granted options to purchase common stock that will fully accelerate upon completion of the transaction as follows:

•	Click2learn’s directors hold options to purchase an aggregate of 352,500 shares of Click2learn common stock that accelerate according to the terms of Click2learn’s 1998 Directors Stock Option Plan;

•	Kevin Oakes holds options to purchase an aggregate of 573,375 shares of Click2learn common stock that accelerate according to the terms of an employment agreement; and

•	Jonathan Morgan holds an option to purchase 10,000 shares of Click2learn common stock that accelerate according to the terms of the option grant;

•

Click2learn’s Change of Control Executive Severance Plan, applicable to Kevin Oakes, John Atherly, Steven Esau, Gary Millrood, Sudheer Koneru, Srinivasan Chandrasekar, Rick Collins, Ray Pitts, James Federico and Grant Smuts, provides that if a covered officer is terminated without cause or terminates such officer’s employment for good reason within 12 months following the completion of the transaction, such officer will be entitled to:

•	a severance payment equal to three to 12 months of such officer’s salary, based upon the length of the officer’s employment with Click2learn; and

•	all options to purchase common stock held by such officer will fully vest.

•	Docent has entered into change in control agreements with certain of its executives including R. Andrew Eckert, Neil J. Laird, Sanjay P. Dholakia, David Crussell, David Mandelkern and V. Holly Albert. Under the terms of those agreements, in the event that such officer is terminated without cause or constructively terminated by Docent or Newco within a certain number of months after the consummation of the transaction:

•	each of Messrs. Eckert, Laird, Crussell and Mandelkern would be eligible to receive a lump sum payment equal to 12 months of such officer’s base salary and performance compensation and the full vesting of any unvested options held by such officer;

•	Mr. Dholakia would be eligible to receive a lump sum payment equal to six months of his base salary and performance compensation and the full vesting of any unvested options held by him; and

•	Ms. Albert would be eligible to receive a lump sum payment equal to six months of her base salary and performance compensation and any unvested options held by her would be accelerated by one year.

•	Docent has also entered into a series of agreements with Mr. Mandelkern including three promissory notes and a June 27, 1997 severance agreement. Under the terms of the severance agreement, if Mr. Mandelkern’s employment is involuntarily terminated, Docent will, notwithstanding any additional benefits to which Mr. Mandelkern is entitled, provide severance benefits of six months of salary and health benefits. In addition, the 1997 severance letter provides that Docent shall forgive that portion of Mr. Mandelkern’s 1997 loan that was incurred for his purchase of shares of Docent stock that are vested on the date of termination, which is currently expected to be approximately $90,000.

•	Provisions in the merger agreement provide that Newco’s and the surviving corporations’ charter documents will contain exculpation and indemnification provisions at least as favorable to the directors and officers of the respective companies as those contained in such company’s charter documents as in effect on October 20, 2003; such provisions will not be amended, repealed or otherwise modified for six years following the transaction in any manner adversely affecting the rights of parties indemnified by such provisions; subject to certain limitations, Newco will maintain directors’ and officers’ liability insurance for six years following the transaction covering those persons who are covered by the respective companies’ directors’ and officers’ liability insurance policies as of October 20, 2003, and the directors and officers of the respective companies will be third-party beneficiaries for purposes of the indemnification provisions of the merger agreement.

STEPS FOR YOU TO TAKE

Q:	When and where will the vote take place? (see pages 35 and 38)

A: The vote will take place at the following special meetings:

•    Special Meeting of Click2learn Stockholders.    The Click2learn special meeting will be held on                         , 2004, at 10:00 a.m., Pacific time, at the offices of Click2learn, 110 – 110th Avenue NE, Bellevue, Washington, 98004.

•    Special Meeting of Docent Stockholders.    The Docent special meeting will be held on                         , 2004 at                          at the offices of Docent, 2410 Charleston Road, Mountain View, California 94043.

Q:	What do I need to do now? (see pages 36 and 39)

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please mail your signed Click2learn or Docent proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. Alternatively, you may vote in person at the special meeting. Your vote is very important, regardless of the number of shares you own.

Q:	Should I send in my stock certificates now? (see pages 36 and 39)

A: No. After the transaction is completed, Newco will send you written instructions for exchanging your Click2learn and Docent stock certificates for Newco stock certificates.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me? (see pages 36 and 39)

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. If you do not provide your broker instructions on how to vote, your broker will not be able to vote the shares, which will have the same effect as a vote against the adoption of the merger agreement and will not be counted with respect to the outcome of the proposal to adopt the Newco 2004 Plan.

Q:	What do I do if I want to change my vote? (see pages 36 and 39)

A: You can change your vote at any time before your proxy is voted at your special meeting. There are three ways for you to do this:

•	send notice to the secretary of Click2learn or Docent (as appropriate) that you wish to revoke your proxy;

•	send notice to the secretary of Click2learn or Docent (as appropriate) that you wish to change your proxy; or

•	attend the stockholders’ meeting and vote in person.

If your shares are held in an account at a brokerage firm or bank, you should contact the brokerage firm or bank to change your vote.

Q:	What if I don’t vote? (see pages 36 and 39)

A: If you fail to vote, it will have the same effect as a vote against approval and adoption of the merger agreement, but will not affect the outcome of the proposal to approve the Newco 2004 Plan.

•	If you return your signed proxy and do not indicate how you want to vote, your proxy will be counted as a vote to approve and adopt the merger agreement and to approve the Newco 2004 Plan.

•	If you respond and abstain from voting, your proxy will have the same effect as a vote against approval and adoption of the merger agreement and against the proposal to approve Newco 2004 Plan.

Q:	Am I entitled to assert appraisal rights? (see page 66)

A: No, under Delaware law, neither Click2learn stockholders nor Docent stockholders will have the right to assert appraisal rights relating to the transaction.

OTHER MATTERS TO CONSIDER

Q:	How do the market prices of Click2learn and Docent common stock compare? (see page 19)

A: Shares of Click2learn common stock and Docent common stock are listed on the Nasdaq National Market. Click2learn’s trading symbol is “CLKS.” Docent’s trading symbol is “DCNT.” The following table sets forth the last reported sale prices of Click2learn’s common stock and of Docent’s common stock on October 20, 2003, the last full trading day prior to the public announcement of the proposed transaction, on             , the record date, and on             , the last trading day before the printing of this joint proxy/statement prospectus:

	Click2learn	Docent
October 20, 2003	$1.68	$4.24

Click2learn, Docent and Newco urge you to obtain current market quotations.

Q:	Where will my shares of Newco common stock be listed? (see page 113)

A: We have applied to list the Newco common stock on The Nasdaq National Market under the symbol “HCKY.” We will apply for a new symbol corresponding to Newco’s new name when we announce the new name.

Q:	Will I recognize an income tax gain or loss on the transaction? (see page 66)

A: For both Click2learn stockholders and Docent stockholders, it is expected that you will not recognize gain or loss for United States federal income tax purposes in connection with the transactions contemplated by the merger agreement, except with respect to cash received for fractional shares. However, all Click2learn and Docent stockholders are urged to consult their own tax advisors to determine their particular tax consequences.

Q:	What is the intended accounting treatment of the transaction? (see page 68)

A: Newco will account for the transaction as a purchase of Docent by Click2learn, using the purchase method of accounting.

Q:	Are there any regulatory consents or approvals that are required to complete the transaction? (see page 68)

A: None of Click2learn, Docent or Newco is aware of the need to obtain any regulatory approvals in order to consummate the transaction other than the following:

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part; and

•	approval to list the shares of Newco common stock to be issued in connection with the transaction on The Nasdaq National Market.

Click2learn, Docent and Newco intend to obtain these approvals and any additional regulatory approvals that may be required. However, none of the parties can assure you that all of the approvals will be obtained.

Q:	Are there contractual conditions to completion of the transaction? (see page 76)

A: Yes. Click2learn’s and Docent’s obligations to complete the transaction are subject to the satisfaction or waiver of closing conditions. The conditions that must be satisfied or waived before the completion of the transaction include the following, subject to certain exceptions and qualifications:

•	Click2learn stockholder approval and Docent stockholder approval;

•	declaration by the SEC of the effectiveness of this joint proxy statement/prospectus and the absence of any stop order suspending such effectiveness;

•	absence of any order by any governmental agency that would have the effect of making the transaction illegal;

•	issuance of tax opinions by Perkins Coie LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Click2learn and Docent, respectively, that the transaction will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and/or qualify as a tax-free exchange under Section 351 of the Internal Revenue Code;

•	listing of the shares of Newco common stock on The Nasdaq National Market; and

•	the continued validity at the closing of the representations and warranties given by the respective companies as of October 20, 2003, the date of execution of the merger agreement.

Q:	Does the merger agreement permit termination of the transaction? (see page 76)

A: Yes. The merger agreement may be terminated prior to the effectiveness of the transaction under the following conditions, subject to certain exceptions and qualifications:

•	by mutual written consent of both parties;

•	by either party if the transaction has not been consummated by April 20, 2004;

•	by either party if a governmental agency has taken any final and nonappealable action that has the effect of prohibiting the transaction;

•	by either party if the requisite stockholder approvals are not obtained;

•	by either party if any representation, warranty, covenant or agreement of the other party set forth in the merger agreement is or becomes untrue and is not curable within 30 days after written notice;

•	by Click2learn if a Click2learn Triggering Event occurs, as more fully discussed in the section entitled “Termination of the merger agreement” beginning on page 76; and

•	by Docent if a Docent Triggering Event occurs, as more fully discussed in the section entitled “Termination of the merger agreement” beginning on page 76.

Q:	Could payment of termination fees be required? (see page 78)

A: Yes. If the merger agreement is terminated upon certain occurrences, Click2learn may be required to pay to Docent a termination fee of $2.5 million, or Docent may be required to pay to Click2learn a termination fee of $2.5 million.

Q:	May Click2learn or Docent negotiate with other parties? (see page 71)

A: The merger agreement contains provisions prohibiting Click2learn and Docent and other covered persons from seeking an alternative transaction to the transaction. These “no solicitation” provisions apply to each of Click2learn and Docent and their subsidiaries, the officers, directors, affiliates or employees of each of Click2learn and Docent and their subsidiaries as well as any investment banker, attorney or other advisor or representative retained by any of them. Under these provisions, covered persons may not, directly or indirectly:

•	solicit, initiate, encourage or induce the making of an acquisition proposal;

•	participate in discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	engage in discussions with any person with respect to any acquisition proposal (except the existence of these “no solicitation” provisions);

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition proposal or any transaction contemplated thereby.

However, there are certain circumstances under which Docent and Click2learn can nevertheless take certain of the preceding prohibited actions in response to an unsolicited bona fide written acquisition proposal from a third party that its board of directors in good faith concludes (after consultation with its outside legal counsel and financial advisor) is a superior offer. In addition, there are certain circumstances under which the Docent board or the Click2learn board can withhold, withdraw, amend or modify its recommendation in favor of the transactions contemplated by the merger agreement or approve or recommend a superior offer.

Q:	Are there other proposals that I should consider? (see page 88)

A: Yes, in connection with the transaction, Click2learn and Docent are also asking you to consider and vote on a proposal to approve the Hockey Merger Corporation 2004 Equity Incentive Plan (or Newco 2004 Plan) by Newco, to be effective upon the consummation of the transaction, to enable Newco to grant stock options and other awards to its employees and other service providers after the transaction.

Each of Click2learn, Docent and Newco believe that the approval of the Newco 2004 Plan is essential to Newco’s future success. Newco’s employees will be its most valuable asset. Stock options and other awards such as those provided under the Newco 2004 Plan will be vital to Newco’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which Newco will be required to compete. Such awards are also crucial to Newco’s ability to motivate employees and other service providers to achieve Newco’s goals.

Q:	What happens if the stockholders of Click2learn and Docent do not approve the Newco 2004 Plan? (see page 88)

A: If the Newco 2004 Plan is not approved, in addition to assuming all outstanding awards under the Click2learn and Docent option plans as contemplated by the merger agreement, Newco will also assume the shares available for issuance immediately prior to the transaction under the Click2learn 1998 Equity Incentive Plan and the Docent 2000 Omnibus Equity Incentive Plan so that Newco will be able to grant equity awards under the Click2learn 1998 Plan and the Docent 2000 Plan after the transaction. If the Newco 2004 Plan is approved, Newco will assume only outstanding awards under the Click2learn and Docent option plans and will terminate the Click2learn and Docent option plans for purposes of new awards.

SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL DATA

We are providing the following selected financial information to assist you in analyzing the financial aspects of the transaction. The selected Click2learn and Docent financial data set forth below, including the accompanying notes, are qualified in their entirety by, and should be read in conjunction with, the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Click2learn and Docent with the SEC, which we have incorporated by reference into this joint proxy statement/prospectus. See “DOCUMENTS INCORPORATED BY REFERENCE” beginning on page vi.

Click2learn Selected Historical Financial Data

The selected historical financial data of Click2learn have been derived from the audited historical consolidated financial statements and related notes of Click2learn for each of the years in the five-year period ended December 31, 2002 and from the unaudited historical consolidated financial statements as of September 30, 2003 and for the nine months ended September 30, 2002 and 2003.

	Years Ended December 31,					Nine Months Ended September 30,
	1998(a)	1999	2000	2001	2002	2002	2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Platforms	$2,549	$5,643	$12,494	$21,046	$23,345	$16,231	$19,866
Tools	17,914	15,312	8,602	6,983	4,290	3,402	2,230
Content services	1,464	2,736	4,399	3,180	2,842	2,218	1,547

Total revenue	21,927	23,691	25,495	31,209	30,477	21,851	23,643

Cost of revenue:
Platforms	623	1,258	1,903	3,536	6,017	4,593	5,332
Tools	2,934	3,646	1,821	1,546	1,083	950	398
Content services	1,829	2,259	3,888	2,879	2,472	1,884	1,401

Total cost of revenue	5,386	7,163	7,612	7,961	9,572	7,427	7,131

Gross margin	16,541	16,528	17,883	23,248	20,905	14,424	16,512

Operating expenses:
Research and development	6,113	7,425	9,535	8,869	8,152	6,376	4,658
Sales and marketing	14,149	15,977	20,530	18,536	16,595	12,952	10,485
General and administrative	5,767	5,227	6,623	6,457	5,997	4,221	4,217
Amortization of goodwill	—	—	—	433	—	—	—
Employee severance	—	—	—	—	485	485	—

Total operating expenses	26,029	28,629	36,688	34,295	31,229	24,034	19,360

Operating loss from continuing operations	(9,488)	(12,101)	(18,805)	(11,047)	(10,324)	(9,610)	(2,848)
Other income (expense)	2,760	856	475	(200)	(190)	(147)	(176)

Loss from continuing operations before income taxes	(6,728)	(11,245)	(18,330)	(11,247)	(10,514)	(9,757)	(3,024)
Provision for income taxes	—	—	—	—	—	—	26

Loss from continuing operations(b)	(6,728)	(11,245)	(18,330)	(11,247)	(10,514)	(9,757)	(3,050)
Income (loss) from discontinued operations(b)	1,569	1,240	1,544	(8,334)	(7,600)	(7,599)	—

Net loss	(5,159)	(10,005)	(16,786)	(19,581)	(18,114)	(17,356)	(3,050)
Accretion of redemption value of redeemable common stock	(1,370)	—	—	—	—	—	—
Non cash dividend associated with preferred stock	—	(2,754)	—	—	—	—	—

Net loss attributable to common stockholders	$(6,529)	$(12,759)	$(16,786)	$(19,581)	$(18,114)	$(17,356)	$(3,050)

Amounts per share, basic and diluted:
Loss from continuing operations	(0.63)	(0.77)	(1.08)	(0.57)	(0.43)	(0.40)	(0.11)
Income (loss) from discontinued operations	0.15	0.08	0.09	(0.42)	(0.31)	(0.31)	—

Net loss	(0.49)	(0.68)	(0.99)	(0.99)	(0.74)	(0.71)	(0.11)
Extraordinary item	(0.13)	(0.19)	—	—	—	—	—

Net loss per share attributable to common stockholders	$(0.62)	$(0.87)	$(0.99)	$(0.99)	$(0.74)	$(0.71)	$(0.11)

Weighted average common shares outstanding	10,599	14,626	16,956	19,748	24,393	24,321	27,721

	As of December 31,					As of September 30, 2003
	1998	1999	2000	2001	2002
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$21,713	$19,481	$15,321	$9,553	$3,586	$14,909
Working capital	24,913	27,818	21,801	20,877	2,900	13,527
Total assets	43,622	49,406	44,880	39,354	25,473	33,475
Long-term obligations	268	92	4	417	—	—
Stockholders’ equity	37,010	41,355	35,053	29,560	12,226	21,540

(a)	Historical information was restated to reflect the combination of Click2learn and Meliora in 1998, accounted for as a pooling-of interests.
(b)	Historical information was restated to reflect the accounting for discontinued operations.
(c)	Certain amounts have been reclassified to conform with the most recent presentation.

Docent Selected Historical Financial Data

The selected historical financial data of Docent have been derived from the audited historical consolidated financial statements and related notes of Docent for each of the years in the five-year period ended December 31, 2002 and from the unaudited historical consolidated financial statements as of September 30, 2003 and for the nine months ended September 30, 2002 and 2003.

	Years Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue:
License	$297	$141	$5,062	$15,331	$13,286	$9,602	$9,657
Services and maintenance	244	651	5,889	13,680	14,506	11,105	12,117

Total revenue	541	792	10,951	29,011	27,792	20,707	21,774

Cost of revenue:
Cost of license	23	29	40	480	1,706	1,277	1,019
Cost of services and maintenance	750	1,279	9,160	13,873	8,763	6,934	6,144

Total cost of revenue	773	1,308	9,200	14,353	10,469	8,211	7,163

Gross profit (loss):
License gross profit	274	112	5,022	14,851	11,580	8,325	8,638
Service and maintenance gross profit (loss)	(506)	(628)	(3,271)	(193)	5,743	4,171	5,973

Total gross profit (loss)	(232)	(516)	1,751	14,658	17,323	12,496	14,611

Operating expenses:
Research and development	2,245	2,999	6,561	11,648	11,126	8,699	7,369
Sales and marketing	2,513	11,920	50,963	47,242	21,489	17,222	12,162
General and administrative	1,473	3,230	11,117	12,991	5,936	4,351	3,623
Restructuring charge	—	—	—	6,129	3,193	3,193	(327)
In-process research and development	—	—	—	707	—	—	—

Total operating expenses	6,231	18,149	68,641	78,717	41,744	33,465	22,827

Operating loss from operations	(6,463)	(18,665)	(66,890)	(64,059)	(24,421)	(20,969)	(8,216)
Interest and other expense, net	(22)	(327)	(564)	(724)	(210)	(281)	(107)
Interest income	51	279	2,827	3,926	990	823	291

Loss before provision for income taxes	(6,434)	(18,713)	(64,627)	(60,857)	(23,641)	(20,427)	(8,032)
Provision for income taxes	—	—	63	72	152	149	196

Net loss	(6,434)	(18,713)	(64,690)	(60,929)	(23,793)	(20,576)	(8,228)
Dividend accretion and deemed dividend on convertible preferred stock	—	(1,354)	(19,069)	—	—	—	—

Net loss attributable to common stockholders	$(6,434)	$(20,067)	$(83,759)	$(60,929)	$(23,793)	$(20,576)	$(8,228)

Net loss per share attributable to common stockholders—basic and diluted (1)	$(6.73)	$(15.57)	$(19.04)	$(4.47)	$(1.72)	$(1.47)	$(0.63)

Weighted average common shares outstanding (1)	956	1,289	4,398	13,620	13,852	14,029	13,044

	As of December 31,					As of September 30, 2003
	1998	1999	2000	2001	2002
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,968	$12,773	$92,818	$28,460	$36,968	$30,890
Short term investments	—	—	4,029	33,840	3,974	1,999
Working capital	1,862	9,938	90,522	56,730	34,277	27,633
Long term investments	—	—	18,450	—	—	—
Total assets	4,183	15,302	127,816	84,547	54,242	45,167
Notes payable and capital lease obligations, noncurrent	162	1,117	516	143	45	—
Convertible preferred stock	10,615	33,288	—	—	—	—
Total stockholders’ equity (deficit)	(8,024)	(23,330)	112,596	64,651	39,008	31,515

(1)	Share and per share amounts for all periods presented have been adjusted to reflect the October 2002 one-for-three reverse stock split.

Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data

The selected unaudited pro forma condensed combined consolidated financial data of Newco are derived from the unaudited pro forma condensed combined consolidated financial information, which gives effect to the transaction using the purchase method of accounting, and should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes, which are included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated financial information for Newco gives effect to the transaction, based on a preliminary allocation of the total purchase cost. The historical financial information has been derived from the respective historical financial statements of Click2learn and Docent, and should be read in conjunction with these financial statements and the related notes incorporated by reference in this joint proxy statement/prospectus.

Newco will account for the transaction as a purchase of Docent by Click2learn using the purchase method of accounting. Newco will record the fair value of the consideration given for Docent common stock and for options to purchase Docent common stock assumed by Newco, plus the amount of acquisition related costs.

The total estimated purchase cost of the transaction has been allocated on a preliminary basis to Docent’s assets and liabilities based on management’s best estimates of their fair value with the excess costs over the net assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of such changes could be material.

The unaudited pro forma condensed combined consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the times indicated, nor is it necessarily indicative of future operating results or financial condition of Newco.

Condensed Consolidated Statement of Operations Data:

	Pro Forma Combined
	Twelve Months Ended December 31, 2002 (unaudited)	Nine Months Ended September 30, 2003 (unaudited)
	(in thousands, except per share data)
Revenue:
Platforms	$51,137	$41,640
Tools	4,290	2,230
Content services	2,842	1,547

Total revenue	58,269	45,417

Cost of revenue:
Platforms	16,810	13,097
Tools	1,083	398
Content services	2,472	1,401

Total cost of revenue	20,365	14,896

Gross margin	37,904	30,521

Operating expenses:
Research and development	19,472	12,016
Sales and marketing	38,651	22,792
General and administrative	12,566	8,046
Restructuring cost	3,193	(327)
Employee severance	485	—

Total operating expenses	74,367	42,527

Operating loss from continuing operations	(36,463)	(12,006)
Other income (expense), net	(210)	(208)
Interest income, net	1,000	291
Equity in losses of affiliate	(200)	(75)

Loss from continuing operations before provision for income taxes	(35,873)	(11,998)
Provision for income taxes	152	222

Loss from continuing operations	(36,025)	(12,220)
Loss from discontinued operations	(7,600)	—

Net loss	$(43,625)	$(12,220)

Amounts per share, basic and diluted:
Loss from continuing operations	$(1.55)	$(0.51)
Loss from discontinued operations	(0.33)	—

Net loss	$(1.87)	$(0.51)

Weighted average common shares outstanding, basic and diluted	23,302	23,912

Condensed Consolidated Balance Sheet Data (in thousands):

As of September 30, 2003 (unaudited)
Cash, cash equivalents and short term investments	$47,799
Working capital	42,102
Total stockholders’ equity	82,475

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table sets forth:

•	historical book value per share and historical net income per share data of Click2learn and Docent;

•	unaudited pro forma condensed combined book value per share and unaudited pro forma condensed combined net loss per share data of Newco after giving effect to the transaction; and

•	unaudited pro forma equivalent condensed combined book value per share and unaudited pro forma equivalent condensed combined net loss per share data of Click2learn and Docent based on the exchange ratio of 0.4144 shares of Newco common stock for each share of Click2learn common stock and on the exchange ratio of 0.9525 shares of Newco common stock for each share of Docent common stock.

The unaudited pro forma condensed combined consolidated financial data is not necessarily indicative of the net loss per share or book value per share that would have been achieved had the transaction been consummated as of the beginning of the periods presented and should not be construed as representative of these amounts for any future dates or periods.

The information in the table is only a summary and you should read it in conjunction with the “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page 80 and the respective audited and unaudited consolidated financial statements of Click2learn and Docent, including the notes thereto, incorporated by reference in this joint proxy statement/prospectus.

Historical book value per share is computed by dividing shareholders’ equity by the number of shares of common stock outstanding.

The Click2learn pro forma condensed combined per equivalent share amounts are calculated by multiplying the Newco pro forma per share amounts by the fixed exchange ratio of one Click2learn share for 0.4144 Newco share.

The Docent pro forma condensed combined per equivalent share amounts are calculated by multiplying the Newco pro forma per share amounts by the fixed exchange ratio of one Docent share for 0.9525 Newco share.

	As of and for the Twelve Months Ended December 31, 2002 (unaudited)	As of and for the Nine Months Ended September 30, 2003 (unaudited)
Historical Click2learn
Basic and diluted net loss per share from continuing operations	$(0.43)	$(0.11)
Basic and diluted net loss per share from discontinued operations	$(0.31)	$—
Basic and diluted net loss per share	$(0.74)	$(0.11)
Book value per common share	$1.23	$0.66

Historical Docent
Basic and diluted net loss per share	$(1.72)	$(0.63)
Book value per common share	$2.98	$2.41

Pro Forma Condensed Combined per Share
Basic and diluted net loss per share from continuing operations	$(1.55)	$(0.51)
Basic and diluted net loss per share from discontinued operations	$(0.33)	$—
Basic and diluted net loss per share	$(1.87)	$(0.51)
Book value per common share		$3.17

Pro Forma Condensed Combined per Equivalent Share
Click2learn:
Basic and diluted net loss per share from continuing operations	$(0.64)	$(0.21)
Basic and diluted net loss per share from discontinued operations	$(0.14)	$—
Basic and diluted net loss per share	$(0.77)	$(0.21)
Book value per common share		$1.31

Docent:
Basic and diluted net loss per share from continuing operations	$(1.48)	$(0.49)
Basic and diluted net loss per share from discontinued operations	$(0.31)	$—
Basic and diluted net loss per share	$(1.78)	$(0.49)
Book value per common share		$3.02

MARKET PRICE AND DIVIDEND INFORMATION

Historical Market Prices

Shares of Click2learn common stock are traded on The Nasdaq National Market under the symbol “CLKS.” Shares of Docent common stock are traded on The Nasdaq National Market under the symbol “DCNT.” There currently is no established trading market for Newco common stock, although Newco has applied to list its common stock on The Nasdaq National Market under the symbol “HCKY.” We will apply for a new symbol corresponding to the new name when we announce the new name.

The following table sets forth the high and low sale prices for a share of Click2learn common stock and for a share of Docent common stock, rounded to the nearest cent, for the periods indicated. The prices below are as quoted on The Nasdaq National Market, based on published financial sources and reflect Docent’s 1-for-3 stock split completed on October 28, 2002.

	Click2learn Common Stock		Docent Common Stock
	High	Low	High	Low
Year ending December 31, 2003
Fourth Quarter (through November 14, 2003)	$2.75	$1.65	$6.23	$3.66
Third Quarter	2.41	1.50	4.15	3.30
Second Quarter	2.15	1.08	3.80	2.50
First Quarter	1.55	.72	3.12	2.27
Year ended December 31, 2002
Fourth Quarter	1.30	.52	3.14	1.80
Third Quarter	1.89	.23	3.84	1.47
Second Quarter	4.90	1.55	6.96	3.09
First Quarter	5.05	2.40	12.66	5.04
Year ended December 31, 2001
Fourth Quarter	3.82	2.25	10.35	4.71

Recent Market Prices

The table below presents:

•	the per share closing prices of Click2learn and Docent common stock on The Nasdaq National Market as of October 20, 2003, the last trading day before we announced the transaction, the record date, , and , the last trading day before the printing of this joint proxy statement/prospectus, and

•	the pro forma equivalent per share value of Newco common stock as of such dates.

The pro forma equivalent per share value is determined by taking the average of: (i) the quotient obtained by dividing the per share market price of Click2learn common stock by the Click2learn exchange ratio of 0.4144 and (ii) the quotient obtained by dividing the per share market price of Docent common stock by the Docent exchange ratio of 0.9525.

	Click2learn Common Stock	Docent Common Stock	Pro Forma Equivalent Per Share Value of Newco Common Stock
October 20, 2003	$1.68	$4.24	$4.25

Click2learn and Docent stockholders are advised to obtain current market quotations for Click2learn common stock and Docent common stock. No assurance can be given as to the market prices of Click2learn common stock or Docent common stock at any time before the completion of the transaction or as to the market price of Newco common stock at any time after the completion of the transaction. Because the exchange ratios are fixed, the exchange ratios will not be adjusted to compensate Click2learn stockholders for any decreases in the market price of Docent common stock, which could occur before the transaction is completed. Similarly, the exchange ratios will not be adjusted to compensate Docent stockholders for any decreases in the market price of Click2learn common stock, which could occur before the transaction is completed.

Dividend Policy

Neither Click2learn nor Docent has ever paid any cash dividends on shares of Click2learn common stock or Docent common stock, respectively. Click2learn and Docent currently anticipate that they will retain all of their future earnings available for distribution to the holders of Click2learn common stock and Docent common stock for use in the expansion and operation of their respective businesses, and do not anticipate paying any cash dividends on shares of Click2learn common stock and Docent common stock in the foreseeable future.

RISK FACTORS

The transaction involves a high degree of risk. By voting in favor of the approval and adoption of the merger agreement, you will be choosing to invest in Newco common stock. An investment in Newco common stock involves a high degree of risk. In addition to the other information contained in this joint proxy/statement prospectus and the documents incorporated by reference, you should carefully consider the following risk factors in deciding whether to vote to approve and adopt the merger agreement.

Risks related to the proposed transaction

The combined company may not achieve the benefits expected from the transaction, which may have a material adverse effect on the combined company’s business and could result in loss of key personnel.

Achieving the benefits of the transaction will depend in part on the successful integration of technology, operations and personnel of Click2learn and Docent. The integration of Click2learn and Docent will be a complex, time-consuming and expensive process and may disrupt both companies’ businesses if not completed in a timely and efficient manner. The challenges involved in this integration include the following:

•	retaining existing customers and strategic partners of each company;

•	retaining and integrating management and other key employees of both Click2learn and Docent;

•	coordinating functions between the combined company’s separate primary offices located in Mountain View, California, and Bellevue, Washington;

•	bringing together the companies’ marketing efforts so that the industry receives useful information about the transaction;

•	identifying and streamlining redundant operations and assets;

•	coordinating research and development activities to integrate existing technologies and enhance introduction of new products and technologies;

•	integrating purchasing and procurement operations in multiple locations;

•	combining product offerings and product lines effectively and quickly;

•	integrating sales efforts so that customers can do business easily with the combined company;

•	transitioning all facilities to a common information technology system;

•	persuading employees that the business cultures of Click2learn and Docent are compatible;

•	offering products and services of Click2learn and Docent to each other’s customers; and

•	developing and maintaining uniform standards, controls, procedures and policies.

It is not certain that Click2learn and Docent can be successfully integrated in a timely manner or that all or any of the anticipated benefits will be realized. Risks to the successful integration of the companies include:

•	the impairment of relationships with employees, customers, distributors, strategic partners and suppliers as a result of integration of management and other key personnel;

•	the potential disruption of the combined company’s ongoing business and distraction of its management;

•	the difficulty of incorporating acquired technology and rights into the product offerings of the combined company;

•	not achieving expected synergies; and

•	unanticipated expenses related to integration of the two companies.

The combined company may not succeed in addressing these risks or any other problems encountered in connection with the transaction. Further, neither Click2learn nor Docent can assure you that the growth rate of the combined company will equal the historical growth rates experienced by Click2learn or Docent.

No market currently exists for Newco common stock, and the market value of Newco common stock after the transaction could be less than the market value of Click2learn and Docent common stock before the transaction.

The market value of the shares of Newco common stock that you will receive in exchange for shares of Click2learn common stock or shares of Docent common stock in the transaction will not be known at the time Click2learn stockholders and Docent stockholders vote on approval and adoption of the merger agreement because the shares of Newco common stock will not trade publicly until the completion of the transaction. Shares of Click2learn common stock and shares of Docent common stock may have a greater market value than the shares of Newco common stock for which they are exchanged.

You will receive a fixed number of shares of Newco common stock despite changes in the market values of Click2learn common stock or Docent common stock.

The number of shares of Newco common stock to be exchanged for each share of Click2learn common stock and each share of Docent common stock will not change. Upon completion of the transaction, each share of Click2learn common stock will be exchanged for 0.4144 shares of Newco common stock, and each share of Docent common stock will be exchanged for 0.9525 shares of Newco common stock. There will be no adjustment to these exchange ratios for changes in the market price of either Click2learn common stock or Docent common stock. In addition, neither Click2learn nor Docent may terminate the merger agreement or “walk away” from the transaction solely because of changes in the market price of either company’s common stock. Therefore, if the market value of Click2learn common stock or Docent common stock changes relative to the market value of the other, there will be no change in what you receive in the transaction to reflect this. The share prices of Click2learn common stock and Docent common stock are subject to the general price fluctuations in the market for publicly traded equity securities and have experienced significant volatility. You should obtain recent market quotations for Click2learn common stock and Docent common stock. We cannot predict or give any assurances as to the market prices of Click2learn or Docent common stock before the transaction or of Newco common stock at any time after the completion of the transaction.

The transaction may be completed even though material adverse changes may result from the announcement of the transaction, industry-wide changes and other causes.

In general, each party can refuse to complete the transaction if there is a material adverse change affecting Docent or Click2learn between the date of signing of the merger agreement, October 20, 2003, and the closing of the transaction. However, certain types of changes will not prevent the transaction from going forward, even if they would have a material adverse effect on Docent or Click2learn, including:

•	in and of itself, a decrease in either company’s stock price or the failure to meet or exceed Wall Street research analysts’ earnings or other estimates or projections;

•	any change, event, violation, inaccuracy, circumstance or effect that results from the public announcement or pendency of the transactions contemplated by the merger agreement;

•	changes affecting the software industry generally; or

•	changes affecting the United States economy generally.

If adverse changes occur but Docent and Click2learn must still complete the transaction, the combined company may suffer.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Newco’s common stock following the transaction.

In accordance with United States generally accepted accounting principles, the combined company will account for the transaction using the purchase method of accounting. The combined company will allocate the total estimated purchase price to Docent’s net tangible assets, and identifiable intangible assets based on their fair values as of the date of completion of the transaction, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development, which is expected to be approximately $1.0 million, will be expensed by the combined company in the quarter in which the transaction is completed. The combined company will incur additional amortization expense over the estimated useful lives of certain of the identifiable intangible assets acquired in connection with the transaction, which is expected to be approximately $10.2 million over six years. In addition, to the extent the value of goodwill becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. If the benefits of the transaction are not achieved, the combined company’s financial results, including earnings per share, could be adversely affected.

The transaction could adversely affect combined financial results.

Click2learn and Docent expect to incur direct transaction costs of approximately $4.5 million in connection with the transaction. If the benefits of the transaction do not exceed the costs associated with the transaction, including any dilution to Click2learn or Docent stockholders resulting from the issuance of shares in connection with the transaction, the combined company’s financial results, including earnings per share, could be adversely affected.

Directors and officers of Click2learn and Docent have conflicts of interest that may influence them to support or approve the transaction.

Several directors and officers of Click2learn and Docent including R. Andrew Eckert, Kevin Oakes, Neil J. Laird, Srinivasan Chandrasekar, David Crussell, Sudheer Koneru, Sanjay P. Dholakia, Steven Esau, Donald E. Fowler, Jack L. Acosta, Sally Narodick, John Coné, Ali R. Kutay and Vijay Vashee are anticipated to have positions in the combined company following the transaction. In addition, John Atherly will be retained as an independent consultant with the combined company for a limited time following the transaction.

Click2learn’s directors and some of its executive officers hold options that will fully accelerate upon completion of the transaction. Some of Click2learn’s other officers and some of Docent’s officers will be entitled to severance payments and accelerated vesting of options if such officers are terminated without cause, are constructively terminated, or terminate their employment with good reason within a certain number of months after the consummation of the transaction. In addition, Docent has agreements with David Mandelkern that provide for additional severance benefits including continued salary, health benefits and the forgiveness of certain outstanding debt.

Provisions in the merger agreement provide that Newco’s and the surviving corporations’ charter documents will contain exculpation and indemnification provisions at least as favorable to the directors and officers of the respective companies as those contained in such company’s charter documents as in effect on October 20, 2003; such provisions will not be amended, repealed or otherwise modified for six years following the transaction in any manner adversely affecting the rights of parties indemnified by such provisions; subject to certain limitations, Newco will maintain directors’ and officers’ liability insurance for six years following the transaction covering those persons who are covered by the respective companies’ directors’ and officers’ liability insurance policies as of October 20, 2003, and the directors and officers of the respective companies will be third party beneficiaries for purposes of the indemnification provisions of the merger agreement.

Click2learn and Docent stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the transaction.

Failure to complete the transaction could have a negative impact on Click2learn’s and/or Docent’s future business and operations, financial results or stock price.

If the transaction is not completed for any reason, Click2learn and Docent may be subject to a number of consequences that may adversely affect such company’s business, results of operations and stock price, including the following:

•	the individual companies would not realize the benefits expected from becoming part of a combined company, including the potentially enhanced financial and competitive position;

•	Click2learn may be required to pay Docent, or Docent may be required to pay Click2learn, a termination fee of $2.5 million;

•	the price of Click2learn and/or Docent common stock may decline to the extent that the relevant current market price reflects a market assumption that the transaction will be completed;

•	some costs related to the transaction, such as legal, accounting, financial advisor and financial printing fees, must be paid even if the transaction is not completed;

•	activities relating to the transaction and related uncertainties may divert Click2learn and Docent managements’ attention from day-to-day business and cause substantial disruptions among each company’s employees and relationships with customers and business partners, thus detracting from Click2learn’s and Docent’s ability to grow revenue and minimize costs and possibly leading to a loss of revenue and market position that Click2learn and Docent may not be able to regain if the transaction does not occur;

•	Click2learn and Docent may not be able to continue their present levels of operations and may have to scale back their respective businesses and consider additional reductions in force; and

•	provisions in the merger agreement include certain operating restrictions and prevent Click2learn and Docent from activities, discussions and negotiations with third parties regarding transactions that would involve a transfer of control of such company which may prevent Click2learn or Docent from being able to take advantage of alternative business opportunities or effectively respond to competitive pressures.

In addition, in response to the announcement of the transaction, customers or suppliers of Click2learn and Docent may delay or defer product purchase or other decisions. Any delay or deferral in product purchase or other decisions by customers or suppliers could have a material adverse effect on the business of the relevant company, regardless of whether the transaction is ultimately completed. Similarly, current and prospective Click2learn and/or Docent employees may experience uncertainty about their future roles with Newco until the transaction is completed and Newco’s strategies with regard to the integration of operations of Click2learn and Docent are announced or executed. This may adversely affect Click2learn’s and/or Docent’s ability to attract and retain key management, sales, marketing and technical personnel.

Risks related to the combined company’s business

The quarterly operating results of the combined company are uncertain and may fluctuate significantly, which could negatively affect Newco’s common stock price.

Click2learn’s and Docent’s operating results have varied significantly from quarter to quarter. The operating results of the combined company are difficult to predict accurately and are likely to fluctuate as a result of a variety of factors, many of which will not be in the control of the combined company. Factors that may adversely affect the quarterly operating results of the combined company include:

•	the size and timing of product orders and the timing and execution of professional services engagements;

•	the mix of revenue from products and services;

•	the mix of products sold;

•	the ability to meet client project milestones;

•	the market acceptance of the products and services of the combined company;

•	the ability to develop and market new or enhanced products and services in a timely manner and the market acceptance of these products and services;

•	the ability to maximize cross-selling opportunities;

•	the timing of revenue and expense recognition; and

•	recognition of impairment of existing assets.

The combined company will have a limited operating history with its business performance and learning management solutions which, together with the rapidly evolving nature of the business performance and learning management market, makes prediction of future revenue and expenses difficult. Expense levels are based, in part, on expectations as to future revenue and largely are fixed in the short term. If the combined company is unable to predict future revenue accurately, it may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. A resulting negative effect on earnings could have a negative effect on the combined company’s stock price.

The revenue of the combined company may grow more slowly than the revenues of Click2learn and Docent have in the past.

Although Click2learn’s and Docent’s revenues have grown in recent years, revenue of the combined company may not grow at the same rate in the future, and its revenue could decline. Click2learn’s total revenue from continuing operations has grown from $25.5 million in fiscal 2000, to $31.2 million in fiscal 2001, while declining to $30.5 million in fiscal 2002. Docent’s total revenue has grown from $11.0 million in fiscal 2000, to $29.0 million in fiscal 2001, while declining to $27.8 million in fiscal 2002. If the combined company’s revenue does not increase at or above the rate equity research analysts expect, the trading price for Newco’s common stock may decline. The future growth rates for Newco will depend on the combined company’s ability to expand sales of Click2learn’s and Docent’s existing products, which will require significant expenses that the combined company may not have sufficient resources to undertake.

Sales cycles are lengthy, requiring considerable additional investment with no assurance of the combined company generating revenue from its efforts.

The period between the combined company’s initial contact with a potential customer and that customer’s purchase of its products and services is expected to be lengthy and may extend over several fiscal quarters. To sell the combined company’s products and services successfully, the combined company generally must educate its potential customers regarding the use and benefits of its products and services, which can require significant time, capital and other resources. The delay or failure to complete sales in a particular quarter could reduce the combined company’s revenue in that quarter, as well as subsequent quarters over which revenue for the sale would likely be recognized. If the sales cycle unexpectedly lengthens in general or for one or more large orders, it would negatively affect the timing of the combined company’s revenue and its revenue growth would be harmed.

Although the combined company must expend and allocate resources prior to completing a sales transaction, it may never generate any revenue from these activities. In addition, many of the combined company’s potential customers are large enterprises that generally take longer than smaller organizations to make significant business decisions.

Moreover, the revenue of the combined company will be subject to fluctuation as a result of general economic conditions and overall spending in the technology and enterprise software sectors. A weakening economy could result in organizations further delaying, canceling, or reducing capital expenditures generally and spending on enterprise software applications in particular. A significant portion of the revenue of the combined company is expected to be derived from the sale of products and services to large companies or government agencies, which historically have reduced their expenditures for enterprise software applications during economic downturns.

Any failure to meet investor expectations for a given quarter as a result of delayed customer decisions or failed sales efforts would likely cause the price of the combined company common stock to decline.

The business of the combined company may not generate the cash needed to finance its operations, and for that and other reasons it may need additional financing in the future, which it may be unable to obtain.

The combined company will require substantial working capital to fund its business operations. The combined company expects to incur operating losses and negative cash flow from operations for at least two quarters following consummation of the transaction. That period may be extended if the combined company fails to achieve the cost savings anticipated from expected synergies and integration activities. If the business of the combined company does not generate the cash needed to finance its operations, it may need to obtain additional financing or take steps to restrict its operations in order to conserve existing cash. In addition, poor financial results or unanticipated expenses could give rise to additional financing requirements. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of the combined company will be reduced, such stockholders may experience additional dilution and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the ability of the combined company to fund its operations, take advantage of unanticipated opportunities, develop or enhance its products and services or otherwise respond to competitive pressures could be significantly limited.

The combined company will have a history of pro forma losses and may have continued losses in the future.

The pro forma net loss of the combined company was approximately $12.2 million for the nine months ended September 30, 2003. As of September 30, 2003, the pro forma accumulated deficit of the combined company was $234.1 million. The combined company expects to incur losses in the near future, and may not become profitable. Even if the combined company does achieve profitability, it may be unable to sustain or increase profitability on a quarterly or annual basis.

Click2learn and Docent have limited operating histories with certain of their product offerings, which makes predicting the combined company’s future performance difficult.

Click2learn and Docent have limited operating histories with the Aspen suite and the Docent Enterprise suite, which account for a significant majority of the current revenues of the respective companies. The limited operating history with these products makes it difficult to predict the combined company’s future performance and may not provide investors with a meaningful basis for evaluating an investment in its common stock.

The business performance and learning management software market may not grow to a sufficient size or at a sufficient rate to sustain the business of the combined company.

The business performance and learning management software market may not grow to a sufficient size or at a sufficient rate for the business of the combined company to succeed. Corporate training and performance support historically have been conducted primarily through classroom instruction and physical documents. Although technology-based training applications have been available for many years, they currently account for only a small portion of the business performance and learning management market. Accordingly, the success of the combined company will depend on the extent to which companies implement business performance and learning management software solutions to address their corporate learning needs.

Many companies that have already invested substantial resources in traditional training and performance support methods may be reluctant to adopt a new strategy that may limit or compete with their existing investments. Even if companies implement business performance and learning management software solutions, they may still choose to develop such solutions internally. If the use of such software does not become widespread or if companies choose to develop such software internally rather than acquiring it from third parties, then the products of the combined company may not be commercially successful.

The combined company faces risks encountered in rapidly evolving markets and if it is unsuccessful in addressing these risks, it may be unable to remain competitive.

The combined company faces risks frequently encountered in rapidly evolving markets. Specific risks relate to the demand for and market acceptance of its business performance and learning management solutions. The combined company may fail to adequately address these risks, and therefore its business may suffer. To address these risks, the combined company must:

•	effectively market its business performance and learning management software to new and existing customers;

•	continue to enhance the technology on which its business performance and learning management software is based;

•	successfully implement its products for its customers and generate continuing revenue from those customers; and

•	address and establish new technologies and technology standards.

Since the market for business performance and learning management software is rapidly evolving, the operating history of the combined company will be less relevant to future performance than the operating history of a company in an industry that is not subject to rapid change. It may be more difficult for the combined company to anticipate the need for new products as the market for business performance and learning management software changes, thus increasing its vulnerability to competition. As a result, the combined company may either fail to increase or suffer a decrease in market share, resulting in a decrease in its revenue.

The combined company will face intense competition from other business performance and learning management software providers and may be unable to compete successfully.

The business performance and learning management software market is highly fragmented and competitive, with no single firm accounting for a dominant market share. The competitors of the combined company vary in size, scope and the breadth of products and services offered. The combined company will face competition from:

•	other developers of business performance and learning management systems;

•	providers of other enterprise software solutions;

•	large professional consulting firms and in-house information technology departments; and

•	developers of web authoring tools.

There are relatively low barriers to entry in the business performance and learning management market, and new competitors may enter this market in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share. The combined company may not be able to contend effectively with such increased competition. In particular, vendors of other enterprise software applications such as enterprise resource planning, human resource management or customer relationship management have begun to offer learning delivery and management functionality to extend their current product lines. Although these vendors’ offerings may not offer the same functionality as the combined company’s products, bundling these offerings with the remainder of their solutions could diminish the combined company’s ability to sell its products and services to their customers or other prospects. Announcements by these companies of future products could delay purchasing decisions by their customers and the combined company’s prospects. Either diminished sales or delayed purchases could adversely affect the combined company’s business.

Certain of the combined company’s existing and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources and therefore may be able to respond more quickly to new or changing opportunities, technologies, standards and customer requirements or to compete more aggressively on pricing. Price competition would likely result in reduced gross margins and may prevent the combined company’s products from yielding results sufficient for its business to succeed.

Strategic relationships are important in expanding the distribution reach of companies in the business performance and learning management market. If competitors were to establish strategic relationships to resell or distribute their products through their strategic partners, the combined company’s ability to market and sell products and services successfully may be substantially diminished. In addition, the existence or announcement of strategic relationships involving competitors could adversely affect the combined company’s ability to attract and retain customers.

If the combined company is unable to establish and build a recognized brand, it may be unable to grow the business.

Click2learn and Docent have each invested significant efforts in building brand recognition and customer acceptance of their respective brand names. The management of the combined company believes that transferring market acceptance for the Click2learn and Docent brands to the combined company, and establishing and maintaining a recognized brand for Newco will be critical to the success of the combined company’s strategy. The management of the combined company expects that the importance of recognition and acceptance of the combined company brand will increase as the market for business performance and learning management software grows. In the near term, the combined company may face some disruption in the marketplace due to a lack of recognition for Newco’s new brand, especially compared with the brands of certain existing competitors. The adoption of a new corporate name may prevent the combined company from taking advantage of certain goodwill of existing customers and strategic partners of Docent and Click2learn. Furthermore, in order to promote the Newco brand in response to competitive pressures, the combined company may find it necessary to increase its marketing expenditures or otherwise increase its financial commitment to creating and maintaining brand loyalty and awareness among existing and potential clients. If the combined company fails to promote, maintain and protect its brand, or incurs excessive expenses in an attempt to promote and maintain its brand, the combined company’s business, financial condition, results of operations and prospects will be materially adversely affected.

The loss of the services of the senior executives or key personnel of the combined company would likely cause its business to suffer.

The combined company’s success depends to a significant degree on the performance of the senior management team and other key employees. The loss of any of these individuals could harm its business. The combined company will not have employment agreements with several of its executives or with any other key employees, and will not maintain key person life insurance for any officers or key employees.

The combined company’s success also depends on its ability to attract, integrate, motivate and retain highly skilled technical, sales and marketing and professional services personnel. Competition for qualified personnel in the software industry is intense. To the extent the combined company is unable to attract and retain skilled personnel its business will suffer.

Failure to integrate the combined company’s two primary offices may cause its business to suffer.

The combined company intends to maintain primary offices in Mountain View, California, and Bellevue, Washington. If the combined company fails to integrate management, sales, operations, research and development or support functions efficiently between the primary offices, its business could suffer.

International operations may impose substantial burdens on the combined company’s resources, divert management’s attention or otherwise harm its business.

A substantial portion of Click2learn’s and Docent’s revenues are international revenues. The combined company intends to expand its international presence and to utilize third parties in foreign countries to help conduct its international operations and sales and marketing efforts. The success of the combined company in international markets will depend to a large degree on the success of these international partners, over which the combined company will have little control.

The combined company intends to continue to utilize operations in Hyderabad, India to enable it to complete customer implementation projects and new releases of the combined company’s products that may include the Aspen suite, the Docent Enterprise suite and successor products. Should the combined company’s operations in Hyderabad be disrupted for any significant period of time, it could prevent the combined company from completing customer implementations or new releases of its products in a timely manner, which could cause its business to suffer.

The combined company might not successfully develop, market, sell or distribute its products and services internationally. The combined company’s international operations, and consequently, its business and future growth are subject to a number of risks inherent in such operations, including:

•	diversion of management attention;

•	difficulties and costs of staffing and managing foreign offices;

•	different learning styles and cultures;

•	delay in supporting non-English language products;

•	numerous and potentially conflicting regulatory requirements;

•	export controls, import tariffs and other barriers to trade;

•	changes in laws or governmental policies;

•	reduced protection of intellectual property rights;

•	regional political and economic instability; and

•	fluctuations in currency exchange rates.

If the combined company’s relationships with resellers, systems integrators and business outsource providers change or such third parties fail to successfully implement the combined company’s initiatives, the business of the combined company will be harmed.

The combined company intends to derive additional revenue through its resellers, systems integrators and business outsource providers. The combined company will need to devote a substantial number of its personnel, as well as its financial resources, to developing and maintaining relationships with these third parties. If one or more of these relationships terminates, the combined company could suffer a significant decrease in revenue.

The combined company’s success depends on the acceptance and successful integration by customers of its products. The combined company intends to utilize third-party resellers and systems integrators to assist with implementation of its products. If resellers and systems integrators fail to continue to support the combined company’s products or commit resources to it, if any of the combined company’s customers are not able to successfully integrate the combined company’s products or if the combined company is unable to adequately train its resellers and its systems integrators, the combined company’s business, operating results and financial condition could suffer. In addition, the combined company cannot control the level and quality of service provided by its current and future resellers, third-party systems integrators and business outsource providers, and the combined company could be harmed by their nonperformance or inadequate performance.

Acquisitions or investments may drain capital and equity resources, divert management’s attention or otherwise harm the combined company’s business.

The combined company may acquire or make investments in other businesses, products or technologies. If it does acquire businesses, products or technologies, or forms alliances with companies requiring technology investments or revenue commitments, the combined company will face a number of risks to its business. These risks include the potential for unknown liabilities of the acquired or combined business, potentially dilutive issuances of equity securities and the incurrence of debt. In addition, the combined company may face difficulty in assimilating the acquired operations and employees, managing product co-development activities with its alliance partners, retaining the key employees of the acquired business, successfully integrating the acquired technology and operations into its business and maintaining uniform standards, controls, policies and procedures. The combined company may also lack the experience to enter into the new product or technology markets made available by new acquisitions or alliances. Failure to manage these alliance activities effectively and to integrate entities or assets that the combined company acquires could adversely affect its operating results or financial condition.

Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), the goodwill of the combined company will not be amortized but will be instead reviewed at least annually for impairment. The combined company will test goodwill for impairment using the two-step process prescribed in SFAS 142. The first step is a screen for potential impairment, while the second step measures the amount of impairment, if any. If the above-stated risks should occur or if general macroeconomic conditions deteriorate, affecting the combined company’s business and operating results over the long term, the combined company could be required to record impairment charges related to goodwill, which could adversely affect its financial results.

The combined company’s lack of product diversification means that any decline in price or demand for its products and services would seriously harm its business.

The combined company’s Aspen suite, Docent Enterprise suite and successor products and related services are expected to account for a significant majority of the combined company’s revenue for the foreseeable future. Consequently, a decline in the price of, or demand for, the Aspen suite, the Docent Enterprise suite and successor products or services, or their failure to achieve broad market acceptance, would seriously harm the combined company’s business.

The combined company faces the risk of liability for failures to meet unique customer requirements.

The failure or inability to meet a customer’s unique expectations or requirements for its products or in the performance of services could impair the combined company’s reputation or result in a claim for damages, regardless of its responsibility for the failure. Contractual protections limiting contractual liability for damages arising from product defects and mistakes in rendering professional services are not always obtained and may not be enforced or otherwise may not protect the combined company from liability. Insurance that the combined company may obtain may not be sufficient to cover such claims. In addition, professional services projects may be performed on a fixed-price basis rather than on a time-and-materials basis and if the combined company is unable to accurately estimate the costs related to its fixed-price projects, its operating results could suffer.

The combined company’s intellectual property may become subject to legal challenges, unauthorized use or infringement, any of which could diminish the value of the combined company’s products and services.

The combined company’s success depends in large part on its proprietary technology. The combined company will rely on a combination of patents, copyrights, trademarks, trade secret laws, contractual restrictions, restrictions on disclosure and other methods to protect its proprietary technology. These legal protections afford only limited protection for its technology. The combined company will hold only two issued patents underlying the products developed by Docent prior to the transaction and will not hold patents for any of the technology underlying its Aspen products. If the combined company fails to successfully enforce its intellectual property rights, the value of these rights, and consequently the value of its products and services to its customers, could diminish substantially. It may be possible for third parties to copy or otherwise obtain and use the combined company’s intellectual property or trade secrets without its authorization, and it may be possible for third parties to independently develop substantially equivalent intellectual property.

Litigation may be necessary in the future to enforce the combined company’s intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. Effective protection of intellectual property rights is unavailable or limited in some foreign countries. The combined company’s protection of its intellectual property rights may not provide it with any legal remedy should its competitors independently develop similar technology, duplicate its products and services, or design around any intellectual property rights held by the combined company.

Third parties alleging that Docent, prior to the transaction, infringed their patents have brought two patent infringement cases. In addition, a third party filed a complaint against Click2learn in 1996 alleging that Click2learn’s ToolBook and Multimedia ToolBook products infringe a patent owned by him. These claims could be expensive to defend and divert management attention from operating the combined company. If the combined company becomes liable to third parties based on these claims or for other infringement claims, it may be required to pay damages or it may be required to license technology on terms that may not be favorable to it or may be forced to alter the combined company’s technology, website or software products, any of which may adversely affect its revenue.

In addition, from time to time Click2learn and Docent have received, and the combined company may in the future receive, notice of claims of infringement of other parties’ proprietary rights. Such claims could result in costly litigation and could divert management and technical resources. They could also delay product shipment or require the combined company to develop noninfringing technology or enter into royalty or licensing agreements, which agreements may not be available on reasonable terms, or at all.

The products of the combined company may contain defects or otherwise perform improperly.

Complex enterprise software products frequently contain errors or failures, especially when first introduced or when new versions are released. Because the products of the combined company are complex software packages with new features and functionality being added and new versions being released on a regular basis, there is a greater likelihood that they may contain such errors. In addition, since the combined company’s products are targeted at enterprise customers with large numbers of users, customers and potential customers may have a greater sensitivity to product defects or product integration than buyers of software products generally. Click2learn and Docent have historically experienced errors in their products, in particular when new versions or functionalities are first released, although such errors have not had a material impact on their business and generally have been corrected shortly after discovery. Serious product errors could result in loss of revenue or delay in market acceptance, diversion of development resources, damage to the combined company’s reputation, or increased service and warranty costs.

The combined company may not be able to adapt to rapidly changing technology and evolving industry standards.

The business performance and learning management software market is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. The introduction of new products and services embodying new technologies and the emergence of new industry standards may render the combined company’s products and services obsolete. The combined company’s success depends on its ability to adapt to a rapidly changing landscape and to offer new products and services that address its customers’ changing demands. The combined company may experience difficulties that delay or prevent the successful design, development, introduction or marketing of its products and services. To the extent the combined company in fact experiences such delays, it may experience difficulty in attracting new customers and may lose existing customers.

Security and privacy breaches could subject the combined company to litigation and liability.

The combined company will host certain of its customers’ business performance and learning management software implementations and provide access to that software using the Internet. Computer viruses could be introduced into the combined company’s systems or those of its customers, which could disrupt the operation of the combined company’s hosting systems or make them inaccessible to users. The combined company will depend on Internet service providers and telecommunications companies and the efficient operation of their computer networks and other computer equipment to enable customers to access and use hosted software implementations. Each of these partners has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to the combined company’s systems, which could cause the combined company’s customers to believe it was at fault and withhold payments due to it.

The combined company could become subject to litigation and liability if third parties penetrate security for its hosting systems or otherwise misappropriate its users’ confidential information or if customers are unable to access and use hosted software implementations. Advances in computer capabilities, new discoveries in the field of cryptography or other technological events or developments could result in compromises or breaches of the combined company’s security systems. Anyone who circumvents its security measures could misappropriate proprietary information or cause interruptions in its services or operations. The combined company may be required to expend significant capital and other resources to protect against the threat of security breaches or service interruptions or to alleviate problems caused by breaches or service interruptions.

The combined company may become subject to government regulation that could result in liability or increase the cost of doing business, thereby adversely affecting its financial results.

The combined company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, such as export control laws. However, the Federal Trade Commission, the European Union and certain state and local authorities have been investigating companies regarding their use of personal information. The combined company could incur additional expenses if new regulations regarding the use of personal information or other government regulation applicable to the combined company’s business are introduced or if these authorities choose to investigate the combined company’s privacy or other business practices.

The combined company does not expect to include redundant back-up computer systems in its disaster recovery plan, and a disaster could severely damage its operations.

The combined company does not expect to include redundant back-up computer systems at an alternate site in its disaster recovery plan. A disaster could severely harm the combined company’s business because its computer systems could be interrupted for an indeterminate length of time. The combined company’s operations will depend upon its ability to maintain and protect the computer systems needed for its day-to-day operations. A number of these computer systems are located on or near known earthquake fault zones. Although these systems are designed to be fault tolerant, they are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and other events. Any damage to its facilities could lead to interruptions in the services the combined company provides to customers and loss of customer information, and could substantially if not totally impair its ability to operate its business. The insurance the combined company maintains may not be adequate to cover losses resulting from disasters or other business interruptions.

The combined company’s products include third-party technology; the loss of this technology or errors in this technology could materially harm the combined company’s business.

The combined company will use some licensed third-party technology components in its products. Future licenses to this technology may not be available to the combined company on commercially reasonable terms, or at all. The loss of or inability to obtain or maintain any of these technology licenses could result in delays in the introduction of new products or could force the combined company to discontinue offering portions of its business performance and learning management solutions until equivalent technology, if available, is identified, licensed and integrated. In addition, the operation of the combined company’s products would be impaired if errors occur in the third-party technology that is incorporated, and the combined company may incur additional costs to repair or replace the defective software. It may be difficult for the combined company to correct any errors in third-party technology because the technology is not within its control. Accordingly, the combined company’s revenue could decrease and its costs could increase in the event of any errors in this technology. Furthermore, the combined company may become subject to legal claims related to licensed technology based on product liability, infringement of intellectual property or other legal theories.

The combined company’s stock price will likely be volatile.

The trading price of the combined company’s common stock is likely to be highly volatile. The combined company’s common stock price will be subject to fluctuations in response to a number of factors, including:

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates or recommendations by securities analysts;

•	conditions or trends in the business performance and learning management software markets;

•	announcements by the combined company or its competitors of significant customer wins, technological innovations, new products or services;

•	announcements by the combined company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of the combined company’s common stock; and

•	general market conditions.

The stock market in general, and the market for enterprise software and technology companies in particular, recently has experienced extreme price and volume fluctuations that have been unrelated or disproportionate to the operating performance of many of the affected companies. These broad market and industry factors may depress the combined company’s stock price, regardless of its operating performance.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. The combined company may be the target of this type of litigation in the future. Securities litigation against the combined company could result in substantial costs and divert management attention, which could seriously harm its business.

Antitakeover provisions could make the sale of the combined company more difficult.

The certificate of incorporation and bylaws of the combined company will contain provisions that could make it harder for a third party to acquire it without the consent of the combined company’s board of directors. For example, no potential acquirer would be able to call a special meeting of stockholders to remove the board of directors of the combined company. A potential acquirer would also not be able to act by written consent without a meeting. In addition, the board of directors will have staggered terms that make it difficult to remove all directors at once. The acquirer would also be required to provide advance notice of its proposal to remove directors at an annual meeting. The acquirer would not be able to cumulate votes at a meeting, which would require the acquirer to hold more shares to gain representation on the Board of Directors than if cumulative voting were permitted.

Subject to its fiduciary duties, the combined company’s board intends to adopt a stockholder rights plan. If the board adopts a stockholder rights plan, it may discourage a merger or tender offer involving the combined company’s securities that is not approved by the combined company’s board by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on stockholders who may want to vote in favor of such merger or participate in such tender offer.

In addition, Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the issuer’s board of directors. These provisions and other similar provisions make it more difficult or impossible for a third party to acquire the combined company without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.

The board of directors of the combined company could choose not to negotiate with an acquirer that it did not feel was in the combined company’s strategic interests. If the acquirer were discouraged from offering to acquire the combined company or prevented from successfully completing a hostile acquisition by the antitakeover measures described above, the combined company’s stockholders could lose the opportunity to sell their shares at a favorable price.

THE CLICK2LEARN SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Click2learn’s board of directors in connection with the proposed merger of equals of Click2learn with Docent that will result in a new combined company referred to as Newco.

Date, time and place of Click2learn’s special meeting

The special meeting of stockholders of Click2learn will be held on             , 2004, at 10:00 a.m., Pacific time, at the offices of Click2learn, 110-110th Avenue NE, Bellevue, Washington, 98004.

Purpose of special meeting

The special meeting is being held so that the Click2learn stockholders may consider and vote on the following proposals:

1.	to approve and adopt the merger agreement entered into among Click2learn, Docent, Canuck Acquisition Corp., Devil Acquisition Corp. and Newco, dated as of October 20, 2003, as amended November 13, 2003,

2.	to approve the Hockey Merger Corporation 2004 Equity Incentive Plan (or Newco 2004 Plan) by Newco, effective upon the consummation of the transaction,

and to conduct such other business as may properly come before the special meeting. The Click2learn board does not expect any other business to come before the meeting. The merger agreement is included as Annex A to this joint proxy statement/prospectus. If the transaction is completed, among other things, each outstanding share of Click2learn common stock will be automatically converted into 0.4144 shares of Newco common stock at the effective time of the merger.

Record date and outstanding shares

Click2learn’s board of directors has fixed the close of business on              as the record date for the special meeting. Only holders of record of Click2learn common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on             , 2003, there were              shares of Click2learn common stock outstanding and entitled to vote, held of record by approximately              stockholders.

Vote and quorum required

Holders of Click2learn’s common stock are entitled to one vote for each share held as of the record date. Approval and adoption of the merger agreement requires the affirmative vote of a majority of the total voting power of the outstanding common stock of Click2learn. If a quorum is present for each of the Click2learn and Docent special meetings, to comply with Nasdaq rules, approval of the adoption of the Newco 2004 Plan requires the holders of a majority of shares of Click2learn and Docent common stock present or represented and entitled to vote at the Click2learn and Docent special meetings on an aggregate basis, calculated after taking the respective exchange ratios into account. Attendance at the meeting in person or by proxy of a majority of the outstanding common stock of Click2learn is required for a quorum. On             , directors, executive officers and affiliates of Click2learn as a group beneficially owned              shares of Click2learn common stock. Several stockholders of Click2learn have entered into stockholder voting agreements with Docent that obligate them to vote a total of approximately             % of Click2learn’s common stock outstanding as of              in favor of approval and adoption of the merger agreement.

Abstentions; broker non-votes

Abstentions will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum and will have the same effect as votes against the proposal to approve and adopt the merger agreement and against the proposal to approve the Newco 2004 Plan. If a broker, bank, custodian, nominee or other record holder of Click2learn common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted. These shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Expenses of proxy solicitation

Click2learn will pay the expenses of soliciting proxies from Click2learn stockholders to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Click2learn and its agents also may solicit proxies by mail, telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Click2learn will request brokers, custodians, nominees and other record holders of Click2learn common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Click2learn common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Click2learn will reimburse such holders for their reasonable expenses. Click2learn and Docent have jointly retained Mellon Investor Services LLC to assist in the solicitation of proxies by Click2learn for a fee of approximately $25,000 plus reasonable out-of-pocket costs and expenses.

Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Click2learn board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Click2learn. All properly signed proxies that Click2learn receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR the approval and adoption of the merger agreement and FOR the approval of the Newco 2004 Plan. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the secretary of Click2learn by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Click2learn’s board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for shares of Newco will be mailed to you as soon as practicable after completion of the transaction.

Recommendation of the board of directors

The board of directors of Click2learn has unanimously determined that the terms of the merger agreement and the transaction are advisable, fair to and in the best interests of Click2learn and the Click2learn stockholders. Accordingly, the Click2learn board of directors recommends that Click2learn stockholders vote FOR the proposal to approve and adopt the merger agreement. The Click2learn board intends to approve the Newco 2004 Plan and to recommend that Click2learn stockholders vote FOR the proposal to approve the Newco 2004 Plan.

Your vote is very important. To ensure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You may revoke your proxy at any time before it is voted. Returning your proxy does not prevent you from attending the meeting and voting your shares in person. If your shares are held in an account at a brokerage firm or bank, you must instruct the firm or bank how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against approval and adoption of the merger agreement, and will not be counted with respect to the proposal to approve the Newco 2004 Plan.

THE DOCENT SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Docent’s board of directors in connection with the proposed merger of equals of Docent and Click2learn that will result in a new combined company referred to as Newco.

Date, time and place of Docent’s special meeting

The special meeting of stockholders of Docent, Inc. will be held on             , 2004 at              at the offices of Docent, 2410 Charleston Road, Mountain View, California, 94043.

Purpose of special meeting

The special meeting is being held so that the Docent stockholders may consider and vote on the following proposals:

1.	to approve and adopt the merger agreement entered into among Docent, Click2learn, Devil Acquisition Corp., Canuck Acquisition Corp. and Newco, dated as of October 20, 2003, as amended November 13, 2003,

2.	to approve the Hockey Merger Corporation 2004 Equity Incentive Plan (or Newco 2004 Plan) by Newco, effective upon the consummation of the transaction,

and to conduct such other business as may properly come before the special meeting. The Docent board does not expect any other business to come before the meeting. The merger agreement is included as Annex A to this joint proxy statement/prospectus. If the transaction is completed, among other things, each outstanding share of Docent common stock will be automatically converted into 0.9525 shares of Newco common stock at the effective time of the transaction.

Record date and outstanding shares

Docent’s board of directors has fixed the close of business on              as the record date for the special meeting. Only holders of record of Docent common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on             , 2003, there were              shares of Docent common stock outstanding and entitled to vote, held of record by approximately              stockholders.

Vote and quorum required

Holders of Docent’s common stock are entitled to one vote for each share held as of the record date. Approval and adoption of the merger agreement requires the affirmative vote of a majority of the total voting power of the outstanding common stock of Docent. If a quorum is present for each of the Click2learn and Docent special meetings, to comply with Nasdaq rules, approval of the Newco 2004 Plan requires the holders of a majority of shares of Click2learn and Docent common stock present or represented and entitled to vote at the Click2learn and Docent special meetings on an aggregate basis, calculated after taking the respective exchange ratios into account. Attendance at the meeting in person or by proxy of a majority of the outstanding common stock of Docent is required for a quorum. On             , directors, executive officers and affiliates of Docent as a group beneficially owned              shares of Docent common stock. Several stockholders of Docent have entered into stockholder voting agreements with Click2learn that obligate them to vote a total of approximately             % of Docent’s common stock outstanding as of             in favor of approval and adoption of the merger agreement.

Abstentions; broker non-votes

Abstentions will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum and will have the same effect as votes against the proposal to approve and adopt the merger agreement and against the proposal to approve the Newco 2004 Plan. If a broker, bank, custodian, nominee or other record holder of Docent common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted. These shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Expenses of proxy solicitation

Docent will pay the expenses of soliciting proxies from Docent stockholders to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Docent and its agents also may solicit proxies by mail, telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Docent will request brokers, custodians, nominees and other record holders of Docent common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Docent common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Docent will reimburse such holders for their reasonable expenses. Docent and Click2learn have jointly retained Mellon Investor Services LLC to assist in the solicitation of proxies by Docent for a fee of approximately $25,000 plus reasonable out-of-pocket costs and expenses.

Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Docent board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Docent. All properly signed proxies that Docent receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR approval and adoption of the merger agreement and FOR the proposal to approve the Newco 2004 Plan. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the secretary of Docent by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Docent’s board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for shares of Newco will be mailed to you as soon as practicable after completion of the transaction.

Recommendation of the board of directors

The board of directors of Docent has unanimously determined (with David Mandelkern abstaining) that the terms of the merger agreement and the transaction are advisable, fair to and in the best interests of Docent and the Docent stockholders. Accordingly, the Docent board of directors recommends that Docent stockholders vote FOR the proposal to approve and adopt the merger agreement. The Docent board intends to approve the Newco 2004 Plan and to recommend that the Docent stockholders vote FOR the proposal to approve the Newco 2004 Plan.

Your vote is very important. To ensure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You may revoke your proxy at any time before it is voted. Returning your proxy does not prevent you from attending the meeting and voting your shares in person. If your shares are held in an account at a brokerage firm or bank, you must instruct the firm or bank how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against approval and adoption of the merger agreement, and will not be counted with respect to the proposal to approve the Newco 2004 Plan.

THE TRANSACTION

This section of this joint proxy statement/prospectus describes the proposed transaction. While we believe that the description covers the material terms of the merger of equals and the related transactions, this summary may not contain all the information that is important to you. You should carefully read this entire document and the other documents we referred to for a more complete understanding of the transaction. In addition, important business and financial information about Click2learn and Docent is incorporated into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “DOCUMENTS INCORPORATED BY REFERENCE” beginning on page vi.

Background of the transaction and related agreements

The provisions of the merger agreement are the result of arm’s-length negotiations conducted among representatives of Click2learn and Docent and their respective legal and financial advisors. The following is a summary of the meetings, negotiations and discussions between the parties that preceded the execution of the merger agreement.

Click2learn and Docent have been familiar with each other’s business for several years. Senior executives of the two companies have encountered one another in a variety of business and industry settings over the years. The senior management of each company has been familiar with the other’s products and customers.

On July 30, 2003, R. Andrew Eckert, President, Chief Executive Officer and board member of Docent, and Neil Laird, Senior Vice President and Chief Financial Officer of Docent, met in New York with Jeff Becker of C.E. Unterberg, Towbin to discuss engaging C.E. Unterberg, Towbin for certain strategic initiatives Docent was contemplating.

On August 13, 2003, with the approval of the Docent board of directors, Docent engaged C.E. Unterberg, Towbin to provide financial advisory and investment banking services in connection with Docent’s exploration of strategic transactions.

On August 14, 2003, Jeff Becker of C.E. Unterberg, Towbin called Kevin Oakes, Chairman and Chief Executive Officer of Click2learn, on behalf of Docent to discuss a potential business combination involving the two companies. Messrs. Becker and Oakes agreed that the potential combination merited further discussion and that Messrs. Oakes and Eckert should arrange a meeting.

On September 4, 2003, Mr. Eckert met with Mr. Oakes in the Seattle airport to discuss the rationale for and the possibility of a business combination of Docent and Click2learn.

On September 5, 2003, Docent presented Click2learn with a proposed mutual confidentiality agreement to allow for the exchange of information between Docent and Click2learn. This mutual confidentiality agreement was negotiated and executed on September 8, 2003.

Beginning on September 9, 2003, Mr. Laird and John Atherly, Chief Financial Officer of Click2learn, began working on a financial model for the combined company and had several telephone conversations and exchanged a number of emails on this topic over the next several days.

On September 12, 2003, a team of Docent executive officers consisting of Messrs. Eckert and Laird, David Crussell, Senior Vice President, Worldwide Operations, and Sanjay P. Dholakia, Vice President of Marketing and Business Development held a full-day meeting in Seattle with a Click2learn team consisting of Messrs. Oakes and Atherly, Sally Narodick, Lead Director, and Sudheer Koneru, Chief Strategy Officer. Each team presented an overview of their company and together reviewed potential strengths of and possible advantages presented by a combined company.

On September 14, 2003, Messrs. Oakes and Eckert had a telephone conversation in which they discussed the possible structure of a combined company and agreed that the board of directors of the combined company would be made up of an equal number of representatives from each company and that Mr. Eckert would be Chief Executive Officer and Mr. Oakes would be President. On that same day, Messrs. Dholakia, Crussell, Koneru, and Srinivasan Chandrasekar, Chief Technology Officer of Click2learn, had a telephone conversation regarding planning for the product feasibility meeting to be held on September 15-16, 2003.

From September 15 through 17, 2003, Docent’s research and development team and certain other officers, directors and employees (including Ali R. Kutay, Director, David Mandelkern, Director, Executive Vice President and Chief Technology Officer, and Messrs. Dholakia and Crussell) met in Fremont, California with certain Click2learn officers including Messrs. Koneru and Chandrasekar to discuss their respective companies’ product features and strategies, the potential integration of their companies’ products and other possible synergies following the transaction.

On September 16, 2003, Messrs. Eckert and Oakes met in Chicago to discuss the possible make-up of the management team for the combined company.

Over the next several days Mr. Oakes and Ms. Narodick individually contacted members of Click2learn’s board of directors in telephone calls to advise them that the parties were discussing a possible combination and the general nature of the transaction that had been discussed.

On September 17, 2003, Mr. Eckert sent an update to the Docent board summarizing certain details of discussions held to that date with Click2learn representatives and Mr. Kutay also met separately with the Docent product team and management to understand the results of the product due diligence meetings.

On September 18, 2003, Messrs. Laird and Atherly met in Burlingame, California to discuss the financial model of the combined company.

On September 19, 2003, Messrs. Oakes, Atherly, Chandrasekar and Ms. Narodick held an all-day meeting with Messrs. Eckert, Laird, Crussell and Dholakia (with Mr. Chandrasekar participating by phone) in Burlingame, California to review the results of the research and development, finance and organization meetings held to date. V. Holly Albert, Vice President, General Counsel and Secretary of Docent and Steven Esau, Senior Vice President, General Counsel and Secretary of Click2learn joined by phone toward the end of the meeting to discuss the steps required and possible timeline to complete an agreement and announce the transaction.

On September 22, 2003, the Click2learn board held a special meeting by telephone conference call at which Mr. Oakes and Ms. Narodick informed the Click2learn board of the progress of the discussions to date and reviewed other activities that Click2learn had undertaken with respect to other possible strategic combinations and in seeking potential financial advisors for this transaction. After discussion and deliberation, the board authorized Click2learn’s management to proceed with negotiations with Docent and potential financial advisors and scheduled another meeting for September 25, 2003.

From September 22, 2003, through the signing of the merger agreement on October 20, 2003, the parties held a conference call each weekday with each other to discuss certain due diligence items, the status of the transaction, the proposed terms of the transaction and other matters related to the transaction.

On September 25, 2003, Mr. Crussell had a telephone conversation with Mr. Koneru regarding possible operations cost synergies of a combined company and a separate telephone conversation with Mr. Chandrasekar regarding possible engineering cost synergies of a combined company.

On September 25, 2003, the Docent board held a special meeting to discuss the potential transaction with Docent’s management. Also present to advise the Docent board were representatives from C.E. Unterberg, Towbin, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside legal counsel to Docent. After discussion and deliberation, the board authorized Docent’s management to proceed with negotiations.

On September 25, 2003, the Click2learn board held a special meeting to discuss the potential transaction, related legal requirements, the retention of financial advisors and establishment of a transaction committee. Also present to advise the Click2learn board were representatives from Perkins Coie LLP, outside legal counsel to Click2learn. After discussion and deliberation, the board authorized Click2learn’s management to proceed with negotiations and to retain Craig-Hallum Capital Group LLC as Click2learn’s financial advisor. The board also established a transaction committee consisting of Ms. Narodick, Vijay Vashee, John Coné and Ed Harris to work closely with management in structuring and negotiating the proposed transaction.

On September 26, 2003, Docent distributed to Click2learn a summary of certain salient terms for the transaction. The parties continued to negotiate those terms through October 20, 2003.

On or about October 1, 2003, Wilson Sonsini distributed initial drafts of the merger agreement and related agreements.

On October 2, 2003, Messrs. Eckert and Laird had conversations with Docent board members, Messrs. Fowler and Acosta to further update them as to the progress of the transaction, the management composition and other issues related to the transaction

From October 6 through 9, 2003, members of Click2learn’s management and engineering teams and its legal and accounting advisors conducted due diligence on Docent at the San Jose office of Ernst & Young LLP, Docent’s accounting advisor, and at the Palo Alto offices of Wilson Sonsini, during which Mr. Laird made a presentation regarding Docent’s business and members of Docent’s management, operations and engineering teams were made available to address questions raised by the Click2learn team.

On October 7, 2003, Mr. Eckert sent another update on the transaction to members of the Docent board outlining the terms negotiated thus far.

On October 8, 2003, the Click2learn transaction committee met with members of Click2learn management, representatives of Craig-Hallum and representatives of Perkins Coie. They discussed the progress of negotiations to date, preliminary findings from the due diligence meetings, the preliminary financial analysis of Craig-Hallum, and certain terms of the draft merger agreement and related agreements.

On October 8, 2003, Docent’s accounting advisor began its due diligence investigation at the Seattle offices of KPMG LLP, Click2learn’s accounting advisor.

On October 9 and 10, 2003, members of Docent’s management and engineering teams and its legal and accounting advisors conducted due diligence on Click2learn at the Seattle offices of Perkins Coie. Messrs. Oakes and Atherly presented an overview of the Click2learn business on October 9, 2003. Members of Click2learn’s management, operations and engineering team were made available to address questions raised by the Docent team. On October 9, 2003, Messrs. Eckert and Oakes met to further discuss the management team and organizational structure of the combined company.

On October 9, 2003, the Click2learn board held another special meeting by telephone conference call at which the board was updated on the status of the transaction and negotiations to date, and the results of the business, legal and financial due diligence.

On October 10, 2003, Messrs. Eckert, Laird, Oakes and Atherly met with representatives of Craig-Hallum and C.E. Unterberg, Towbin at the offices of Perkins Coie to provide background information necessary for the preparation of the fairness opinions by the respective financial advisors.

On or about October 10, 2003, Perkins Coie distributed comments to the merger agreement and other related agreements. The parties continued to negotiate the terms of the merger agreement and the related agreements through the execution of definitive documents.

On October 10, 2003, Messrs. Oakes, Eckert, Dholakia, Collins, Koneru, and Eric Weaver (branding consultant) met at Perkins Coie’s offices in Seattle, Washington to discuss branding and key messaging for the announcement of the execution of the definitive documents. On that same day, Messrs. Dholakia, Koneru, Chandrasekar and Collins met to discuss product messaging and to outline the customer and prospect messaging.

From October 14 through October 19, 2003 Messrs. Dholakia and Oakes had telephone conversations regarding the press release and other communication documents.

On October 14, 2003, the Click2learn transaction committee met with members of Click2learn management. They discussed the progress of negotiations to date, findings from additional due diligence activities, open issues remaining with respect to the merger agreement and related agreements and the preliminary communication plan with respect to the transaction.

On October 16, 2003, the Click2learn transaction committee again met with members of Click2learn management. They discussed the progress of negotiations and status of the merger agreement and related agreements, preliminary third-quarter results and the detailed communication plan with respect to the transaction.

On October 17, 2003, the Click2learn board held another special meeting. Representatives of Click2learn management, Craig-Hallum and Perkins Coie attended the meeting. Management reviewed with the Click2learn board the background and financial terms of the proposed transaction, the scope and results of legal and financial due diligence on Docent and the proposed management and financial model of the combined company. Mr. Esau and Perkins Coie reviewed with the Click2learn board the terms of the proposed charter documents for the combined company and the terms of the proposed definitive agreements, including the merger agreement, the voting agreements and the affiliate agreements. This review included a discussion of closing conditions, termination provisions, no-solicitation provisions and termination fee provisions. Perkins Coie reviewed the board’s fiduciary duties and the process that had been followed in connection with the transaction. Craig-Hallum then presented additional financial analyses of the transaction. The chair of the transaction committee updated the board on the transaction committee’s activities and process followed in negotiating and evaluating the transaction and recommended to the board that it approve the transaction. Management updated the board on the proposed communication plan for the transaction.

On October 17, 2003, the Docent board held another special meeting. Representatives of Docent management, C.E. Unterberg, Towbin and Wilson Sonsini attended the meeting. Management reviewed with the Docent board the scope and results of legal and financial due diligence on Click2learn. Wilson Sonsini reviewed with the Docent board the terms of the proposed charter documents for the combined company, and the terms of the proposed definitive agreements, including the merger agreement, the voting agreements and the affiliate agreements. This review included a discussion of closing conditions, termination provisions, no-solicitation provisions and termination fee provisions. Management reviewed with the Docent board certain governance matters and the exchange ratio that had been negotiated with Click2learn. C.E. Unterberg, Towbin then presented additional financial analyses of the transaction.

On October 20, 2003, the Click2learn board convened for another special meeting during which Click2learn’s management updated the Click2learn board on the status since its last meeting. Representatives of Craig-Hallum and Perkins Coie also attended the meeting. Craig-Hallum delivered to the Click2learn board its written opinion that the Click2learn exchange ratio pursuant to the merger agreement as of October 20, 2003, was fair, from a financial point of view, to the holders of Click2learn common stock. See “Opinion of Click2learn’s Financial Advisor” beginning on page 49 for further information regarding the Craig-Hallum opinion. At the conclusion of the Click2learn board meeting, after consideration of the factors described under “Click2learn’s reasons for the transaction” beginning on page 45, the Click2learn board of directors determined by a unanimous vote of the directors that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Click2learn and its stockholders, and approved the merger agreement and the related agreements and authorized the signing thereof.

On October 20, 2003, the Docent board convened for another special meeting during which Docent’s management updated the Docent board on the status since its last meeting. Representatives of C.E. Unterberg, Towbin and Wilson Sonsini also attended the meeting. C.E. Unterberg, Towbin delivered to the Docent board its oral opinion, subsequently confirmed in writing on the same day, that the Docent exchange ratio pursuant to the merger agreement as of October 20, 2003, was fair, from a financial point of view, to the holders of Docent common stock. See “Opinion of Docent’s Financial Advisor” beginning on page 56 for further information regarding the C.E. Unterberg, Towbin opinion. At the conclusion of the Docent board meeting, after consideration of the factors described under “Docent’s reasons for the transaction” beginning on page 47, the Docent board of directors determined by a unanimous vote of the directors present (with David Mandelkern abstaining due to certain potential benefits Mr. Mandelkern would be eligible to receive under certain circumstances following the transaction) at the meeting that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Docent and its stockholders, and approved the merger agreement and the related agreements and authorized the signing thereof.

On October 20, 2003, after the close of trading, representatives of Docent, Click2learn, Devil Acquisition Corp., Canuck Acquisition Corp. and Newco executed the merger agreement, affiliates of Docent signed voting agreements and affiliate agreements with Click2learn, and affiliates of Click2learn signed voting agreements and affiliate agreements with Docent. Later on the same day, Docent and Click2learn issued a joint press release announcing the execution of the merger agreement.

On November 13, 2003, the parties to the merger agreement executed an amendment to the merger agreement.

Click2learn’s reasons for the transaction

In reaching its decision to approve and adopt the merger agreement and the transaction, the Click2learn board of directors consulted with Click2learn’s management and its financial and legal advisors, and considered a number of factors. In its decision to recommend and approve the transaction, the most important benefits identified by the board of directors of Click2learn were the following:

•	the potential strategic benefits of the transaction including:

•	the belief that the combined company can be a strong, viable leader in the business performance and learning management software industry,

•	the belief that the combined company can better serve its customers,

•	the belief that the combined company can provide the market with the most comprehensive set of innovative technologies,

•	the belief that the complementary product and service offerings of the two companies will allow the combined company to better address customer demand, which will yield additional revenue opportunities,

•	the potential for a more expansive customer base and broader market reach,

•	the potential for an enhanced network of strategic partners and the benefits such a network would provide to the combined company’s customers,

•	the potential of combining two leading research and development, services and customer support teams, and

•	the increased financial strength and operational efficiencies that the combined company can potentially deliver;

•	historical information concerning Click2learn’s and Docent’s respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations for each company as filed with the SEC;

•	Click2learn management’s view of the financial condition, results of operations and businesses of Click2learn and Docent before and after giving effect to the transaction;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Click2learn’s common stock and Docent’s common stock;

•	the consideration to be received by Click2learn’s and Docent’s respective stockholders as a result of the transaction and the relationship between the current and historical market values of Click2learn common stock and Docent common stock and a comparison of comparable transactions;

•	the opportunity for Click2learn’s stockholders to participate in the potential for growth of the combined company after the completion of the transaction;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the prospects of Click2learn as an independent company;

•	the potential for other third parties to enter into strategic relationships with or to acquire Click2learn or Docent;

•	detailed financial analysis and pro forma and other information with respect to the companies presented to the Click2learn board of directors,

•	the presentation by representatives of Craig-Hallum Capital Group LLC, including Craig-Hallum’s opinion as of October 20, 2003, subject to the assumptions and considerations in its opinion, that the consideration to be paid to the stockholders of Click2learn pursuant to the transaction was fair from a financial point of view to Click2learn (please read Annex B carefully in its entirety and see “Opinion of Click2learn’s Financial Advisor” beginning on page 49);

•	the expectation that the transaction will be treated as a tax-free reorganization and/or a tax-free exchange for United States federal income tax purposes;

•	the expected impact of the transaction on Click2learn’s customers, strategic partners and employees;

•	the results of the due diligence investigation of Docent performed by Click2learn’s management, legal and financial advisors; and

•	the interests of the officers and directors of Docent in the transaction, including the matters disclosed under “Interests of Click2learn directors, officers and affiliates in the transaction” beginning on page 62.

The Click2learn board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the transaction, including, but not limited to:

•	the risk that the potential benefits sought in the transaction might not be fully realized;

•	the possibility that the transaction might not be consummated despite the parties’ efforts even if approved by stockholders;

•	the effect of public announcement of the transaction on:

•	Click2learn’s ability to attract and retain key management, marketing and technical personnel, and

•	the progress and status of certain projects and customer accounts;

•	the significant adverse impact to the net income of the combined company that will arise as a result of the impact of purchase accounting for the transaction;

•	the substantial costs to be incurred in connection with the transaction, including costs of integrating the businesses and transaction expenses arising from the transaction;

•	the risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

•	the challenges of integrating the businesses of Click2learn and Docent, which may be enhanced by the geographic separation of the companies;

•	the risk that Click2learn will not be able to pursue other potential business transactions as a result of the restrictions on the conduct of Click2learn’s business that are in effect through the closing of the transaction or the termination of the merger agreement; and

•	other risks described in the section of this joint proxy statement/prospectus entitled “ RISK FACTORS” beginning on page 21.

The foregoing discussion of the information and factors considered by the Click2learn board of directors is not intended to be exhaustive but includes the material factors considered by the Click2learn board. In view of the complexity and wide variety of information and factors, both positive and negative considered by the Click2learn board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the Click2learn board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Click2learn board conducted an overall analysis of the factors described above, including discussions with Click2learn’s management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Click2learn board may have given different weight to different factors. The Click2learn board considered all these factors as a whole and believed the factors supported its determination to approve the transaction.

Recommendation of Click2learn’s board of directors

After taking into consideration all of the factors set forth above, the Click2learn board of directors concluded that the transaction was advisable, fair to and in the best interests of, Click2learn and its stockholders, approved the transaction and the merger agreement, and recommends that Click2learn stockholders vote in favor of approval and adoption of the merger agreement. In considering the recommendation by the Click2learn board that you vote in favor of the merger agreement, you should be aware that some directors and officers of Click2learn have interests in the transaction that are different from, or are in addition to, the interests of Click2learn’s stockholders generally. Please see the section entitled “Interests of Click2learn directors, officers and affiliates in the transaction” beginning on page 62 of this joint proxy statement/prospectus.

Docent’s reasons for the transaction

In reaching its decision to approve and adopt the merger agreement and the Docent merger, the Docent board of directors consulted with Docent’s management and its financial and legal advisors, and considered a number of factors. In its decision to recommend and approve the transaction, the most important benefits identified by the board of directors of Docent were the following:

•	the potential strategic benefits of the transaction including:

•	the belief that the combined company can be a strong, viable leader in the business performance and learning management software industry,

•	the belief that the combined company can better serve its customers,

•	the belief that the combined company can provide the market with the most comprehensive set of innovative technologies,

•	the belief that the complementary product and service offerings of the two companies will allow the combined company to better address customer demand, which will yield additional revenue opportunities,

•	the potential for a more expansive customer base and broader market reach,

•	the potential for an enhanced network of strategic partners and the benefits such a network would provide to the combined company’s customers,

•	the potential of combining two leading research and development services and customer support teams, and

•	the increased financial strength and operational efficiencies that the combined company can potentially deliver;

•	historical information concerning Docent’s and Click2learn’s respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations for each company as filed with the SEC;

•	Docent management’s view of the financial condition, results of operations and businesses of Docent and Click2learn before and after giving effect to the transaction;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Docent’s common stock and Click2learn’s common stock;

•	the consideration to be received by Docent’s and Click2learn’s respective stockholders as a result of the transaction and the relationship between the current and historical market values of Docent common stock and Click2learn common stock and a comparison of comparable transactions;

•	the opportunity for Docent’s stockholders to participate in the potential for growth of the combined company after the transaction;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the prospects of Docent as an independent company;

•	the potential for other third parties to enter into strategic relationships with or to acquire Docent or Click2learn;

•	detailed financial analysis and pro forma and other information with respect to the companies presented to the Docent board of directors,

•	the presentation by representatives of C.E. Unterberg, Towbin, including C.E. Unterberg, Towbin’s opinion as of October 20, 2003, subject to the assumptions and considerations in its opinion, that the consideration to be paid to the stockholders of Docent pursuant to the Docent merger was fair from a financial point of view to Docent (please read Annex C carefully in its entirety and see “Opinion of Docent’s Financial Advisor” beginning on page 56);

•	the expectation that the transaction will be treated as a tax-free reorganization and/or a tax-free exchange for United States federal income tax purposes;

•	the expected impact of the transaction on Docent’s customers, strategic partners and employees;

•	the results of the due diligence investigation of Click2learn performed by Docent’s management, legal and financial advisors; and

•	the interests of the officers and directors of Docent in the transaction, including the matters disclosed under “Interests of Docent directors, officers and affiliates in the transaction” beginning on page 63.

The Docent board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the transaction, including, but not limited to:

•	the risk that the potential benefits sought in the transaction might not be fully realized;

•	the possibility that the transaction might not be consummated despite the parties’ efforts, even if approved by stockholders;

•	the effect of public announcement of the transaction on:

•	Docent’s ability to attract and retain key management, marketing and technical personnel, and

•	the progress and status of certain projects and customer accounts;

•	the significant adverse impact to the net income of the combined company that will arise as a result of the impact of purchase accounting for the transaction;

•	the substantial costs to be incurred in connection with the transaction, including costs of integrating the businesses and transaction expenses arising from the transaction;

•	the risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

•	the challenges of integrating the businesses of Docent and Click2learn, which may be enhanced by the geographic separation of the companies;

•	the risk that Docent will not be able to pursue other potential business transactions as a result of the restrictions on the conduct of Docent’s business that are in effect through the closing of the transaction or the termination of the merger agreement; and

•	various other risks described in the section of this joint proxy statement/prospectus entitled “RISK FACTORS” beginning on page 21.

The foregoing discussion of the information and factors considered by the Docent board of directors is not intended to be exhaustive but includes the material factors considered by the Docent board. In view of the complexity and wide variety of information and factors, both positive and negative considered by the Docent board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the Docent board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Docent board conducted an overall analysis of the factors described above, including discussions with Docent’s management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Docent board of directors may have given different weight to different factors. The Docent board considered all these factors as a whole and believed the factors supported its determination to approve the transaction.

Recommendation of Docent’s board of directors

After taking into consideration all of the factors set forth above, the Docent board of directors concluded that the transaction was advisable, fair to and in the best interests of, Docent and its stockholders, approved the transaction and the merger agreement, and recommends that Docent stockholders vote in favor of approval and adoption of the merger agreement. In considering the recommendation by the Docent board that you vote in favor of the merger agreement, you should be aware that some directors and officers of Docent have interests in the transaction that are different from, or are in addition to, the interests of Docent’s stockholders generally. Please see the section entitled “Interests of Docent directors, officers and affiliates in the transaction” beginning on page 63 of this joint proxy statement/prospectus.

Opinion of Click2learn’s financial advisor

Click2learn retained Craig-Hallum Capital Group LLC, pursuant to an engagement letter dated September 25, 2003, to render an opinion as to the fairness of the exchange ratio to be received by Click2learn stockholders (which we refer to as the Click2learn exchange ratio), from a financial point of view, to the stockholders of Click2learn.

In a meeting of the board of directors of Click2learn on October 20, 2003 held to evaluate the proposed transaction, Craig-Hallum delivered its written opinion to the board of directors to the effect that as of October 20, 2003 and based on the assumptions made, matters considered and limits of its review set forth in its written opinion, the Click2learn exchange ratio was fair from a financial point of view to the holders of Click2learn common stock. The Click2learn exchange ratio was determined on the basis of negotiations between Click2learn and Docent and was approved by the Click2learn board of directors.

The full text of Craig-Hallum’s opinion dated October 20, 2003, attached as Annex B, describes the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Craig-Hallum in rendering its opinion. The Craig-Hallum opinion was prepared for the use and benefit of the Click2learn board of directors as one element in its consideration of the transactions contemplated by the parties, did not address the underlying business decision by Click2learn to engage in the transaction, and does not constitute a recommendation as to how any stockholder should vote without respect to the transaction. The following summary of Craig-Hallum’s opinion is qualified in its entirety by reference to the full text of the Craig-Hallum opinion.

Craig-Hallum’s opinion relates to the relative values of Click2learn and Docent. Craig-Hallum did not express any opinion as to what the value of Newco shares would be when issued in the transaction or the price at which Newco shares would trade or otherwise be transferable subsequent to the transaction. Craig-Hallum was not requested to consider, and its opinion does not constitute a recommendation, of the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available for Click2learn.

In conducting its analysis and rendering its opinion as expressed herein, Craig-Hallum reviewed and considered such financial and other factors as it deemed appropriate under the circumstances including, among other things, the following:

•	the merger agreement;

•	publicly available financial statements and other information of Click2learn and Docent;

•	certain internal financial statements and other historical financial and operating data concerning Click2learn prepared by the management of Click2learn;

•	certain internal financial statements and other historical financial and operating data concerning Docent prepared by the management of Docent;

•	certain financial projections prepared by the respective management of Click2learn and Docent;

•	past and current business operations and prospects of Click2learn as provided by senior management of Click2learn;

•	past and current business operations and prospects of Docent as provided by senior management of Docent;

•	certain strategic, financial and operational benefits expected by the respective senior management of Docent and Click2learn to be derived from the transaction;

•	the potential pro-forma impact of the transactions contemplated under the merger agreement on, among other things, Newco’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	information prepared by the members of the respective senior management teams of Click2learn and Docent relating to the relative contributions of Click2learn and Docent to the combined company;

•	the reported prices and trading activity for Click2learn’s common stock and Docent’s common stock;

•	the financial performance, the price and trading activity for the equity securities of certain other publicly-traded companies with businesses that Craig-Hallum considered relevant to its inquiry; and

•	the financial terms of certain business combinations to the extent publicly available involving companies with businesses that Craig-Hallum considered relevant to its inquiry.

For purposes of rendering its opinion, based on Click2learn’s direction and with its consent, Craig-Hallum assumed that, in all respects material to its analysis, the representations and warranties of Click2learn contained in the merger agreement were true and correct, Newco, Click2learn and Docent would each perform all of the covenants and agreements to be performed by each of them under the merger agreement, and all of the conditions to the obligations of Click2learn to consummate the transactions contemplated under the merger agreement would be satisfied without any waiver thereof.

Moreover, Craig-Hallum in its review and analysis and in rendering its opinion, with Click2learn’s permission, assumed and relied upon the accuracy and completeness of all information provided to Craig-Hallum by the respective managements of Click2learn and Docent, as well as publicly available information. Craig-Hallum was not engaged, and did not assume responsibility, to independently verify this information. Craig-Hallum also assumed, with Click2learn’s consent:

•	that Click2learn and Docent were not aware of any facts that would make such information inaccurate or misleading;

•	that with respect to financial forecasts received from the respective management of Click2learn and Docent, as well as information relating to certain strategies, financial and operational benefits anticipated from the transaction, that such forecasts and information were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the future financial condition and performance of Click2learn, Docent, and Newco, respectively;

•	that the transaction would be consummated in accordance with the terms set forth in the merger agreement without material modification or waiver, including among other things that the transaction would constitute a tax-free reorganization and/or a tax-free exchange for United States federal income tax purposes; and

•	that all legal advice given to the board of directors of Click2learn by its counsel was correct and Craig-Hallum made no independent investigations of any legal matters affecting Click2learn or Docent.

In accordance with Click2learn’s instructions, Craig-Hallum did not perform an independent evaluation or appraisal of any of the respective properties, assets or liabilities (contingent or otherwise) of Click2learn or Docent and was not furnished with any such valuations or appraisals. In addition, Craig-Hallum did not assume any obligation to conduct any physical inspection of the properties or facilities of Click2learn or Docent.

Craig-Hallum’s opinion was limited to the fairness, from a financial point of view, to the holders of Click2learn’s common stock, of the Click2learn exchange ratio pursuant to the merger agreement. According to the terms of its engagement agreement with Click2learn, although events occurring after the date hereof may materially affect the assumptions used in preparing its opinion, Craig-Hallum does not have any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses Performed by Craig-Hallum Capital Group LLC

The following is a summary of the material financial analyses performed by Craig-Hallum in connection with rendering its opinion.

Implied Click2learn Transaction Multiple Analysis. Craig-Hallum calculated the implied offer price for Click2learn as a result of the transaction to be $1.79 for each share of Click2learn common stock by multiplying the relative Click2learn exchange ratio to the Docent exchange ratio of 0.4354 by Docent’s closing price per share of $4.10 on October 17, 2003. Craig-Hallum calculated the current equity value of Click2learn to be $58.7 million by multiplying the closing price per share for Click2learn’s common stock on October 17, 2003 of $1.80 by the total number of shares of outstanding Click2learn common stock, including net shares issuable upon the exercise of stock options and warrants. Craig-Hallum then calculated the current enterprise value of Click2learn as a separate entity to be $46.2 million by subtracting net cash and cash equivalents of $12.6 million from Click2learn’s current equity value as a separate entity of $58.7 million.

Using the equity value of $58.7 million for Click2learn as set forth above, Craig-Hallum calculated multiples of revenues and gross profit for Click2learn’s projected calendar year 2003, 2004, and 2005 based on publicly available Wall Street research reports and discussions with Click2learn management. The table below summarizes the results of this analysis:

	Revenue	Multiple	Gross Profit	Multiple
FY 2003	$33.7	1.74x	$24.8	2.37x
FY 2004	$39.2	1.50x	$30.4	1.93x
FY 2005	$44.2	1.33x	$34.5	1.70x

Using the enterprise value of $46.2 million for Click2learn which was calculated as set forth above, Craig-Hallum calculated multiples of revenues and gross profit information for Click2learn’s projected calendar year 2003, 2004, and 2005 based on publicly available Wall Street research reports and discussions with Click2learn management. The table below summarizes the results of this analysis:

	Revenue	Multiple	Gross Profit	Multiple
FY 2003	$33.7	1.37x	$24.8	1.86x
FY 2004	$39.2	1.18x	$30.4	1.52x
FY 2005	$44.2	1.05x	$34.5	1.34x

Premium to Historical Stock Price and Exchange Ratio. Using publicly available information, Craig-Hallum calculated the average premium to historical stock price for Click2learn common shares over certain trading periods ending on October 17, 2003. The average premium to historical stock price was calculated by comparing the actual daily stock price of Click2learn over certain periods to the implied offer price of $1.79 in the transaction and averaging them over such period. The resulting average premium to historical stock price and exchange ratio for the periods up to and including October 17, 2003, were as follows:

	Stock Price	% Premium
Current	$1.80	-0.8%
10 Day Average	$1.81	-1.4%
1 Month Average	$1.84	-3.0%
3 Month Average	$1.84	-3.0%
6 Month Average	$1.72	3.8%

Craig-Hallum observed that the implied offer price of Click2learn common stock in the transaction of $1.79 was within 5% of the average closing stock price during all above periods prior to October 17, 2003, and was at a premium to the average closing stock price of Click2learn common stock for the 6-month period prior to October 17, 2003.

The average exchange ratio for a relevant period was calculated by dividing the daily stock price of Click2learn by the daily stock price of Docent for the relevant periods and averaging them over such period. The average relative exchange ratio, as well as the range of high and low relative exchange ratios, was compared over certain periods to the relative exchange ratio in the transaction of 0.4354. The resulting comparison of relative exchange ratios for the periods up to and including October 17, 2003, were as follows:

	High	Average	Low
Current	0.439x	0.439x	0.439x
10 Day Average	0.482x	0.446x	0.424x
1 Month Average	0.522x	0.468x	0.424x
3 Months Average	0.610x	0.490x	0.413x
6 Months Average	0.674x	0.482x	0.320x

Craig-Hallum observed that the proposed relative exchange ratio in the transaction of 0.4354 was within the range of high and low relative exchange ratios for the 10-day, 1 month, 3 month and 6 month periods prior to October 17, 2003. Craig-Hallum also observed that the proposed relative exchange ratio in the merger of 0.4354 was within 1% of the current relative exchange ratios as of October 17, 2003.

Stock Trading Analysis. Craig-Hallum reviewed the per share daily closing market prices of Click2learn and Docent for the 10-day, one-month, three-month, and six-month periods ended October 17, 2003. The high, average and low prices for shares of Click2learn and Docent during the period were as follows:

CLICK2LEARN

	High	Average	Low
6 Months	$2.38	$1.72	$1.14
3 Months	$2.24	$1.84	$1.57
1 Month	$2.03	$1.84	$1.73
10 Trading Days	$1.90	$1.81	$1.73

DOCENT

	High	Average	Low
6 Months	$4.20	$3.56	$2.65
3 Months	$4.20	$3.77	$3.50
1 Month	$4.20	$3.93	$3.68
10 Trading Days	$4.20	$4.07	$3.88

Craig-Hallum observed that the implied offer price for Click2learn of $1.79 was within the range of the 10-day, one, three and six month trading ranges of the Click2learn common stock.

Comparable Public Company Analysis. Using publicly available Wall Street research analyst forecasts, Craig-Hallum compared certain financial, operating and stock market information and ratios for Click2learn with the corresponding data of seven publicly traded companies engaged in business that Craig-Hallum judged to be reasonably comparable to Click2Learn. The selected publicly traded companies were:

•	Centra Software, Inc.

•	DigitalThink, Inc.

•	Docent, Inc.

•	Lightspan, Inc.

•	Plato Learning, Inc.

•	Saba Software, Inc.

•	Systems & Computer Technology Corp.

Craig-Hallum determined the ratio of market capitalization to actual and estimated revenues for fiscal years 2002 and 2003, respectively, and the ratio of market capitalization to current enterprise value. Estimated revenue figures for 2003 were based on published research analyst reports. The following table represents the range of multiples, as well as mean and median, used by Craig-Hallum for the above companies:

	Mean	Median	Low	High
2002 Revenue (Actual)	1.91x	1.94x	1.19x	2.59x
2003 Revenue (Estimate)	1.80x	1.84x	1.18x	2.50x
Enterprise Value	1.32x	1.20x	0.99x	2.26x

Craig-Hallum then compared the range of revenue multiples to Click2learn’s actual 2002 revenue to Click2learn’s market cap multiple of 1.91x as of October 17, 2003. Craig-Hallum observed Click2learn’s 2002 revenue multiple to be well within the range of comparable company multiples, and in fact, equivalent to the mean peer group multiple.

For the year 2003, Craig-Hallum compared the range of revenue multiples to Click2learn’s estimated 2003 revenue to Click2learn’s market cap multiple of 1.74 as of October 17, 2003. Craig-Hallum observed Click2learn’s estimated 2003 revenue multiple to be well within the range of comparable company multiples.

Craig-Hallum compared the range of enterprise value multiples to Click2learn’s enterprise value multiple of 1.26x as of October 17, 2003. Craig-Hallum observed Click2learn’s enterprise value multiple to be well within the range of comparable company multiples.

Comparable Acquisition Analysis. Craig-Hallum reviewed certain publicly available information relating to a total of 53 selected prior acquisition transactions occurring from March 2000 to August 2003 that Craig-Hallum deemed to be reasonably similar to the transaction. All of these transactions were specifically in the systems software industry and showed other comparable characteristics.

For each of these transactions, Craig-Hallum compared the “transaction value” as a multiple of the last twelve months revenue of the target company, market capitalization of the company at the time of transaction, and enterprise value at the time of transaction, where “transaction value” is generally defined as the sum of the per share offer price for the target company multiplied by the number of company shares outstanding and the number of target company options outstanding, net of option proceeds, plus the preferred equity at liquidation, if any, the short-term debt, the long-term debt and any minority interests, less cash, marketable securities and exercisable option proceeds. The following table shows the results of these analyses:

	Mean	Median	Low	High
Revenue	1.56x	1.12x	0.02x	8.34x
Market Capitalization	1.62x	1.37x	0.13x	6.24x
Enterprise Value	2.19x	2.06x	0.35x	7.18x

Craig-Hallum compared the foregoing range of revenue multiples to Click2learn’s revenue multiple of 1.91x. Craig-Hallum observed that this multiple was well within the range of comparable transaction multiples, and exceeded both the mean and median multiple.

Craig-Hallum compared the foregoing range of market cap multiples to Click2learn’s market cap multiple of 1.00x. Craig-Hallum observed that this multiple was well within the range of comparable transaction multiples.

Craig-Hallum compared the foregoing range of enterprise value multiples to Click2learn’s enterprise value multiple of 1.26x. Craig-Hallum observed that this multiple was well within the range of comparable transaction multiples.

It should be noted that no company utilized in the comparable public company analysis above is identical to Click2learn, nor are any of the comparable merger or acquisition transactions utilized in the Comparable Acquisition Analysis above identical to the transactions contemplated by the merger agreement. In evaluating companies identified by Craig-Hallum as comparable to Click2learn or transactions identified by Craig-Hallum as comparable to the transaction, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Click2learn, such as the impact of competition on the business of Click2learn and Docent and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Click2learn, Docent or the industry or in the financial markets in general. Accordingly, a complete analysis cannot be limited to a quantitative review of these results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the public trading values of such comparable companies to which they are being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data. In addition, various analyses performed by Craig-Hallum incorporated projections prepared by research analysts using only publicly available information. These estimates may or may not prove to be accurate.

Relative Contribution Analysis—Implied Ownership. Craig-Hallum analyzed the relative contributions of Click2learn and Docent to revenue and gross profit of the combined entity for the years 2001, 2002 and 2003 using actual revenue and gross profit results and published Wall Street analysts’ forecasts, respectively, and information from Click2learn and Docent management. These analyses were performed without taking into account any potential synergies resulting from the transaction.

Using the forecasted revenue projections, Craig-Hallum observed the range of revenue contribution of Click2learn to Newco from 2001 to 2003 to be 51.7% to 52.7% and that the proposed ownership ratio for Click2learn in the transaction of 52% was within the range of the contribution analysis to the combined entity.

Using the forecasted gross profit projections, Craig-Hallum observed the range of gross profit contribution of Click2learn to Newco from 2001 to 2003 to be 54.0% to 60.7% and that the proposed ownership ratio for Click2learn in the transaction of 52% was below the range of the contribution analysis to the combined entity; however, the 52% ownership ratio in the transaction was within 5% of the low range of gross profit contribution.

Relative Contribution Analysis—Contribution to Growth. Using actual revenue, gross profit and net income results and projections from Wall Street analysts’ research reports and information from Click2learn and Docent, Craig-Hallum also calculated the relative contributions of Click2learn and Docent to the projected growth in revenue, gross profit and net income of the combined entity for the years 2002 and 2003. These analyses were performed without taking into account any potential synergies resulting from the transaction.

Using the forecasted revenue, gross profit and net income projections, Craig-Hallum observed that range of contribution of Click2learn to growth in the metrics for Newco from 2002 to 2003 to be from 32.3% to 57.1%. The proposed ownership ratio for Click2learn in the transaction of 52% is within the range of the contribution analysis to the combined entity.

The foregoing descriptions are intended to summarize the material financial analyses performed by Craig-Hallum for the Click2learn board, but do not purport to be a complete description of all the analyses underlying the Craig-Hallum opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Craig-Hallum did not attribute any particular weight to any analysis and factor. Accordingly, Craig-Hallum believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Craig-Hallum, Click2learn or Docent and involve the application of complex methodologies and educated judgment. Any estimates contained in the analyses performed by Craig-Hallum are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the Craig-Hallum opinion and the presentation to the Click2learn board of directors were among many factors taken into consideration by the Click2learn board in making its determination to approve, and to recommend that its stockholders approve, the merger agreement and the transaction. The terms of the transaction, including the Click2learn exchange ratio, were determined through negotiations between Click2learn and Docent and were not determined or recommended by Craig-Hallum. Consequently, the Craig-Hallum analyses should not be viewed as determinative of the decision of the Click2learn board or Click2learn management with respect to the fairness of the Click2learn exchange ratio.

The Click2learn board of directors selected Craig-Hallum to act as its financial advisor because of its experience in transactions similar to this transaction and because Craig-Hallum is familiar with Click2learn and its business. As part of Craig-Hallum’s investment banking businesses, Craig-Hallum is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Under the terms of the engagement letter between Craig-Hallum and Click2learn, Craig-Hallum provided the financial fairness opinion in connection with the transaction, and Click2learn agreed to pay Craig-Hallum a customary fee. In addition, Click2learn agreed to indemnify Craig-Hallum and its affiliates, their respective directors, officers, agents and employees and each person, if any, against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Craig-Hallum’s engagement.

In the past, Craig-Hallum provided financial advisory and financing services to Click2learn and may continue to do so and has received, and may receive fees for rendering of such services. In rendering its fairness opinion, Craig-Hallum acted on behalf of the board of directors of Click2learn and will receive a fee from Click2learn for its services. In the ordinary course of its business, Craig-Hallum may actively trade in the securities of Click2learn and Docent, for its own account and for the accounts of its customers. Accordingly, Craig-Hallum may at any time hold a long or short position in such securities.

Opinion of Docent’s financial advisor

Pursuant to an engagement letter dated August 13, 2003, Docent engaged C.E. Unterberg, Towbin to render an opinion as to the fairness of the exchange ratio to be received by Docent stockholders (which we refer to as the Docent exchange ratio), from a financial point of view, to the stockholders of Docent.

In a meeting of the Docent board of directors on October 20, 2003 held to evaluate the proposed transaction, C.E. Unterberg, Towbin delivered to the Docent board its oral opinion, subsequently confirmed in writing on the same day, that, as of that date and based on the assumptions made, the matters considered and the limitations on the review undertaken described orally to the Docent board and in the written opinion, the Docent exchange ratio was fair, from a financial point of view, to the stockholders of Docent. The Docent exchange ratio was determined through negotiations between the respective managements of Docent and Click2learn. C.E. Unterberg, Towbin assisted Docent management in the negotiations leading to an agreement on the principal structural terms of the transaction.

The full text of the C.E. Unterberg, Towbin opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C. The summary of the C.E. Unterberg, Towbin opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the C.E. Unterberg, Towbin opinion. We encourage Docent stockholders and Click2learn stockholders to read the C.E. Unterberg, Towbin opinion in its entirety. The C.E. Unterberg, Towbin opinion was prepared for the benefit and use of the Docent board of directors in connection with its evaluation of the transaction and does not constitute a recommendation to stockholders of Docent or Click2learn as to how they should vote, or take any other action, with respect to the transaction.

The C.E. Unterberg, Towbin opinion does not address:

•	the relative merits of the transaction and the other business strategies that the Docent board has considered or may be considering; or

•	the underlying business decision of the Docent board to proceed with the transaction.

C.E. Unterberg, Towbin did not express any opinion as to:

•	the value of any employee agreement or other arrangement entered into in connection with the transaction;

•	any tax or other consequences that might result from the transaction; or

•	what the value of Newco’s common stock will be when issued to Docent’s stockholders and Click2learn’s stockholders pursuant to the transaction or the price at which the shares of Newco common stock that are issued pursuant to the transaction may be traded in the future.

In connection with the preparation of the C.E. Unterberg, Towbin opinion, among other things, C.E. Unterberg:

•	reviewed certain publicly available financial statements and other business and financial information of Click2learn and Docent;

•	reviewed certain internal financial statements, forecasts and other financial and operating data concerning Click2learn and Docent prepared by the managements of Click2learn and Docent, respectively;

•	reviewed with the management of Click2learn certain publicly available estimates of research analysts relating to Click2learn;

•	held discussions with the respective managements of Click2learn and Docent concerning the businesses, past and current operations, financial conditions and future prospects of both Click2learn and Docent, independently and combined, including discussions with the managements of Click2learn and Docent concerning synergies that are expected to result from the transaction as well as their views regarding the strategic rationale for the transaction;

•	reviewed the financial terms and conditions set forth in the last draft of the merger agreement reviewed by C.E. Unterberg, Towbin;

•	reviewed the stock price and trading history of Click2learn common stock and Docent common stock;

•	compared the financial terms of the transaction with the financial terms, to the extent publicly available, of other transactions that C.E. Unterberg, Towbin deemed relevant;

•	performed a pro forma merger analysis of the combined company;

•	prepared an analysis of the relative contributions of Click2learn and Docent to Newco;

•	prepared an analysis of the stock price performance of Click2learn common stock and Docent common stock with that of certain other publicly traded companies comparable with Click2learn and Docent, respectively, and the Nasdaq composite index;

•	participated in discussions and negotiations among representatives of Click2learn and Docent and their financial and legal advisors; and

•	made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

In its review and analyses, and in arriving at its opinion, C.E. Unterberg, Towbin assumed and relied on the accuracy and completeness of the financial and other information provided to it (including information furnished to it verbally or otherwise discussed with it by the managements of Click2learn and Docent) or publicly available and neither attempted to verify nor assumed responsibility for verifying any such information. Furthermore, C.E. Unterberg, Towbin did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Click2learn or Docent, nor was C.E. Unterberg, Towbin furnished with any such evaluation or appraisal.

With respect to the financial forecasts and projections (and the assumptions and basis therefore) for each of Click2learn and Docent that C.E. Unterberg, Towbin reviewed, it assumed that such forecasts and projections:

•	had been reasonably prepared in good faith on the basis of reasonable assumptions; and

•	reflected the best available estimates and judgments as to the future financial condition and performance of Docent and Click2learn, respectively, at such time.

In addition, C.E. Unterberg, Towbin assumed that the transaction will be consummated upon the terms set forth in the merger agreement without material alteration thereof and that the transaction will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended.

C.E. Unterberg, Towbin relied as to all legal matters relevant to rendering its opinion on the advice of its counsel.

Although developments following the date of the C.E. Unterberg, Towbin opinion may affect the conclusion expressed in its opinion, C.E. Unterberg, Towbin assumed no obligation to update, revise or reaffirm its opinion. The C.E. Unterberg, Towbin opinion is necessarily based on market, economic and other conditions as in effect on, and information made available to C.E. Unterberg, Towbin as of, the date of the C.E. Unterberg, Towbin opinion, and C.E. Unterberg, Towbin has disclaimed any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The C.E. Unterberg, Towbin opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the Docent exchange ratio.

Summary of Financial Analyses Performed by C.E. Unterberg, Towbin

The following is a summary of the material financial analyses performed by C.E. Unterberg, Towbin in connection with rendering the C.E. Unterberg, Towbin opinion. The summary of the financial analyses is not a complete description of all the analyses performed by C.E. Unterberg, Towbin. Certain of the information in this section is presented in a tabular form. In order to better understand the financial analyses performed by C.E. Unterberg, Towbin, these tables must be read together with the text of each summary. The C.E. Unterberg, Towbin opinion is based on the totality of the various analyses performed by C.E. Unterberg, Towbin and no particular portion of the analyses has any merit standing alone.

Historical Exchange Ratio Analysis. C.E. Unterberg, Towbin compared the average ratio of the closing price of Click2learn common stock to the closing price of Docent common stock over various periods ending October 17, 2003. The following table sets forth the average ratio of the closing prices of Click2learn common stock compared to Docent common stock for the various periods ending October 17, 2003.

Period Ending October 17, 2003	Average Ratio of Closing Price of Click2learn common stock compared to Docent common stock
1 Trading Day	2.278x
10 Trading Days	2.238x
20 Trading Days	2.152x
30 Trading Days	2.112x
60 Trading Days	2.078x
90 Trading Days	2.027x
252 Trading Days	2.268x

Comparable Companies Analysis. Using publicly available information, C.E, Unterberg, Towbin compared certain trading multiples of the following publicly traded companies in the eLearning, Employee Relationship Management and Enterprise Software sectors to the relevant trading multiples of Docent and Click2learn, as set forth in the table below:

Corporate e-Learning Companies	Employee Relationship Management Companies	Enterprise Software Companies
Centra Software, Inc.	Kronos, Incorporated	Blue Martini Software, Inc.
DigitalThink, Inc.	Lawson Software, Inc.	Interwoven, Inc.
Saba Software, Inc.	Oracle Corporation	MatrixOne, Inc.
SkillSoft plc	Peoplesoft, Inc.	SeeBeyond Technology Corporation
SAP AG
TALX Corporation

No company compared in the comparable companies analysis is identical to Docent or Click2learn. Accordingly, an analysis of the results of the foregoing is not entirely mathematical and involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the company to which they are being compared.

Comparable Companies	Docent Revenue	Multiple Range	Implied Docent Enterprise Value	Implied Docent Equity Value	Implied Value Per Share
2002 Revenues	$27.8	0.7x - 1.0x	$19.5 - $27.8	$55.2 - $63.6	$3.92 - $4.51
2003 Estimated Revenues	29.3	0.6x - 1.2x	$17.6 - $35.1	$53.4 - $70.9	$3.79 - $5.04

Precedent Merger of Equals Analysis. Using publicly available information, C.E. Unterberg, Towbin analyzed the consideration offered and the implied transaction value premiums or discounts paid or proposed to be paid in selected merger of equals transactions in the technology industry, including:

Oplink Communications, Inc./Avanex Corporation (March 19, 2002)

Visionics Corporation/Identix, Inc. (February 22, 2002)

Proxim, Inc./Western Multiplex Corporation (January 17, 2002)

Virata Corporation/Globespan, Inc. (October 1, 2001)

Mission Critical Software, Inc./NetIQ Corporation (February 25, 2000)

In analyzing these “precedent transactions,” C.E. Unterberg, Towbin compared, among other things, the premiums and discounts paid to the one-day, one-week and one-month closing prices. All premiums and discounts for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following table illustrates the implied enterprise valuations, the implied equity valuations and the implied equity valuations per share for Docent derived from applying a range of premiums and discounts that C.E. Unterberg, Towbin derived from the precedent transactions:

Premium Paid to	Docent Stock Price	Premium Range			Implied Docent Enterprise Value	Implied Docent Equity Value (1)	Implied Value Per Share (2)
		Discount		Premium
1 Day Prior Stock Price	$4.20	(10.0)%	-	10.0%	$17.4 - $29.3	$53.2 - $65.1	$3.78 - $4.62
1 Week Prior Stock Price	$4.05	(15.0)%	-	10.0%	$12.7 - $27.0	$48.5 - $62.7	$3.44 - $4.46
1 Month Prior Stock Price	$3.94	(20.0)%	-	15.0%	$ 8.6 - $28.0	$44.4 - $63.8	$3.15 - $4.53

Notes:

(1)	Enterprise value includes net debt of ($35.8) million
(2)	Based on Docent’s fully diluted treasury shares of 14.1 million

No transaction compared in the precedent transaction analysis is identical to the transaction. Accordingly, an analysis of the results of the foregoing is not based entirely on the premium/(discount) of any one transaction or all the transactions to which they are being compared.

Contribution Analysis. Based on the companies’ internal forecasts and Wall Street financial analyst estimates, C.E. Unterberg, Towbin analyzed the respective contributions of Docent and Click2learn to the estimated revenues of the combined company for calendar year 2002, calendar year 2003, the third quarter of calendar year 2003 and the fourth quarter of calendar year 2003.

C.E. Unterberg, Towbin also compared the relative contributions of Docent and Click2learn to the pro forma revenues of the combined company to the relative pro forma ownership interests in the combined company, as set forth in the following table:

	Docent (1)		Click2learn (2)
	Amount	%	Amount	%
Revenues
Calendar year 2002	$27.8	47.7%	$30.5	52.3%
Calendar year 2003	29.3	48.0%	31.7	52.0%
Third Quarter 2003	7.0	48.3%	7.5	51.7%
Fourth Quarter 2003	7.5	48.4%	8.0	51.6%

Gross Profit
Calendar year 2002	$17.3	44.8%	$21.4	55.2%
Calendar year 2003	20.0	46.2%	23.3	53.8%
Third Quarter 2003	4.9	47.1%	5.5	52.9%
Fourth Quarter 2003	5.3	47.0%	6.0	53.0%

Operating Income
Calendar year 2002	$(24.4)	NMF	$(10.3)	NMF
Calendar year 2003	(10.6)	NMF	(3.9)	NMF
Third Quarter 2003	(2.7)	NMF	(1.3)	NMF
Fourth Quarter 2003	(2.0)	NMF	(1.0)	NMF

Cash Earnings(3)
Calendar year 2002	$(21.8)	NMF	$(8.1)	NMF
Calendar year 2003	(9.6)	NMF	(3.0)	NMF
Third Quarter 2003	0.3	NMF	(1.1)	NMF
Fourth Quarter 2003	(1.6)	NMF	(0.8)	NMF

Mean		46.8%		53.2%
Median		47.0%		53.0%

Market Cap (Basic)(4)	$53.7	47.9%	$58.5	52.1%

Market Cap (Fully Diluted)(4)	$57.7	48.6%	$61.0	51.4%

Enterprise Value(4)……………	$22.0	31.2%	$48.4	68.8%

(1)	Figures based on public filings and management estimates.
(2)	Figures based on public filings and management estimates.
(3)	Net of amortization of intangible assets and stock-based compensation expense.
(4)	Based on Docent’s closing price of $4.10 and Click2learn’s closing price of $1.80 as of 10/17/03.

Pro Forma Analysis. C.E. Unterberg, Towbin analyzed certain pro forma effects resulting from the transaction, including, among other things, the impact of the transaction on the projected revenues per share and earnings per share and earnings per share of the combined company for calendar year 2002 and calendar year 2003.

Other Factors and Comparative Analysis. In rendering its opinion, C.E. Unterberg, Towbin considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of:

•	the history of trading prices and volume for Docent common stock for the period from October 17, 2002 to October 17, 2003;

•	the history of trading prices and volume for Click2learn common stock for the period from October 17, 2002 to October 17, 2003; and

•	selected published analysts’ reports on Click2learn.

While the preceding summary describes analyses and factors that C.E. Unterberg, Towbin deemed material in its presentation to the Docent board of directors, it is not a comprehensive description of all analyses and factors considered by C.E. Unterberg, Towbin. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by C.E. Unterberg, Towbin. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by C.E. Unterberg, Towbin are based on all analyses and factors taken as a whole and also on the application of C.E. Unterberg, Towbin’s experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. C.E. Unterberg, Towbin therefore gives no opinion as to the value or merit of any one or more parts of the analysis that it performed standing alone. In performing its analyses, C.E. Unterberg, Towbin considered general economic, market and financial conditions and other matters, many of which are beyond the control of Docent and Click2learn. The analyses performed by C.E. Unterberg, Towbin are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.

The engagement letter between C.E. Unterberg, Towbin and Docent provides that, for its services, C.E. Unterberg, Towbin is entitled to receive a transaction fee upon completion of the transaction and a fee payable upon delivery of its opinion. Docent has also agreed to reimburse C.E. Unterberg, Towbin for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless C.E. Unterberg, Towbin and its affiliates and any director, employee or agent of C.E. Unterberg, Towbin or any of its affiliates, or any person controlling C.E. Unterberg, Towbin or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by C.E. Unterberg, Towbin as financial advisor to Docent. The terms of the fee arrangement with C.E. Unterberg, Towbin, which Docent and C.E. Unterberg, Towbin believe are customary in transactions of this nature, were negotiated at arm’s length between Docent and C.E. Unterberg, Towbin, and the Docent board of directors was aware of such fee arrangements, including the fact that a significant portion of the fees payable to C.E. Unterberg, Towbin is contingent upon completion of the transaction. In the ordinary course of its business, C.E. Unterberg, Towbin may trade in Docent’s, Click2learn’s and Newco’s securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in Docent’s, Click2learn’s and Newco’s securities.

C.E. Unterberg, Towbin was retained based on C.E. Unterberg, Towbin’s experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. C.E. Unterberg, Towbin is a nationally recognized investment banking firm. As part of its investment banking business, C.E. Unterberg, Towbin is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Interests of Click2learn directors, officers and affiliates in the transaction

When considering the recommendation of the Click2learn board of directors, you should be aware that Click2learn’s directors and officers have interests in the transaction that are different from, or are in addition to, your interests. The Click2learn board was aware of these potential conflicts and considered them.

Under the terms of the merger agreement and based on subsequent discussions between Docent and Click2learn, several members of Click2learn’s executive management team and board of directors will become executive officers and/or members of the board of directors of Newco, as follows:

Name	Click2learn Position	Newco Position
Kevin Oakes	Chief Executive Officer, Chairman of the board of directors	President, Director

Srinivasan Chandrasekar	Chief Technology Officer	Senior Vice President, Products

Sudheer Koneru	Chief Strategy Officer	Senior Vice President, International Operations

Steven Esau	Senior Vice President, General Counsel and Secretary	Senior Vice President, General Counsel, Secretary

Sally Narodick	Lead Director	Director

John Coné	Director	Director

Vijay Vashee	Director	Director

Click2learn has granted options that will fully accelerate upon completion of the transaction as follows:

•	Click2learn’s directors hold options to purchase an aggregate of 352,500 shares of Click2learn common stock that accelerate according to the terms of Click2learn’s 1998 Directors Stock Option Plan;

•	Kevin Oakes holds options to purchase an aggregate of 573,375 shares of Click2learn common stock that accelerate according to the terms of an employment agreement; and

•	Jonathan Morgan holds an option to purchase 10,000 shares of Click2learn common stock that accelerate according to the terms of the option grant;

Click2learn’s Change of Control Executive Severance Plan, applicable to Kevin Oakes, John Atherly, Steven Esau, Gary Millrood, Sudheer Koneru, Srinivasan Chandrasekar, Rick Collins, Ray Pitts, James Federico and Grant Smuts, provides that if a covered officer is terminated without cause or terminates such officer’s employment for good reason within 12 months following the completion of the transaction, such officer will be entitled to:

•	a severance payment equal to three to 12 months of such officer’s salary, based upon the length of the officer’s employment with Click2learn; and

•	all options to purchase common stock held by such officer will fully vest.

Provisions in the merger agreement provide that Newco’s and Click2learn’s charter documents will contain exculpation and indemnification provisions at least as favorable to the directors and officers of Click2learn as those contained in Click2learn’s charter documents as in effect on October 20, 2003; such provisions will not be amended, repealed or otherwise modified for six years following the transaction in any manner adversely affecting the rights of parties indemnified by such provisions; subject to certain limitations, Newco will maintain directors’ and officers’ liability insurance for six years following the transaction covering those persons who are covered by Click2learn’s directors’ and officers’ liability insurance policies as of October 20, 2003, and the directors and officers of Click2learn will be third-party beneficiaries for purposes of the indemnification provisions of the merger agreement.

As a result of these interests, these directors and officers of Click2learn could be more likely to vote to approve the merger agreement than if they did not hold these interests. Click2learn stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger agreement.

Interests of Docent directors, officers and affiliates in the transaction

When considering the recommendation of the Docent board of directors, you should be aware that Docent’s directors and officers have interests in the transaction that are different from, or are in addition to, your interests. The Docent board was aware of these potential conflicts and considered them.

Under the terms of the merger agreement and based on subsequent discussions between Docent and Click2learn, several members of Docent’s board of directors and executive management team will become officers and/or members of the board of directors of Newco, as follows:

Name	Docent Position	Newco Position
R. Andrew Eckert	President, Chief Executive Officer and Director	Chief Executive Officer and Director

Neil J. Laird	Senior Vice President and Chief Financial Officer, Docent	Senior Vice President and Chief Financial Officer

David Crussell	Senior Vice President, World Wide Operations, Docent	Senior Vice President, Professional Services and Operations

Sanjay P. Dholakia	Vice President, Marketing and Business Development	Senior Vice President, Marketing and Alliances

Donald E. Fowler	Director	Chairman of the Board of Directors

Jack L. Acosta	Director	Director

Ali R. Kutay	Director	Director

Docent has entered into change in control agreements with certain of its executives including R. Andrew Eckert, Neil J. Laird, Sanjay P. Dholakia, David Crussell, David Mandelkern and V. Holly Albert. Under the terms of those agreements, in the event that such officer is terminated without cause or constructively terminated by Docent or Newco within a certain number of months after the consummation of the transaction:

•	each of Messrs. Eckert, Laird, Crussell and Mandelkern would be eligible to receive a lump sum payment equal to 12 months of such officer’s base salary and performance compensation and the full vesting of any unvested options held by such officer;

•	Mr. Dholakia would be eligible to receive a lump sum payment equal to six months of his base salary and performance compensation and the full vesting of any unvested options held by him; and

•	Ms. Albert would be eligible to receive a lump sum payment equal to six months of her base salary and performance compensation and any unvested options held by her would be accelerated by one year.

Docent has also entered into a series of agreements with Mr. Mandelkern including three promissory notes and a June 27, 1997 severance agreement. Under the terms of the severance agreement, if Mr. Mandelkern’s employment is involuntarily terminated, Docent will, notwithstanding any additional benefits to which Mr. Mandelkern is entitled, provide severance benefits of six months of salary and health benefits. In addition, the 1997 severance letter provides that Docent shall forgive that portion of Mr. Mandelkern’s 1997 loan that was incurred for his purchase of shares of Docent stock that are vested on the date of termination, which is currently expected to be approximately $90,000. As a result of the interests outlined here, which were fully disclosed to the

Docent board, Mr. Mandelkern abstained from the Docent board actions relating to approving and adopting the merger agreement and its recommendation to the Docent stockholders.

Provisions in the merger agreement provide that Newco’s and Docent’s charter documents will contain exculpation and indemnification provisions at least as favorable to the directors and officers of Docent as those contained in Docent’s charter documents as in effect on October 20, 2003; such provisions will not be amended, repealed or otherwise modified for six years following the transaction in any manner adversely affecting the rights of parties indemnified by such provisions; subject to certain limitations, Newco will maintain directors’ and officers’ liability insurance for six years following the transaction covering those persons who are covered by Docent’s directors’ and officers’ liability insurance policies as of October 20, 2003, and the directors and officers of Docent will be third-party beneficiaries for purposes of the indemnification provisions of the merger agreement.

As a result of these interests, these directors and officers of Docent could be more likely to vote to approve and adopt the merger agreement than if they did not hold these interests. Docent’s stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the Docent merger.

Completion and effectiveness of the transaction

The transaction will be completed when all the conditions to completion of the transaction are satisfied or waived, including approval and adoption of the merger agreement by the stockholders of Click2learn and the approval and adoption of the merger agreement by the stockholders of Docent. We hope to complete the transaction during the first quarter of 2004. The transaction will become effective upon the filing of certificates of merger with the State of Delaware.

Structure of the transaction and conversion of stock and options

Newco is a newly formed corporation formed specifically for the transaction described in this joint proxy statement/prospectus. Newco has also formed two wholly owned subsidiaries, Canuck Acquisition Corp. and Devil Acquisition Corp. As provided in the merger agreement, Canuck Acquisition Corp. will merge with and into Click2learn, and Devil Acquisition Corp. will merge with and into Docent. These two mergers are collectively referred to in this joint proxy statement/prospectus as the transaction. On the effectiveness of the transaction, Click2learn and Docent will become wholly owned subsidiaries of Newco, and Click2learn stockholders and Docent stockholders will become stockholders of Newco as described in the following paragraphs.

Conversion of common stock

Upon completion of the transaction:

•	each outstanding share of Click2learn common stock will be converted into the right to receive 0.4144 shares of Newco common stock;

•	each outstanding share of Docent common stock will be converted into the right to receive 0.9525 shares of Newco common stock; and

•	no fractional shares of Newco will be issued. Click2learn and Docent stockholders will receive payment in cash instead of any fractional shares of Newco common stock that would have otherwise been issuable in the transaction.

Click2learn and Docent options, warrants and purchase rights

Upon completion of the transaction, Newco will assume the option plans maintained by Click2learn and Docent and the employee stock purchase plan maintained by Click2learn.

Upon completion of the transaction, each outstanding stock option and warrant to purchase common stock issued by Click2learn and Docent will be assumed by Newco and will become a right to purchase Newco common stock, but will otherwise continue to have and be subject to the same terms and conditions of the plan or agreement pursuant to which it was granted. Each Click2learn option or warrant will be exercisable for whole shares of Newco common stock according to the exchange ratio for the Click2learn common stock, rounded down to the nearest whole number of shares of Newco common stock and without payment of any cash for fractional shares. Each Docent option or warrant will be exercisable for whole shares of Newco common stock according to the exchange ratio for the Docent common stock, rounded down to the nearest whole number of shares of Newco common stock and without payment of any cash for fractional shares. The per share exercise price of each option or warrant will be proportionally increased and rounded up to the nearest whole cent.

Each purchase right outstanding under the Click2learn employee stock purchase plan will be assumed by Newco and will represent a right to purchase Newco common stock at a purchase price determined based on the fair market value of Newco common stock on the applicable purchase date as compared to the fair market value of Click2learn common stock at the beginning of the applicable offering period in effect as of the effective time of the transaction divided by 0.4144.

The Docent employee stock purchase plan will terminate at the effective time of the transaction and all funds which have been withheld from wages of Docent employees for the purchase of Docent common stock as of that time will be applied to a final purchase of Docent common stock. Each share of Docent common stock purchased in the final purchase will represent the right to receive 0.9525 shares of Newco common stock.

Percentage ownership of Newco after the transaction

Based on the number of shares of outstanding common stock of each company as of October 20, 2003, the former stockholders of Click2learn and Docent will have approximately the following aggregate ownership interests:

Newco percentage ownership
Click2learn stockholders	52%
Docent stockholders	48%

Assuming the exercise in full of all outstanding options and warrants of each company and based on the number of shares of outstanding common stock of each company as of                 , the former holders of Click2learn and Docent common stock would have the following aggregate ownership interests in Newco immediately following the transaction:

Newco percentage ownership
Click2learn stockholders
Docent stockholders

Exchange of Click2learn and Docent stock certificates for Newco stock and fractional shares

When the transaction is completed, Newco’s exchange agent will mail to Click2learn and Docent stockholders a letter of transmittal and instructions for use in surrendering Click2learn and Docent stock certificates in exchange for Newco stock. When you deliver your Click2learn or Docent stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Click2learn or Docent stock certificates will be canceled and you will receive the number of full shares of Newco common stock to which you are entitled under the merger agreement. Newco stock will be issued in uncertificated, book entry form. This means that although you will be the holder of Newco stock, you will not be issued a physical stock certificate. You will receive payment in cash, without interest, instead of any fractional shares of Newco common stock which would have otherwise been issuable to you in the mergers.

Newco will only issue Newco stock or a check in lieu of a fractional share to a Click2learn or a Docent stockholder in the name in which the surrendered Click2learn or Docent stock certificate is registered. If a Click2learn or a Docent stockholder wishes to have the Newco stock issued in another name, the stockholder must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that the stockholder paid any applicable stock transfer taxes.

Click2learn and Docent stockholders should not submit their Click2learn and Docent stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

No dividends

Click2learn and Docent stockholders are not entitled to receive any dividends or other distributions on Newco common stock until the transaction is completed and they have surrendered their Click2learn and Docent stock certificates in exchange for Newco stock. Subject to the effect of applicable laws, promptly following surrender of Click2learn and Docent stock certificates and the issuance of the corresponding Newco stock, Click2learn and Docent stockholders will be paid the amount of dividends or other distributions, if any, without interest, with a record date after the completion of the transaction that were previously paid with respect to their whole shares of Newco common stock. At the appropriate payment date, Click2learn and Docent stockholders will also receive the amount of dividends or other distributions, without interest, with a record date after the completion of the transaction and a payment date after they exchange their Click2learn and Docent stock certificates for Newco stock certificates.

Docent Rights Plan

Docent has agreed that its board of directors will take action, to the extent necessary, in order to render its rights plans inapplicable to the transaction, the voting agreements and the other transactions contemplated by the merger agreement. To that end, Docent has amended its rights plan. In addition, Docent has agreed that, from October 20, 2003, until the earlier of the termination of the merger agreement, its board will not, subject to certain exceptions more fully described in the merger agreement, without the prior written consent of the other party, amend or modify its rights plan or take any action with respect to, or make any determination under, its rights plan, in each case in order to facilitate an alternative transaction with respect to it.

Appraisal rights

Under Delaware law, Click2learn and Docent stockholders are not entitled to appraisal rights in connection with the transaction.

Material United States federal income tax considerations of the transaction

The following discussion summarizes the material United States federal income tax considerations of the transaction that are generally applicable to holders of Click2learn common stock and Docent common stock. This discussion is based on existing authorities. These authorities may change, or the Internal Revenue Service might interpret the existing authorities differently. In either case, the tax consequences of the transaction to the holders of Click2learn common stock and Docent common stock could differ from those described below. This discussion is for general information only and does not provide a complete analysis of all potential tax considerations that may be relevant to particular stockholders because of their specific circumstances or because they are subject to special rules, including:

•	dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	tax-exempt organizations;

•	non-United States persons or entities;

•	financial institutions or insurance companies;

•	stockholders who acquired their Click2learn or Docent common stock in connection with stock options or stock purchase plans or other compensatory transactions; and

•	stockholders who hold their Click2learn or Docent common stock as part of a straddle, constructive sale, conversion transaction or other risk management transaction.

In addition, this discussion does not describe the federal income tax consequences of transactions other than the transaction or the tax consequences of the transaction under foreign, state, or local law or federal estate and gift tax laws. This discussion also does not address the federal income tax consequences of the transaction to holders of Click2learn stock options or Docent stock options.

The obligations of Click2learn and Docent to effect the transaction are conditioned on their receipt of written opinions from their respective counsel, Perkins Coie LLP for Click2learn, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, for Docent, that the transaction will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and/or qualify as a tax-free exchange under Section 351 of the Internal Revenue Code. The tax opinions of counsel will be subject to limitations and qualifications and will be based on representations made by officers of Click2learn and Docent. The tax opinions will not be binding on the IRS and will not preclude the IRS from taking a contrary position. Neither Click2learn nor Docent has requested or will request a ruling from the IRS regarding any of the federal income tax consequences of the mergers.

Based on the assumption that the transaction will constitute a reorganization under Section 368(a) and/or qualify as an exchange under Section 351, and subject to the limitations and qualifications referred to above, the material United States federal income tax consequences of the transaction can be summarized as follows:

•	no gain or loss will be recognized by the holders of Click2learn common stock or Docent common stock upon their receipt of Newco common stock solely in exchange for their Click2learn common stock or Docent common stock in the transaction;

•	a holder of Click2learn common stock or Docent common stock who receives cash in the transaction in lieu of a fractional share of Newco common stock will be treated as if the holder had received the fractional share and then had that share redeemed for cash. The holder will recognize gain or loss equal to the difference between the cash received and that portion of the holder’s basis in the Newco common stock attributable to the fractional share;

•	the aggregate tax basis of the Newco common stock received by each holder of Click2learn common stock or Docent common stock in the transaction (including any fractional share that the holder will be treated as having received and then as having immediately redeemed for cash) will be the same as the aggregate tax basis of the Click2learn common stock or Docent common stock surrendered in the exchange;

•	the holding period of the Newco common stock received by each holder of Click2learn common stock or Docent common stock in the transaction will include the holding period of the Click2learn common stock or Docent common stock surrendered in the exchange, if the holder held that Click2learn common stock or Docent common stock as a capital asset at the time of the transaction; and

•	neither Click2learn nor Docent will recognize gain as a result of the transaction.

Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the transaction, including the applicability and effect of United States federal, state and local and foreign income and other tax laws in their particular circumstances.

Accounting treatment of the transaction

Newco intends to account for the transaction as a “purchase” of Docent by Click2learn for financial reporting and accounting purposes, in accordance with accounting principles generally accepted in the United States of America.

Regulatory matters related to the transaction

None of Click2learn, Docent or Newco is aware of the need to obtain any regulatory approvals in order to consummate the transaction other than the following:

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part; and

•	approval to list the shares of Newco common stock to be issued in connection with the transaction on The Nasdaq National Market.

Click2learn, Docent and Newco intend to obtain these approvals and any additional regulatory approvals that may be required. However, none of the parties can assure you that all of the approvals will be obtained.

Restrictions on sales of shares by affiliates

The shares of Newco common stock to be issued in the transaction will be registered under the Securities Act of 1933, as amended. These shares will be freely transferable under the Securities Act, except for shares of Newco common stock issued to any person who is an affiliate of Click2learn or Docent. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Click2learn or Docent and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of Newco common stock acquired in the transaction except:

•	pursuant to an effective registration statement under the Securities Act covering the resale of those shares;

•	pursuant to an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	if the affiliate delivers an opinion of counsel to Newco that the sale or transfer is exempt from the registration and prospectus delivery requirements of the Securities Act.

Delisting and deregistration of Click2learn and Docent common stock after the transaction and listing of Newco common stock

If the transaction is completed, Click2learn common stock and Docent common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended. Newco has applied to list the shares of Newco common stock to be issued in the transaction on The Nasdaq National Market under the symbol “HCKY” and will apply for a new symbol corresponding to the new name for Newco when we announce the new name. Nasdaq National Market approval is subject to official notice of issuance prior to the effectiveness of the transaction.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the agreement and plan of reorganization, or merger agreement, among Click2learn, Docent, Canuck Acquisition Corp., Devil Acquisition Corp. and Newco, dated as of October 20, 2003, as amended November 13, 2003. This summary may not contain all the information that is important to you and is qualified in its entirety to the full text of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We urge you to read the full text of the merger agreement carefully.

Representations and warranties

Click2learn and Docent made a number of substantially identical representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the transaction. Click2learn’s and Docent’s representations and warranties to each other expire at the effective time of the transaction.

The representations and warranties include representations as to:

•	corporate organization;

•	capital structure;

•	obligations with respect to capital stock;

•	authority to authorize and authorization of the merger agreement;

•	filings and reports with the SEC;

•	financial statements;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	absence of certain changes since December 31, 2002;

•	taxes;

•	intellectual property;

•	compliance with applicable laws;

•	permits required to conduct such party’s business and compliance with those permits;

•	litigation;

•	brokers’ and finders’ fees;

•	employee benefit plans and agreements;

•	title to, or valid leasehold interests in, owned or leased properties and related matters;

•	environmental matters;

•	labor and employment matters;

•	material contracts and commitments;

•	information supplied in this joint proxy statement/prospectus and the related registration statement filed by Newco;

•	board recommendation and approval of the transaction;

•	the inapplicability of state takeover statutes;

•	the fairness opinion received from the respective financial advisors;

•	rights plans, in the case of Docent; and

•	Rule 145 affiliates under the Securities Act.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled “Representations and Warranties of Click2learn” and “Representations and Warranties of Docent.”

Conduct of business before completion of the transaction

Click2learn and Docent agreed that, during the period from the execution date of the merger agreement until the earlier of the completion of the transaction or termination of the merger agreement, each of them will, unless the other party consents in writing:

•	carry on its business diligently and in accordance with good commercial practice and in the ordinary course;

•	pay its debts and taxes when due;

•	pay or perform its material obligations when due;

•	preserve intact its present business organization;

•	keep available the services of its present officers and employees; and

•	preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

Click2learn and Docent also agreed that, until the earlier of the completion of the transaction or termination of the merger agreement, unless the other party consents in writing, each of them will conduct its business in compliance with certain specific restrictions relating to the following:

•	restricted stock and stock options;

•	other than in the ordinary course of business, entering into material partnership arrangements, joint development agreements or strategic alliances;

•	employee severance and termination payments and arrangements;

•	transfer or license of intellectual property other than in the ordinary course of business;

•	declaring, setting aside or paying any dividends or other distributions;

•	issuance and redemption of securities;

•	modification of charter documents and bylaws;

•	merger or consolidation with another entity or the acquisition of other entities or their assets;

•	liquidation or reorganization;

•	sale, lease, license and disposition of assets that may be material to such company;

•	incurring or guaranteeing indebtedness other than trade payables and existing credit facilities, in each case, in the ordinary course of business;

•	adopting or amending employee plans or agreements, increasing employee benefits or paying special bonuses;

•	making any payments outside the ordinary course of business in excess of $100,000;

•	waiver, termination, amendment or modification of material agreements;

•	entrance into or modification of contracts relating to distribution, sale, license or marketing by third parties of Click2learn’s and Docent’s products other than in the ordinary course of business;

•	revaluing assets or modifying accounting policies and procedures;

•	incurring of obligations or entering into agreements or commitments to make expenditures outside the ordinary course of business in excess of $100,000;

•	actions that would cause the treatment of the transaction to be other than as a “reorganization” under the Internal Revenue Code;

•	making of tax elections or settling material tax liabilities;

•	hiring of employees outside the ordinary course of business and consistent with past practice;

•	payment or discharge of claims or liabilities outside of the ordinary course of business or in excess of $25,000 individually or $100,000 in the aggregate;

•	granting exclusive rights to third parties; and

•	agreements to undertake any of the restricted activities.

The provisions in the merger agreement related to the conduct of Click2learn’s and Docent’s businesses are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled “Conduct Prior to the Effective Time.”

No other negotiations; no solicitation; other restrictions on Click2learn and Docent

The merger agreement contains provisions prohibiting Click2learn and Docent from seeking an alternative transaction. Under these “no solicitation” provisions, Click2learn and Docent have each agreed, subject to limited exceptions, that they will not, and will not authorize or permit any of their officers, directors, affiliates or employees, or any investment banker, attorney, or other advisor or representative authorized to act on such company’s behalf to, directly or indirectly take any of the following actions until the transaction is completed or the merger agreement is terminated:

•	solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal with respect to itself, except as described below;

•	participate in any discussions or negotiations regarding any Acquisition Proposal with respect to itself;

•	furnish to any person any information with respect to any Acquisition Proposal with respect to itself;

•	take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal with respect to itself;

•	engage in discussions with any person with respect to any Acquisition Proposal with respect to itself, except as to the existence of these no solicitation provisions;

•	subject to certain limited exceptions discussed below, approve, endorse or recommend any Acquisition Proposal with respect to itself; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal with respect to itself.

“Acquisition Proposal” means with respect to Click2learn or Docent, any offer or proposal relating to any transaction or series of transactions, other than the transaction, involving any of the following:

•	any acquisition or purchase from such company by a person or group of more than a 15% interest in the total outstanding voting securities of such company or any of its subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person or group beneficially owning more than a 15% interest in the total outstanding voting securities of such company or any of its subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving such company in which its stockholders immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity;

•	any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 15% of the assets of such company; or

•	any liquidation or dissolution of such company.

However, until the transaction is completed or the merger agreement is terminated, each of Click2learn and Docent may furnish information, enter into confidentiality agreements with, or enter into discussions with a person or group in response to a Superior Offer submitted to it by such person or group (and not withdrawn) if all of the following conditions are met:

•	neither it, nor any of its representatives shall have breached the no solicitation provisions contained in the merger agreement in connection with such Superior Offer;

•	its board of directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order to act in a manner consistent with its fiduciary obligations under applicable law;

•	at least one business day prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, it gives the other party written notice of the identity of such person or group and of its intention to furnish the information or enter into the discussions or negotiations, and it receives from such person or group an executed confidentiality agreement containing terms no less favorable to it than the existing confidentiality agreement with the other party;

•	contemporaneously with furnishing any information to such person or group, it furnishes the information to the other party, to the extent the information has not been previously furnished to the other party.

A “Superior Offer” is an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions that the board of directors of such company determines in its good faith judgment (after consultation with its financial and legal advisors) to be more favorable to such company’s stockholders than the terms of the transaction taking into account all legal, financial, regulatory and other aspects of the offer and the third party making the offer; provided, however, that any such offer shall not be a Superior Offer if any financing required to consummate the transaction contemplated by such offer is not committed:

•	merger, consolidation or similar transaction involving such company pursuant to which the stockholders of such company immediately preceding such transaction hold less than 50% of the equity interest in the surviving entity;

•	sale or other disposition of such company’s assets representing in excess of 50% of the fair market value of such company’s business immediately prior to such sale; or

•	the acquisition by any person or group of the right to 50% of the voting power of the outstanding shares of such company.

Furthermore, until the transaction is completed or the merger agreement is terminated, the board of directors of Click2learn or Docent, as applicable, may withhold, withdraw, amend or modify its recommendation in favor of the transaction only if all of the following conditions are met:

•	an Acquisition Proposal is made to such company;

•	such Acquisition Proposal constitutes a Superior Offer;

•	neither Click2learn or Docent, as applicable, nor any of its representatives shall have breached the no solicitation provisions contained in the merger agreement in connection with such Acquisition Proposal, and

•	the board of directors of Click2learn or Docent, as applicable, determines in good faith, after consultation with its outside legal counsel, that such action is required in order to comply with its fiduciary obligations to such company’s stockholders under applicable law.

For purposes of the non-solicitation and limitations with respect to each of Click2learn or Docent relating to its response to a Superior Offer, any violation of the restrictions by any officer, director, affiliate or employee of such company or any investment banker, attorney or other advisor or representative of such company is deemed to be a breach by such company.

Each of Click2learn and Docent has agreed in the merger agreement to inform the other within 24 hours, orally and in writing, of any request for non-public information that it reasonably believes would lead to an Acquisition Proposal, or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the person or group making any such request or Acquisition Proposal.

Click2learn and Docent further agreed to keep the other party informed in all material respects of the status and details, including material amendments or proposed amendments of any such request or Acquisition Proposal.

Click2learn and Docent have agreed to provide the other with at least 48 hours prior notice, or lesser prior notice as provided to such company’s board of directors, but in no event less than eight hours, of any meeting of such company’s board of directors at which an Acquisition Proposal with respect to such company is reasonably expected to be considered and at least three business days prior written notice of any meeting of such company’s board of directors at which it is reasonably expected to recommend a Superior Offer with respect to such company together with a copy of the definitive documentation relating to such Superior Offer.

Regardless of whether the Click2learn or Docent board of directors has received Superior Offer with respect to it or withdrawn or modified its recommendation of the transaction, Click2learn and Docent are obligated under the merger agreement to hold and convene the Click2learn and Docent special meetings of stockholders.

Conversion of Click2learn and Docent common stock

Stockholders of Click2learn and Docent will receive the following as a result of the transaction:

•	holders of Click2learn common stock will receive 0.4144 shares of Newco common stock in exchange for each share of Click2learn common stock;

•	holders of Docent common stock will receive 0.9525 shares of Newco common stock in exchange for each share of Docent common stock; and

•	no fractional shares of Newco common stock will be issued. Instead of fractional shares, Click2learn and Docent stockholders will receive an amount of cash equal to such fraction multiplied by the closing price of Newco common stock on the trading day immediately succeeding the effective date of the transaction.

Treatment of stock options

Click2learn stock options

Upon completion of the transaction, each outstanding stock option issued by Click2learn will be assumed by Newco and become an option to purchase Newco common stock but will otherwise continue to have and be subject to the same terms and conditions of the plan it was granted under and of the original award agreement. Each option will be exercisable for a number of whole shares of Newco common stock determined by multiplying the number of shares of Click2learn common stock issuable under the option immediately prior to the transaction by 0.4144. The number of shares of Newco common stock issuable under the option will be rounded down to the nearest whole share, without payment of cash for fractional shares. The per share exercise price of the option after the transaction will be equal to the per share exercise price immediately prior to the transaction divided by 0.4144, rounded up to the nearest whole cent.

Docent stock options

Upon completion of the transaction, each outstanding stock option issued by Docent will be assumed by Newco and will become an option to purchase Newco common stock but will otherwise continue to have and be subject to the same terms and conditions of the plan it was granted under and of the original award agreement. Each option will be exercisable for a number of whole shares of Newco common stock determined by multiplying the number of shares of Docent common stock issuable under the option immediately prior to the transaction by 0.9525. The number of shares of Newco common stock issuable under the option will be rounded down to the nearest whole share, without payment of cash for fractional shares. The per share exercise price of the option after the transaction will be equal to the per share exercise price immediately prior to the transaction divided by 0.9525, rounded up to the nearest whole cent.

Click2learn employee stock purchase plan

Each purchase right outstanding under the Click2learn employee stock purchase plan immediately prior to the transaction will be assumed by Newco and, after the effective time of the transaction, will represent a right to purchase 0.4144 shares of Newco common stock at a purchase price determined based on the fair market value of Newco common stock on the applicable purchase date as compared to the fair market value of Click2learn common stock at the beginning of the applicable offering period in effect as of the effective time of the transaction divided by 0.4144, rounded up to the nearest whole cent.

Docent employee stock purchase plan options

The Docent employee stock purchase plan will terminate as of the effective time of the Docent merger and all funds that have been withheld from wages of Docent employees for the purchase of Docent common stock as of that time will be applied to a final purchase of Docent common stock. Each share of Docent common stock purchased in the final purchase will automatically be converted into the right to receive 0.9525 shares of Newco common stock without any action on the part of the Docent employees and without issuance of stock certificates representing shares of Docent common stock.

Registration on Form S-8

Newco will file with the SEC a registration statement on Form S-8 for the shares of Newco common stock issuable with respect to awards under the Newco 2004 Plan, if it is approved, under the Click2learn stock option plans and the Docent stock option plans and purchase rights under the Click2learn employee stock purchase plan.

Fees and expenses

Click2learn and Docent agreed that all fees and expenses incurred in connection with the merger agreement and the transaction shall be paid by the party incurring such expenses, whether or not the transaction is consummated, except for:

•	expenses incurred in connection with printing and filing the proxy statement and registration statement for Newco securities, which shall be shared equally between Click2learn and Docent; and

•	the termination fee payable by either Click2learn or Docent upon the occurrence of certain events discussed under “Payment of termination fees” on page 78.

Indemnification of directors and officers; third-party beneficiaries

The merger agreement provides that:

•	Newco and the surviving corporations in the transaction will honor the indemnification obligations of Click2learn and Docent to Click2learn’s and Docent’s current and former directors and officers;

•	the certificates of incorporation and bylaws of Newco and the surviving corporations in the transaction will contain exculpation and indemnification provisions at least as favorable to current and former directors and officers of Click2learn and Docent as those contained in the certificates of incorporation and bylaws of Click2learn and Docent as in effect on October 20, 2003;

•	the director and officer exculpation and indemnification provisions of the certificates of incorporation and bylaws of Newco and the surviving corporations will not be amended, repealed or otherwise modified for six years following the effective time of the transaction in any manner that would adversely affect the rights of parties indemnified by such provisions;

•	Newco will use commercially reasonable efforts to maintain directors’ and officers’ liability insurance for six years following the effective time of the transaction covering those persons who are covered by directors’ and officers’ liability insurance policies of Click2learn and Docent on October 20, 2003, provided that Newco will not be required to spend in excess of 175% of the current annual premium of Click2learn or Docent to purchase such insurance; and

•	the current and former directors and officers of Click2learn and Docent will be third party beneficiaries for purposes of the indemnification provisions of the merger agreement, and Newco is obligated to ensure that its successors or assigns honor the indemnification obligations in any Newco change in control or sale of substantially all assets.

Governance

The merger agreement provides that the Newco board of directors will:

•	take all action to cause the Newco board, as of the effective time of the transaction, to consist of eight directors, four of whom shall have served on the Click2learn board of directors immediately prior to the effective time of the transaction, and four of whom shall have served on the Docent board of directors immediately prior to the effective time of the transaction; and

•	include R. Andrew Eckert and Kevin Oakes as directors of Newco as of the effective time of the transaction.

The parties have agreed, since the execution of the merger agreement, that the remaining directors of Newco shall be John Coné, Sally Narodick and Vijay Vashee, current members of Click2learn’s board of directors and Jack L. Acosta, Donald E. Fowler and Ali R. Kutay, current members of Docent’s board of directors.

Non-survival of representations and warranties

The merger agreement provides that the representations and warranties of Click2learn and Docent contained in the merger agreement will terminate at the effective time of the transaction, and that only the covenants that by their terms survive the effective time of the transaction will survive the effective time of the transaction.

Conditions to completion of the transaction

The obligations of Click2learn and Docent to complete the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the transaction:

•	the merger agreement shall be approved and adopted by the requisite holders of Click2learn’s stock and by the requisite holders of Docent’s stock;

•	Newco’s registration statement shall be effective, no stop order suspending its effectiveness shall be in effect and no proceedings for suspension of its effectiveness shall be pending before or threatened by the SEC;

•	no law, regulation or order shall have been enacted or issued that has the effect of making the transaction illegal or otherwise prohibiting completion of the transaction;

•	Click2learn and Docent shall have each received from their respective tax counsel an opinion to the effect that the transaction will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and/or qualify as a tax-free exchange under Section 351 of the Internal Revenue Code, and such opinions shall not have been withdrawn;

•	the shares of Newco common stock to be issued in the transaction and those required to be reserved for issuance pursuant to the Click2learn and Docent options assumed by Newco and the new or assumed Newco plans, as well as outstanding Click2learn warrants and Docent warrants as of the effective time of the transaction shall have been authorized for listing on The Nasdaq National Market, subject to notice of issuance;

•	unless waived by the other party, the representations and warranties of each of the parties must be true and correct as of October 20, 2003 and in all material respects at and as of the effective date of the transaction except to the extent that a party’s representations and warranties address matters only as of a particular date, they must be true and correct as of that date, and breaches of representations and warranties that, individually or in the aggregate (other than those concerning such party’s capital structure (which must be true and correct in all respects)), do not have a material adverse effect on such party; and

•	unless waived by the other party, each party must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by such party at or before completion of the transaction.

A “material adverse effect” is any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of the subject company and its subsidiaries, taken as a whole or that would materially impede the ability of such company to consummate the transaction. The term material adverse effect does not include a decrease in such company’s stock price or the failure to meet or exceed Wall Street research analysts’ earnings or other estimates or projections in and of itself or any change, event, violation, inaccuracy, circumstance or effect that results from the public announcement or pendency of the transaction, or changes affecting the software industry generally or changes affecting the United States economy generally.

Termination of the merger agreement

The merger agreement may be terminated at any time prior to completion of the transaction, whether before or after approval and adoption of the merger agreement by Click2learn’s and Docent’s stockholders:

•	by mutual written consent of Click2learn and Docent authorized by the boards of directors of Click2learn and Docent;

•	by Click2learn or Docent, if the transaction is not completed before April 20, 2004, except that this right to terminate the merger agreement is not available to any party whose action or failure to act is a principal cause of or results in the delay and such action or failure to act is a breach of the merger agreement;

•	by Click2learn or Docent, if there is any order of a court or governmental authority having jurisdiction over either Click2learn or Docent permanently restraining, enjoining or prohibiting the completion of the transaction which is final and nonappealable;

•	by Click2learn or Docent, if the merger agreement fails to receive the requisite vote for approval and adoption by the stockholders of Click2learn or Docent at the Click2learn or Docent special meetings or at any adjournment of those meetings, except that this right to terminate the merger agreement is not available to any party whose action or failure to act caused the failure to get approval and the action or failure to act is a breach of the merger agreement;

•	by Click2learn, upon a breach by Docent of any representation, warranty, covenant or agreement in the merger agreement, or if any of Docent’s representations or warranties are or become untrue so that a condition to completion of the transaction would not be met; however, if the breach or inaccuracy is curable by Docent with commercially reasonable efforts, and Docent continues to exercise commercially reasonable efforts, Click2learn may not terminate the merger agreement for 30 days after delivery of written notice from Click2learn to Docent of the breach;

•	by Docent, upon a breach by Click2learn of any representation, warranty, covenant or agreement in the merger agreement, or if any of Click2learn’s representations or warranties are or become untrue so that a condition to completion of the transaction would not be met; however, if the breach or inaccuracy is curable by Click2learn with commercially reasonable efforts, and Click2learn continues to exercise commercially reasonable efforts, Docent may not terminate the merger agreement for 30 days after delivery of written notice from Docent to Click2learn of the breach;

•	by Click2learn, on a Click2learn Triggering Event, which occurs if:

•	the board of directors of Docent withdraws, modifies or changes its recommendation of the merger agreement in a manner adverse to Click2learn,

•	Docent fails to include in its proxy statement the recommendation of Docent’s board of directors in favor of the merger agreement,

•	the board of directors of Docent fails to reaffirm its unanimous recommendation in favor of adoption and approval of the merger agreement within 10 business days after Click2learn requests in writing that such recommendation be affirmed at any time following the announcement of a Docent Acquisition Proposal, as that term is defined in the merger agreement,

•	the board of directors of Docent approves or recommends any Docent Acquisition Proposal,

•	Docent enters into any letter of intent or similar document accepting any Docent Acquisition Proposal,

•	a tender or exchange offer for Docent securities is commenced by a person unaffiliated with Click2learn, and Docent has not sent to its stockholders within 10 business days after such tender or exchange offer a statement that Docent recommends rejection of such tender or exchange offer, or

•	Docent breaches the non-solicitation provisions of the merger agreement; or

•	by Docent, on a Docent Triggering Event, which occurs if:

•	the board of directors of Click2learn withdraws, modifies or changes its recommendation of the merger agreement in a manner adverse to Docent,

•	Click2learn fails to include in its proxy statement the recommendation of Click2learn’s board of directors in favor of the merger agreement,

•	the board of directors of Click2learn fails to reaffirm its unanimous recommendation in favor of adoption and approval of the merger agreement within 10 business days after Docent requests in writing that such recommendation be affirmed at any time following the announcement of an Click2learn Acquisition Proposal,

•	the board of directors of Click2learn approves or recommends any Click2learn Acquisition Proposal,

•	Click2learn enters into any letter of intent or similar document accepting any Click2learn Acquisition Proposal,

•	a tender or exchange offer for Click2learn securities is commenced by a person unaffiliated with Docent, and Click2learn has not sent to its stockholders within 10 business days after such tender or exchange offer a statement that Click2learn recommends rejection of such tender or exchange offer, or

•	Click2learn breaches the nonsolicitation provisions of the merger agreement.

Payment of termination fees

The merger agreement requires Click2learn or Docent to pay a termination fee equal to $2.5 million upon demand if:

•	it terminates the merger agreement because a Triggering Event occurs with respect to the other company permitting it to terminate the agreement;

•	it terminates the merger agreement because the transaction is not consummated by April 20, 2004 or because the other company’s stockholders do not approve the merger agreement and either, after October 20, 2003, and prior to the termination of the merger agreement, a third party has announced an Acquisition Proposal with respect to the other and within 12 months following the termination of the merger agreement, a Controlling Acquisition is consummated, or the other company enters into an agreement or letter of intent providing for a controlling acquisition.

A “controlling acquisition” with respect to either Click2learn or Docent is any of the following:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such company pursuant to which the stockholders of such company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction;

•	a sale or other disposition by such company of assets representing in excess of 40% of the aggregate fair market value of such company’s business immediately prior to such sale; or

•	the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by such company, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of such company.

Extension, waiver and amendment of the merger agreement

Click2learn and Docent may amend the merger agreement before completion of the transaction by mutual written consent. Either Click2learn or Docent may extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

AGREEMENTS RELATED TO THE TRANSACTION

Stockholders’ voting agreements

Docent and each of Kevin Oakes, Sudheer Koneru, Srinivasan Chandrasekar, John D. Atherly, Bert Kolde, Ronald S. Posner, Sally Narodick, Vijay Vashee, Edward Harris, John Coné, Jonathan Morgan, Steven Esau, Richard P. Collins, Ray Pitts, James Federico, and Gary Millrood, and Click2learn and each of Jack Acosta, R. Andrew Eckert, Donald Fowler, Kevin Hall, Ali Kutay, David Mandelkern, V. Holly Albert, David Crussell, Sanjay Dholakia and Neil Laird entered into voting agreements. By entering into the voting agreements, each of these Click2learn and Docent stockholders has agreed to vote the shares of Click2learn or Docent common stock beneficially owned by such stockholder, including any additional shares of Click2learn or Docent common stock acquired after the date of the voting agreements, in favor of approval and adoption of the merger agreement, against the approval of any proposal that would result in a breach by Click2learn or Docent of the merger agreement, and against any proposal made in opposition to, or in competition with, consummation of the transaction. In addition, these stockholders have irrevocably appointed representatives of Click2learn or Docent as their proxies with the limited right to vote their shares of Click2learn or Docent common stock in the manner specified in the voting agreement.

The following table reflects the number and percentage of shares subject to such voting agreements held by the officers and directors of the respective companies as of October 20, 2003.

	Number of shares directly held	Percentage of outstanding shares	Number of shares beneficially owned*	Percentage of shares beneficially owned*
Click2learn officers and directors	965,376	3.0%	2,430,756	7.5%
Docent officers and directors	341,230	2.6%	936,445	6.8%

*	Includes 1,465,380 and 595,215 shares of common stock subject to options exercisable within 60 days of October 20, 2003 for Click2learn and Docent, respectively.

Under the voting agreements, each of the Click2learn and Docent stockholders agreed not to sell the Click2learn or Docent common stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the transaction, unless the transfer is in accordance with the voting agreement and each transferee agrees to be bound by the terms and provisions of the voting agreement. The voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the transaction.

Affiliate agreements

Click2learn’s and Docent’s affiliates executed affiliate agreements. Under these affiliate agreements, Newco will be entitled to place appropriate legends on the certificates evidencing any Newco common stock to be received by these persons or entities, and to issue stop transfer instructions to the transfer agent for the Newco common stock. Further, these individuals have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Newco common stock to be received by them in the transaction. The affiliate agreements will terminate automatically upon the termination of the merger agreement.

UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

OF CLICK2LEARN AND DOCENT

The following unaudited pro forma condensed combined consolidated financial statements give effect to the transaction between Click2learn and Docent using the purchase method of accounting for the business combination.

Upon completion of the transaction, Click2learn and Docent will each be acquired by a new corporate entity, which we refer to as “Newco”. Stockholders of Click2learn will receive 0.4144 shares of common stock in Newco for each common share of Click2learn held on the closing date, or approximately 52% of the total outstanding common stock of Newco. Stockholders of Docent will receive 0.9525 shares of common stock in Newco for each common share of Docent held on the closing date, or approximately 48% of the total outstanding common stock of Newco. Outstanding options and warrants will be converted into options and warrants for the purchase of shares in Newco in accordance with the same exchange ratios.

The transaction will be accounted for as an acquisition of Docent by Click2learn under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets acquired by Click2learn in connection with the transaction, based on their fair values as of the completion of the transaction. The excess cost over the net tangible and identifiable intangible assets has been allocated to goodwill. Independent valuation specialists are currently conducting an independent valuation in order to assist management of Click2learn in determining the fair values of the intangible assets. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values, which cannot be made prior to the completion of the transaction, will include management’s consideration of a final valuation prepared by the independent valuation specialists. This valuation will be based on the actual net tangible and intangible assets of Docent that exist as of the date of the completion of the transaction.

We cannot assure you that Click2learn and Docent will not incur charges in excess of those included in the pro forma total consideration related to the transaction or that management will be successful in its effort to integrate the operations of the companies.

The unaudited pro forma condensed combined consolidated balance sheet of Click2learn and Docent gives effect to the transaction as if it occurred on September 30, 2003. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2002 and the nine months ended September 30, 2003 gives effect to the transaction as if it had occurred on January 1, 2002.

These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. They do not include liabilities resulting from integration planning which are not presently estimable. Amounts preliminarily allocated to goodwill may significantly decrease and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of acquired intangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in Docent’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

The accompanying unaudited pro forma condensed combined consolidated financial statements are presented in accordance with Article 11 of Regulation S-X. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed transaction had been consummated on January 1, 2002, nor is it necessarily indicative of future operating results or financial position. See “STATEMENTS REGARDING FORWARD-LOOKING INFORMATION” on page iv. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus. The pro forma financial statements should be read in conjunction with the accompanying notes thereto and with Click2learn and Docent historical consolidated financial statements and related notes thereto, incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

BALANCE SHEET

As of September 30, 2003

(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Click2learn	Docent
Assets
Current assets:
Cash and cash equivalents	$14,909	$30,890	$—		$45,799
Short term investments	—	1,999	—		1,999
Accounts receivable, net	9,445	6,356	—		15,801
Prepaid royalties and licenses	43	—	—		43
Prepaid expenses and other current assets	1,065	1,508	—		2,573

Total current assets	25,462	40,753	—		66,215
Property and equipment, net	939	2,333	—		3,272
Goodwill	2,877	760	(760	)(D)	22,882
			20,005	(B)
Intangible assets, net	3,624	917	(917	)(D)	13,774
			10,150	(B)
Other assets	573	404	—		977

Total assets	$33,475	$45,167	$28,478		$107,120

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,479	$1,309	$—		$2,788
Accrued compensation and benefits	2,560	1,900	1,410	(B)	5,870
Accrued liabilities	—	1,601	913	(B)	4,614
			2,100	(A)
Current portion of restructuring accrual	—	671	—		671
Deferred revenues	3,590	7,639	(5,365	)(B)	5,864
Notes payable	—				—
Short term debt	3,534	—	—		3,534
Other	772	—	—		772

Total current liabilities	11,935	13,120	(942)		24,113

Restructuring accrual	—	532	—		532

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	326	13	(13	)(C)	338
			12	(A)
Additional paid-in capital	254,754	228,335	(228,335	)(C)	320,281
			10,755	(A)
			54,772	(A)
Receivable from stockholders	—	(154)	90	(B)	(64)
Unearned stock-based compensation	—	(301)	301	(C)	(3,492)
			(3,492	)(B)
Accumulated deficit	(233,058)	(196,456)	196,456	(C)	(234,106)
			(1,048	)(B)
Accumulated other comprehensive income	(482)	78	(78	)(C)	(482)

Total stockholders’ equity	21,540	31,515	29,420		82,475

Total liabilities and stockholders’ equity	$33,475	$45,167	$28,478		$107,120

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

For the nine months September 30, 2003

(in thousands, except per share data)

Historical	Pro Forma Adjustments	Pro Forma Combined
Click2learn	Docent
Revenue:
License	$—	$9,657	$(9,657	)(E)	$—
Services and maintenance	—	12,117	(12,117	)(E)	—
Platforms	19,866	—	21,774	(E)	41,640
Tools	2,230	—	—	2,230
Content services	1,547	—	—	1,547

Total revenue	23,643	21,774	—	45,417

Cost of revenue:
License	—	1,019	(359	)(E)	—
—	—	(660	)(D)
Services and maintenance	—	6,144	(6,144	)(E)	—
Platforms	5,332	—	6,503	(E)	13,097
43	(F)
(93	)(H)
1,312	(G)
Tools	398	—	—	398
Content services	1,401	—	—	1,401

Total cost of revenue	7,131	7,163	602	14,896

Gross margin	16,512	14,611	(602)	30,521

Operating expenses:
Research and development	4,658	7,369	145	(F)	12,016
(156	)(H)
Sales and marketing	10,485	12,162	280	(F)	22,792
(135	)(H)
General and administrative	4,217	3,623	245	(F)	8,046
(39	)(H)
Restructuring cost	—	(327)	(327)

Total operating expenses	19,360	22,827	340	42,527

Loss from operations	(2,848)	(8,216)	(942)	(12,006)

Other income (expense), net	(101)	(107)	—	(208)
Interest income, net	—	291	—	291
Equity in losses of affiliate	(75)	—	—	(75)

Loss before provision for income taxes	(3,024)	(8,032)	(942)	(11,998)

Provision for income taxes	26	196	—	222

Net loss	$(3,050)	$(8,228)	(942)	$(12,220)

Net loss per share, basic and diluted	$(0.11)	$(0.63)	$(0.51)

Weighted average common shares outstanding, basic and diluted	27,721	13,044	23,912	(I)

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

For the year ended December 31, 2002

(in thousands, except per share data)

Historical	Pro Forma Adjustments	Pro Forma Combined
Click2learn	Docent
Revenue:
License	$—	$13,286	$(13,286	)(E)	$—
Services and maintenance	—	14,506	(14,506	)(E)	—
Platforms	23,345	—	27,792	(E)	51,137
Tools	4,290	—	—	4,290
Content services	2,842	—	—	2,842

Total revenue	30,477	27,792	—	58,269

Cost of revenue:
License	—	1,706	(291	)(E)	—
(1,415	)(D)
Services and maintenance	—	8,763	(8,763	)(E)	—
Platforms	6,017	—	9,054	(E)	16,810
118	(F)
(129	)(H)
1,750	(G)
Tools	1,083	—	1,083
Content services	2,472	—	—	2,472

Total cost of revenue	9,572	10,469	324	20,365

Gross margin	20,905	17,323	(324)	37,904

Operating expenses:
Research and development	8,152	11,126	411	(F)	19,472
(217	)(H)
Sales and marketing	16,595	21,489	755	(F)	38,651
(188	)(H)
General and administrative	5,997	5,936	686	(F)	12,566
(53	)(H)
Restructuring cost	—	3,193	—	3,193
Employee severance	485	—	—	485

Total operating expenses	31,229	41,744	1,394	74,367

Operating loss from continuing operations	(10,324)	(24,421)	(1,718)	(36,463)

Other income (expense), net	—	(210)	—	(210)
Interest income, net	10	990	—	1,000
Equity in losses of affiliate	(200)	—	—	(200)

Loss from continuing operations before provision for income taxes	(10,514)	(23,641)	(1,718)	(35,873)

Provision for income taxes	—	152	—	152

Loss from continuing operations	(10,514)	(23,793)	(1,718)	(36,025)

Loss from discontinued operations	(7,600)	—	—	(7,600)

Net loss	$(18,114)	$(23,793)	$(1,718)	$(43,625)

Amounts per share, basic and diluted:
Loss from continuing operations	$(0.43)	$(1.72)	$(1.55)
Loss from discontinued operations	(0.31)	—	(0.33)

Net loss	$(0.74)	$(1.72)	$(1.87)

Weighted average common shares outstanding, basic and diluted	24,393	13,852	23,302	(I)

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on preliminary estimates which may change as additional information is obtained.

(A) Purchase Price Adjustments

The purchase price adjustments reflect the assumed issuance of 12,479,363 shares of Newco’s common stock to Docent stockholders using the exchange ratio of 0.9525 based on 13,101,694 shares of Docent common stock outstanding at October 20, 2003. The fair value of Newco’s shares assumed to be issued is based on a per share value of $4.39, which is equal to Click2learn’s average last sale price per share as reported on the Nasdaq National Market for the trading-day period two days before and after October 20, 2002, using the exchange ratio of 0.4144 to Newco common stock.

For purposes of the pro forma financial information, the following table presents the components of the purchase price consideration.

(In Thousands)
Fair value of common stock assumed to be issued	$54,784
Estimated acquisition related costs	2,100
Assumption of Docent stock options	10,755

$67,639

The estimated acquisition-related costs for Click2learn consist primarily of banking, legal and accounting fees, printing costs, and other directly related charges.

Docent stock options assumed are valued at $10.8 million using the Black-Scholes valuation model. The intrinsic value of unvested stock options totaling $3.5 million as of September 30, 2003 has been included in the Docent net assets acquired.

(B) Purchase Price Allocation

The following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Docent and is for illustrative purposes only. This allocation is preliminary and based on Docent’s assets and liabilities as of September 30, 2003.

(In Thousands)
Net tangible assets	$36,436
Goodwill	20,005
Intangible assets:
Core/developed technology	5,322
Customer installed base/relationship	2,514
Customer contracts	2,314
In-process research and development	1,048

Total purchase price	$67,639

Net tangible assets consist of $31.7 million, including receivable from stockholders, recorded on the Docent historical financial statements as of September 30, 2003. Docent historical net tangible assets were primarily adjusted and increased for the reduction in deferred revenue of $5.4 million and the addition of $3.5 million of unearned stock-based compensation. Docent historical net tangible assets primarily were adjusted and decreased by 1.7 million to eliminate Docent’s goodwill and intangible asset, $913,000 associated with operating lease commitments that exceed their fair value, $1.4 million associated with involuntary employee termination costs in connection with the transaction and $90,000 associated with a receivable from a stockholder which will be forgiven as a result of the transaction. The adjustment for operating lease commitments represents a pro forma credit of $423,000 for the nine months ended September 30, 2003 and $587,000 for the year ended December 31, 2002. Employee termination costs are not reflected in the unaudited pro forma condensed combined consolidated statements of operations due to their non-recurring nature.

The planning process for the integration of Click2learn and Docent operations may result in additional accruals for involuntary employee termination costs and/or facilities closures in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3. Such accruals would increase the purchase consideration and the allocation of the purchase consideration to goodwill.

The reduction in Docent’s reported deferred revenue at September 30, 2003 of $5.4 million, reflects the preliminary estimate of the fair value of Newco’s legal performance obligation under Docent’s software maintenance and support contracts and to eliminate historical amounts of Docent’s deferred revenue that do not represent a legal performance obligation to Newco. The deferred revenue adjustment at closing, will have the effect of reducing the amount of revenue the combined company will recognize in periods subsequent to the merger compared to the amount of revenue Docent would have recognized in the same period absent the transaction.

The $3.5 million of deferred stock-based compensation represents the unearned portion, as of September 30, 2003, of the intrinsic value of Docent’s common stock options assumed in the merger. The deferred stock-based compensation is being amortized on an accelerated basis over the remaining vesting period of one to four years consistent with the graded vesting approach described in FASB Interpretation No. 28. Unvested stock options held by certain directors and officers of both Click2learn and Docent may be entitled to accelerated vesting as a result of the transaction. The effect of such accelerated vesting has not been reflected in the unaudited pro forma condensed combined consolidated financial statements because the related amounts are not yet determinable and are non-recurring.

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets. The unaudited pro forma condensed combined consolidated statements of operations do not reflect the amortization of goodwill acquired in the proposed merger consistent with the guidance in the Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets.

Amortization of other intangible assets has been provided over the following estimated useful lives: core/developed technology—four years; customer installed base/relationship—six years; and customer contracts—one year. The following represents annual amortization of other intangible assets for Newco:

Fiscal Year	(In Thousands)
Remainder 2003	$792
2004	3,612
2005	1,750
2006	1,750
2007	1,490
2008	419
2009	337

$10,150

The amortization of other intangible assets of $1.3 million for the nine months ended September 30, 2003 and $1.8 million for the year ended December 31, 2002, reflected in the unaudited pro forma condensed combined consolidated statements of operations, consist of core/developed technology and customer install base/relationship.

Click2learn and Docent have not given effect in the pro forma statement of operations to the deferred revenue adjustment on revenue or the effect of the amortization of the customer contracts intangible asset on cost of revenue, because the effect is non-recurring. Such adjustments will be reflected in the post-merger statements of operations of the combined company.

Revenue presented in the pro forma financial statements consists of fees for perpetual and time-based licenses of software products, consulting services, maintenance, hosting, and training and consulting.

(C) The pro forma adjustment represents the elimination of Docent’s stockholders’ equity accounts.

(D) The pro forma adjustment represents the elimination of Docent’s capitalized goodwill and other intangible assets aggregating $1.7 million, and related amortization expense of $660,000 and $1.4 million for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively.

(E) The pro forma adjustment represents the reclassification of Docent license and service revenue, and license and service cost of revenue to platform revenue and platform cost of sales, for the nine months ended September 30, 2003 and the year ended December 31, 2002, in order to conform with Click2learn’s presentation format.

(F) The pro forma adjustment represents amortization of the intrinsic value of Docent’s unvested options of $713,000 for the nine months ended September 30, 2003 and $2.0 million for the year ended December 31, 2002. The pro forma adjustment is allocated to Platforms cost of revenue, research and development expense, sales and marketing expense, and general and administrative expense based on the option holder’s function in Newco.

(G) The pro forma adjustment represents the amortization of core/developed technology and customer install base/relationship intangible assets of $1.3 million for the nine months ended September 30, 2003 and $1.8 million for the year ended December 31, 2002.

(H) The pro forma adjustment represents the reduction in operating lease commitiments to their fair value in the amount of $423,000 for the nine months ended September 30, 2003 and $587,000 for the year ended December 31, 2002.

(I) Unaudited pro forma combined weighted average common shares outstanding, basic and diluted is based on the combined weighted average common shares outstanding, basic and diluted of Click2learn at the exchange ratio of 0.4144 and Docent at the exchange ratio of 0.9525.

THE HOCKEY MERGER CORPORATION 2004 EQUITY INCENTIVE PLAN

As part of the transaction, we are asking the stockholders of Click2learn and Docent to approve the Hockey Merger Corporation 2004 Equity Incentive Plan (the “Newco 2004 Plan” or the “plan”) so that Newco can use it to achieve its goals and also receive a federal income tax deduction for certain compensation paid under the plan under Section 162(m) of the Internal Revenue Code. We anticipate that prior to the closing of the transaction the board of directors of Newco will adopt, and the boards of directors of Docent and Click2learn as the sole stockholders of Newco will approve, the Newco 2004 Plan. To comply with Nasdaq rules, approval of the Newco 2004 Plan requires the affirmative vote of the holders of a majority of the shares of Click2learn and Docent common stock that are present in person or by proxy and entitled to vote at the Click2learn and Docent special meetings on an aggregate basis calculated after taking the respective exchange ratios into account. If the stockholders of Click2learn and Docent approve the Newco 2004 Plan, it will replace the Click2learn 1998 Equity Incentive Plan (the “Click2learn 1998 Plan”) and the Docent 2000 Omnibus Equity Incentive Plan (the “Docent 2000 Plan”) to be assumed in connection with the transaction and such plans will be terminated at the effective time of the transaction, except with respect to outstanding awards granted thereunder that will be assumed in connection with the transaction.

A total of 3,000,000 shares of Newco common stock will initially be reserved for issuance under the Newco 2004 Plan. Additionally, any shares of Newco common stock that would otherwise return to the Click2learn 1998 Stock Plan, the Docent 2000 Stock Plan and the Docent 1997 Stock Plan as the result of termination or cancellation of awards assumed by Newco in connection with the transaction will be added to the Newco 2004 Plan and will be available for issuance thereunder. Based on the number of outstanding awards as of October 20, 2003, after applying the respective Click2learn and Docent exchange ratios, there will be approximately 6,331,663 shares of Newco common stock subject to awards that will be assumed by Newco in connection with the transaction. No awards will be granted under the Newco 2004 until the closing of the transaction.

We believe that the approval of the Newco 2004 Plan is essential to Newco’s future success. Newco’s employees will be its most valuable assets. Stock options and other equity awards such as those provided under the Newco 2004 Plan will be vital to Newco’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which Newco will be required to compete. Such awards are also crucial to Newco’s ability to motivate employees and other service providers to achieve Newco’s goals.

Summary of the Newco 2004 Plan

The following paragraphs provide a summary of the principal features of the Newco 2004 Plan and its operation, but this summary is qualified in its entirety by reference to the full text of the Newco 2004 Plan filed as Exhibit 10.1 to the registration statement of which this joint proxy statement/prospectus is a part.

The Newco 2004 Plan will provide for the grant of the following types of incentive awards:

•	stock options;

•	stock appreciation rights;

•	stock awards, restricted stock and stock units; and

•	performance units and performance shares,

which are referred to individually as an “Award.” Those who will be eligible for Awards under the plan include employees, directors, consultants, independent contractors or other persons who provide services to Newco and its affiliates. Newco expects that approximately 460 persons will be eligible to receive Awards under the plan.

Number of shares of common stock available under the Newco 2004 Plan

As described above, a total of 3,000,000 shares of Newco common stock will initially be reserved for issuance under the Newco 2004 Plan. Additionally, any shares of Newco common stock that would otherwise return to the Click2learn 1998 Stock Plan, the Docent 2000 Stock Plan and the Docent 1997 Stock Option Plan as the result of termination or cancellation of awards assumed by Newco in connection with the transaction will be added to the Newco 2004 Plan and available for issuance thereunder, up to an aggregate maximum of approximately 6,061,107 shares, as adjusted for the respective Click2learn and Docent exchange ratios. If an Award granted under the Newco 2004 Plan expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will become available for future issuances under the plan. In addition, shares that are (i) tendered by a participant or retained by Newco as payment for the purchase price of an Award or to satisfy tax withholding obligations and (ii) covered by an Award that is settled in cash, will be available for issuance under the plan. No more than a maximum of 1,200,000 shares will be available for issuance pursuant to Awards other than stock options and stock appreciation rights.

If Newco experiences a stock dividend, reorganization or other change in its capital structure, including a merger or change in control, Newco’s board of directors or the compensation committee of Newco’s board of directors, either referred to as the “Administrator,” will have the discretion to adjust the number of shares (i) available for issuance under the Newco 2004 Plan, (ii) subject to outstanding Awards, and (iii) applicable to the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

Administration of the Newco 2004 Plan

The Administrator will administer the Newco 2004 Plan. Members of the compensation committee of Newco’s board of directors must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and “outside directors” under Section 162(m) of the Code. Subject to the terms of the Newco 2004 Plan, the Administrator will have the sole discretion to select the employees, directors, consultants and independent contractors who will receive Awards, determine the terms and conditions of Awards and interpret the provisions of the Newco 2004 Plan. The Administrator will be able to delegate the administration of the plan in accordance with the terms of the plan.

Options

The Administrator will be able to grant nonqualified stock options and incentive stock options under the Newco 2004 Plan. The Administrator will determine the number of shares subject to each option, but no participant will be able to be granted options covering more than 500,000 shares during any of Newco’s fiscal years, except that a participant may be granted an option covering up to an additional 1,000,000 shares in connection with his or her initial service with Newco. The Administrator will determine the exercise price of options granted under the Newco 2004 Plan, but the exercise price must at least be equal to the fair market value of Newco’s common stock on the date of grant (except with respect to options granted as substitute awards in connection with Newco’s acquisition of another company). In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of Newco’s outstanding stock, must be at least 110% of the fair market value of Newco’s common stock on the grant date. The Administrator will not be able to reprice options without stockholder approval. The trading price of Newco common stock is not determinable at this time.

The term of an option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of Newco’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After termination of service with Newco, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the option agreement. If no such period of time is stated in a participant’s option agreement, a participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than cause, retirement, death or disability, provided such period of time will be one year for optionees who are officers or directors, and (ii) one year following his or her termination due to retirement, death or disability. If a participant is terminated for cause, all options generally will automatically expire. If a participant dies after termination of service but while an option is still exercisable, the portion of the option that was vested and exercisable as of the date of termination will generally expire on the one-year anniversary of the participant’s death. In no event will an option be able to be exercised later than the expiration of its term.

Stock appreciation rights

The Administrator will be able to grant stock appreciation rights either alone or in tandem with stock options. A stock appreciation right is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. Newco can pay the appreciation in either cash or shares of Newco common stock. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the plan. No participant will be granted stock appreciation rights covering more than 500,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 1,000,000 shares in connection with his or her initial service with Newco.

After termination of service with Newco, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the award agreement. If no such period of time is stated in a participant’s award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than cause, retirement, death or disability, provided such period of time will be one year for optionees who are officers or directors, and (ii) one year following his or her termination due to retirement, death or disability. If a participant is terminated for cause, all stock appreciation rights generally will automatically expire. If a participant dies after termination of service but while a stock appreciation right is still exercisable, the portion of the stock appreciation right that was vested and exercisable as of the date of termination will generally expire on the one-year anniversary of the participant’s death. In no event will a stock appreciation right be exercised later than the expiration of its term.

Stock awards, restricted stock and stock units

The Administrator will be able to grant stock awards, restricted stock and stock units under the Newco 2004 Plan. Each restricted stock award and stock unit award will be evidenced by an award agreement that will specify the period of restriction, the number of shares granted and all other terms and conditions as the Administrator may determine in its sole discretion. The Administrator will determine the number of shares granted pursuant to a stock award, restricted stock award or stock unit award, but no participant will be granted more than 200,000 shares under stock awards, restricted stock awards or stock unit awards during any fiscal year, except that a participant may be granted a stock award, restricted stock award or stock unit award covering up to an additional 400,000 shares in connection with his or her initial service with Newco. The Administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the Administrator may set restrictions based on the achievement of specific performance goals.

Performance units and performance shares

The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals established by the Administrator are achieved or the Awards otherwise vest. The Administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. No participant will receive performance units with an initial value greater than $1,000,000 and no participant will receive more than 200,000 performance shares during any fiscal year, except that a participant may be granted performance shares covering up to an additional 400,000 shares in connection with his or her initial service with Newco. Performance units will have an initial dollar value established by the Administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of a share of Newco’s common stock on the grant date.

Performance criteria

As determined by the Administrator, the performance goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) annual revenue, (ii) cash position, (iii) earnings per share, (iv) individual objectives, (v) net income, (vi) operating cash flow, (vii) operating income, (viii) return on assets, (ix) return on equity, (x) return on sales, and (xi) total stockholder return. The performance goals may differ from participant to participant and from Award to Award and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

Transferability of awards

The Newco 2004 Plan generally will not allow for the transfer of Awards, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. However, the plan will permit the transfer of nonqualified stock options in a manner specified by the Administrator.

Change in control

In the event of a “change in control” of Newco, the successor corporation will (i) assume or provide a substitute award for each outstanding stock option, stock appreciation right and stock unit, or (ii) replace such Awards with a cash incentive program that preserves the spread existing at the time of the change in control and provides for subsequent payout in accordance with the same vesting schedule applicable to the Award. In the event the successor corporation refuses to assume or provide a substitute award, the Administrator will provide notice that the options or stock appreciation rights will immediately vest and become exercisable and stock units will become fully vested and settled with respect to 100% of the unvested portion of the Award and that such Awards will terminate upon the expiration of the period provided in the notice.

In the event of a “change in control” of Newco, any Newco repurchase or reacquisition right with respect to restricted stock will be assigned to the successor corporation. In the event the successor corporation refuses to accept assignment of any such Newco repurchase or reacquisition right, such Newco repurchase or reacquisition right will lapse and the participant will be fully vested in such shares of restricted stock.

In the event of a “change in control” of Newco, the Administrator may provide that the performance units or shares be assumed, terminated prior to the change of control or immediately vested or deemed earned prior to the change of control, as applicable. In the event performance units or shares are assumed, then the successor corporation will have the ability to reasonably and equitably adjust the applicable performance goals.

Amendment and termination of the Newco 2004 Plan

The Administrator will have the authority to amend, suspend or terminate the Newco 2004 Plan, except that stockholder approval will be required for any amendment to the plan to the extent required by any applicable law, regulation or stock exchange rule. Any amendment, suspension or termination will not, without the consent of the participant, materially adversely affect any rights or obligations under any Award previously granted. The Newco 2004 Plan will terminate ten years following the date the plan is approved by Newco’s board of directors, unless the Administrator terminates it earlier.

Awards to be granted to certain individuals and groups

A new benefits plan table, as described in the federal proxy rules, is not provided because no grants have been made under the Newco 2004 Plan and the number of Awards that an employee, director or consultant may receive under the plan is in the discretion of the Administrator and therefore cannot be determined in advance, except that the Administrator expects to approve a program for option grants to non-employee directors as described under “Director Compensation” beginning on page 110.

Federal tax aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Newco of Awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonqualified stock options

No taxable income is reportable when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive stock options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock appreciation rights

A participant generally will not have taxable income at the time an award of restricted stock, stock units, performance units and performance shares are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. However, a holder of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted. A participant will generally recognize taxable income at the time a stock award is granted because the shares underlying the award are freely transferable on the date of grant and are not subject to a substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Tax effect for Newco

Newco generally will be entitled to a tax deduction in connection with an Award under the Newco 2004 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income. Special rules limit the deductibility of compensation paid to Newco’s Chief Executive Officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Newco can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Newco 2004 Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Newco 2004 Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Newco to continue to receive a federal income tax deduction in connection with such Awards.

NEWCO EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information concerning shares of Newco common stock authorized for issuance under its existing equity compensation plans as of November 14, 2003.

Plan Category	Number of shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options (2)	Number of shares remaining available for future issuance (2)
Equity compensation plans approved by stockholders	0	$0.00	0
Equity compensation plans not approved by stockholders (1) (2) (3)	0	$0.00	0

Total	0		0

(1)	Upon closing of the transaction, Newco will assume the Click2learn 1999 Employee Stock Purchase Plan (the “ESPP”). The number of shares that may be acquired under purchase rights accruing under the ESPP for offerings beginning after the closing of the transaction and the purchase price for such shares are not determinable until the expiration of such offering periods.

(2)	Does not include the 3,000,000 shares to be authorized for issuance under the proposed Newco 2004 Plan. Upon the closing of the transaction, Newco will assume all outstanding awards under the Click2learn and Docent option plans. As of October 20, 2003, after applying the respective Click2learn and Docent exchange ratios, there will be approximately 6,331,663 shares of Newco common stock subject to awards that would be assumed by Newco in connection with the transaction. The weighted average exercise price of those outstanding options is $6.90 per share after applying the respective Click2learn and Docent exchange ratios.

(3)	If the approval of the Newco 2004 Plan is not obtained, in addition to assuming outstanding awards under the Click2learn and Docent stock plans, Newco will assume the shares available for issuance under the Click2learn 1998 Stock Plan and the Docent 2000 Stock Plan. As of October 20, 2003, after applying the respective Click2learn and Docent exchange ratios, there will be approximately 1,214,580 shares of Newco common stock available for issuance following the closing of the transaction.

Nonstockholder Approved Plans

If the Newco 2004 Plan is not approved, in addition to assuming all outstanding awards under the Click2learn and Docent option plans, Newco will also assume the shares available for issuance immediately prior to the transaction under the Click2learn 1998 Plan and the Docent 2000 Plan so that Newco will be able to grant equity awards under the Click2learn 1998 Plan and the Docent 2000 Plan after the transaction. If the Newco 2004 Plan is approved, Newco will assume only outstanding awards under the Click2learn and Docent option plans and will terminate the Click2learn and Docent option plans for purposes of new awards.

Click2learn 1998 Plan

The Click2learn 1998 Plan provides for the issuance of incentive stock options, nonqualified stock options, restricted stock and stock bonuses. The terms of awards granted under the Click2learn 1998 Plan will be substantially similar to the terms of awards described above for the Newco 2004 Plan, as applicable. Employees, officers, directors, consultants, independent contractors, and advisors of Click2learn and Docent prior to the transaction and any new employees, officers, directors, consultants, independent contractors, and advisors of Newco after the transaction, will be eligible to receive awards under the Click2learn 1998 Plan. As of October 20, 2003 and after applying the Click2learn exchange ratio, there were approximately 767,286 shares of Click2learn common stock available for grant and approximately 2,061,814 shares subject to outstanding options under the Click2learn 1998 Plan. In addition, shares that are forfeited or repurchased or otherwise cease to be subject to awards without shares being issued under the Click2learn 1998 Plan and the Click2learn 1995 Combined Incentive and Nonqualified Stock Option Plan will again be available for issuance under the Click2learn 1998 Plan.

Docent 2000 Plan

The Docent 2000 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares and stock units. The terms of awards granted under the Docent 2000 Plan will be substantially similar to the terms of awards described above for the Newco 2004 Plan, as applicable. Pursuant to Nasdaq rules (a) employees, directors, independent contractors, and advisors of Docent prior to the transaction and any new employees, directors, independent contractors, and advisors of Newco after the transaction, will be eligible to receive awards under the Docent 2000 Plan and (b) any employees, directors, independent contractors, or advisors of Click2learn prior to the transaction will not be eligible to receive awards under the Docent 2000 Plan. As of October 20, 2003 and after applying the Docent exchange ratio, there were approximately 447,294 shares of Docent common stock available for grant and approximately 3,450,751 shares subject to outstanding options under the Docent 2000 Plan. In addition, shares that are forfeited or repurchased or otherwise cease to be subject to awards without shares being issued under the Docent 2000 Plan will again be available for issuance under the Docent 2000 Plan.

Assumed Click2learn ESPP

Newco will assume Click2learn’s 1999 Employee Stock Purchase Plan (the “ESPP”) in connection with the transaction. The stock subject to issuance under the ESPP following the transaction will initially consist of a number of shares of Newco’s authorized but unissued common stock equal to the number of shares of Click2learn common stock reserved for issuance under the ESPP immediately prior to the transaction. On each January 1, the aggregate number of shares reserved for issuance will be adjusted so that 450,000 shares of Newco common stock will be reserved for issuance each calendar year, provided that the number of shares issued over the term of the ESPP will not exceed 2,700,000 shares of Newco common stock combined with 1,391,226 shares (prior to conversion) of Click2learn common stock previously issued under the ESPP prior to the transaction, subject to adjustment in the event of a stock split, stock dividend and other similar events. Employees participate in the ESPP through payroll deductions, which may not be less than 1% or more than 10% of the employee’s total cash compensation. Each offering of common stock under the ESPP will be for a period of 24 months. Offering periods will commence on February 1 and August 1 of each year. Each offering period will consist of four six-month purchase periods during which payroll deductions of the participants are accumulated. The purchase price of shares that may be acquired in any purchase period under the ESPP is 85% of the lesser of the fair market value of the shares on the first day of an offering period or the fair market value of the shares on the purchase date. The ESPP will continue until the earlier to occur of: (1) termination of the ESPP by the Newco board; (2) the issuance of all the shares of common stock reserved for issuance under the ESPP; or (3) March 24, 2009.

COMPARISON OF RIGHTS OF HOLDERS OF NEWCO COMMON STOCK,

CLICK2LEARN COMMON STOCK AND DOCENT COMMON STOCK

This section of the joint proxy statement/prospectus describes material differences between the rights of Newco stockholders and the rights of Click2learn and Docent stockholders. The rights compared are those found in Newco’s amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of the transaction and in Click2learn’s and Docent’s current charter documents. While we believe that these descriptions address the material differences, this summary may not contain all the information that is important to the Click2learn and Docent stockholders. Click2learn and Docent stockholders should read this entire document and the documents referred to in this summary carefully for a more complete understanding of the differences between the rights of and the rights of Newco stockholders, on the one hand, and Click2learn or Docent stockholders on the other.

Newco, Click2learn and Docent are each incorporated in the state of Delaware and subject to the Delaware General Corporation Law. Any differences between the rights of the stockholders of Newco, Click2learn and Docent arise primarily from differences in the respective charter documents. Click2learn’s certificate of incorporation and bylaws currently govern the rights of stockholders of Click2learn. Docent’s certificate of incorporation and bylaws currently govern the rights of stockholders of Docent. After completion of the transaction, the stockholders of both Click2learn and Docent will become stockholders of Newco. As a result, the rights of the former Click2learn and Docent stockholders will be governed by Newco’s amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of the mergers.

The following table summarizes material differences between the rights of Newco stockholders, on the one hand, and the rights of Click2learn and Docent stockholders, on the other.

Newco	Click2learn	Docent

Common Stock

100 million shares of common stock, par value $0.001 per share, are authorized for issuance under the Newco certificate of incorporation.	100 million shares of common stock, par value $0.01 per share, are authorized for issuance under the Click2learn certificate of incorporation.	83,333,333 shares of common stock, par value $0.001 per share, are authorized for issuance under the Docent certificate of incorporation.

Rights of Common Stock

Each issued and outstanding share of common stock is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Holders of common stock have no preemptive rights or rights to convert into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.	No material differences.	No material differences.

Preferred Stock

5 million shares of preferred stock, par value $0.001 per share, are authorized for issuance under the Newco certificate of incorporation.	5 million shares of preferred stock, par value $0.01 per share, are authorized for issuance under the Click2learn certificate of incorporation. 10,000 shares of which have been designated Series A Preferred Stock, none of which are issued and outstanding.	5 million shares of preferred stock, par value $0.001 per share, are authorized for issuance under the Docent certificate of incorporation. 2 million shares of which have been designated Series A Preferred Stock, none of which are issued and outstanding.

The Newco certificate of incorporation authorizes Newco’s board of directors, without stockholder approval, to issue shares of preferred stock in series, to establish from time to time the number of shares to be included in such series, and to fix the relative rights, preferences, privileges and restrictions of shares to be included in such series.

The preferred stock may be issued with terms that would delay or prevent a change in control of Newco or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

	No material differences.	No material differences.

Rights Plan

Subject to its fiduciary duties, the Newco board of directors expects to declare a dividend of one preferred share purchase right for each outstanding share of common stock. The description of the terms of the purchase rights are expected to be set forth in an agreement to be entered into between Newco and a rights agent selected by the Newco board in the form agreed to by the Newco board.	Click2learn has not declared a dividend of a preferred share purchase right or otherwise implemented a stockholder rights plan.	On February 5, 2003, Docent adopted a stockholder rights plan, pursuant to an agreement between Docent and Computershare, providing for the dividend of one right for each share of its common stock outstanding on February 10, 2003. The rights have certain anti-takeover effects. Once the rights have become exercisable, in most cases, the rights will cause substantial dilution to a party who attempts to acquire or merge with Docent. The rights becomes exercisable, with certain exceptions, in the event that any party has become the beneficial owner of 20% of more of Docent common stock; a party announces its intention to commence a tender offer or exchange offer to acquire 20% or more of Docent common stock; or there is announcement that Docent is to be acquired. The rights will not become exercisable as result of the merger agreement. The rights have an exercise price of $15.00, subject to customary antidilution adjustments, and expire on earlier of February 5, 2013, or the date as of which the Docent board determines that rights agreement is no longer in best interests of the Docent stockholders or upon the effective time of the merger agreement. Upon the occurrence of certain events, holders of the rights will be entitled to purchase either Docent Series A preferred stock at the exercise price; common stock of Docent having a value equal to two times the exercise price; or, in the case of an acquisition of Docent, the common stock of the surviving company having value equal to two times the exercise price. Docent is entitled to redeem the rights at a value of $0.001 per right, subject to adjustment, at any time prior to the date of which the rights become exercisable.

Ability to Call Special Meetings

Special meetings of Newco stockholders may be called for any purpose or purposes by (i) the Chairman of the board of directors or (ii) the board of directors.	Special meetings of Click2learn stockholders may be called for any purpose or purposes by the Chairman of the board of directors, the Chief Executive Officer or by a majority of the members of the board of directors.	Special meetings of Docent stockholders may be called for any purpose or purposes by (i) the Chairman of the board of directors, (ii) the Chief Executive Officer, (iii) the holders of fifty percent of the Company’s voting stock, or (iv) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Action by Written Consent in Lieu of Stockholders’ Meeting

As permitted by Delaware law, Newco’s certificate of incorporation eliminates the ability of Newco stockholders to act by written consent.	No material differences.	No material differences.

Number and Election of Directors

The Newco certificate of incorporation and bylaws provide that the number of members on the board of directors be set by resolution of the board provided the board consist of at least one member. The board will initially consist of eight members. Directors hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until the director’s death, resignation or removal.	The Click2learn certificate of incorporation and bylaws provide that the number of members on the board of directors be set by resolution of the board of directors, provided the board of directors shall consist of at least one member. Click2learn’s board currently consists of eight members. Directors hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until the director’s death, resignation or removal.	Docent’s bylaws provide that the number of directors is as determined by resolution of the Board of Directors. Docent’s board currently consists of seven members. Directors hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until the director’s death, resignation or removal.

Classified Board

The Newco certificate of incorporation and bylaws provide that the board of directors be divided among three classes of directors, with each class serving for staggered three-year terms, except that the terms of the initial Class I directors will expire at the first annual meeting following the transaction, the terms of the initial Class II directors will expire at the second annual meeting following the transaction and the terms of the initial Class III directors will expire at the third annual meeting following the transaction.	Click2learn’s certificate of incorporation and bylaws provide that the board of directors be divided among three classes of directors, with each class serving for a staggered three-year term.	Docent’s bylaws provide that Docent’s board of directors be divided into three classes, with each class serving for a staggered three-year term.

Vacancies on the Board and Removal of Directors

Vacancies occurring on the board of directors of Newco for any reason and newly created directorships resulting from an increase in the authorized number of directors can be filled only by a vote of a majority of the remaining members of the board of directors, whether or not a quorum.	Vacancies occurring on the Click2learn board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors can be filled by the stockholders at any meeting, by a majority of the directors, whether or not a quorum, or by a sole remaining director.	Vacancies occurring on the Docent board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors can be filled only by a vote of a majority of the remaining members of the board of directors, whether or not a quorum.

Newco’s bylaws provide that any director may be removed from office only for cause by an affirmative vote of stockholders holding a majority of the voting power of the then outstanding shares entitled to vote at an election of directors.	Click2learn’s bylaws provide that any director may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.	Docent’s bylaws provide that (i) any director may be removed for cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors and (ii) any director may be removed without cause by the holders of at least 66 and 2/3rds of the shares then entitled to vote at an election of directors.

Amendments to the certificate of incorporation

Any amendment to Newco’s certificate of incorporation requires the approval of the board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote on the proposed amendment.

No amendment or repeal of the limitation on liability and indemnification provisions of Newco’s certificate of incorporation shall eliminate, reduce or otherwise adversely affect the application of such provisions on the personal liability of a director existing at the time of such amendment, repeal or adoption.

	No material differences.	No material differences.

Amendments to Bylaws

Newco’s bylaws may be altered, amended or new bylaws may be adopted by the board of directors or upon the affirmative vote of the holders of at least 66 and 2/3rds of the then outstanding shares of voting stock.	Click2learn’s certificate of incorporation and bylaws provide that Click2learn’s bylaws may be adopted, amended or repealed by the board of directors or upon the affirmative vote of the holders of a majority of the then outstanding voting stock.	Docent’s bylaws may be altered or amended or new bylaws may be adopted by the board of directors or upon the affirmative vote of the holders of at least 66 and 2/3rds of the then outstanding shares of voting stock.

Advance Notice Provisions for Board Nominations and Other Stockholders’ Business

Newco’s bylaws require that nominations for the election of directors or other business to be considered at the annual meeting of stockholders must be made:

–in Newco’s notice of meeting (or any supplement thereto) given by or at the direction of the board of directors;

Click2learn’s bylaws require that nominations for the election of directors or other business to be considered at the annual meeting of stockholders must be made:

–in Click2learn’s notice of meeting (or any supplement thereto) given by or at the direction of the board of directors;

No material differences.

–by the board; or

–by a stockholder who gives proper notice.

For nominations or other business to be properly brought before a stockholders’ meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Newco. To be timely, a stockholder’s notice must be delivered to or mailed and received at Newco’s principal executive offices not later than the sixtieth day nor earlier than the ninetieth day prior to the first anniversary of the preceding year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the later of the sixtieth day prior to such annual meeting or, if the public announcement of the date of such annual meeting is first made by Newco fewer than seventy days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by Newco.

–by the board; or

–by a stockholder who is entitled to vote and gives proper notice.

For nominations or other business to be properly brought before a stockholders’ meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Click2learn. To be timely, a stockholder’s notice must be delivered to the Secretary of Click2learn not later than the sixtieth day nor earlier than the ninetieth day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, the notice must be delivered not earlier than the ninetieth day prior to such annual meeting and not later than the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by Click2learn.

Limitation on Personal Liability of Directors and Officers

Newco’s certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as it currently exists or is hereafter amended, Newco’s directors shall not be liable to Newco or its stockholders for monetary damages for breach of fiduciary duty as a director.	No material differences.	Docent’s certificate of incorporation provides that the liability of Docent’s directors for monetary damages shall be eliminated to the fullest extent under applicable law.

Indemnification of Directors and Officers

Newco’s bylaws provide that Newco shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended, any director or officer of Newco who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such action, suit or proceeding. In addition, Newco may indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of Newco who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of Newco or is or was serving at the request of Newco.	Click2learn’s bylaws provide that Click2learn shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended, each person and such person’s heirs, executors and administrators, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Click2learn or was serving at the request of Click2learn as a director or officer of another entity against all expenses, liability and loss reasonably incurred or suffered by such person in connection with any such action, suit or proceeding. In addition, Click2learn’s bylaws provide that Click2learn may indemnify its other officers, employees and other agents.	Docent’s bylaws provide that Docent shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, provided that Docent may modify the extent of such indemnification by individual contracts with its directors and officers. In addition, Docent’s bylaws provide that Docent may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law.

INFORMATION REGARDING CLICK2LEARN AND DOCENT

Security ownership of certain beneficial owners and management of Click2learn.

The following table sets forth as of October 20, 2003, certain information with respect to the beneficial ownership of the common stock as to:

•	each person known by Click2learn to own beneficially more than 5% of the outstanding shares of its common stock;

•	Click2learn’s Chief Executive Officer and each of Click2learn’s other four most highly compensated executive officers during fiscal year 2002;

•	each of its directors; and

•	all of its directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable within 60 days of October 20, 2003 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated, and subject to the applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares beneficially owned by them

The numbers reflected in the percentage beneficially owned columns are based on 32,597,357 shares of Click2learn common stock outstanding as of October 20, 2003.

	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Paul G. Allen(1)	6,928,216	21.00%
WM Advisors Inc.(2)	3,613,537	11.09
Gruber & McBaine Capital Management, LLC(3)	1,888,684	5.79
Kevin M. Oakes(4)	975,021	2.96
John D. Atherly(5)	236,900	*
Sudheer Koneru(6)	234,629	*
Srinivasan Chandrasekar(7)	186,524	*
Bert Kolde(8)	123,750	*
Ronald S. Posner(9)	80,000	*
Sally Narodick(10)	64,790	*
Vijay Vashee(11)	47,818	*
Edward Harris(12)	29,250	*
John Coné(13)	13,750	*
Lee Maxey(14)	10,190	*
Jonathan Morgan(15)	6,111	*
All officers, directors and nominees as a group (18 persons)(16)	2,466,987	7.24%

*	Less than 1% of outstanding common stock
(1)	Principal address is 505 Union Station, 505 Fifth Avenue South, Suite 900, Seattle, Washington 98104. Includes 616,120 shares held of record by Vulcan Ventures, Inc. and 387,096 shares issuable upon exercise of a warrant issued to Vulcan Ventures. Mr. Allen is the sole shareholder of Vulcan Ventures and may be deemed to have shared voting and investment power with respect to such shares. Mr. Allen is the founder of Click2learn.

(2)	Principal address is 1201 Third Avenue, 22nd Floor, Seattle, Washington 98101. Based on publicly available information filed with the SEC on Form 13G filed on October 31, 2003.
(3)	Principal address is 50 Osgood Place, Penthouse, San Francisco, California 94113. Based on publicly available information filed with the SEC on Form 13F filed on October 30, 2003.
(4)	Includes 386,666 shares subject to stock options exercisable within 60 days of October 20, 2003.
(5)	Includes 225,951 shares subject to stock options exercisable within 60 days of October 20, 2003.
(6)	Includes 64,648 shares subject to stock options exercisable within 60 days of October 20, 2003 and 169,981 shares held of record by his spouse.
(7)	Includes 72,944 shares subject to stock options exercisable within 60 days of October 20, 2003 and 73,448 shares held of record by his spouse.
(8)	Represents shares subject to stock options exercisable within 60 days of October 20, 2003.
(9)	Includes 60,000 shares subject to stock options exercisable within 60 days of October 20, 2003 and 20,000 shares held of record by PS Capital LLC. Mr. Posner is a principal of PS Capital LLC and may be deemed to have shared voting and investment power with respect to such shares. Mr. Posner disclaims beneficial ownership of shares held by PS Capital LLC except to the extent of his pecuniary interest therein.
(10)	Represents shares subject to stock options exercisable within 60 days of October 20, 2003.
(11)	Includes 21,249 shares subject to stock options exercisable within 60 days of October 20, 2003.
(12)	Includes 26,250 shares subject to stock options exercisable within 60 days of October 20, 2003.
(13)	Represents shares subject to stock options exercisable within 60 days of October 20, 2003.
(14)	Mr. Maxey is no longer employed by Click2learn.
(15)	Represents shares subject to stock options exercisable within 60 days of October 20, 2003.
(16)	Represents the shares described in the table, plus an additional 458,254 shares beneficially owned by three other executive officers, of which 425,312 are shares subject to stock options exercisable within 60 days of October 20, 2003.

Security ownership of certain beneficial owners and management of Docent

The following table sets forth as of October 20, 2003, certain information with respect to the beneficial ownership of Docent common stock as to:

•	each person known by Docent to own beneficially more than 5% of the outstanding shares of its common stock;

•	Docent’s Chief Executive Officer and each of Docent’s other four most highly compensated executive officers during fiscal year 2002;

•	each of its directors;

•	all of its directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable within 60 days of October 20, 2003 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated, and subject to the applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares beneficially owned by them

The numbers reflected in the percentage beneficially owned columns are based on 13,101,694 shares of Docent common stock outstanding as of October 20, 2003.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Norwest Venture Partners VI, P(1)	2,616,742	19.97%
Advanced Technology Ventures IV, LP(2)	1,518,443	11.59
Palo Alto Investors(3)	964,884	7.36
David Mandelkern(4)(5)	381,269	2.89
R. Andrew Eckert(6)	284,176	2.12
David R. Ellett(7)	187,892	1.41
David Crussell(8)	81,107	*
Sanjay Dholakia(9)	67,293	*
Shailesh Agarwal(10)	37,275	*
Ali R. Kutay(11)	23,321	*
Kevin G. Hall(4)(12)	21,988	*
Jack L. Acosta(13)	0	*
Donald E. Fowler(14)	0	*
All officers and directors as a group (12 persons)(4)(15)	1,161,612	8.46%

*	Less than 1% of outstanding common stock
(1)	Principal address is 525 University Avenue, Suite 800, Palo Alto, California 94301. As confirmed by the letter received on February 4, 2003, Norwest Venture Partners VI, LLP confirmed that there are no changes from the Schedule 13G filed on February 13, 2002. According to the Schedule 13G filed with the SEC dated February 13, 2002, Itasca VC Partners VI, LLP is the general partner of Norwest Venture Partners VI, LP and has the sole voting and investment power over the shares held by Norwest Venture Partners VI, LP. General Partners George J. Still and John P. Whaley share the investment and voting power over Docent shares beneficially owned by Itasca VC Partners VI, LLP. Kevin G. Hall, a partner of Itasca VC Partners VI, LLP and one of Docent’s directors, disclaims beneficial ownership of the shares held by Norwest Venture Partners VI, LP except to the extent of his pecuniary interest therein.

(2)	Principal address is 1000 Winter Street, Suite 3700, Waltham, Massachusetts 02451. As confirmed by Advanced Technology Ventures in April 2003, there are no changes from the Schedule 13G filed with the SEC dated February 12, 2002. ATV Associates IV, LP is the general partner of Advanced Technology Ventures IV, LP and has shared voting and investment power over the shares held by Advanced Technology Ventures IV, LP.
(3)	Principal address is 470 University Avenue, Palo Alto, California 94301. According to the Schedule 13D (Amendment No. 1) filed with the SEC dated January 24, 2003, William Leland Edwards, Palo Alto Investors, LLC, and Palo Alto Investors have shared voting and investment power over the 964,884 shares. Micro Cap Partners, L.P. has shared voting power with William Leland Edwards, Palo Alto Investors, LLC, and Palo Alto Investors over 791,633 of the 964,884 shares.
(4)	Includes a portion of shares exercised prior to vesting due to early exercise provisions for stock options granted under Docent’s 1997 Stock Option Plan. Any unvested options are subject to repurchase by Docent upon employment termination or termination of services as a director.
(5)	Includes 70,684 shares issuable upon exercise of options within 60 days of October 20, 2003, a portion of which shares would be subject to repurchase by Docent upon termination of employment.
(6)	Includes 282,843 shares issuable upon exercise of options within 60 days of October 20, 2003.
(7)	Mr. Ellett left Docent in May 2002. The number of shares beneficially owned by Mr. Ellett is based on the most recent information provided by Mr. Ellet, dated February 21, 2003. Includes shares held by Mr. Ellett as a joint trustee of the Ellett Family Trust and the Ellett Foundation. Does not include shares held by the Ellett Family Charitable Lead Trust or the Ellett Family Irrevocable Trust, to which Mr. Ellett has disclaimed beneficial ownership and as to which Mr. Ellett’s father-in-law serves as trustee.
(8)	Represents shares issuable upon exercise of options within 60 days of October 20, 2003.
(9)	Includes 66,314 shares issuable upon exercise of options within 60 days of October 20, 2003.
(10)	Mr. Agarwal left Docent in February 2003. Represents shares issuable upon exercise of options within 60 days of October 20, 2003.
(11)	Represents shares issuable upon exercise of options within 60 days of October 20, 2003, a portion of which would be subject to repurchase by Docent upon termination of Mr. Kutay’s services as a director.
(12)	Includes 8,655 shares issuable upon exercise of options within 60 days of October 20, 2003.
(13)	Mr. Acosta was appointed a director of Docent on April 9, 2003 and was elected a director at our annual meeting on June 6, 2003.
(14)	Mr. Fowler was appointed a director of Docent on January 28, 2003 and was elected a director at our annual meeting on June 6, 2003.
(15)	Includes 1,161,612 shares issuable upon exercise of options within 60 days of October 20, 2003.

MANAGEMENT OF NEWCO

Executive officers and directors

The following table sets forth information as of November 17, 2003 regarding the individuals who will serve as executive officers and directors of Newco upon completion of the transaction:

Name	Age	Position
R. Andrew Eckert	42	Chief Executive Officer and Director
Kevin Oakes	39	President and Director
Neil J. Laird	51	Senior Vice President and Chief Financial Officer
Srinivasan Chandrasekar	34	Senior Vice President, Products
David Crussell	41	Senior Vice President, Professional Services and Operations
Sudheer Koneru	35	Senior Vice President, International Operations
Sanjay P. Dholakia	33	Senior Vice President, Marketing and Alliances
Steven Esau	41	Senior Vice President, General Counsel and Secretary
Donald E. Fowler	65	Chairman of the Board, Director
Jack L. Acosta	56	Director
Sally Narodick	58	Director
John Coné	52	Director
Ali R. Kutay	48	Director
Vijay Vashee	53	Director

R. Andrew Eckert has served as President of Docent since 2001, Chief Executive Officer since April of 2002 and a director since May 2002. Mr. Eckert joined Docent in December 2001 as Chief Operating Officer and President. From 2000 until joining Docent, Mr. Eckert worked as an independent consultant. From 1990 to 2000, Mr. Eckert held numerous executive and director positions at Adac Laboratories, a medical products company. Mr. Eckert was elected a director at Adac Laboratories in 1996 and Chairman of the Board in 1999, and served in this capacity until 2000. Mr. Eckert also served as Chief Executive Officer of Adac Laboratories from 1997 to 2000. Prior to joining Adac Laboratories, Mr. Eckert worked in the venture capital and investment banking industries with Summit Partners and Goldman Sachs & Co., respectively. Mr. Eckert holds a B.S. degree in industrial engineering from Stanford University and a M.B.A. Stanford University.

Kevin Oakes has served as a director of Click2learn since September 1997, Chief Executive Officer since January 2000 and as Chairman of the Board since May 2001. Mr. Oakes has served as President since he joined Click2learn in September 1997. Prior to that time, Mr. Oakes was the President of each of Oakes Interactive, a custom content development company, Acorn Associates, an e-Learning consulting firm and TopShelf Multimedia, a reseller of e-Learning titles which he founded in March 1993, January 1996 and March 1997, respectively, and each of which Click2learn acquired in September 1997. Prior to 1993, Mr. Oakes held positions at The Minnesota Mutual Life Insurance Company and Fidelity Investments. Mr. Oakes also serves on the Board of Directors of the American Society of Training & Development (ASTD) and Development Dimensions International (DDI), a privately-held HR training firm.

Neil J. Laird has served as Sr. Vice President and Chief Financial Officer of Docent since August 2002. From April until June 2002, Mr. Laird was Chief Financial Officer of Novasonics, Inc., a privately held medical products company. From 1999 to 2001, Mr. Laird was Senior Vice President and Chief Financial Officer of Adac Laboratories. From 1998 to 1999, Mr. Laird held various executive positions at Coherent Medical Group, a medical laser company. From 1997 to 1998, Mr. Laird was an independent consultant. From 1980 to 1997, Mr. Laird held numerous executive and managerial financial positions at Measurex Corporation, including Vice President—Corporate Controller. Mr. Laird holds an M.A. degree in economics from Cambridge University and is a United Kingdom Chartered Accountant.

Srinivasan Chandrasekar has served as Executive Vice President, Products and Strategy of Click2learn since January 2003 and as Senior Vice President, Technology from May 2001 until January 2003.

Mr. Chandrasekar was a co-founder of IntelliPrep Technologies, Incorporated an enterprise learning software company, and served as its Chief Technology Officer from March 2000 until IntelliPrep was acquired by Click2learn in May 2001. From 1993 to March 2000, he served in various positions at Microsoft in both managerial and technical leadership, including as head of Microsoft’s Metadirectory product development group from September 1999 to March 2000.

David Crussell has served as Sr. Vice President, Worldwide Operations of Docent since March 2002. From 2001 to 2002, Mr. Crussell was Chief Operating Officer and Vice President of Sales for Steelpoint Technologies, Inc, a Web-based content management software company. From 1994 to 2001, Mr. Crussell held numerous executive positions at Adac Laboratories, including Sr. Vice President and General Manager of the Radiation Therapy Planning Software Division. From 1986 to 1994, Mr. Crussell held numerous managerial positions at GE Medical Systems, including Software Development Manager. Mr. Crussell holds a B.S. in Mathematics with Computer Science from Southampton University.

Sudheer Koneru has served as Chief Operating Officer of Click2learn since January 2003, as Executive Vice President, Customer Services from January 2002 until January 2003 and as Executive Vice President, Products and Strategy from May 2001 until January 2002. Prior to joining Click2learn, he co-founded IntelliPrep, in 2000 and served as IntelliPrep’s Chief Executive Officer until IntelliPrep was acquired by Click2learn in May 2001. Prior to IntelliPrep, Mr. Koneru served in various positions at Microsoft Corporation since 1992, most recently as Director/Product Unit Manager for the consumer Windows division from 1998 to 2000.

Sanjay P. Dholakia has served as Vice President of Marketing and Business Development of Docent since February 2002. Mr. Dholakia joined Docent in February 2001 as Director of Corporate Business. From April 2000 to December 2000, he served as Director of Business Development and acting COO for a portfolio company within Walker Digital, a business incubation and intellectual property firm. From 1997 to 2000, Mr. Dholakia served as an Engagement Manager at McKinsey & Company, a management consulting firm. From 1991 to 1995, he served as a Senior Consultant at Andersen Consulting, a management and technology services organization. Mr. Dholakia holds a B.S. from the Wharton School and an M.B.A. from the Kellogg School of Management.

Steven Esau has served as General Counsel of Click2learn since October 1995, as Vice President and Secretary of Click2learn since January 1997 and as Senior Vice President since February 2002. Prior to that time, Mr. Esau served as Director of Legal Affairs from February 1995 until October 1995 and as counsel since joining Click2learn in February 1994. From 1988 until February 1994, he was in private law practice, first with Stoel Rives LLP in Seattle and then with his own law firm, where he focused on advising software and technology startup companies.

Donald E. Fowler has served as a member of the Board of Directors of Docent since January 2003, and as a member of Docent’s audit and governance committees since January 2003. He has recently served on the boards of ADAC Laboratories and TelCom Semiconductor, and now serves on the board of Storage Engine Inc. Mr. Fowler is involved with various private companies, through advisory or board memberships, has served as CEO of eT Communications from 1996 to 1998 and has served as interim CEO of several companies between 1996 and 2002. Mr. Fowler was Senior Vice President at Tandem Computers from 1986 to 1996. Mr. Fowler also served in executive capacities with Bechtel Group 1976 to 1986, and IBM from 1965 to 1976. Mr. Fowler received a B.S. in Mathematics and an M.B.A from the University of Washington in Seattle.

Jack L. Acosta has served as a member of the Board of Directors of Docent since April 2003. He also currently serves on the Boards of Commerce One and Integral Development. Mr. Acosta served as Chief Financial Officer and Vice President, Finance for Portal Software from February 1999 until September 2001. In addition, Mr. Acosta served as Secretary for Portal Software from February 1999 through April 1999. From July 1996 to January 1999, Mr. Acosta served as Executive Vice President and Chief Financial Officer for Sybase, Inc., a database company. From December 1994 until July 1996, Mr. Acosta served as Vice President,

Engineering Services, Integration and Business Management of Sybase. From March 1993 until December 1994, Mr. Acosta served as President, Chief Operating Officer and a director of Tanon Manufacturing, Inc., a manufacturing and engineering services company. Prior to March 1993, Mr. Acosta held various management positions at Ungermann-Bass Inc., Atari, Inc., Diablo Systems, Inc. and Ford Motor Company.

Sally Narodick has served as Lead Director of Click2learn since December 2002 and as a director since May 1999. Ms. Narodick is currently an independent consultant in the e-Learning industry. From September 2000 to March 2001, she worked with Click2learn’s management team advising on mergers and acquisitions, in addition to working with other non-competitive e-Learning companies. From October 1998 to September 2000, she was President and CEO of Apex Learning Inc., which provides e-Learning courses to high school students. Prior to that, she was Chairman and CEO of Edmark Corporation, a publicly held educational software company, from 1989 until Edmark was sold to IBM in December 1996. From December 1996 through October 1998, she was an educational technology consultant working primarily for the Consumer Software Division of IBM. Ms. Narodick is a director of Penford Corporation, a publicly held complex carbohydrate company, Solutia, Inc., a publicly held specialty chemical company, and Puget Energy, a publicly held gas and electric utility.

John Coné has served as a director of Click2learn since May 2002. He currently is a consultant and author in the field of organization learning and has held the position of President and Chief Executive Officer of the American Society of Training and Development (ASTD) since September 2003. From July 1995 until his retirement in August 2001 he served as Vice President of Learning & Development for Dell Inc. Prior to Dell, he served as Chief Learning Officer and Vice President of Human Resources for Sequent Computer Systems Inc. a computer hardware and software company, from June 1991 to June 1995. Prior to Sequent, he served as Director of Corporate Educational Services for Motorola from February 1988 to May 1991, where he was a founder and creator of Motorola University in 1990. In 2002, Mr. Coné served as the Chairman of ASTD and on the Board of Storied Learning, a privately-held e-Learning content company.

Ali R. Kutay has served as a member of the Board of Directors of Docent since April 2000 and as a member of Docent’s audit committee since April 2000, and as a member of Docent’s governance committee since January 2003. From 1998 to 2003 Mr. Kutay was the Chairman, and Chief Executive Officer of AltoWeb, Inc., a provider of e-business infrastructure software. From 1997 to 1998 he was a director, President and Chief Executive Officer of WebLogic, Inc., a Java-based application server company, which was merged with BEA Systems, Inc. in 1998. Previously he was the President and CEO of Lockheed Martin Corporation’s Commercial Software Business Unit, Formtek, from 1990 to 1997. Formtek was founded in 1983 and was acquired by Lockheed Corporation in 1989. At Formtek, Mr. Kutay served at various roles including its President and Chief Executive Officer from 1985 until 1989. Mr. Kutay holds a B.S. and M.S. degree in Engineering from Middle East Technical University and has completed graduate work at Carnegie Mellon University.

Vijay Vashee has served as a director of Click2learn since July 2001. From 1982 until 2001, Mr. Vashee served in various senior marketing, product management and executive positions at Microsoft, including as General Manager for Microsoft Project from 1988 to 1992 and as General Manager for Power Point from 1992 to 1997. Mr. Vashee holds a B. Tech EE from IIT Bombay, an MSEE from Cornell University, and an MBA from the University of Chicago. Mr. Vashee is the Chairman and was founding President of The Indus Entrepreneurs, Seattle and previously served as a board member of IntelliPrep prior to its acquisition by Click2learn in May 2001.

Classified board

The Newco certificate of incorporation and bylaws provide for a board of directors of eight members consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of the Newco board of directors is elected each year. Directors are elected for three-year terms, except that the terms of the initial Class I directors will expire at the first annual meeting following the transaction, the terms of the initial Class II directors will expire at the second annual meeting following the transaction and the terms of the initial

Class III directors will expire at the third annual meeting following the transaction. The classification of directors will be determined prior to effectiveness of this registration statement. Executive officers will be appointed by the Newco board on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the Newco directors, officers or key employees.

Class I	Class II	Class III
Jack L. Acosta Vijay Vashee	John Coné Ali R. Kutay Donald E. Fowler	R. Andrew Eckert Kevin Oakes Sally Narodick

Audit committee

Newco will established an audit committee that will include Jack L. Acosta (chair), Ali R. Kutay and Vijay Vashee. The Audit Committee’s primary function will be to assist the Board in its oversight of:

•	the integrity of Newco’s financial statements;

•	Newco’s independent auditor’s qualifications and independence;

•	the performance of Newco’s independent auditors; and

•	compliance with the code of ethics for senior financial officers.

Compensation committee

Newco will establish a compensation committee that will include John Coné (chair), Donald E. Fowler and Sally Narodick. The compensation committee will carry out the responsibilities of the board, and makes recommendations to the board, relating to:

•	compensation of Newco’s executive officers;

•	reviewing the performance of the Chief Executive Officer; and

•	administration of the Newco’s equity incentive plans.

Corporate governance committee

Newco will establish a corporate governance committee that will include Sally Narodick (chair), John Coné, Donald E. Fowler and Ali R. Kutay. The corporate governance committee’s primary responsibilities will be to:

•	develop, update as necessary and recommend to the Board corporate governance principles and policies;

•	monitor compliance with such principles and policies;

•	identify individuals qualified to become members of the Board, and

•	approve and recommend to the Board director candidates.

As part of its responsibility to approve and recommend director candidates, the corporate governance committee will consider potential nominees recommended by security holders.

Director compensation

Subject to further review by the Newco board and/or a committee of the board, Newco expects to reimburse each member of its board of directors for out-of-pocket expenses incurred in connection with attending board meetings. Subject to further review by the Newco board and/or a committee of the board, the Newco board expects to approve a program granting options that vest monthly over a three year period to nonemployee directors under the Newco 2004 Plan as follows:

•	an initial stock option grant to purchase 25,000 shares;

•	an annual grant of 25,000 shares on the date of Newco’s annual meeting; and

•	an additional 10,000 shares will be subject to the initial and annual grants for the option grants made to the chair of the audit committee.

Limitation on directors’ liability and indemnification

The Newco certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the directors derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Newco certificate of incorporation and bylaws provide that Newco will indemnify its directors and executive officers and other corporate agents to the fullest extent permitted by law. We believe that indemnification under the Newco bylaws covers at least negligence and gross negligence on the part of indemnified parties. Newco’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification.

Newco intends to enter into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Newco, arising out of such person’s services as a director or executive officer of Newco, any subsidiary of Newco or any other company or enterprise to which the person provided services at Newco’s request. Newco believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

DESCRIPTION OF NEWCO CAPITAL STOCK FOLLOWING THE TRANSACTION

This section of this joint proxy statement/prospectus describes the material terms of the capital stock of Newco under its certificate of incorporation and bylaws that will be in effect immediately after the transaction is completed. This section also summarizes relevant provisions of the Delaware General Corporation Law, which we refer to as “Delaware law.” The terms of Newco’s certificate of incorporation and Newco’s bylaws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents and Delaware law. The Newco certificate of incorporation is attached as Annex D to this joint proxy statement/prospectus, and the Newco bylaws are attached as Annex E to this joint proxy statement/prospectus.

Authorized capital stock

Total shares

Newco initially will have authority to issue a total of 105 million shares of capital stock consisting of:

•	100 million shares of common stock, par value $0.001 per share; and

•	five million shares of preferred stock, par value $0.001 per share.

Outstanding common stock

Following completion of the transaction, we anticipate that approximately 26 million shares of Newco common stock will be issued and outstanding, without taking into account exercises of Click2learn and Docent options and warrants prior to completion of the transaction.

Outstanding preferred stock

Following completion of the mergers, we anticipate that there will be no shares of Newco preferred stock issued and outstanding.

Capital Stock

Voting rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors; provided, however, that holders of common stock will not be entitled to vote for any amendments to Newco’s certificate of incorporation that relate only to an outstanding series of preferred stock. Holders of Newco common stock have no cumulative voting rights.

Dividends

Holders of Newco common stock will be entitled to receive dividends or other distributions when and if declared by the Newco board. The right of the Newco board to declare dividends, however, will be subject to the rights of the holders of any outstanding Newco preferred stock and the availability of sufficient funds under Delaware law to pay dividends. For a description of the dividend rights of holders of Newco preferred stock, see “Preferred Stock.”

Liquidation rights

In the event of a liquidation, dissolution or winding up of Newco, subject to the rights, if any, of the holders of any outstanding shares of Newco preferred stock, the holders of Newco common stock will be entitled to receive the assets of Newco available for distribution to its stockholders ratably in proportion to the number of shares held by them. For a description of the liquidation rights of holders of Newco preferred stock, see “Preferred stock” on page 113.

Other rights

Holders of Newco common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to Newco common stock. The rights, preferences and privileges of holders of Newco common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which Newco may designate and issue in the future without further stockholder approval. For a description of restrictions on alienability of Newco common stock held by certain affiliates, see “Restrictions on sales of shares by affiliates” on page 68.

Preferred stock

Newco’s board will be authorized to issue from time to time, without further stockholder approval, up to an aggregate of five million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Newco may issue its preferred stock in ways which may delay, defer or prevent a change in control of Newco without further action by Newco’s stockholders and may adversely affect the voting and other rights of the holders of Newco common stock. The issuance of Newco preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Newco common stock, including the loss of voting control to others. Newco has no present plans to issue any shares of preferred stock other than shares of preferred stock that may be reserved for issuance upon the exercise of preferred share purchase rights issuable under a rights agreement, the specific terms and provisions of which will be in the form agreed to by the Newco board. See “Anti-Takeover Effects of Provisions of Delaware Law and Newco’s Certificate of Incorporation and Bylaws—Rights Plan” on page 115.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Listing

We expect Newco common stock will be listed on The Nasdaq National Market.

Anti-takeover effects of provisions of Delaware law and Newco’s certificate of incorporation and bylaws

Delaware law and Newco’s certificate of incorporation and bylaws will contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Newco. In addition, provisions of Newco’s certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by Newco’s stockholders.

Delaware Section 203

Newco is subject to the business combination statute of Delaware law, Section 203. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board or unless the business combination was approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Newco and, accordingly, may discourage attempts to acquire Newco.

Advance notice requirements for stockholder proposals and director nominations

Newco’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at Newco’s principal executive offices not later than the sixtieth day nor earlier than the ninetieth day prior to the first anniversary of the preceding year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be received not earlier than the ninetieth day prior to such annual meeting and not later than the later of the sixtieth day prior to such annual meeting or, if the public announcement of the date of such annual meeting is first made by Newco fewer than seventy days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by Newco. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but unissued shares

Authorized but unissued shares of Newco common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could render it more difficult or discourage an attempt to obtain control of Newco by means of a proxy contest, tender offer, merger or otherwise. In addition, the authorization of undesignated preferred stock makes it possible for our board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Newco.

Term; filling vacancies

Newco’s certificate of incorporation and bylaws provide for a classified board with three classes of directors to be elected to staggered terms. The term of offices of the initial Class I, Class II, and Class III directors will expire at the first, second and third annual meetings of the stockholders after the transaction, respectively. Vacancies on the Newco board (including vacancies created by an increase in the number of directors) may be filled only by a majority of directors remaining on the board (and not by the stockholders). This provision could prevent a stockholder from obtaining majority representation on the board by enlarging the Newco board and filling the new directorships with its own nominees.

Action by written consent of stockholders

Newco’s certificate of incorporation provides that stockholders may not act by written consent, but may only take action at a duly called annual or special meeting of stockholders. This limitation on the right of stockholders to act by written consent could make it more difficult for stockholders to initiate actions that are opposed by Newco’s board. In addition, the inability of stockholders to act by written consent may make it more difficult to change the board and management of Newco.

Rights Plan

Subject to its fiduciary duties, the Newco board intends to adopt a stockholder rights plan by declaring a dividend of one preferred share purchase right for each outstanding share of common stock. The description of the terms of the Newco rights would be set forth in an agreement to be entered into between Newco and a rights agent selected by the Newco board in the form agreed to by the Newco board. If the Newco board adopts a rights plan, it would have anti-takeover effects. Once the Newco rights became exercisable, in most cases it would cause substantial dilution to a person that attempts to acquire or merge with Newco. Accordingly, the existence of the Newco rights may deter potential acquirors from making a takeover proposal or a tender offer. Under the terms of a rights agreement, the Newco rights would most likely not interfere with any merger or other business combination approved by the Newco board.

PROPOSALS TO CLICK2LEARN, INC. STOCKHOLDERS TO BE VOTED ON

AT THE CLICK2LEARN, INC. SPECIAL MEETING

Proposal one: approval and adoption of the merger agreement

Click2learn’s board of directors has concluded that the transaction is advisable, fair to and in the best interests of, Click2learn and its stockholders, and recommends that Click2learn stockholders vote in favor of approval and adoption of the merger agreement.

A vote by the holders of a majority of the outstanding shares of Click2learn’s common stock in favor of approval and adoption of the merger agreement is required.

Proposal two: approval of Hockey Merger Corporation 2004 Equity Incentive Plan

The Click2learn board of directors believes that the approval of the Hockey Merger Corporation 2004 Equity Incentive Plan, or the Newco 2004 Plan is essential to Newco’s future success. Awards such as those provided under the Newco 2004 Plan constitute an important incentive for key employees and other service providers of Newco and will help it to attract, retain and motivate people whose skills and performance are critical to Newco’s success. Newco’s employees are its most valuable assets. The Click2learn board believes that the Newco 2004 Plan is essential for Newco to compete for talent in the very difficult labor markets in which it operates. Those eligible for awards under the Newco 2004 Plan will include employees, directors, consultants, independent contractors or other persons who provide services to Newco and its affiliates.

A total of 3,000,000 shares of Newco common stock will initially be reserved for issuance under the Newco 2004 Plan. Additionally, any shares of Newco common stock that would otherwise return to the Click2learn 1998 Stock Plan, the Docent 2000 Stock Plan or the Docent 1997 Stock Option Plan as the result of termination or cancellation of awards assumed by Newco in connection with the transaction will be added to the Newco 2004 Plan and will be available for issuance thereunder, up to an aggregate maximum of 6,061,107 shares, as adjusted for the respective Click2learn and Docent exchange ratios. For a description of the Newco 2004 Plan, see the section entitled “THE HOCKEY MERGER CORPORATION 2004 EQUITY INCENTIVE PLAN” which begins on page 88.

The Click2learn board of directors intends to approve the Newco 2004 Plan prior to the close of the transaction and has determined that the adoption of the Newco 2004 Plan is advisable, fair to and in the best interests of Click2learn and its stockholders. The Click2learn board of directors recommends that the stockholders of Click2learn vote FOR the adoption of the Newco 2004 Plan.

Approval of the Newco 2004 Plan requires the affirmative vote of the holders of a majority of the shares of Click2learn and Docent common stock that are present in person or by proxy and entitled to vote at the Click2learn and Docent special meetings on an aggregate basis, calculated after taking the respective exchange ratios into account.

PROPOSALS TO DOCENT, INC. STOCKHOLDERS TO BE VOTED ON

AT THE DOCENT, INC. SPECIAL MEETING

Proposal one: approval and adoption of the merger agreement

Docent’s board of directors has concluded that the transaction is advisable, fair to and in the best interests of, Docent and its stockholders, and recommends that Docent stockholders vote in favor of approval and adoption of the merger agreement.

A vote by the holders of a majority of the outstanding shares of Docent’s common stock in favor of approval and adoption of the merger agreement is required.

Proposal two: approval of Hockey Merger Corporation 2004 Equity Incentive Plan

The Docent board of directors believes that the approval of the Hockey Merger Corporation 2004 Equity Incentive Plan, or the Newco 2004 Plan is essential to Newco’s future success. Awards such as those provided under the Newco 2004 Plan constitute an important incentive for key employees and other service providers of Newco and will help it to attract, retain and motivate people whose skills and performance are critical to Newco’s success. Newco’s employees are its most valuable assets. The Docent board believes that the Newco 2004 Plan is essential for Newco to compete for talent in the very difficult labor markets in which it operates. Those eligible for awards under the Newco 2004 Plan will include employees, directors, consultants, independent contractors or other persons who provide services to Newco and its affiliates.

A total of 3,000,000 shares of Newco common stock will initially be reserved for issuance under the Newco 2004 Plan. Additionally, any shares of Newco common stock that would otherwise return to the Click2learn 1998 Stock Plan, the Docent 2000 Stock Plan or the Docent 1997 Stock Option Plan as the result of termination or cancellation of awards assumed by Newco in connection with the transaction will be added to the Newco 2004 Plan and will be available for issuance thereunder, up to an aggregate maximum of 6,061,107 shares, as adjusted for the respective Click2learn and Docent exchange ratio. For a description of the Newco 2004 Plan, see the section entitled “THE HOCKEY MERGER CORPORATION 2004 EQUITY INCENTIVE PLAN” which begins on page 88.

The Docent board of directors intends to approve the Newco 2004 Plan prior to the close of the transaction and has determined that the adoption of the Newco 2004 Plan is advisable, fair to and in the best interests of Docent and its stockholders. The Docent board of directors recommends that the stockholders of Docent vote FOR the adoption of the Newco 2004 Plan.

Approval of the Newco 2004 Plan requires the affirmative vote of the holders of a majority of the shares of Click2learn and Docent common stock that are present in person or by proxy and entitled to vote at the Click2learn and Docent special meetings on an aggregate basis, calculated after taking the respective exchange ratios into account.

LEGAL MATTERS

The validity of the shares of Newco common stock offered by this joint proxy statement/prospectus will be passed upon for Newco by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

Perkins Coie LLP, counsel for Click2learn and Wilson Sonsini, counsel for Docent, will pass upon certain federal income tax consequences of the transactions for Click2learn and Docent, respectively.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Click2learn and subsidiaries as of December 31, 2002, and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002, consolidated financial statements and the related consolidated financial statement schedule refers to a change in the method of accounting for goodwill and other intangible assets.

The consolidated financial statements of Docent as of December 31, 2002 and 2001, and for the years then ended, appearing in Docent’s Annual Report (Form 10-K) for the year ended December 31, 2002, incorporated by reference in this joint proxy statement/prospectus of Docent and Click2learn, which is referred to and made a part of this joint proxy statement/prospectus and registration statement of Hockey Merger Corporation, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Docent as of December 31, 2000 and for the year ended December 31, 2000 incorporated in this Registration Statement on Form S-4 by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

The 2004 annual meeting of stockholders of Click2learn will only be held if the transaction is not completed as contemplated by the merger agreement. Proposals that Click2learn stockholders wish to be considered for inclusion in Click2learn’s proxy statement and form of proxy in connection with its 2004 Annual Meeting of Stockholders must be received by Click2learn’s Secretary at its principal executive offices by December 23, 2003 and must comply with the requirements of Rule 14a-8 under the Exchange Act.

In addition, Click2learn’s bylaws include advance notice provisions that require stockholders desiring to bring nominations or other business before an annual stockholders meeting to do so in accordance with the terms of its advance notice provisions. These advance notice provisions require that, among other things, stockholders give timely written notice to its Secretary regarding such nominations or other business. To be timely, a notice must be delivered to Click2learn’s Secretary at its principal executive offices no earlier than February 27, 2004 and no later than March 29, 2004 in order to be considered at the meeting, unless such meeting is held before April 28, 2004 or after July 27, 2004, in which case such proposals must be received by its Secretary at its principal executive offices no earlier than the close of business on the 90th day prior to meeting date and no later than the later of (i) the close of business on the 60th day prior to the meeting date or (ii) the close of business on the 10th day following the day Click2learn first makes a public announcement of the meeting date.

Notwithstanding the foregoing, if the number of Click2learn’s Class III directors to be elected at the meeting is increased and Click2learn makes no public announcement before March 19, 2004 (or if such meeting is held before April 28, 2004 or after July 27, 2004, then before the 70th day prior to the meeting date) naming all of the nominees for Class III directors or specifying the increased number of Class III directors to be elected at the meeting, then proposals for nominees for any new positions created by the increase in the number of Class III directors (but not proposals for any other business) must be received by Click2learn’s Secretary at its principal executive offices no later than the close of business on the 10th day following the day Click2learn first makes a public announcement of increase in the number of Class III directors.

Click2learn reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. In addition, if Click2learn receives notice of a stockholder proposal after March 29, 2004, the persons named as proxies in the proxy statement for the 2004 annual meeting will have discretionary authority to vote such proposal at such annual meeting.

The 2004 annual meeting of stockholders of Docent will only be held if the transaction is not completed as contemplated by the merger agreement. Proposals which Docent stockholders wish to be considered for inclusion in Docent’s proxy statement and form of proxy in connection with its 2004 Annual Meeting of Stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act. Such stockholder proposals must be submitted in writing to the Corporate Secretary of Docent no later than December 25, 2003 in order to be included in the proxy statement and form of proxy relating to Docent’s 2004 Annual Meeting of Stockholders. The submission of a stockholder proposal does not guarantee that it will be included in Docent’s proxy statement and form of proxy.

Alternatively, under Docent’s bylaws, any nominations or proposals which the stockholder does not seek to include in Docent’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to its Corporate Secretary no later than April 15, 2004, nor earlier than March 6, 2004, and must otherwise satisfy the requirements of Docent’s bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, Docent may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination submitted by a stockholder.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

DOCENT, INC.

CLICK2LEARN, INC.

HOCKEY MERGER CORPORATION,

DEVIL ACQUISITION CORPORATION

AND

CANUCK ACQUISITION CORPORATION

Dated as of October 20, 2003

A-i

A-ii

INDEX OF EXHIBITS

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of October 20, 2003 among Docent, Inc., a Delaware corporation (“Docent”), Click2learn, Inc. a Delaware corporation (“Click2learn”), Hockey Merger Corporation, a Delaware corporation (“Newco”), Devil Acquisition Corporation, a Delaware corporation (“Docent Merger Sub”), and Canuck Acquisition Corporation, a Delaware corporation (“Click2learn Merger Sub”). Capitalized terms that are used herein shall have the respective meanings ascribed thereto in Article VIII hereof.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Docent and Click2learn will enter into a business combination.

B. Docent and Click2learn have organized Newco, and caused Newco to organize Docent Merger Sub and Click2learn Merger Sub, for the purpose of effecting the transactions contemplated hereby. Upon the terms and subject to the conditions set forth in this Agreement, Docent Merger Sub will be merged with and into Docent, the separate corporate existence of Docent Merger Sub will thereupon cease and Docent will continue as the surviving corporation and a wholly owned Subsidiary of Newco (the “Docent Merger”), and Click2learn Merger Sub will be merged with and into Click2learn, the separate corporate existence of Click2learn Merger Sub will thereupon cease and Click2learn will continue as the surviving corporation and a wholly owned Subsidiary of Newco (the “Click2learn Merger”). The Docent Merger and the Click2learn Merger are collectively referred to as the “Mergers.”

C. The Board of Directors of Docent (i) has determined that the Docent Merger and the transactions contemplated hereby are consistent with and in furtherance of the long-term business strategy of Docent and fair to, advisable and in the best interests of, Docent and its stockholders, (ii) has approved this Agreement, the Docent Merger and the other transactions contemplated by this Agreement and (iii) has determined, subject to the terms of this Agreement, to recommend the approval of this Agreement and the Docent Merger by the stockholders of Docent.

D. The Board of Directors of Click2learn (i) has determined that the Click2learn Merger and the transactions contemplated hereby are consistent with and in furtherance of the long-term business strategy of Click2learn and fair to, advisable and in the best interests of, Click2learn and its stockholders, (ii) has approved this Agreement, the Click2learn Merger and the other transactions contemplated by this Agreement and (iii) has determined, subject to the terms of this Agreement, to recommend the approval of this Agreement and the Click2learn Merger by the stockholders of Click2learn.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to Docent’s and Click2learn’s willingness to enter into this Agreement, certain affiliates of Docent have entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Docent Voting Agreements”), and certain affiliates of Click2learn have entered into a Voting Agreement in the form attached hereto as Exhibit B (the “Click2learn Voting Agreements” and, collectively with the Docent Voting Agreements, the “Voting Agreements”).

F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and/or qualify as a tax-free exchange under Section 351 of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE PLAN OF REORGANIZATION

1.1 Organization of Newco, Docent Merger Sub and Click2learn Merger Sub.

(a) Organization of Newco. Docent and Click2learn have organized Newco under the laws of the State of Delaware for the purposes of effecting the transactions contemplated hereby. The authorized capital stock of Newco consists of one hundred (100) shares of Common Stock, of which one (1) share is issued to and owned beneficially and of record by Docent and one (1) share is issued to and owned beneficially and of record by Click2learn. Docent and Click2learn shall take, and shall cause Newco to take, all requisite action to cause the certificate of incorporation of Newco to be amended and restated in the form attached hereto as Exhibit C-1 (the “Newco Certificate of Incorporation”) and the bylaws of Newco to be amended and restated in the form attached hereto as Exhibit C-2, in each case as of immediately prior to the time at which the Mergers become effective in accordance with the relevant provisions of the DGCL (the “Effective Time”).

(b) Organization of Docent Merger Sub and Click2learn Merger Sub. Newco has organized Docent Merger Sub and Click2learn Merger Sub under the laws of the State of Delaware for the purposes of the effecting the transactions contemplated hereby. The authorized capital stock of each of Docent Merger Sub and Click2learn Merger Sub consists of one hundred (100) shares of Common Stock, all of which has been issued to Newco, as the sole stockholder of each of Docent Merger Sub and Click2learn Merger Sub, for a purchase price of One Dollar ($1.00) per share.

(c) Board of Directors. Prior to the Effective Time, the Board of Directors of each of Newco, Docent Merger Sub and Click2learn Merger Sub shall consist of the Chief Executive Officer of each of Docent and Click2learn. Docent and Click2learn shall take all requisite action to cause the directors of Newco as of the Effective Time to be as provided in Section 5.17(a) hereof.

(d) Officers. Prior to the Effective Time, the sole officers of Newco, Docent Merger Sub and Click2learn Merger Sub shall consist of the Chief Executive Officer of each of Docent and Click2learn.

(e) Approval of Agreement; Compliance. Docent and Click2learn, acting in their respective capacities as the sole holders of all outstanding shares of Newco Common Stock, shall approve and adopt this Agreement and approve the transactions contemplated hereby, and shall cause Newco to take all requisite action to approve and adopt this Agreement and approve the transactions contemplated hereby. Newco, acting in its capacity as the sole holder of outstanding stock of Docent Merger Sub and Click2learn Merger Sub, shall approve and adopt the transactions contemplated hereby, and shall cause Docent Merger Sub and Click2learn Merger Sub to take all requisite action to approve and adopt this Agreement and approve the transactions contemplated hereby. Each of Docent and Click2learn shall cause each of Newco, Docent Merger Sub and Click2learn Merger Sub to perform their respective obligations under this Agreement in accordance with the terms and conditions hereof.

1.2 The Docent Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, and simultaneously with the Click2learn Merger, Docent, Newco and Docent Merger Sub shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Docent Certificate of Merger”) providing for the Docent Merger, with Docent being the surviving corporation thereof upon the effectiveness of the Docent Merger, pursuant to this Agreement and the Docent Certificate of Merger and in accordance with applicable provisions of the DGCL.

1.3 The Click2learn Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, and simultaneously with the Docent Merger, Click2learn, Newco and Click2learn Merger Sub shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Click2learn Certificate of Merger” and collectively with the Docent

Certificate of Merger, the “Certificates of Merger”) providing for the Click2learn Merger, with Click2learn being the surviving corporation thereof upon the effectiveness of the Click2learn Merger, pursuant to this Agreement and the Click2learn Certificate of Merger and in accordance with applicable provisions of the DGCL.

1.4 The Closing. Upon the terms and subject to the conditions set forth in Article VI hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the first (1st) business day after the satisfaction or waiver of the conditions set forth in Article VI hereof which are capable of being satisfied prior to the Closing, or such other date upon which the parties hereto shall mutually agree (the “Closing Date”), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at One Market Street, Spear Tower, Suite 3300, San Francisco, California, or such other location upon which the parties hereto shall mutually agree.

1.5 Effective Time. As soon as practicable following the Closing the parties hereto shall cause the Mergers to be consummated by filing the Certificates of Merger with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL. The Mergers shall become effective at the date and time at which the Certificates of Merger are duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL or such subsequent date and time as the parties hereto shall mutually agree and as shall be specified in the Certificates of Merger; provided, however, that notwithstanding the foregoing, the parties hereto agree that the Certificates of Merger shall provide that the Mergers shall become effective at the same time.

1.6 Effects of the Mergers. From and after the Effective Time, the Mergers shall have all of the effects provided by applicable Legal Requirements (including, without limitation, the DGCL). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Docent and Click2learn, respectively, shall vest in the respective Surviving Corporations of the respective Mergers, and all debts, liabilities and duties of Docent and Click2learn, respectively, shall become the debts, liabilities and duties of the respective Surviving Corporations of the respective Mergers.

1.7 Certificate of Incorporation and Bylaws of the Surviving Corporations.

(a) Certificates of Incorporation.

(i) As of the Effective Time, by virtue of the Docent Merger and without any action on the part of Docent or Docent Merger Sub, the Certificate of Incorporation of the Surviving Corporation of the Docent Merger shall be amended and restated in its entirety to read the same as the Certificate of Incorporation of Docent Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation; provided, however, that as of the Effective Time, the Certificate of Incorporation of the Surviving Corporation of the Docent Merger shall provide that the name of the Surviving Corporation of the Docent Merger is “Docent, Inc.”

(ii) As of the Effective Time, by virtue of the Click2learn Merger and without any action on the part of Click2learn or Click2learn Merger Sub, the Certificate of Incorporation of the Surviving Corporation of the Click2learn Merger shall be amended and restated in its entirety to read the same as the Certificate of Incorporation of Click2learn Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation; provided, however, that as of the Effective Time, the Certificate of Incorporation of the Surviving Corporation of the Click2learn Merger shall provide that the name of the Surviving Corporation of the Click2learn Merger is “Click2learn, Inc.”

(b) Bylaws.

(i) As of the Effective Time, by virtue of the Docent Merger and without any action on the part of Docent or Docent Merger Sub, the Bylaws of Docent Merger Sub, as in effect immediately prior to the

Effective Time, shall be the Bylaws of the Surviving Corporation of the Docent Merger, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

(ii) As of the Effective Time, by virtue of the Click2learn Merger and without any action on the part of Click2learn or Click2learn Merger Sub, the Bylaws of Click2learn Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation of the Click2learn Merger, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

1.8 Directors and Officers.

(a) Directors.

(i) As of the Effective Time, by virtue of the Docent Merger and without any action on the part of Docent or Docent Merger Sub, the initial directors of the Surviving Corporation of the Docent Merger shall be the Chief Executive Officer of each of Docent and Click2learn, until their respective successors are duly elected or appointed and qualified.

(ii) As of the Effective Time, by virtue of the Click2learn Merger and without any action on the part of Click2learn or Click2learn Merger Sub, the initial directors of the Surviving Corporation of the Click2learn Merger shall be the Chief Executive Officer of each of Docent and Click2learn, until their respective successors are duly elected or appointed and qualified.

(b) Officers.

(i) As of the Effective Time, by virtue of the Docent Merger and without any action on the part of Docent or Docent Merger Sub, the officers of the Surviving Corporation of the Docent Merger shall be determined by the directors of the Surviving Corporation of the Docent Merger, to serve until their respective successors are duly appointed.

(ii) As of the Effective Time, by virtue of the Click2learn Merger and without any action on the part of Click2learn or Click2learn Merger Sub, the officers of the Surviving Corporation of the Click2learn Merger shall be shall be determined by the directors of the Surviving Corporation of the Docent Merger, to serve until their respective successors are duly appointed.

1.9 Effect of Docent Merger on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Docent Merger, and without any action on the part of Docent, Docent Merger Sub, Newco or the holders of any of the following securities, the following shall occur:

(a) Docent Merger Sub Common Stock. Each share of Common Stock of Docent Merger Sub shall be canceled and converted into one fully paid and nonassessable share of Common Stock of the Surviving Corporation of the Docent Merger.

(b) Docent Common Stock. Except as provided in Section 1.9(d) and Section 1.11(d) hereof, each share of Docent Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive 0.9525 shares (the “Docent Exchange Ratio”) of validly issued, fully paid and nonassessable Newco Common Stock upon surrender of the certificate representing such share of Docent Common Stock in the manner provided for in Section 1.11 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.14 hereof).

(c) Certain Owned Shares. Each share of Docent Common Stock which is, immediately prior to the Effective Time, held in the treasury of Docent, or outstanding and held by Click2learn, Newco, or any direct or indirect wholly owned Subsidiary of Docent, Click2learn or Newco, shall be canceled and extinguished without any conversion thereof.

(d) Docent Options. Each Docent Option outstanding immediately prior to the Effective Time shall be assumed by Newco in accordance with the terms of Section 5.10(a)(i) hereof.

(e) Docent Purchase Plan Options. All Docent Purchase Plan Options outstanding under the Docent ESPP shall be treated as set forth in Section 5.10(a)(ii) hereof.

(f) Adjustments to the Docent Exchange Ratio. The Docent Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Docent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Docent Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.10 Effect of Click2learn Merger on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Click2learn Merger, and without any action on the part of Click2learn, Click2learn Merger Sub, Newco or the holders of any of the following securities, the following shall occur:

(a) Click2learn Merger Sub Common Stock. Each share of Common Stock of Click2learn Merger Sub shall be canceled and converted into one fully paid and nonassessable share of Common Stock of the Surviving Corporation of the Click2learn Merger.

(b) Click2learn Common Stock. Except as provided in Section 1.10(d) and Section 1.11(d) hereof, each share of Click2learn Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive 0.4144 shares (the “Click2learn Exchange Ratio”) of validly issued, fully paid and nonassessable Newco Common Stock upon surrender of the certificate representing such share of Docent Common Stock in the manner provided for in Section 1.11 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.14 hereof).

(c) Certain Owned Shares. Each share of Click2learn Common Stock which is, as of immediately prior to the Effective Time, held in the treasury of Click2learn, or outstanding and held by Docent, Newco, or any direct or indirect wholly owned Subsidiary of Click2learn, Docent or Newco, shall be canceled and extinguished without any conversion thereof.

(d) Click2learn Options. Each Click2learn Option outstanding immediately prior to the Effective Time shall be treated in accordance with the terms of Section 5.10(b)(i) hereof.

(e) Click2learn Purchase Plan Options. All Click2learn Purchase Plan Options outstanding under the Click2learn ESPP shall be treated as set forth in Section 5.10(b)(ii) hereof.

(f) Adjustments to the Click2learn Exchange Ratio. The Click2learn Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Click2learn Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Click2learn Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.11 Exchange Procedures.

(a) Exchange Agent. Docent and Click2learn shall appoint a commercial bank, trust company or other institution to act as the exchange agent for the Mergers (the “Exchange Agent”).

(b) Newco to Provide Common Stock. Promptly after the Effective Time, Newco shall deposit with the Exchange Agent, for the benefit of the holders of shares of Docent Common Stock and Click2learn Common Stock for exchange in accordance with the terms of this Article I, certificates representing the shares of Newco Common Stock issuable pursuant to this Agreement and the Certificates of Merger. In addition, Newco shall make available, as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.11(d) hereof and any dividends or distributions which holders of shares of Docent Common Stock and Click2learn Common Stock may be entitled to pursuant to Section 1.11(e) hereof.

(c) Exchange Procedures. Promptly after the Effective Time, Newco shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Docent Common Stock and Click2learn Common Stock that were converted into the right to receive shares of Newco Common Stock pursuant to Section 1.9 and Section 1.10 hereof, cash in lieu of any fractional shares pursuant to Section 1.11(d) hereof and/or any dividends or other distributions pursuant to Section 1.11(e) hereof: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Docent and Click2learn may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Newco Common Stock, cash in lieu of any fractional shares pursuant to Section 1.11(d) hereof and any dividends or other distributions pursuant to Section 1.11(e) hereof. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Newco Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.9 and Section 1.10 hereof (which shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable Legal Requirements), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.11(d) hereof and any dividends or distributions payable pursuant to Section 1.11(e), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Newco Common Stock into which such shares of Docent Common Stock or Click2learn Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.11(d) hereof and any dividends or distributions payable pursuant to Section 1.11(e) hereof.

(d) Fractional Shares. No fraction of a share of Newco Common Stock will be issued by virtue of the Mergers, but in lieu thereof each holder of Docent Common Stock or Click2learn Common Stock who would otherwise be entitled to receive a fraction of a share of Newco Common Stock (after aggregating all fractional shares of Newco Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from the Exchange Agent, at such time as such holder shall receive a Certificate or Certificates representing shares of Newco Common Stock as contemplated by Section 1.11(c) hereof, an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying (i) such fraction, and (ii) the closing price per share of Newco Common Stock on the NASDAQ on the trading day immediately succeeding the date upon which the Effective Time occurs (as reported in the Wall Street Journal, National Edition).

(e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Docent Common Stock or Click2learn Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.11(d) hereof will be paid to the holders of any unsurrendered Certificates with respect to the shares of Newco Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable Legal Requirements, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Newco Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.11(d) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Newco Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Newco Common Stock.

(f) Transfers of Ownership. If shares of Newco Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Newco or any agent designated by it any transfer or other taxes required by reason of the issuance of shares of Newco Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Newco or any agent designated by it that such Tax has been paid or is not payable.

(g) Required Withholding. Each of the Exchange Agent, Newco and the Surviving Corporations shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Docent Common Stock or Click2learn Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax laws or under any other applicable Legal Requirements. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.11, none of the Exchange Agent, Newco, the Surviving Corporations or any other party hereto shall be liable to a holder or former holder of shares of Docent Common Stock or Click2learn Common Stock, or Newco Common Stock, as the case may be, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(i) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of Newco, be delivered to Newco or otherwise on the instruction of Newco, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.11 shall after such delivery to Newco look only to Newco for the shares of Newco Common Stock pursuant to Section 1.9 and 1.10 hereof, cash in lieu of any fractional shares pursuant to Section 1.11(d) hereof and any dividends or other distributions pursuant to Section 1.11(e) with respect to the shares of Docent Common Stock or Click2learn Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Docent Common Stock or Click2learn Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority shall, to the extent permitted by applicable Legal Requirements, become the property of Newco, free and clear of any claims or interest of any Person previously entitled thereto.

1.12 Repurchase Rights. If any shares of Docent Common Stock or Click2learn Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Docent or Click2learn, respectively, then the shares of Newco Common Stock issued in exchange for such shares of Docent Common Stock or Click2learn Common Stock, as applicable, shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares may accordingly be marked with appropriate legends. Docent and Click2learn each shall take all action that may be necessary to ensure that, from and after the Effective Time, Newco will be entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

1.13 No Further Ownership Rights in Capital Stock of Docent and Click2learn. All shares of Newco Common Stock issued upon the surrender for exchange of shares of Docent Common Stock and Click2learn Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.11(d) hereof and Section 1.11(e) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Docent Common Stock or Click2learn Common Stock, as the case may be, and there shall be no further registration of transfers on the records of Newco of shares of Docent Common Stock or Click2learn Common Stock that were outstanding immediately prior to the Effective Time. If, after the

Effective Time, Certificates are presented to Newco for any reason, they shall be canceled and exchanged in accordance with the terms of this Article I.

1.14 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Newco Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.11(d) hereof and any dividends or distributions payable pursuant to Section 1.11(e) hereof; provided, however, that Newco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Exchange Agent, Newco or either of the Surviving Corporations with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.15 Tax Consequences. The parties hereto intend that each of the Mergers will qualify as an exchange within the meaning of Section 368(a) of the Code and/or qualify as a tax-free exchange under Section 351 of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

1.16 Further Action. At and after the Effective Time, the officers and directors of the Surviving Corporations will be authorized to execute and deliver, in the name and on behalf of Docent and Click2learn, as the case may be, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Docent and Click2learn, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporations any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporations as a result of, or in connection with, the Mergers.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CLICK2LEARN

Click2learn represents and warrants to Docent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Click2learn to Docent (the “Click2learn Schedules”), as follows:

2.1 Organization of Click2learn.

(a) Click2learn and each of its Subsidiaries that has any employees, operations or assets (each a “Click2learn Material Subsidiary” and together, the “Click2learn Material Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 8.1) on Click2learn.

(b) Click2learn has delivered to Docent a true and complete list of all of the Click2learn Material Subsidiaries, indicating the jurisdiction of incorporation of each Click2learn Material Subsidiary and Click2learn’s equity interest therein.

(c) Click2learn has delivered or made available to Docent a true and correct copy of the Certificate of Incorporation and Bylaws of Click2learn and similar governing instruments of each of the Click2learn Material Subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Click2learn nor any of the Click2learn Material Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

2.2 Click2learn Capital Structure. The authorized capital stock of Click2learn consists of 100,000,000 shares of Common Stock, par value $0.01 per share, of which there were 32,626,731 shares issued and outstanding as of October 15, 2003, and 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Click2learn Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Click2learn or any agreement or document to which Click2learn is a party or by which it is bound. As of October 15, 2003, Click2learn had reserved an aggregate of 8,280,477 shares of Click2learn Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Click2learn Option Plans, under which options are outstanding for an aggregate of 6,009,076 shares and under which 2,271,401 shares are available for grant as of October 15, 2003. As of October 15, 2003, Click2learn had reserved an aggregate of 6,937,055 shares of Click2learn Common Stock, net of exercises, for issuance pursuant to outstanding warrants. All shares of Click2learn Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 2.2 of the Click2learn Schedules lists each outstanding option and warrant to acquire shares of Click2learn Common Stock at October 15, 2003, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any.

2.3 Obligations With Respect to Capital Stock. Except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Click2learn, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Click2learn owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of Click2learn, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Click2learn or any of its Subsidiaries is a party or by which it is bound obligating Click2learn or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Click2learn or any of its Subsidiaries or obligating Click2learn or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Click2learn there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Click2learn or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries, other than Voting Agreements entered into concurrently with the execution of this Agreement.

2.4 Authority.

(a) Click2learn has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Click2learn, subject only to the approval and adoption of this Agreement and the approval of the Merger by Click2learn’s stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. A vote of the holders of at least a majority of the outstanding shares of the Click2learn Common Stock is required for Click2learn’s stockholders to approve and adopt this Agreement and approve the Click2learn Merger. This Agreement has been duly executed and delivered by Click2learn and, assuming the due authorization, execution and delivery by Docent and, if applicable, Docent Merger Sub, constitutes the valid and binding obligation of Click2learn, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Click2learn do not, and the performance of this Agreement by Click2learn will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Click2learn or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Click2learn’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Click2learn or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Click2learn’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Click2learn or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Click2learn or any of its Subsidiaries is a party or by which Click2learn or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Click2learn.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Click2learn in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing by Newco of a Form S-4 Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing of the Click2learn Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Proxy Statement (as defined in Section 2.17) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Click2learn or Docent or have a material adverse effect on the ability of the parties to consummate the Merger.

2.5 SEC Filings; Click2learn Financial Statements; Sarbanes-Oxley.

(a) Click2learn has filed all forms, reports and documents required to be filed with the SEC since January 1, 2001, and has made available (including by posting to the SEC’s EDGAR system) to Docent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Click2learn may file subsequent to the date hereof) are referred to herein as the “Click2learn SEC Reports.” As of their respective dates, the Click2learn SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Click2learn SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Click2learn’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Click2learn SEC Reports (the “Click2learn Financials”), including any Click2learn SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC at the time of filing with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Click2learn and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Click2learn contained in the Click2learn SEC Reports as of June 30, 2003 is hereinafter referred to as the “Click2learn Balance Sheet.” Except as disclosed in the Click2learn Financials, neither Click2learn nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Click2learn and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Click2learn Balance Sheet, or (ii) incurred since the date of the Click2learn Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

(c) Click2learn has heretofore furnished to Docent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Click2learn with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Click2learn’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(e) Since October 31, 1999, neither Click2learn, any Subsidiary nor, to Click2learn’s knowledge, any director, officer, employee, auditor, accountant or representative of Click2learn or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Click2learn or any Subsidiary or its internal accounting controls, including any complaint, allegation, assertion or claim that Click2learn or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Click2learn or any Subsidiary, whether or not employed by Click2learn or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Click2learn or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any director or officer of Click2learn.

(f) To the knowledge of Click2learn, no employee of Click2learn has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither Click2learn nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of Click2learn or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Click2learn or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

2.6 Absence of Certain Changes or Events. Since the date of the Click2learn Balance Sheet, there has not been: (i) any Material Adverse Effect on Click2learn, (ii) any material change by Click2learn in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Click2learn of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

2.7 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) Click2learn and each of its Subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by Click2learn and each of its Subsidiaries with any Tax authority. Click2learn and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

(ii) Click2learn and each of its Subsidiaries as of the Effective Time will have withheld or paid, as the case may be, with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(iii) Neither Click2learn nor any of its Subsidiaries is delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Click2learn or any of its Subsidiaries, nor has Click2learn or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of Click2learn or any of its Subsidiaries by any Tax authority is presently in progress, nor has Click2learn or any of its Subsidiaries been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by Click2learn or any of its Subsidiaries has been proposed in writing formally or informally by any Tax authority to Click2learn or any of its Subsidiaries or any representative thereof.

(vi) Neither Click2learn nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Click2learn Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Click2learn, other than any liability for unpaid Taxes that may have accrued since December 31, 2002 in connection with the operation of the business of Click2learn and its Subsidiaries in the ordinary course.

(vii) There is no contract, agreement, plan or arrangement to which Click2learn or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Click2learn or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Click2learn is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(viii) Neither Click2learn nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Click2learn or any of its Subsidiaries.

(ix) Click2learn has made available to Docent or its legal counsel or accountants copies of all Tax Returns of Click2learn and any of its Subsidiaries requested by Docent.

(x) There are (and immediately following the Effective Time there will be) no material liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of Click2learn or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien for Taxes on the assets of Click2learn or any of its Subsidiaries.

(xi) Neither Click2learn nor any of its Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xii) Neither Click2learn nor any of its Subsidiaries has within the past five years (a) been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Click2learn), (b) been a party to any Tax sharing, indemnification or allocation agreement, nor does Click2learn or any of its Subsidiaries owe any amount under any such agreement, (c) liability for the Taxes of any person (other than Click2learn or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xiii) Neither Click2learn nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xiv) Neither Click2learn nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(xv) None of Click2learn’s or its Subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

2.8  Click2learn Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Click2learn Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Click2learn or any of its Subsidiaries and which is material to the business of Click2learn as currently conducted and as proposed to be conducted.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Click2learn Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Click2learn or any of its Subsidiaries and which is material to the business of Click2learn as currently conducted and as proposed to be conducted.

(a) Section 2.8(a) of the Click2learn Schedules is a complete and accurate list of all Click2learn Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Click2learn Registered Intellectual Property has been issued or registered. All necessary registration, maintenance and renewal fees currently due in connection with such Click2learn Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Click2learn Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Click2learn Registered Intellectual Property.

(b) Click2learn has no knowledge of any information, materials, facts or circumstances, including any information or fact that would render any of the Click2learn Registered Intellectual Property invalid or unenforceable, or would materially affect any pending application for any Click2learn Registered Intellectual Property and Click2learn has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Click2learn Registered Intellectual Property that would constitute fraud or misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Click2learn Registered Intellectual Property.

(c) No Click2learn Intellectual Property or product or service of Click2learn or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Click2learn or any of its Subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect, or that may affect the validity, use or enforceability of such Click2learn Intellectual Property in a manner that would reasonably be expected to have a Material Adverse Effect.

(d) Click2learn owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each material item of Click2learn Intellectual Property or other Intellectual Property used by Click2learn free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Click2learn is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Click2learn and its Subsidiaries, including the sale of any products or the provision of any services by Click2learn and its Subsidiaries.

(e) [Intentionally omitted.]

(f) All employees of Click2learn and its Subsidiaries have entered into valid and binding agreements with Click2learn sufficient to vest title in Click2learn of all Intellectual Property created by such employees in the scope of their employment. To the extent that any material Intellectual Property has been developed or created by a third party for Click2learn or any of its Subsidiaries, Click2learn has a written agreement with such third party with respect thereto and Click2learn thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(g) Neither Click2learn nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Click2learn Intellectual Property to any third party.

(h) To the knowledge of Click2learn, the operation of the business of Click2learn and its Subsidiaries as such business currently is conducted, including Click2learn’s and its Subsidiaries’ design, development, manufacture, marketing and sale of the products or services of Click2learn and its Subsidiaries (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(i) Neither Click2learn nor any of its Subsidiaries has received notice from any third party that the operation of the business of Click2learn or any of its Subsidiaries or any act, product or service of Click2learn or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(j) To the knowledge of Click2learn, no person is infringing or misappropriating any Click2learn Intellectual Property.

(k) Click2learn and each of its Subsidiaries has taken reasonable steps to protect Click2learn’s and its Subsidiaries’ rights in Click2learn’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Click2learn or any of its Subsidiaries, and, without limiting the foregoing, each of Click2learn and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Docent and all current employees and contractors of Click2learn and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Click2learn.

(l) Click2learn has not given any indemnities in connection with Intellectual Property rights to any third party other than indemnities given in the ordinary course of business or that would not reasonably be expected to have a Material Adverse Effect.

(m) Click2learn has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are material to the operation of the business of Click2learn or its Subsidiaries. No open source, public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated into any Click2learn product.

(n) The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Click2learn in any Click2learn Intellectual Property or result in the breach or termination of any license, contract or agreement to which Click2learn is a party respecting any material Click2learn Intellectual Property.

(o) Neither the consummation of the transactions contemplated by this Agreement nor the transfer of any contracts, licenses, agreements or Click2learn Intellectual Property will trigger any provision of any Click2learn contract, license or agreement that purports to obligate Docent to (i) grant to any third party any rights or licenses with respect to any Docent Intellectual Property; or (ii) increase the royalties or other amounts payable for licenses to Click2learn Intellectual Property in excess of that being paid by Click2learn prior to the Closing.

2.9 Compliance; Permits; Restrictions.

(a) Neither Click2learn nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Click2learn or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Click2learn or any of its Subsidiaries is a party or by which Click2learn or any of its Subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Click2learn, no investigation or review by any Governmental Entity is pending or threatened against Click2learn or its Subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same.

There is no material agreement, judgment, injunction, order or decree binding upon Click2learn or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Click2learn or any of its Subsidiaries, any acquisition of material property by Click2learn or any of its Subsidiaries or the conduct of business by Click2learn as currently conducted.

(b) Click2learn and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Click2learn (collectively, the “Click2learn Permits”). Click2learn and its Subsidiaries are in compliance in all material respects with the terms of the Click2learn Permits.

2.10 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Click2learn or any of its Subsidiaries has received any notice of assertion nor, to Click2learn’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Click2learn or any of its Subsidiaries which reasonably would be likely to be material to Click2learn, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

2.11 Brokers’ and Finders’ Fees. Except for fees payable to Craig-Hallum Capital Group pursuant to an engagement letter dated September 26, 2003, a copy of which has been provided to Docent, Click2learn has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12 Employee Benefit Plans.

(a) All employee compensation, incentive, retirement, welfare, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), which are or have been maintained, contributed to, or required to be contributed to, by Click2learn or a Click2learn Affiliate (as defined below) for the benefit of any current or former employee, director or consultant of Click2learn or a Click2learn Affiliate (each a “Click2learn Employee”) who has any present or future rights to benefits, or with respect to which Click2learn or any Click2learn Affiliate has or, to its knowledge, may in the future have liability, are listed in Section 2.12(a) of the Click2learn Schedules, excluding any arrangement with any individual for the payment of salary, bonus or commissions (the “Click2learn Plans”). Click2learn has provided or made available to Docent: (i) correct and complete copies of all documents embodying each Click2learn Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Click2learn Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Click2learn Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Click2learn Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Click2learn Plan; (vi) the most recent discrimination tests for each Click2learn Plan; (vii) the most recent actuarial valuations, if any, prepared for each Click2learn Plan; (viii) if the Click2learn Plan is funded, the most recent annual and periodic accounting of the Click2learn Plan assets; and (ix) all communication to Click2learn Employees relating to any events which would result in any material liability to Click2learn or any Click2learn Affiliate. “Click2learn Affiliate” shall mean each Subsidiary of Click2learn and any other person or entity under common control with Click2learn or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(b) Click2learn and each Click2learn Affiliate have performed in all material respects all obligations required to be performed by them under each Click2learn Plan, including all reporting, disclosure and notification requirements, and each Click2learn Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Click2learn Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Click2learn Plan activities) has been brought, or to the knowledge of Click2learn, is threatened, against or with respect to any such Click2learn Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Click2learn, threatened by the Internal Revenue Service (the “IRS”) or Department of Labor (the “DOL”) with respect to any Click2learn Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Click2learn Plans have been timely made or accrued. Each Click2learn Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Click2learn Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Click2learn Plan. To the knowledge of Click2learn, no condition or circumstance exists giving rise to a material likelihood that any such Click2learn Plan would not be treated as qualified by the IRS. Neither Click2learn nor any Click2learn Affiliate has any plan or commitment to establish any new Click2learn Plan, to modify any Click2learn Plan (except to the extent required by law or to conform any such Click2learn Plan to the requirements of any applicable law or as required by the terms of any Click2learn Plan or this Agreement), or to enter into any new Click2learn Plan. Each Click2learn Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Docent, Click2learn or any Click2learn Affiliate (other than ordinary administration expenses).

(c) Neither Click2learn nor any Click2learn Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Click2learn or any Click2learn Affiliate contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA. No Click2learn Plan provides health benefits that are not fully insured through an insurance contract. Neither Click2learn, any Click2learn Affiliate, nor any officer or director of Click2learn or any Click2learn Affiliate is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA with respect to a Click2learn Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Click2learn Plan which could subject Click2learn or any Click2learn Affiliate to material liability.

(d)  Neither Click2learn nor any Click2learn Affiliates has, prior to the Effective Time and in any material respect, violated requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act of 1998, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law applicable to Click2learn Employees. None of the Click2learn Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar statute, and neither Click2learn nor any Click2learn Affiliate has represented, promised or contracted (whether in oral or written form) to provide such post-termination or retiree benefits to any Click2learn Employee or other person, except to the extent required by COBRA or similar statute.

(e)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of termination of employment following the transaction) (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Click2learn Employee under any Click2learn Plan, (ii) materially increase any benefits otherwise payable under any Click2learn Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in any loan or other extension of credit to or on behalf of any Click2learn Employee.

(f) Neither Click2learn nor any Click2learn Affiliate has violated Section 402 of the Sarbanes-Oxley Act and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of Click2learn, cause such a violation with respect to any Click2learn Employee.

(g) There is no agreement, plan, arrangement or other contract to which Click2learn or any Click2learn Affiliate is a party, including but not limited to any agreements entered into in connection with this Agreement, covering any Click2learn Employee that, individually or collectively, would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or would give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no agreement, plan, arrangement to which Click2learn or any Click2learn Affiliate is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Each Click2learn International Employee Plan (as defined below) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Click2learn International Employee Plan. Furthermore, no Click2learn International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Click2learn or Docent from terminating or amending any Click2learn International Employee Plan at any time for any reason. For purposes of this Section “Click2learn International Employee Plan” shall mean each Click2learn Plan that has been adopted or maintained by Click2learn or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of Click2learn or any of its Subsidiaries outside the United States.

2.13 Absence of Liens and Encumbrances; Real Property.

(a) Click2learn and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Click2learn Financials and except for liens for taxes not yet delinquent and such imperfections of title and encumbrances, if any, which would not be material to Click2learn.

(b) Neither Click2learn nor any Subsidiary of Click2learn owns any real property. Section 2.13(b) of the Click2learn Schedules sets forth a list of all properties leased or otherwise occupied by Click2learn or any of its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent (the “Click2learn Facilities”). Section 2.13(b) of the Click2learn Schedules identifies all of the leases or other occupancy agreements with respect to the Click2learn Facilities (the “Click2learn Leases”) and any amendments or modifications to the Click2learn Leases. No party other than Click2learn, its Subsidiary or a subtenant identified in Section 2.13(b) of the Click2learn Schedules, as applicable, has the right to occupy any of the Click2learn Facilities. The execution and delivery of this Agreement by Click2learn do not, and the performance of this Agreement by Click2learn will not result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Click2learn’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Click2learn Lease.

2.14 Environmental Matters.

(a) Hazardous Materials Activities. Except as would not reasonably be likely to result in a material liability to Click2learn or any of its Subsidiaries (in any individual case or in the aggregate), (i) neither Click2learn nor any of its Subsidiaries has generated, transported, treated, stored, used, manufactured, disposed of, released, recycled, sold or distributed Hazardous Materials, or any product containing

Hazardous Materials, in violation of any ordinance, rule, order, decree, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof; or (ii) exposed, or caused its employees or others to be exposed to Hazardous Materials.

(b) Environmental Conditions. No Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Click2learn or its Subsidiaries, or were present on any such properties at the time such properties ceased to be owned, leased or used by Click2learn or its Subsidiaries, in such a manner as would be reasonably likely to result in a material liability or clean-up related obligation of Click2learn or any of its Subsidiaries under any Environmental Laws. “Environmental Laws” means any and all statutes, laws and regulations relating in any way to pollution, the environment or the protection of human health and worker safety. “Hazardous Materials” means any chemical, pollutant, contaminant, waste, or toxic or hazardous substance or material regulated under any Environmental Law.

2.15 Labor and Employment Matters.

(a) No work stoppage or labor strike against Click2learn or any Click2learn Affiliate is pending, threatened or reasonably anticipated. Click2learn does not know of any activities or proceedings of any labor union to organize any Click2learn Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Click2learn, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Click2learn Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Click2learn. Neither Click2learn nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Click2learn nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Click2learn Employees and no collective bargaining agreement is being negotiated with respect to Click2learn Employees. Neither Click2learn nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(b) Click2learn and each Click2learn Affiliate are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Click2learn Employees. Neither Click2learn nor any Click2learn Affiliate has or could reasonably be expected to have any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to Click2learn.

2.16 Agreements, Contracts and Commitments. Neither Company nor any of its Subsidiaries is a party to or is bound by:

(a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Click2learn’s Board of Directors, other than those that are terminable by Click2learn or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Click2learn;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business, that would not reasonably be expected to have a Material Adverse Effect on Click2learn, or any guaranty of the obligations of a Subsidiary of Click2learn;

(d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Click2learn or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Click2learn or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Click2learn has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Click2learn’s Subsidiaries;

(f) any dealer, distributor, joint marketing or development agreement currently in force under which Click2learn or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Click2learn or any of its Subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Click2learn or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Click2learn and its Subsidiaries taken as a whole;

(h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Click2learn product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Click2learn products, service or technology except agreements with distributors or sales representative in the normal course of business and substantially in the form previously provided to Docent;

(i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(j) any settlement agreement entered into within three (3) years prior to the date of this Agreement with respect to which Click2learn has contingent obligations of a material nature; or

(k) any other agreement, contract or commitment that, either individually or taken together with all other contracts with the same party, (i) has in the past 12 months resulted in payments being made by Click2learn or revenue to Click2learn in excess of $1,000,000 or (ii) will, if fulfilled in accordance with its terms, result in payments being made by Click2learn or revenue to Click2learn in excess of $1,000,000 in the next 12 months.

Neither Click2learn nor any of its Subsidiaries, nor to Click2learn’s knowledge any other party to a Click2learn Contract (as defined below), is in breach, violation or default under, and neither Click2learn nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Click2learn or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Click2learn Schedules (any such agreement, contract or commitment, a “Click2learn Contract”) in such a manner as would permit any other party to cancel or terminate any such Click2learn Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

2.17 Statements; Proxy Statement/Prospectus. (i) None of the information supplied or to be supplied by Click2learn for inclusion or incorporation by reference in the Registration Statement (as defined in Section 2.4(b)) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/prospectus to be sent to the stockholders of Click2learn in connection with the meeting of Click2learn’s stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the “Click2learn Stockholders’ Meeting”) and to the stockholders of Docent in connection with the meeting of Docent’s stockholders to consider the approval and adoption of this

Agreement and the approval of the Merger (the “Docent Stockholders’ Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to Click2learn’s stockholders and Docent’s stockholders, at the time of the Click2learn Stockholders’ Meeting, the Docent Stockholders’ Meeting or at the Effective Time, with respect to information supplied or to be supplied by Click2learn, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Click2learn Stockholders’ Meeting or the Docent Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Click2learn or any of its affiliates, officers or directors should be discovered by Click2learn which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Click2learn shall promptly inform Docent. Notwithstanding the foregoing, Click2learn makes no representation or warranty with respect to any information supplied by Docent or Merger Sub which is contained in any of the foregoing documents.

2.18 Board Approval. The Board of Directors of Click2learn has, as of the date of this Agreement, (i) determined that the Click2learn Merger is fair to, advisable and in the best interests of Click2learn and its stockholders, (ii) subject to the terms of this Agreement, determined to recommend that the stockholders of Click2learn approve this Agreement and (iii) duly approved the Click2learn Merger, this Agreement and the transactions contemplated hereby.

2.19 State Takeover Statutes. The Board of Directors of Click2learn has approved the Click2learn Merger, this Agreement, the Click2learn Voting Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Click2learn Merger, this Agreement, the Click2learn Voting Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL and Wash. Rev. Code §§23B.19.010, et. seq. to the extent, if any, such sections are applicable to the Click2learn Merger, this Agreement, the Click2learn Voting Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Click2learn Merger, this Agreement, the Click2learn Voting Agreement or the transactions contemplated hereby and thereby.

2.20 Fairness Opinion. Click2learn has received a written opinion from Craig-Hallum Capital Group, dated as of the date hereof, to the effect that as of the date hereof, the Click2learn Exchange Ratio is fair to Click2learn’s stockholders from a financial point of view and has delivered to Docent a copy of such opinion.

2.21 [Intentionally omitted.]

2.22 Affiliates. Section 2.22 of the Click2learn Schedules sets forth a list of all Persons who may be deemed at the date of this Agreement to be “affiliates” of Click2learn for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DOCENT

Docent represents and warrants to Click2learn, subject to the exceptions specifically disclosed in the disclosure letter supplied by Docent to Click2learn (the “Docent Schedules”), as follows:

3.1 Organization of Docent.

(a) Docent and each of its Subsidiaries that has any employees, operations or assets (each a “Docent Material Subsidiary” and together, the “Docent Material Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Docent.

(b) Docent has delivered to Click2learn a true and complete list of all of the Docent Material Subsidiaries, indicating the jurisdiction of incorporation of each Docent Material Subsidiary and Docent’s equity interest therein.

(c) Docent has delivered or made available to Click2learn a true and correct copy of the Certificate of Incorporation and Bylaws of Docent and similar governing instruments of each of the Docent Material Subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Docent nor any of the Docent Material Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

3.2 Docent Capital Structure. The authorized capital stock of Docent consists of 83,333,333 shares of Common Stock, par value $0.001 per share, of which 13,101,694 shares are issued and outstanding as of October 15, 2003 and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding and 2,000,000 of which are reserved for issuance upon exercise of preferred stock purchase rights (the “Docent Rights”). All outstanding shares of Docent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Docent or any agreement or document to which Docent is a party or by which it is bound. As of October 15, 2003, Docent had reserved an aggregate of 4,577,354 shares of Docent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Docent Option Plans, under which options are outstanding for 3,975,080 shares and under which 602,274 shares are available for grant as of October 15, 2003. As of October 15, 2003, Docent had reserved an aggregate of 13,249 shares of Docent Common Stock, net of exercises, for issuance pursuant to outstanding warrants. All shares of Docent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 3.2 of Docent Schedules lists each outstanding option and warrant to acquire shares of Docent Common Stock at October 15, 2003, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any.

3.3 Obligations With Respect to Capital Stock. Except as set forth in Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Docent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Docent owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of Docent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Docent or any of its Subsidiaries is a party or by which it is bound obligating Docent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Docent or any of its Subsidiaries or obligating Docent or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Docent there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Docent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries, other than Voting Agreements entered into concurrently with the execution of this Agreement.

3.4 Authority.

(a) Docent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Docent, subject only to the approval and adoption of this Agreement and the approval or the Merger by Docent’s stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. A vote of the holders of at least a majority of the outstanding shares of the Docent Common Stock is required for Docent’s stockholders to approve and adopt this Agreement and approve the Docent Merger. This Agreement has been duly executed and delivered by Docent and, assuming the due authorization, execution and delivery by Click2learn and, if applicable, Click2learn Merger Sub, constitutes the valid and binding obligation of Docent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Docent do not, and the performance of this Agreement by Docent will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Docent or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Docent’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Docent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Docent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Docent or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Docent or any of its Subsidiaries is a party or by which Docent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Docent.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Docent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing by Newco of a Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Docent Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Docent or Click2learn or have a material adverse effect on the ability of the parties to consummate the Merger.

3.5 SEC Filings; Docent Financial Statements; Sarbanes-Oxley.

(a) Docent has filed all forms, reports and documents required to be filed with the SEC since January 1, 2001, and has made available (including by posting to the SEC’s EDGAR system) to Click2learn such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Docent may file subsequent to the date hereof) are referred to herein as the “Docent SEC Reports.” As of their respective dates, the Docent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Docent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Docent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Docent SEC Reports (the “Docent Financials”), including any Docent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC at the time of filing with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Docent and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Docent contained in the Docent SEC Reports as of June 30, 2003 is hereinafter referred to as the “Docent Balance Sheet.” Except as disclosed in the Docent Financials, neither Docent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Docent and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Docent Balance Sheet, or (ii) incurred since the date of the Docent Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

(c) Docent has heretofore furnished to Click2learn a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Docent with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Docent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(e) Since October 31, 1999, neither Docent, any Subsidiary nor, to Docent’s knowledge, any director, officer, employee, auditor, accountant or representative of Docent or any Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Docent or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Docent or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Docent or any Subsidiary, whether or not employed by Docent or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Docent or any of its officers, directors, employees or agents to the Board of Directors of Docent or any committee thereof or to any director or officer of Docent.

(f) To the knowledge of Docent, no employee of Docent or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither Docent nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of Docent or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Docent or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

3.6 Absence of Certain Changes or Events. Since the date of the Docent Balance Sheet, there has not been: (i) any Material Adverse Effect on Docent, (ii) any material change by Docent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Docent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

3.7 Taxes.

(a) Docent and each of its Subsidiaries have timely filed all material Returns relating to Taxes required to be filed by Docent and each of its Subsidiaries with any Tax authority. Docent and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

(b) Docent and each of its Subsidiaries as of the Effective Time will have withheld or paid, as the case may be, with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(c) Neither Docent nor any of its Subsidiaries is delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Docent or any of its Subsidiaries, nor has Docent or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Docent or any of its Subsidiaries by any Tax authority is presently in progress, nor has Docent or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by Docent or any of its Subsidiaries has been proposed in writing formally or informally by any Tax authority to Docent or any of its Subsidiaries or any representative thereof.

(f) Neither Docent nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Docent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Docent, other than any liability for unpaid Taxes that may have accrued since December 31, 2002 in connection with the operation of the business of Docent and its Subsidiaries in the ordinary course.

(g) There is no contract, agreement, plan or arrangement to which Docent or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Docent or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Docent is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Neither Docent nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Docent or any of its Subsidiaries.

(i) Docent has made available to Click2learn or its legal counsel or accountants copies of all Tax Returns of Docent and any of its Subsidiaries requested by Click2learn.

(j) There are (and immediately following the Effective Time there will be) no Liens on the assets of Docent or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien for Taxes on the assets of Docent or any of its Subsidiaries.

(k) Neither Docent nor any of its Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(l) Neither Docent nor any of its Subsidiaries has within the past five years (a) been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Docent), (b) been a party to any Tax sharing, indemnification or allocation agreement, nor does Docent or any of its Subsidiaries owe any amount under any such agreement (c) liability for the Taxes of any person (other than Docent or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(m) Neither Docent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(n) Neither Docent nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(o) None of Docent’s or its Subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

3.8 Docent Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Docent Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Docent or any of its Subsidiaries and which is material to the business of Docent as currently conducted and as proposed to be conducted.

“Docent Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Docent or any of its Subsidiaries and which is material to the business of Docent as currently conducted and as proposed to be conducted.

(a) Section 3.8(a) of the Docent Schedules is a complete and accurate list of all Docent Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Docent Registered Intellectual Property has been issued or registered. All necessary registration, maintenance and renewal fees currently due in connection with such Docent Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Docent Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Docent Registered Intellectual Property.

(b) Docent has no knowledge of any information, materials, facts or circumstances, including any information or fact that would render any of the Docent Registered Intellectual Property invalid or unenforceable, or would materially affect any pending application for any Docent Registered Intellectual Property and Docent has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Docent Registered Intellectual Property that would constitute fraud or misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Docent Registered Intellectual Property.

(c) No Docent Intellectual Property or product or service of Docent or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Docent or any of its Subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect, or which may affect the validity, use or enforceability of such Docent Intellectual Property in a manner that would reasonably be expected to have a Material Adverse Effect.

(d) Docent owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each material item of Docent Intellectual Property or other Intellectual Property used by Docent free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Docent is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Docent and its Subsidiaries, including the sale of any products or the provision of any services by Docent and its Subsidiaries.

(e) [Intentionally omitted.]

(f) All employees of Docent and its Subsidiaries have entered into valid and binding agreements with Docent sufficient to vest title in Docent of all Intellectual Property created by such employees in the scope of their employment. To the extent that any material Intellectual Property has been developed or created by a third party for Docent or any of its Subsidiaries, Docent has a written agreement with such third party with respect thereto and Docent thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(g) Neither Docent nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Docent Intellectual Property, to any third party.

(h) To the knowledge of Docent, the operation of the business of Docent and its Subsidiaries as such business currently is conducted, including Docent’s and its Subsidiaries’ design, development, manufacture, marketing and sale of the products or services of Docent and its Subsidiaries (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(i) Neither Docent nor any of its Subsidiaries has received notice from any third party that the operation of the business of Docent or any of its Subsidiaries or any act, product or service of Docent or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(j) To the knowledge of Docent, no person has or is infringing or misappropriating any Docent Intellectual Property.

(k) Docent and each of its Subsidiaries has taken reasonable steps to protect Docent’s and its Subsidiaries’ rights in Docent’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Docent or any of its Subsidiaries, and, without limiting the foregoing, each of Docent and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Click2learn and all current employees and contractors of Docent and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Docent.

(l) Docent has not given any indemnities in connection with Intellectual Property Rights to any third party other than indemnities given in the ordinary course of business or that would not reasonably be expected to have a Material Adverse Effect.

(m) Docent has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are material to the operation of the business of Docent or its Subsidiaries. No open source, public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated into any Docent product.

(n) The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Docent in any Docent Intellectual Property or result in the breach or termination of any license, contract or agreement to which Docent is a party respecting any material Docent Intellectual Property.

(o) Neither the consummation of the transactions contemplated by this Agreement nor the transfer of any contracts, licenses, agreements or Docent Intellectual Property will trigger any provision of any Click2learn contract, license or agreement that purports to obligate Click2learn to (i) grant to any third party any rights or licenses with respect to any Docent Intellectual Property; or (ii) increase the royalties or other amounts payable for licenses to Docent Intellectual Property in excess of that being paid by Docent prior to the Closing.

3.9 Compliance; Permits; Restrictions.

(a) Neither Docent nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Docent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Docent or any of its Subsidiaries is a party or by which Docent or any of its Subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Docent, no investigation or review by any Governmental Entity is pending or threatened against Docent or its Subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Docent or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Docent or any of its Subsidiaries, any acquisition of material property by Docent or any of its Subsidiaries or the conduct of business by Docent as currently conducted.

(b) Docent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Docent (collectively, the “Docent Permits”). Docent and its Subsidiaries are in compliance in all material respects with the terms of the Docent Permits.

3.10 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Docent or any of its Subsidiaries has received any notice of assertion nor, to Docent’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Docent or any of its Subsidiaries which reasonably would be likely to be material to Docent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

3.11 Brokers’ and Finders’ Fees. Except for fees payable to C.E. Unterberg, Towbin pursuant to an engagement letter dated August 13, 2003, a copy of which has been provided to Click2learn, Docent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12 Employee Benefit Plans.

(a) All employee compensation, incentive, retirement, welfare, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of ERISA, which are or have been maintained, contributed to, or required to be contributed to, by Docent or a Docent Affiliate (as defined below) for the benefit of any current or former employee, director or consultant of Docent or a Docent Affiliate (each a “Docent Employee”) who has any present or future rights to benefits, or with respect to which Docent or any Docent Affiliate has or, to its knowledge, may in the future have liability, are listed in Section 3.12(a) of the Docent Schedules, excluding any arrangement with any individual for the payment of salary, bonus or commissions (the “Docent Plans”). Docent has provided or made available to Click2learn: (i) correct and complete copies of all documents embodying each Docent

Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Docent Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Docent Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Docent Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Docent Plan; (vi) the most recent discrimination tests for each Docent Plan; (vii) the most recent actuarial valuations, if any, prepared for each Docent Plan; (viii) if the Docent Plan is funded, the most recent annual and periodic accounting of the Docent Plan assets; and (ix) all communication to Docent Employees relating to any events which would result in any material liability to Docent or any Docent Affiliate. “Docent Affiliate” shall mean each Subsidiary of Docent and any other person or entity under common control with Docent or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued under the Code.

(b) Docent and each Docent Affiliate have performed in all material respects all obligations required to be performed by them under each Docent Plan, including all reporting, disclosure and notification requirements, and each Docent Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Docent Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Docent Plan activities) has been brought, or to the knowledge of Docent, is threatened, against or with respect to any such Docent Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Docent, threatened by the IRS or the DOL with respect to any Docent Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Docent Plans have been timely made or accrued. Each Docent Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Docent Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Docent Plan. To the knowledge of Docent, no condition or circumstance exists giving rise to a material likelihood that any such Docent Plan would not be treated as qualified by the IRS. Neither Docent nor any Docent Affiliate has any plan or commitment to establish any new Docent Plan, to modify any Docent Plan (except to the extent required by law or to conform any such Docent Plan to the requirements of any applicable law or as required by the terms of any Docent Plan or this Agreement), or to enter into any new Docent Plan. Each Docent Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Click2learn, Docent or any Docent Affiliates (other than ordinary administration expenses).

(c) Neither Docent, nor any Docent Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Docent or any Docent Affiliate contributed to or been requested to contribute to any “multi-employer plan,” as such term is defined in ERISA. No Docent Plan provides health benefits that are not fully insured through an insurance contract. Neither Docent, any Docent Affiliate, nor any officer or director of Docent or any Docent Affiliate is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA with respect to a Docent Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Docent Plan which could subject Docent or any Docent Affiliate to material liability.

(d) Neither Docent nor any Docent Affiliate has, prior to the Effective Time and in any material respect, violated the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act of 1998, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law applicable to Docent Employees. None of the Docent Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person except as required by COBRA, or similar statute, and neither Docent nor any Docent Affiliate has represented, promised or contracted (whether in oral or written form) to provide such post-termination or retiree benefits to any Docent Employee, or other person, except to the extent required by COBRA or similar statute.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of termination of employment following the transaction) (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Docent Employee under any Docent Plan, (ii) materially increase any benefits otherwise payable under any Docent Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in any loan or other extension of credit to or on behalf of any Docent Employee.

(f) Neither Docent nor any Docent Affiliate has violated Section 402 of the Sarbanes-Oxley Act and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of Docent, cause such a violation with respect to any Docent Employee.

(g) There is no agreement, plan, arrangement or other contract to which Docent or any Docent Affiliate is a party, including but not limited to any agreements entered into in connection with this Agreement, covering any Docent Employee that, individually or collectively, would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the code or would give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no agreement, plan, arrangement to which Docent or any Docent Affiliate is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Each Docent International Employee Plan (as defined below) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Docent International Employee Plan. Furthermore, no Docent International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Docent or Click2learn from terminating or amending any Docent International Employee Plan at any time for any reason. For purposes of this Section “Docent International Employee Plan” shall mean each Docent Plan that has been adopted or maintained by Docent or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of Docent or any of its Subsidiaries outside the United States.

3.13 Absence of Liens and Encumbrances; Real Property.

(a) Docent and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Docent Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Docent.

(b) Neither Docent nor any Subsidiary of Docent owns any real property. Section 3.13(b) of the Docent Schedules sets forth a list of all properties leased or otherwise occupied by Docent or any of its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent (the “Docent Facilities”). Section 3.13(b) of the Docent Schedules identifies all of the leases or other occupancy agreements with respect to the Docent Facilities (the “Docent Leases”) and any amendments or modifications to the Docent Leases. No party other than Docent, its Subsidiary or a subtenant identified in

Section 3.13(b) of the Docent Schedules, as applicable, has the right to occupy any of the Docent Facilities. The execution and delivery of this Agreement by Docent do not, and the performance of this Agreement by Docent will not result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Docent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Docent Lease.

3.14 Environmental Matters.

(a) Hazardous Materials Activities. Except as would not reasonably be likely to result in a material liability to Docent or any of its Subsidiaries (in any individual case or in the aggregate), (i) neither Docent nor any of its Subsidiaries has generated, transported, treated, stored, used, manufactured, disposed of, released, recycled, sold or distributed Hazardous Materials, or any product containing Hazardous Materials, in violation of any ordinance, rule, order, decree, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof; or (ii) exposed, or caused its employees or others to be exposed to Hazardous Materials.

(b) No Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Docent or its Subsidiaries, or were present on any such properties at the time such properties ceased to be owned, leased or used by Docent or its Subsidiaries, in such a manner as would be reasonably likely to result in a material liability or clean-up related obligation of Docent or any of its Subsidiaries under any Environmental Laws.

3.15 Labor and Employment Matters.

(a) No work stoppage or labor strike against Docent or any Docent Affiliate is pending, threatened or reasonably anticipated. Docent does not know of any activities or proceedings of any labor union to organize any Docent Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Docent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Docent Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Docent. Neither Docent nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Docent nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Docent Employees and no collective bargaining agreement is being negotiated with respect to Docent Employees. Neither Docent nor any of its Subsidiaries have incurred any material liability or material obligation under the Work Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(b) Docent and each Docent Affiliate are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours in each case with respect to Docent Employees. Neither Docent nor any Docent Affiliate has or could reasonably be expected to have any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to Docent.

3.16 Agreements, Contracts and Commitments. Neither Company nor any of its Subsidiaries is a party to or is bound by:

(a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Docent’s Board of Directors, other than those that are terminable by Docent or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Docent;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business, that would not reasonably be expected to have a Material Adverse Effect on Docent, or any guaranty of the obligations of a Subsidiary of Docent;

(d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Docent or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Docent or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Docent has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Docent’s Subsidiaries;

(f) any dealer, distributor, joint marketing or development agreement currently in force under which Docent or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Docent or any of its Subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Docent or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Docent and its Subsidiaries taken as a whole;

(h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Docent product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Docent products, service or technology except agreements with distributors or sales representative in the normal course of business and substantially in the form previously provided to Click2learn;

(i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(j) any settlement agreement entered into within three (3) years prior to the date of this Agreement; or

(k) any other agreement, contract or commitment that, either individually or taken together with all other contracts with the same party, (i) has in the past 12 months resulted in payments being made by Docent or revenue to Docent in excess of $1,000,000 or (ii) will, if fulfilled in accordance with its terms, result in payments being made by Docent or revenue to Docent in excess of $1,000,000 in the next 12 months.

Neither Docent nor any of its Subsidiaries, nor to Docent’s knowledge any other party to a Docent Contract (as defined below), is in breach, violation or default under, and neither Docent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Docent or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Docent Schedules (any such agreement, contract or commitment, a “Docent Contract”) in such a manner as would permit any other party to cancel or terminate any such Docent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

3.17 Statements; Proxy Statement/Prospectus. (i) None of the information supplied or to be supplied by Docent for inclusion or incorporation by reference in the Registration Statement will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Docent’s stockholders and Click2learn’s stockholders, at the time of the Docent Stockholders’ Meeting, the Click2learn Stockholders’ Meeting, or the Effective Time, with respect to information supplied by Docent or to be supplied by Docent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Docent Stockholders’ Meeting or the Click2learn Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Docent or any of its affiliates, officers or directors should be discovered by Docent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Docent shall promptly inform Click2learn. Notwithstanding the foregoing, Docent makes no representation or warranty with respect to any information supplied by Click2learn which is contained in any of the foregoing documents.

3.18 Board Approval. The Board of Directors of Docent has, as of the date of this Agreement, (i) determined that the Docent Merger is fair to, advisable and in the best interests of Docent and its stockholders, (ii) subject to the terms of this Agreement, determined to recommend that the stockholders of Docent approve this Agreement and (iii) duly approved the Docent Merger, this Agreement and the transactions contemplated hereby.

3.19 State Takeover Statutes. The Board of Directors of Docent has approved the Docent Merger, this Agreement, and the Docent Voting Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Docent Merger, this Agreement, the Docent Voting Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL to the extent, if any, such section is applicable to the Docent Merger, this Agreement, the Docent Voting Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Docent Merger, this Agreement, the Docent Voting Agreement or the transactions contemplated hereby and thereby.

3.20 Fairness Opinion. Docent has received a written opinion from C.E. Unterberg, Towbin, dated as of the date hereof, to the effect that as of the date hereof, the Docent Exchange Ratio is fair to Docent’s stockholders from a financial point of view and has delivered to Click2learn a copy of such opinion.

3.21 Rights Plan. Docent has taken all action so that (i) Click2learn shall not be an “Acquiring Person” within the meaning of the Docent Rights Agreement and (ii) the entering into of this Agreement, the Docent Voting Agreement and the transactions contemplated hereby will not result in the grant of any rights to any Person under the Docent Rights Agreement or enable or require the Docent Rights to be exercised, distributed or triggered.

3.22 Affiliates. Section 3.22 of the Docent Schedules sets forth a list of all Persons who may be deemed at the date of this Agreement to be “affiliates” of Docent for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Click2learn (which for the purposes of this Article IV shall include Click2learn and each of its Subsidiaries) and Docent (which for the purposes of this Article IV shall include Docent and each of its Subsidiaries) agree, except (i) in the case of Click2learn as provided in Article IV of the Click2learn Schedules and in the case of Docent as provided in Article IV of the Docent Schedules, or (ii) to the extent that the other party shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except in the case of Click2learn as provided in Article IV of the Click2learn Schedules and in the case of Docent as provided in Article IV of the Docent Schedules, without the prior written consent of the other, neither Click2learn nor Docent shall do any of the following, and neither Click2learn nor Docent shall permit its Subsidiaries to do any of the following:

(a) Except as required by law or pursuant to the terms of a Click2learn Plan or a Docent Plan, as the case may be, in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice, directly or indirectly, options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Enter into any material partnership arrangements, joint development agreements or strategic alliances other than in the ordinary course of business consistent with past practice;

(c) Grant any severance or termination pay to any officer or employee in excess of $25,000 to any individual and $100,000 in the aggregate, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d) Other than in the ordinary course of business, transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Click2learn Intellectual Property or the Docent Intellectual Property, as the case may be, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business, provided, however, that no grant or transfer of a source code license shall be considered as occurring in the ordinary course of business;

(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Click2learn or its Subsidiaries, or Docent or its Subsidiaries, as the case may be, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Click2learn Common Stock or Docent Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, (ii) the granting of options to purchase shares of Click2learn Common Stock or Docent Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with existing stock option plans in an amount not to exceed options to purchase 250,000 shares in the aggregate, (iii) shares of Click2learn Common Stock or Docent Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii) or options or warrants outstanding on the date of this Agreement, and (iv) shares of Click2learn Common Stock or Docent Common Stock, as the case may be, issuable to participants in the Docent ESPP or the Click2learn ESPP consistent with the terms thereof;

(h) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any Subsidiaries);

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Click2learn or Docent;

(j) Adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(k) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Click2learn or Docent, as the case may be;

(l) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Click2learn or Docent, as the case may be, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

(m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee other than in the ordinary course of business consistent with past practice, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(n) Make any individual or series of related payments outside of the ordinary course of business in excess of $100,000;

(o) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Click2learn or any of its Subsidiaries or Docent or any of its Subsidiaries, as the case may be, is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(p) Except in the ordinary course of business, enter into or materially modify any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of Click2learn’s or Docent’s products, as the case may be, or products licensed by Click2learn or Docent, as the case may be;

(q) Revalue any of its assets or, except as required by GAAP or the SEC, make any change in accounting methods, principles or practices;

(r) Incur or enter into any agreement or commitment obligating the party or its Subsidiary to make a payment or undertake an obligation outside the ordinary course of business in excess of $100,000 individually;

(s) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code or a tax-free exchange under Section 351 of the Code, whether or not otherwise permitted by the provisions of this Article IV;

(t) Make any material tax election, settle or compromise any material tax liability or amend any material Tax Return;

(u) Hire any individual employee or employees except in the ordinary course of business consistent with past practice in the past year;

(v) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business or in excess of $25,000 individually or $100,000 in the aggregate;

(w) Make any grant of exclusive rights to any third party; or

(x) Enter into any legally binding agreement or otherwise to take any of the actions described in Section 4.1 (a) through (w) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement, Click2learn and Docent will prepare and file with the SEC the Proxy Statement, and Newco will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus, for use in connection with the registration under the Securities Act of the shares of Newco Common Stock issuable in connection with the Mergers. Each of Click2learn, Docent and Newco will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and, thereafter, will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, each of Click2learn, Docent and Newco will prepare and file any other filings required under the Exchange Act, the Securities Act, any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). Each of Click2learn, Docent and Newco will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Mergers or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Click2learn, Docent or Newco, as the case may be, will promptly inform the other parties of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Click2learn or stockholders of Docent such amendment or supplement. Newco shall also use commercially reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Newco Common Stock in the Mergers and the conversion of Docent Options, Click2learn Options and the Click2learn Purchase Plan Options into options to acquire Newco Common Stock, and Docent shall furnish any information concerning Docent and the holders of Docent Common Stock and Docent Options as may be reasonably requested in connection with any such action and Click2learn shall furnish any information concerning Click2learn and the holders of Click2learn Common Stock, Click2learn Options and Click2learn Purchase Plan Options as may be reasonably requested in connection with any such action.

(b) Subject to Sections 5.2(b) and 5.2(c), (i) the Proxy Statement shall include a statement to the effect that the Docent Board has recommended that the stockholders of Docent vote in favor of adoption and approval of this Agreement and approval of the Docent Merger at its Stockholders’ Meeting, and (ii) the Proxy Statement shall include a statement to the effect that the Click2learn Board has recommended that the stockholders of Click2learn vote in favor of adoption and approval of this Agreement and approval of the Click2learn Merger at its Stockholders’ Meeting.

5.2 Meetings of Stockholders.

(a) Promptly after the date hereof, Click2learn will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Click2learn Stockholders’ Meeting to be held as promptly as practicable, for the purpose of voting upon the Click2learn Merger and, to the extent applicable, the other transactions contemplated by this Agreement. Click2learn will consult with Docent and use its commercially reasonable efforts to hold the Click2learn Stockholders’ Meeting on the same day as the Docent Stockholders’ Meeting. Promptly after the date hereof, Docent will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Docent Stockholders’ Meeting to be held as promptly as practicable for the purpose of voting upon the Docent Merger and, to the extent applicable, the other transactions contemplated by this Agreement. Docent will consult with Click2learn and will use its commercially reasonable efforts to hold the Docent Stockholders’ Meeting on the same day as the Click2learn Stockholders’ Meeting. Subject to Sections 5.2(b) and 5.2(c), Docent and Click2learn will each use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of the National Association of Securities Dealers, Inc. or the DGCL and all other applicable legal requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Docent or Click2learn, as the case may be, may adjourn or postpone its Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its respective stockholders in advance of a vote on the Mergers and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Docent Common Stock or Click2learn Common Stock (as the case may be) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting.

(b) Except as provided in this Section 5.2(b), neither the Click2learn Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Docent, its recommendation to the effect set forth in Section 2.18. Nothing in this Agreement shall prevent the Board of Directors of Click2learn from withholding, withdrawing, amending or modifying its recommendation in favor of the Agreement if (i) a Click2learn Acquisition Proposal (as defined below) is made to Click2learn and is not withdrawn, (ii) such Acquisition Proposal constitutes a Click2learn Superior Offer (as defined below), (iii) neither Click2learn nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4(a) in connection with such Click2learn Acquisition Proposal (as defined below), and (iv) the Board of Directors of Click2learn concludes in good faith, after consultation with its outside counsel, that, in light of such Click2learn Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Click2learn to comply with its fiduciary duties to Click2learn’s stockholders under applicable law. Nothing contained in this Section 5.2 shall limit Click2learn’s obligation to hold and convene the Click2learn Stockholders’ Meeting (regardless of whether the recommendation of the Board of Directors of Click2learn shall have been withdrawn, amended or modified). For purposes of this Agreement, “Click2learn Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Click2learn, pursuant to which the stockholders of Click2learn immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Click2learn of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Click2learn’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Click2learn), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the post-issuance outstanding shares of capital stock of Click2learn, in each case on terms that the Board of Directors of Click2learn determines in its good faith judgment (after consultation with its financial and legal advisors) to be more favorable to the Click2learn stockholders than the transactions contemplated by this Agreement, taking into account all legal, financial, regulatory and other aspects of the offer and the third party making the offer; provided, however, that any such offer shall not be deemed to be a “Click2learn Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed.

(c) Except as provided in this Section 5.2(c), neither the Docent Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Click2learn, its recommendation to the effect set forth in Section 3.18. Nothing in this Agreement shall prevent the Board of Directors of Docent from withholding, withdrawing, amending or modifying its recommendation in favor of the Agreement if (i) a Docent Acquisition Proposal (as defined below) is made to Docent and is not withdrawn, (ii) such Acquisition Proposal constitutes a Docent Superior Offer (as defined below), (iii) neither Docent nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4(b) in connection with such Docent Acquisition Proposal (as defined below), and (iv) the Board of Directors of Docent concludes in good faith, after consultation with its outside counsel, that, in light of such Docent Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Docent to comply with its fiduciary duties to Docent’s stockholders under applicable law. Nothing contained in this Section 5.2 shall limit Docent’s obligation to hold and convene the Docent Stockholders’ Meeting (regardless of whether the recommendation of the Board of Directors of Docent shall have been withdrawn, amended or modified). For purposes of this Agreement, “Docent Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Docent, pursuant to which the stockholders of Docent immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Docent of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Docent’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Docent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the post-issuance outstanding shares of capital stock of the Docent, in each case on terms that the Board of Directors of Docent determines in its good faith judgment (after consultation with its financial and legal advisors) to be more favorable to the Docent stockholders than the transactions contemplated by this Agreement, taking into account all legal, financial, regulatory and other aspects of the offer and the third party making the offer; provided, however, that any such offer shall not be deemed to be a “Docent Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed.

5.3 Access to Information; Confidentiality.

(a) Each party will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(b) The parties acknowledge that Click2learn and Docent have previously executed a Confidentiality Agreement, dated September 5, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

5.4 No Solicitation.

(a) Restrictions on Click2learn.

(i) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Click2learn and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Click2learn Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Click2learn Acquisition Proposal, (iii) engage in discussions with any person with respect to any Click2learn Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(b), approve, endorse or recommend any Click2learn Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Click2learn Acquisition Transaction (as defined below); provided, however, until the date on which this Agreement is approved by the required vote of the Click2learn stockholders, this Section 5.4(a) shall not prohibit Click2learn from furnishing information regarding Click2learn and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Click2learn Superior Offer submitted by such person or group (and not withdrawn) to the extent and so long as (1) neither Click2learn nor any representative of Click2learn and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.4(a) in connection with such Click2learn Superior Offer, (2) the Board of Directors of Click2learn concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Click2learn to comply with its fiduciary obligations to Click2learn’s stockholders under applicable law, (3) (x) at least one (1) business day prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, Click2learn gives Docent written notice of the identity of such person or group and of Click2learn’s intention to furnish information to, or enter into discussions or negotiations with, such person or group and (y) Click2learn receives from such person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (4) contemporaneously with furnishing any such information to such person or group, Click2learn furnishes such information to Docent (to the extent such information has not been previously furnished by Click2learn to Docent). Click2learn and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Click2learn Acquisition Proposal. In addition to the foregoing, Click2learn shall (i) provide Docent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Click2learn’s Board of Directors but in no event less than eight hours) of any meeting of Click2learn’s Board of Directors at which Click2learn’s Board of Directors is reasonably expected to consider a Click2learn Acquisition Proposal and (ii) provide Docent with at least three (3) business days prior written notice of a meeting of Click2learn’s Board of Directors at which Click2learn’s Board of Directors is reasonably expected to recommend a Click2learn Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Click2learn Superior Offer.

(ii) For purposes of this Agreement, “Click2learn Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Docent) relating to any Click2learn Acquisition

Transaction. For the purposes of this Agreement, “Click2learn Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Click2learn by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Click2learn or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Click2learn or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Click2learn pursuant to which the stockholders of Click2learn immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Click2learn; or (C) any liquidation or dissolution of Click2learn.

(iii) In addition to the obligations of Click2learn set forth in paragraph (i) of this Section 5.4(a), Click2learn as promptly as practicable, and in any event within twenty-four (24) hours, shall advise Docent orally and in writing of any request received by Click2learn for information which Click2learn reasonably believes could lead to a Click2learn Acquisition Proposal or of any Click2learn Acquisition Proposal, the material terms and conditions of such request, Click2learn Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Click2learn Acquisition Proposal or inquiry. Click2learn will keep Docent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Click2learn Acquisition Proposal or inquiry.

(b) Restrictions on Docent.

(i) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Docent and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Docent Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Docent Acquisition Proposal, (iii) engage in discussions with any person with respect to any Docent Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Docent Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Docent Acquisition Transaction (as defined below); provided, however, until the date on which this Agreement is approved by the required vote of the Docent stockholders, this Section 5.4(b) shall not prohibit Docent from furnishing information regarding Docent and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Docent Superior Offer submitted by such person or group (and not withdrawn) to the extent and so long as (1) neither Docent nor any representative of Docent and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.4(b) in connection with such Docent Superior Offer, (2) the Board of Directors of Docent concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Docent to comply with its fiduciary obligations to Docent’s stockholders under applicable law, (3) (x) at least one (1) business day prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, Docent gives Click2learn written notice of the identity of such person or group and of Docent’s intention to furnish information to, or enter into discussions or negotiations with, such person or group and (y) Docent receives from such person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (4) contemporaneously with furnishing any such information to such person or group, Docent furnishes such information to Click2learn (to the extent such information has not been previously furnished by Docent to Click2learn). Docent and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Docent Acquisition Proposal. In addition to the foregoing, Docent shall (i) provide Click2learn with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Docent’s Board of Directors but in no event less than eight hours) of any meeting of Docent’s Board of Directors at which Docent’s Board of Directors is reasonably expected to consider a Docent Acquisition Proposal and (ii) provide Click2learn with at least three (3) business days prior written notice of a meeting of Docent’s Board of Directors at which Docent’s Board of Directors is reasonably expected to recommend a Docent Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Docent Superior Offer.

(ii) For purposes of this Agreement, “Docent Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Click2learn) relating to any Docent Acquisition Transaction. For the purposes of this Agreement, “Docent Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Docent by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Docent or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Docent or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Docent pursuant to which the stockholders of Docent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Docent; or (C) any liquidation or dissolution of Docent.

(iii) In addition to the obligations of Docent set forth in paragraph (i) of this Section 5.4(b), Docent as promptly as practicable, and in any event within twenty-four (24) hours, shall advise Click2learn orally and in writing of any request received by Docent for information which Docent reasonably believes could lead to a Docent Acquisition Proposal or of any Docent Acquisition Proposal, the material terms and conditions of such request, Docent Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Docent Acquisition Proposal or inquiry. Docent will keep Click2learn informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Docent Acquisition Proposal or inquiry.

5.5 Public Disclosure. Docent and Click2learn will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Mergers, this Agreement, a Click2learn Acquisition Proposal or a Docent Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement; provided, however, that no such consultation or agreement shall be required if, prior to the date of such release or public statement, either party shall have withheld, withdrawn, amended or modified its recommendation in favor of the Mergers.

5.6 Legal Requirements. Each of Newco, Docent and Click2learn will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

5.7 Third Party Consents. As soon as practicable following the date hereof, Docent and Click2learn will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its Subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby. Subject to Section 4.1, any fee reasonably necessary to obtain a required consent shall be paid by the party required to obtain such consent.

5.8 Notification of Certain Matters. Docent will give prompt notice to Click2learn, and Click2learn will give prompt notice to Docent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Docent or Click2learn, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or (b) or 6.3(a) or (b), as the case may be, would not be satisfied as a result thereof. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.9 Commercially Reasonable Efforts and Further Assurances. Subject to the respective rights and obligations of Docent and Click2learn under this Agreement, each of the parties to this Agreement will use its commercially reasonable efforts to effectuate the Mergers and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

5.10 Stock Options; Employee Stock Purchase Plans.

(a) Docent Options; Docent Purchase Plan Options.

(i) At the Effective Time, each then outstanding Docent Option, whether or not exercisable at the Effective Time and regardless of the respective exercise (or base) prices thereof, shall be assumed by Newco. Each Docent Option so assumed by Newco under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Docent Option (including any applicable stock option agreement or other document evidencing such Docent Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Docent Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Newco Common Stock equal to the product of the number of shares of Docent Common Stock that were issuable upon exercise of such Docent Option immediately prior to the Effective Time multiplied by the Docent Exchange Ratio, rounded down to the nearest whole number of shares of Newco Common Stock and (ii) the per share exercise price for the shares of Newco Common Stock issuable upon exercise of such assumed Docent Option will be equal to the quotient determined by dividing the exercise price per share of Docent Common Stock at which such Docent Option was exercisable immediately prior to the Effective Time by the Docent Exchange Ratio, rounded up to the nearest whole cent. Each assumed Docent Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, except to the extent such Docent Option by its terms in effect prior to the date hereof provides for acceleration of vesting at the Effective Time. As soon as reasonably practicable following the Effective Time, Newco shall issue to each Person who holds an assumed Docent Option a document evidencing the foregoing assumption of such Docent

Option by Newco. The conversion of Docent Options provided for in this Section 5.10(a)(i), with respect to any Docent Options that are intended to be “incentive stock options” (as defined in Section 422 of the Code), shall be effected in a manner consistent with Section 424(a) of the Code.

(ii) The rights of participants in the Docent ESPP with respect to any ongoing offering as of the last business day prior to the Effective Time (the “Docent ESPP Date”) shall be determined by treating the Docent ESPP Date as the last day of such offering. Outstanding rights to purchase shares of Docent Common Stock held by Docent Employees who are participating in the Docent ESPP as of the Docent ESPP Date (the “Docent Purchase Plan Options”) shall be exercised in accordance with the Docent ESPP, and each share of Docent Common Stock purchased pursuant to such exercise shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive a number of shares of Newco Common Stock at the Effective Time equal to the Docent Exchange Ratio, without issuance of certificates representing issued and outstanding shares of Docent Common Stock to participants under the Docent ESPP. Docent shall cause the Docent ESPP to be terminated as of the Effective Time.

(b) Click2learn Options.

(i) At the Effective Time, each then outstanding Click2learn Option, whether or not exercisable at the Effective Time and regardless of the respective exercise (or base) prices thereof, shall be assumed by Newco. Each Click2learn Option so assumed by Newco under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Click2learn Option (including any applicable stock option agreement or other document evidencing such Click2learn Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Click2learn Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Newco Common Stock equal to the product of the number of shares of Click2learn Common Stock that were issuable upon exercise of such Click2learn Option immediately prior to the Effective Time multiplied by the Click2learn Exchange Ratio, rounded down to the nearest whole number of shares of Newco Common Stock and (ii) the per share exercise price for the shares of Newco Common Stock issuable upon exercise of such assumed Click2learn Option will be equal to the quotient determined by dividing the exercise price per share of Click2learn Common Stock at which such Click2learn Option was exercisable immediately prior to the Effective Time by the Click2learn Exchange Ratio, rounded up to the nearest whole cent. Each assumed Click2learn Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Click2learn Option by its terms in effect prior to the date hereof provides for acceleration of vesting. As soon as reasonably practicable following the Effective Time, Newco shall issue to each Person who holds an assumed Click2learn Option a document evidencing the foregoing assumption of such Click2learn Option by Newco. The conversion of Click2learn Options provided for in this Section 5.10(b)(i), with respect to any Click2learn Options that are intended to be “incentive stock options” shall be effected in a manner consistent with Section 424(a) of the Code.

(ii) At the Effective Time, Newco shall assume the Click2learn ESPP and each outstanding purchase right held by Click2learn Employees who are then participating in the Click2learn ESPP (the “Click2learn Purchase Plan Options”). Each Click2learn Purchase Plan Option so assumed by Newco shall continue to have, and be subject to, the same terms and conditions set forth in the Click2learn ESPP, except that the shares of Click2learn Common Stock reserved for issuance under the Click2learn ESPP shall be converted into shares of Newco Common Stock based on the Click2learn Exchange Ratio and, for purposes of determining at what price Newco Common Stock will be purchased under the assumed Click2learn Purchase Plan Options, the fair market value per share of Click2learn Common Stock at the beginning of each offering period in effect as of the Effective Time shall be equal to the fair market value per share of the Click2learn Common Stock at the beginning of each such offering period divided by the Click2learn Exchange Ratio, rounded up to the nearest whole cent. Click2learn, Docent and Newco shall take all action that may be necessary (under the Click2learn Purchase Plan and otherwise) to effectuate the provisions of this Section 5.10(b)(ii) and to ensure that, from and after the Effective Time, holders of Click2learn Purchase Plan Options have no rights with respect to the Click2learn ESPP that are inconsistent with this Section 5.10(b)(ii) after the Effective Time.

(c) Newco Arrangements.

(i) As of the Effective Time, Newco shall adopt and implement a stock plan or plans pursuant to which Newco shall grant certain equity awards including, but not limited to, options to acquire shares of Newco Common Stock. Prior to the Effective Time, Docent and Click2learn will mutually agree on the terms of such plan(s) including, without limitation, the number of shares of Newco Common Stock to be reserved for issuance thereunder.

(ii) Newco shall, effective as of the Effective Time, (A) assume the Docent Option Plans, (B) assume the Click2learn Option Plans, (C) assume the Click2learn ESPP, and (D) implement the Newco stock plan(s) in accordance with Section 5.10(c)(i) (collectively, the “Newco Plans”). Newco shall also reserve a sufficient number of shares of Newco Common Stock for issuance pursuant to the exercise of all Docent Options in accordance with Section 5.10(a)(i), all Click2learn Options in accordance with Section 5.10(b)(i), and all Click2learn Purchase Plan Options in accordance with Section 5.10(b)(ii).

(iii) As soon as practicable after the Effective Time, Newco shall cause the shares of Newco Common Stock issuable upon exercise of all Docent Options assumed by Newco pursuant to Section 5.10(a)(i), all Click2learn Options assumed by Newco pursuant to Section 5.10(b)(i), all Click2learn Purchase Plan Options assumed by Newco pursuant to Section 5.10(b)(ii), and the shares of Newco Common Stock reserved for issuance pursuant to future grants or awards under the Newco Plans to be registered under the Securities Act on Form S-8 (the “Form S-8”) promulgated by the SEC (to the extent available therefor), and shall use its commercially reasonable efforts to maintain the effectiveness of the Form S-8 for so long as any such assumed options or the Newco Plans shall remain outstanding or in effect, as the case may be.

5.11 [Intentionally omitted.]

5.12 Indemnification.

(a) Indemnification. From and after the Effective Time, Newco and the Surviving Corporations shall jointly and severally fulfill and honor in all respects the obligations of each of Docent and Click2learn pursuant to any indemnification agreements between Docent, Click2learn and their respective current and former directors and officers (the “Indemnified Parties”), subject to applicable Legal Requirements. The Certificate of Incorporation and Bylaws of Newco and each of the Surviving Corporations will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Docent or Click2learn, as applicable, as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Docent or Click2learn, as applicable, unless such modification is required by applicable Legal Requirements.

(b) Insurance. For a period of six (6) years after the Effective Time, Newco shall use commercially reasonable efforts to cause to be maintained, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by directors’ and officers’ liability insurance policies of Docent and Click2learn in effect as of the date hereof (the “Insured Parties”) on terms comparable to those applicable to the current directors and officers of Docent and Click2learn for a period of six (6) years; provided, however, that in no event will Newco be required to expend in excess of 175% of the current annual premium of Docent or Click2learn in an aggregate premium for such coverage for Docent Insured Parties or Click2learn Insured Parties, respectively (or for such coverage as is available for such aggregate premium).

(c) Third–Party Beneficiaries. The terms of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and the Insured Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that Newco or either of the Surviving Corporations (or any of the respective successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor or assign of Newco or either of the Surviving Corporations, as the case may be, honors the obligations set forth with respect to Newco and the Surviving Corporations, as the case may be, in this Section 5.12.

5.13 Tax-Free Reorganization. Docent and Click2learn will each use its best efforts to cause the Mergers to be treated as a reorganization within the meaning of Section 368 of the Code and/or qualify as a tax-free exchange under Section 351 of the Code.

5.14 Nasdaq Listing. Newco agrees to use its best efforts to cause the shares of Newco Common Stock issuable in connection with the Mergers, and those required to be reserved for issuance pursuant to the Click2learn Options and Docent Options assumed by Newco and the new or assumed Newco Plans, the Click2learn Warrants and the Docent Warrants (collectively, the “Newco Reserved Shares”), upon official notice of issuance to be authorized for quotation on the Nasdaq National Market.

5.15 Affiliate Agreements.

(a) Click2learn Affiliates. Click2learn shall update Section 2.22 of the Click2learn Schedules as necessary to reflect changes from the date hereof. Click2learn shall use commercially reasonable efforts to cause each Person identified on Section 2.22 of the Click2learn Schedules who has not previously delivered an Affiliate Agreement (as hereinafter defined) to Newco to deliver to Newco not less than thirty (30) calendar days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit D hereto (each, an “Affiliate Agreement”).

(b) Docent Affiliates. Docent shall update Section 3.22 of the Docent Schedules as necessary to reflect changes from the date hereof. Docent shall use commercially reasonable efforts to cause each Person identified on Section 3.22 of the Docent Schedules who has not previously delivered an Affiliate Agreement to Newco to deliver to Newco not less than thirty (30) calendar days prior to the Effective Time, an Affiliate Agreement.

5.16 Rights Plans.

(a) Docent Rights Plan. The Board of Directors of Docent shall take all action to the extent necessary (including amending the Docent Rights Agreement) in order to render the Docent Rights inapplicable to the Docent Merger, the Click2learn Merger, the Docent Voting Agreements and the other transactions contemplated by this Agreement. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII hereof or the Effective Time, the Board of Directors of Docent shall not (except in connection with the foregoing sentence), without the prior written consent of Docent, (i) amend or modify the Docent Rights Agreement or (ii) take any action with respect to, or make any determination under, the Docent Rights Agreement, including a redemption of the Docent Rights, in each case in order to facilitate any Acquisition Proposal with respect to Docent; provided, however, that notwithstanding anything to the contrary in this Agreement, the Board of Directors of Docent may (i) amend the Docent Rights Agreement solely for the purpose of extending the distribution date thereunder to that time immediately prior to the consummation of an unsolicited exchange or tender offer by a third party, (ii) take any action in connection with the Docent Rights Agreement that is required by order of a court of competent jurisdiction or (iii) amend, modify or terminate the Docent Rights Agreement if (A) a Docent

Acquisition Proposal is made to Docent and is not withdrawn, (B) such Acquisition Proposal constitutes a Docent Superior Offer, (C) neither Docent nor any of its representatives shall have violated restrictions set forth in Section 5.4(b) in connection with such Docent Acquisition Proposal, and (D) the Board of Directors of Docent concludes in good faith, after consultation with its outside counsel, that in light of such Docent Superior Offer, such amendment, modification or termination is required in order for the Docent Board of Directors to comply with its fiduciary duties to Docent’s stockholders under applicable law.

(b) Newco Rights Plan. Subject to the fiduciary duties of the Newco Board of Directors under applicable law, prior to the Effective Time, the Newco Board of Directors shall take all such action as is necessary to declare, as of the Effective Time, a dividend of one (1) preferred share purchase right (a “Newco Right”) for each outstanding share of Newco Common Stock. The description and terms of the Newco Rights shall be set forth in a rights agreement (the “Newco Rights Agreement”) to be entered into between Newco and a rights agent selected by the Newco Board of Directors. The terms and provisions of the Holdco Rights Agreement shall be in the form agreed to by the Newco Board of Directors.

5.17 Governance Matters.

(a) Board of Directors. The Board of Directors of Newco will take all actions within its power to cause the Board of Directors of Newco, effective upon the Effective Time, to consist of eight (8) directors, four (4) of whom shall have served on the Board of Directors of Docent immediately prior to the Effective Time (or, if fewer than four (4) of the current members of the Board of Directors of Docent are available or willing to serve as a director of Newco after the Effective Time, such replacement directors as may be nominated by the remaining directors of Docent) (the “Docent Designees”), and four (4) of whom shall have served on the Board of Directors of Click2learn immediately prior to the Effective Time (or, if fewer than four (4) of the current members of the Board of Directors of Click2learn are available or willing to serve as a director of Newco after the Effective Time, such replacement directors as may be nominated by the remaining directors of Newco) (the “Click2learn Designees”). Notwithstanding any of the foregoing, R. Andrew Eckert shall be one of the Docent Designees and Kevin Oakes shall be one of the Click2learn Designees at the Effective Time.

(b) Board Committees. The Board of Directors of Newco will take all actions within its power to cause the Board of Directors of Newco, effective upon the Effective Time, to create an Audit Committee, a Compensation Committee and a Nominating/Governance Committee, and such other committees of the Board of Directors as the Newco Board of Directors may determine following the Effective Time.

(c) Executive Officers. The Board of Directors of Newco will take all actions within its power to cause, effective upon the Effective Time, to appoint appropriate individuals as the officers of Newco.

5.18 Section 16 Matters. Prior to the Effective Time, Click2learn, Docent and Newco shall take all such steps as may be required to cause any dispositions of Click2learn Common Stock (including derivative securities), Docent Common Stock (including derivative securities) or acquisitions of Newco Common Stock (including derivative securities) and Newco Options resulting from the transactions contemplated by Article I or Article II hereof by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Click2learn and Docent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.19 Notification Regarding Key Employees. Prior to the Effective Time, each of Click2learn and Docent shall notify the other party within two (2) business days if (a) any (i) Section 16 officer, (ii) software developer, or (iii) a Vice President of Sales in the case of Docent or a Regional Director in the case of Click2learn shall cease to be employed by Click2learn or Docent, or (b) Click2learn or Docent becomes aware that any Key Employee intends to terminate such Key Employee’s employment with Click2learn or Docent or Newco prior to the Effective Time or within six (6) months following the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived, in writing, by Click2learn and Docent together:

(a) Stockholder Approval. This Agreement shall have been approved and adopted, and the Mergers shall have been duly approved, by the requisite vote under applicable law by the stockholders of Click2learn and Docent.

(b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened in writing by the SEC.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

(d) Tax Opinions. Docent and Click2learn shall each have received written opinions from their counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Perkins Coie LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code and/or qualify as a tax-free exchange under Section 351 of the Code, and such opinions shall not have been withdrawn. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

(e) Nasdaq Listing. The shares of Newco Common Stock to be issued in the Mergers and the Newco Reserved Shares shall have been authorized for quotation on the Nasdaq National Market upon official notice of issuance.

6.2 Additional Conditions to Obligations of Click2learn. The obligation of Click2learn to consummate and effect the Click2learn Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Click2learn:

(a) Representations and Warranties. The representations and warranties of Docent contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2 and 3.3) where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on Docent. Click2learn shall have received a certificate with respect to the foregoing signed on behalf of Docent by the Chief Executive Officer and the Chief Financial Officer of Docent; and

(b) Agreements and Covenants. Docent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Click2learn shall have received a certificate to such effect signed on behalf of Docent by the Chief Executive Officer and the Chief Financial Officer of Docent.

6.3 Additional Conditions to the Obligations of Docent. The obligations of Docent to consummate and effect the Docent Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Docent:

(a) Representations and Warranties. The representations and warranties of Click2learn contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement, on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2 and 2.3) where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on Click2learn. Docent shall have received a certificate with respect to the foregoing signed on behalf of Click2learn by the President and the Chief Financial Officer of Click2learn; and

(b) Agreements and Covenants. Click2learn shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Docent shall have received a certificate to such effect signed on behalf of Click2learn by the President and the Chief Financial Officer of Click2learn.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of Docent or Click2learn:

(a) by mutual written consent duly authorized by the boards of directors of Docent and Click2learn;

(b) by either Click2learn or Docent if the Mergers shall not have been consummated by April 20, 2004; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Click2learn or Docent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree or ruling is final and nonappealable;

(d) by either Click2learn or Docent if the required approvals of the stockholders of Click2learn or the stockholders of Docent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(e) by Click2learn, upon a breach of any representation, warranty, covenant or agreement on the part of Docent set forth in this Agreement, or if any representation or warranty of Docent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Docent’s representations and warranties or breach by Docent is curable by Docent within the earlier of thirty (30) days or the date set forth in Section 7.1(b) through the exercise of its commercially reasonable efforts, then Click2learn may not terminate this Agreement under this Section 7.1(e) until the earlier of thirty (30) days or such fewer number of days before the date set forth in Section 7.1(b) after delivery of written notice from Click2learn to Docent of such breach, provided Docent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Click2learn may not terminate this Agreement pursuant to this paragraph (e) if such breach by Docent is cured during such period);

(f) by Docent, upon a breach of any representation, warranty, covenant or agreement on the part of Click2learn set forth in this Agreement, or if any representation or warranty of Click2learn shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Click2learn’s representations and warranties or breach by Click2learn is curable by Click2learn within the earlier of thirty (30) days or the date set forth in Section 7.1(b) through the exercise of its commercially reasonable efforts, then Docent may not terminate this Agreement under this Section 7.1(f) until the earlier of thirty (30) days or such fewer number of days before the date set forth in Section 7.1(b) after delivery of written notice from Docent to Click2learn of such breach, provided Click2learn continues to exercise commercially reasonable efforts to cure such breach (it being understood that Docent may not terminate this Agreement pursuant to this paragraph (f) if such breach by Click2learn is cured during such period);

(g) by Click2learn if a Click2learn Triggering Event (as defined below) shall have occurred; or

(h) by Docent if a Docent Triggering Event (as defined below) shall have occurred.

For the purposes of this Agreement, a “Click2learn Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Docent or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Click2learn its recommendation in favor of the adoption and approval of the Agreement or the approval of the Docent Merger; (ii) Docent shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Docent in favor of the adoption and approval of the Agreement and the approval of the Docent Merger; (iii) the Board of Directors of Docent fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Docent Merger within ten (10) business days after Click2learn requests in writing that such recommendation be reaffirmed at any time following the announcement of a Docent Acquisition Proposal; (iv) the Board of Directors of Docent or any committee thereof shall have approved or recommended any Docent Acquisition Proposal; (v) Docent shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Docent Acquisition Proposal; (vi) a tender or exchange offer relating to securities of Docent shall have been commenced by a person unaffiliated with Click2learn and Docent shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Docent recommends rejection of such tender or exchange offer; or (vii) Docent shall have failed to comply in any material respect with the provisions of Section 5.4(b) of this Agreement.

For the purposes of this Agreement, a “Docent Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Click2learn or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Docent its recommendation in favor of the adoption and approval of the Agreement or the approval of the Click2learn Merger; (ii) Click2learn shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Click2learn in favor of the adoption and approval of the Agreement and the approval of the Click2learn Merger; (iii) the Board of Directors of Click2learn fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Click2learn Merger within ten (10) business days after Docent requests in writing that such recommendation be reaffirmed at any time following the announcement of a Click2learn Acquisition Proposal; (iv) the Board of Directors of Click2learn or any committee thereof shall have approved or recommended any Click2learn Acquisition Proposal; (v) Click2learn shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Click2learn Acquisition Proposal; (vi) a tender or exchange offer relating to securities of Click2learn shall have been commenced by a person unaffiliated with Docent and Click2learn shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Click2learn recommends rejection of such tender or exchange offer; or (vii) Click2learn shall have failed to comply in any material respect with the provisions of Section 5.4(a) of this Agreement.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be contemplated by Section 7.1(e) and 7.1(f)). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.3(b), this Section 7.2, Section 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of, or fraud in connection with, this Agreement.

7.3 Fees and expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated; provided, however, that Docent and Click2learn shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

(b) Click2learn Payments.

(i) Click2learn shall pay to Docent in immediately available funds, within two (2) business days after demand by Docent, an amount equal to $2,500,000 (the “Click2learn Termination Fee”) if this Agreement is terminated by Docent pursuant to Section 7.1(h).

(ii) Click2learn shall pay Docent in immediately available funds, within two (2) business days after demand by Docent, an amount equal to the Click2learn Termination Fee, if this Agreement is terminated pursuant to Section 7.1(b) or pursuant to Section 7.1(d) as a result of Click2learn’s failure to obtain the required approvals of the stockholders of Click2learn and either of the following shall have occurred:

(1) following the date hereof and prior to the termination of this Agreement, a third party has publicly announced a Click2learn Acquisition Proposal and within twelve (12) months following the termination of this Agreement a Click2learn Acquisition (as defined below) is consummated; or

(2) if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced a Click2learn Acquisition Proposal and within twelve (12) months following the termination of this Agreement Click2learn enters into an agreement or letter of intent providing for a Click2learn Acquisition.

(iii) Click2learn acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Docent would not enter into this Agreement; accordingly, if Click2learn fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Docent makes a claim that results in a judgment against Click2learn for the amounts set forth in this Section 7.3(b), Click2learn shall pay to Docent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, “Click2learn Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Click2learn pursuant to which the stockholders of Click2learn immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Click2learn of assets representing in excess of 40% of the aggregate fair market value of Click2learn’s business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Click2learn), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Click2learn immediately after such issuance.

(c) Docent Payments.

(i) Docent shall pay to Click2learn in immediately available funds, within two (2) business days after demand by Click2learn, an amount equal to $2,500,000 (the “Docent Termination Fee”) if this Agreement is terminated by Click2learn pursuant to Section 7.1(g).

(ii) Docent shall pay Click2learn in immediately available funds, within two (2) business days after demand by Click2learn, an amount equal to the Docent Termination Fee, if this Agreement is terminated by Click2learn or Docent, as applicable, pursuant to Section 7.1(b) or Section 7.1(d) as a result of Docent’s failure to obtain the required approvals of the stockholders of Docent and any of the following shall occur:

(1) if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced a Docent Acquisition Proposal and within twelve (12) months following the termination of this Agreement a Docent Acquisition (as defined below) is consummated; or

(2) if following the date hereof and prior to the termination of this Agreement, a third party has announced a Docent Acquisition Proposal and within twelve (12) months following the termination of this Agreement Docent enters into an agreement or letter of intent providing for a Docent Acquisition.

(iii) Docent acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Click2learn would not enter into this Agreement; accordingly, if Docent fails to pay in a timely manner the amounts due pursuant to this Section 7.3(c) and, in order to obtain such payment, Click2learn makes a claim that results in a judgment against Docent for the amounts set forth in this Section 7.3(c), Docent shall pay to Click2learn its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, “Docent Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Docent pursuant to which the stockholders of Docent immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Docent of assets representing in excess of 40% of the aggregate fair market value of Docent’s business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Docent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Docent immediately after such issuance.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Click2learn Common Stock” means the Common Stock, par value $0.01 per share, of Click2learn.

(b) “Click2learn ESPP” means the Click2learn 1999 Employee Stock Purchase Plan.

(c) “Click2learn Options” means any and all options, warrants and other rights to acquire Click2learn Common Stock, whether issued under any of the Click2learn Option Plans or otherwise.

(d) “Click2learn Option Plans” means, collectively, the Click2learn 1995 Combined Incentive and Nonqualified Stock Option Plan, 1998 Directors Stock Option Plan and 1998 Equity Incentive Plan and the Intelliprep Technologies, Inc. 2000 Equity Incentive Plan.

(e) “Click2learn Warrants” means the warrants to purchase Click2learn Common Stock set forth in Section 2.2 of the Click2learn Schedules.

(f) “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, arrangement, understanding or undertaking of any kind or nature.

(g) “DGCL” means the General Corporation Law of the State of Delaware, or any successor statute thereto.

(h) “Docent Common Stock” means the Common Stock, par value $0.001 per share, of Docent, together with the associated Rights attached thereto pursuant to the Docent Rights Agreement.

(i) “Docent ESPP” means the Docent 2000 Employee Stock Purchase Plan

(j) “Docent Options” means any and all options, warrants and other rights to acquire Docent Common Stock, whether issued under any of the Docent Option Plans or otherwise, except for any rights to acquire Docent Common Stock under the Docent ESPP.

(k) “Docent Option Plans” means, collectively, the Docent 1997 Stock Option Plan and 2000 Omnibus Equity Incentive Plan.

(l) “Docent Rights Agreement” means that certain Rights Agreement, dated as of January 28, 2003, by and between Docent and Computershare Trust Company.

(m) “Docent Warrants” means the warrants to purchase Docent Common Stock set forth in Section 3.2 of the Docent Schedules.

(n) “Exchange Fund” means all shares of Newco Common Stock and cash deposited with the Exchange Agent pursuant to the terms of Article I hereof.

(o) “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(p) “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is (i) materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its Subsidiaries taken as a whole or (ii) would materially impede the ability of such party to consummate the transaction contemplated by this Agreement; provided, however, that for purposes of subsection (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect of such entity: (A) a decrease in such entity’s stock price or the failure to meet or exceed Wall Street research analysts’ earnings or other estimates or projections in and of itself constitute a Material Adverse Effect or (B) any change, event, violation, inaccuracy, circumstance or effect that results from (x) the public announcement or pendency of the transactions contemplated hereby, (y) changes affecting the software industry generally or (z) changes affecting the United States economy generally.

(q) “Newco Common Stock” means the Common Stock, par value $0.001 per share, of Newco, together with the associated Rights attached thereto pursuant to the Newco Rights Agreement.

(r) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental authority.

(s) “Subsidiary” when used with reference to a party hereto, means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(t) “Surviving Corporations” means, in the case of the Docent Merger, Docent as the surviving corporation of the Docent Merger, and in the case of the Click2learn Merger, Click2learn as the surviving corporation of the Click2learn Merger.

(u) The following capitalized terms and phrases shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term or phrase below:

Term/Phrase	Section
Affiliate Agreement	5.15(a)
Agreement	Introduction
COBRA	2.12(d)
Certificates	1.11(c)
Certificates of Merger	1.3
Click2learn	Introduction
Click2learn Acquisition	7.3(b)(iii)
Click2learn Acquisition Proposal	5.4(a)(ii)
Click2learn Acquisition Transaction	5.4(a)(ii)
Click2learn Balance Sheet	2.5(b)
Click2learn Certificate of Merger	1.3
Click2learn Contract	2.16
Click2learn Designees	5.17(a)
Click2learn Employee	2.12(a)
Click2learn Exchange Ratio	1.10(b)
Click2learn Facilities	2.13(b)
Click2learn Financials	2.5(b)
Click2learn Intellectual Property	2.8
Click2learn International Employee Plan	2.12(h)
Click2learn Leases	2.13(b)
Click2learn Material Subsidiary(ies)	2.1(a)
Click2learn Merger	Recitals

Term/Phrase	Section
Click2learn Merger Sub	Introduction
Click2learn Plans	2.12(a)
Click2learn Permits	2.9(b)
Click2learn Purchase Plan Options	5.10(b)(ii)
Click2learn Registered Intellectual Property	2.8
Click2learn SEC Reports	2.5(a)
Click2learn Schedules	Article II
Click2learn Stockholders’ Meeting	2.17
Click2learn Superior Offer	5.2(b)
Click2learn Termination Fee	7.3(b)(i)
Click2learn Triggering Event	7.1(h)
Click2learn Voting Agreements	Recitals
Closing	1.4
Closing Date	1.4
Code	Recitals
Confidentiality Agreement	5.3(b)
Docent	Introduction
Docent Affiliate	3.12(a)
Docent Acquisition	7.3(c)(iii)
Docent Acquisition Proposal	5.4(b)(ii)
Docent Acquisition Transaction	5.4(b)(ii)
Docent Certificate of Merger	1.2
Docent Contract	3.16(k)
Docent Designees	5.17(a)
Docent ESPP Date	5.10(a)(ii)
Docent Employee	3.12(a)
Docent Exchange Ratio	1.9(b)
Docent Facilities	3.13(b)
Docent Financials	3.5(b)
Docent International Employee Plan	3.12(h)
Docent Intellectual Property	3.8
Docent Leases	3.13(b)
Docent Material Subsidiary(ies)	3.1(a)
Docent Merger	Recitals
Docent Merger Sub	Introduction
Docent Permits	3.9(b)
Docent Plans	3.12(a)
Docent Purchase Plan Options	5.10(a)(ii)
Docent Registered Intellectual Property	3.8
Docent Rights	3.2
Docent SEC Reports	3.5(a)
Docent Schedules	Article III
Docent Stockholders’ Meeting	2.17
Docent Superior Offer	5.2(c)
Docent Termination Fee	7.3(c)(i)
Docent Triggering Event	7.1(h)
Docent Voting Agreements	Recitals
ERISA	2.12(a)
Effective Time	1.1(a)
Environmental Laws	2.14(b)
Exchange Act	2.4(b)

Term/Phrase	Section
Exchange Agent	1.11(a)
Form S-8	5.10(c)(iii)
GAAP	2.5(b)
Governmental Entity	2.4(b)
HSR Act	2.4(b)
Hazardous Materials	2.14(b)
IRS	2.12(b)
Indemnified Parties	5.12(a)
Insured Parties	5.12(b)
Liens	2.7(b)(x)
Mergers	Recitals
Newco	Introduction
Newco Certificate of Incorporation	1.1(a)
Newco Plans	5.10(c)(ii)
Newco Reserved Shares	5.14
Newco Right	5.16(b)
Newco Rights Agreement	5.16(b)
Other Filings	5.1(a)
Proxy Statement	2.17
Registered Intellectual Property	2.8
Registration Statement	2.4(b)
Returns	2.7(b)(i)
SEC	2.4(b)
Sarbanes-Oxley Act	2.5(d)
Securities Act	2.4(b)
Tax(es)	2.7(a)

8.2 Non-Survival of Representations and Warranties. The representations and warranties of Click2learn and Docent contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Docent, to:

Docent, Inc.

2444 Charleston Road

Mountain View, CA 94043

Attention: R. Andrew Eckert, President and Chief Executive Officer

Fax No.: (650) 962-0378

with copies to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Page Mailliard

Fax No.: (650) 493-6811

and to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

Spear Street Tower, Suite 3300

One Market

San Francisco, CA 94105

Attention: Steve L. Camahort

Fax No.: (415) 947-2099

(b)	if to Click2learn, to:

Click2learn, Inc.

110-110th Avenue NE

Suite 700

Bellevue, WA 98004-5840

Attention: Kevin Oakes, Chairman and Chief Executive Officer

Fax No.: (425) 637-1508

with a copy to:

Perkins Coie

1201 Third Avenue, Suite 4800

Seattle, WA 98101-3099

Attention: Scott L. Gelband

Eric A. DeJong

Fax No.: (206) 359-9000

8.4 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means, with respect to any matter in question, that the executive officers of Click2learn or Docent, as the case may be, have actual knowledge of such matter.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.6 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Click2learn Schedules and the Docent Schedules, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Section 5.12 herein.

8.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.9 Governing Law; Forum Selection.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.

8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12 Waiver of Jury Trial. EACH OF NEWCO, DOCENT AND CLICK2LEARN HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NEWCO, DOCENT OR CLICK2LEARN IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.13 Time is of the Essence. The parties hereby agree that time is of the essence in connection with this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

DOCENT, INC.

By:	/s/ R. ANDREW ECKERT
Name: R. Andrew Eckert
Title: President and Chief Executive Officer

CLICK2LEARN, INC.

By:	/s/ KEVIN OAKES
Name: Kevin Oakes
Title: President, Chief Executive Officer and Chairman of the Board

HOCKEY MERGER CORPORATION

By:	/s/ R. ANDREW ECKERT
Name: R. Andrew Eckert
Title: Chief Executive Officer

DEVIL ACQUISITION CORPORATION

By:	/s/ R. ANDREW ECKERT
Name: R. Andrew Eckert
Title: Chief Executive Officer

CANUCK ACQUISITION CORPORATION

By:	/s/ KEVIN OAKES
Name: Kevin Oakes
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the “Amendment”) is made and entered into as of November 13, 2003 and amends that certain Agreement and Plan of Reorganization (the “Agreement”), dated October 20, 2003 among Docent, Inc., a Delaware corporation (“Docent”), Click2learn, Inc. a Delaware corporation (“Click2learn”), Hockey Merger Corporation, a Delaware corporation (“Newco”), Devil Acquisition Corporation, a Delaware corporation (“Docent Merger Sub”), and Canuck Acquisition Corporation, a Delaware corporation (“Click2learn Merger Sub”).

RECITALS

A. The parties to the Agreement intended to provide that at the Effective Time (as defined in the Agreement), Newco would assume the Click2learn ESPP (as defined in the Agreement) without applying the Click2learn Exchange Ratio (as defined in the Agreement) to the shares reserved for issuance under the Click2learn ESPP such that the aggregate number of shares of Newco common stock available for issuance under the ESPP would be identical to that number of shares of Click2learn common stock reserved for issuance thereunder prior to the Effective Time.

B. Section 5.10(b)(ii) of the Agreement mistakenly states that Newco will assume the Click2learn ESPP, and that the shares reserved for issuance under the Click2learn ESPP will be adjusted by applying the Click2learn Exchange Ratio.

C. Section 7.4 of the Agreement allows the parties thereto to amend the Agreement at any time by execution of an instrument in writing signed on behalf of each of the parties thereto.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. All capitalized terms used herein that are not otherwise defined in the Amendment shall have the same meanings as those ascribed in the Agreement. Except as specifically provided for in this Amendment, all of the terms and conditions of the Agreement and each of the other documents related to the Agreement shall remain in full force and effect.

2. Section 5.10(b)(ii) shall be amended and restated in its entirety to read:

“(b) At the Effective Time, Newco shall assume the Click2learn ESPP and each outstanding purchase right held by Click2learn Employees who are then participating in the Click2learn ESPP (the “Click2learn Purchase Plan Options”). Each Click2learn Purchase Plan Option so assumed by Newco shall continue to have, and be subject to, the same terms and conditions set forth in the Click2learn ESPP, except that the shares of Click2learn Common Stock reserved for issuance under such assumed Click2learn Purchase Plan Option shall be converted into shares of Newco Common Stock based on the Click2learn Exchange Ratio and, for purposes of determining at what price Newco Common Stock will be purchased under such assumed Click2learn Purchase Plan Option, the fair market value per share of Click2learn Common Stock at the beginning of each offering period in effect as of the Effective Time shall be equal to the fair market value per share of the Click2learn Common Stock at the beginning of each such offering period divided by the Click2learn Exchange Ratio, rounded up to the nearest whole cent. Click2learn, Docent and Newco shall take all action that may be necessary (under the Click2learn ESPP and otherwise) to effectuate the provisions of this Section 5.10(b)(ii) and to ensure that, from and after the Effective Time, holders of Click2learn Purchase Plan Options have no rights with respect to the Click2learn ESPP that are inconsistent with this Section 5.10(b)(ii) after the Effective Time. Notwithstanding anything to the contrary, the aggregate number of shares of Newco Common Stock reserved for issuance under the Click2learn ESPP at the Effective Time shall be the same as the aggregate number of shares of Click2learn Common Stock reserved for issuance thereunder immediately prior to the Effective Time without adjustment for the Click2learn Exchange Ratio.”

3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

4. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

DOCENT, INC.

By:	/s/ R. ANDREW ECKERT
Name: R. Andrew Eckert
Title: President and CEO

CLICK2LEARN, INC.

By:	/s/ KEVIN OAKES
Name: Kevin Oakes
Title: President, Chief Executive Officer and Chairman of the Board

HOCKEY MERGER CORPORATION

By:	/s/ R. ANDREW ECKERT
Name: R. Andrew Eckert
Title: CEO

DEVIL ACQUISITION CORPORATION

By:	/s/ R. ANDREW ECKERT
Name: R. Andrew Eckert
Title: CEO

CANUCK ACQUISITION CORPORATION

By:	/s/ KEVIN OAKES
Name: Kevin Oakes
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Annex B

[CRAIG-HALLUM CAPITAL GROUP LLC LETTERHEAD]

October 20, 2003

The Board of Directors

Click2learn, Inc.

110-110th Avenue NE

Bellevue, WA 98004

Members of the Board:

We understand that Click2learn, Inc., a Delaware corporation (the “Company”), Docent Inc., a Delaware corporation (Docent), Hockey Merger Corporation, a Delaware corporation (“NEWCO”), Canuck Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of NEWCO (“Canuck Merger Sub”) and Devil Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of NEWCO (“Devil Merger Sub”), propose to enter into an Agreement and Plan of Reorganization dated as of October 20, 2003 (the “Merger Agreement”) whereby Canuck Merger Sub will merge with and into the Company and Devil Merger Sub will merge with and into Docent. Upon consummation of these transactions, the Company and Docent will each become a wholly owned subsidiary of NEWCO. Under the terms set forth in the Merger Agreement, each issued and outstanding shares of common stock of the Company (other than shares held in the treasury of Docent), as of the Effective Time (as that term is defined in the Merger Agreement), shall be converted into the right to receive .4144 shares of NEWCO common stock (the “Exchange Ratio”). In addition, each issued and outstanding share of common stock of Docent (other than the shares held in the treasury of Docent) as of the Effective Time shall be converted into the right to receive .9525 shares of NEWCO common stock.

You have requested our opinion as investment bankers as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of common stock of the Company pursuant to the terms of the Merger Agreement.

In conducting our analysis and rendering our opinion as expressed herein, we have reviewed and considered such financial and other factors as we have deemed appropriate under the circumstances including, among other things, the following:

1.	the Merger Agreement;

2.	publicly available financial statements and other information of the Company and Docent;

3.	certain internal financial statements and other historical financial and operating data concerning the Company prepared by the management of the Company;

4.	certain internal financial statements and other historical financial and operating data concerning Docent prepared by the management of Docent;

5.	certain financial projections prepared by the respective managements of the Company and Docent;

6.	past and current business operations and prospects of Docent as provided by senior management of Docent;

7.	past and current business operations and prospects of the Company as provided by senior management of the Company;

8.	certain strategic, financial and operational benefits expected by the respective senior managements of Docent and the Company to be derived from the Merger;

9.	the potential pro-forma impact of the transactions contemplated under the Merger Agreement on, among other things, NEWCO’S earnings per share, cash flow, consolidated capitalization and financial ratios;

10.	information prepared by the members of the respective senior management teams of the Company and Docent relating to the relative contributions of the Company and Docent to the combined company;

11.	the reported prices and trading activity for the Company’s common stock and Docent’s common stock;

12.	the financial performance, the price and trading activity for the equity securities of certain other publicly-traded companies with businesses we consider relevant to our inquiry; and

13.	the financial terms of certain business combinations to the extent publicly available involving companies with businesses we consider relevant to our inquiry.

For purposes of rendering this opinion and based on your direction and with your consent, we have assumed that, in all respects material to our analysis, the representations and warranties of the Company contained in the Merger Agreement are true and correct, NEWCO, the Company and Docent will each perform all of the covenants and agreements to be performed by each of them under the Merger Agreement, and all of the conditions to the obligations of the Company to consummate the transactions contemplated under the Merger Agreement will be satisfied without any waiver thereof.

In our review and analysis and in rendering this opinion, we have, with your permission, assumed and relied upon the accuracy and completeness of all information provided to us by the respective managements of the Company and Docent, as well as publicly available information, and have not verified such information. We have relied upon the assurances of the managements of the Company and Docent that they are not aware of any facts that would make such information inaccurate or misleading. With respect to financial forecasts that we received from the respective managements of the Company and Docent, as well as information relating to certain strategies, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the future financial condition and performance of the Company and Docent, and NEWCO, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without material modification or waiver, including among other things that the Merger will constitute a tax-free reorganization. We have not performed an independent evaluation or appraisal of any of the respective properties, assets or liabilities (contingent or otherwise) of the Company or Docent and we have not been furnished with any such valuations or appraisals. We made no independent investigations of any legal matters affecting the Company or Docent and assumed the correctness of all legal advice given to the Board of Directors of the Company by its counsel. We express no opinion herein as to the price at which the Company’s or Docent’s common stock may actually trade.

In arriving at our opinion as expressed herein, we were not authorized to solicit, and did not solicit, interest from any party with respect to a business combination or other extraordinary transaction, involving the Company nor did we negotiate with any party other than Docent in connection with such a business combination or other extraordinary transaction. Our opinion as expressed herein does not address the Company’s underlying business decision to effect the Company Merger.

It is understood that this opinion is for the use and benefit of the Board of Directors of the Company as one element in its consideration of the transactions contemplated under the Merger Agreement. This letter shall not be published or otherwise used and no public references to Craig-Hallum Capital Group LLC shall be made without our prior written consent, which consent shall not be unreasonably withheld; provided, however, that this letter may be included in its entirety in the proxy statement submitted to the stockholders of the Company. Our opinion is, in any event, limited to the fairness, from a financial point of view, to the holders of the Company’s common stock, of the Exchange Ratio pursuant to the Merger Agreement. Events occurring after the date hereof may materially affect the assumptions used in preparing this opinion. It understood and agreed that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Craig-Hallum Capital Group LLC, as part of its securities and investment banking business, is regularly engaged in the valuation of businesses and their securities, in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of the Company and will receive a fee from the Company for our services. In the past Craig-Hallum Capital Group LLC has provided financial advisory and financing services for the Company and has received fees for the rendering of those services.

Without limiting the foregoing, our opinion does not constitute a recommendation to any Board member or stockholder of the Company as to how any such Board member or stockholder should vote with respect to the proposed Company Merger.

Our opinion, as set forth herein, relates to the relative values of the Company and Docent. We are not expressing any opinion as to what the value of NEWCO shares will be when issued in the Merger or the price at which NEWCO shares will trade or otherwise be transferable subsequent to the Merger. We were not requested to consider, and our opinion does not constitute a recommendation, of the relative merits of the Company Merger as compared to any alternative business strategies or transactions that might be available for the Company.

Based upon and subject to the foregoing, it is our opinion as investment bankers that as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company’s common stock.

Very truly yours,

/s/    LOREN UNTERSEHER

CRAIG-HALLUM CAPITAL GROUP LLC

Annex C

C.E. UNTERBERG, TOWBIN

FOUR EMBARCADERO CENTER

SUITE 580

SAN FRANCISCO, CALIFORNIA 94111

(415) 659-2222    FAX (415) 659-2229

October 20, 2003

Board of Directors

Docent, Inc.

2444 Charleston Road

Mountain View, CA 94043

Members of the Board:

We understand that Click2learn, Inc. (“Click2learn”), and Docent, Inc. (“Docent”) propose to enter into an Agreement and Plan of Reorganization to be dated the date hereof (the “Agreement”) which will provide for a business combination of Click2learn and Docent. Docent and Click2learn have organized Hockey Merger Corporation (“Newco”), and caused Newco to organize two newly formed, wholly owned subsidiaries of Newco, Docent Acquisition Corporation (“Docent Merger Sub”) and Click2learn Acquisition Corporation (“Click2learn Merger Sub”), for the purpose of effecting the transactions. Docent Merger Sub will be merged with and into Docent, the separate corporate existence of Docent Merger Sub will thereupon cease and Docent will continue as the surviving corporation and a wholly owned subsidiary of Newco (the “Docent Merger”) and Click2learn Merger Sub will be merged with and into Click2learn, the separate corporate existence of Click2learn Merger Sub will thereupon cease and Click2learn will continue as the surviving corporation and a wholly owned subsidiary of Newco (the “Click2learn Merger”). The Docent Merger and Click2learn Merger are collectively referred to as the “Mergers.” Under the terms set forth in the Agreement, at the effective time of the Mergers (the “Effective Time”), (i) each share of common stock of Docent (“Docent Common Stock”), issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive 0.9525 shares (the “Docent Exchange Ratio”) of the common stock of Newco, par value $0.001 per share (“Newco Common Stock’) and (ii) each share of common stock of Click2learn (“Click2learn Common Stock”), issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive 0.4144 shares (the “Click2learn Exchange Ratio”) of Newco Common Stock. The terms and conditions of the Mergers are set out more fully in the Agreement.

You have asked us whether, in our opinion, the Docent Exchange Ratio is fair from a financial point of view and as of the date hereof to the holders of the outstanding shares of Docent Common Stock.

For purposes of this opinion we have, among other things:

(i)	reviewed certain publicly available financial statements and other business and financial information of Click2learn and Docent;

(ii)	reviewed certain internal financial statements, forecasts and other financial and operating data concerning Click2learn and Docent prepared by the managements of Click2learn and Docent, respectively;

(iii)	reviewed with the management of Click2learn certain publicly available estimates of research analysts relating to Click2learn;

(iv)	held discussions with the respective managements of Click2learn and Docent concerning the businesses, past and current operations, financial conditions and future prospects of both Click2learn

Board of Directors

Docent, Inc.

October 20, 2003

and Docent, independently and combined, including discussions with the managements of Click2learn and Docent concerning synergies that are expected to result from the Mergers as well as their views regarding the strategic rationale for the Mergers;

(v)	reviewed the financial terms and conditions set forth in the last draft of the Agreement reviewed by us;

(vi)	reviewed the stock prices and trading histories of Click2learn Common Stock and Docent Common Stock;

(vii)	compared the financial terms of the Mergers with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

(viii)	preformed a pro forma merger analysis of the combined entity;

(ix)	prepared an analysis of the relative contributions of Click2learn and Docent to Newco;

(x)	prepared an analysis of the stock price performance of Click2learn Common Stock and Docent Common Stock with that of certain other publicly traded companies comparable with Click2learn and Docent respectively and the NASDAQ composite index;

(xi)	participated in discussions and negotiations among representatives of Click2learn and Docent and their financial and legal advisors; and

(xii)	made such other studies and inquiries, and reviewed such other date, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us verbally or otherwise discussed with us by the managements of Click2learn and Docent) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information.

Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Click2learn or Docent, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefore) for each of Click2learn and Docent that we have reviewed, upon the advice of the managements of Click2learn and Docent, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of Click2learn and Docent, respectively.

We have assumed that the Mergers will be consummated upon the terms set forth in the last draft of the Agreement reviewed by us without material alteration thereof or waiver of any material terms thereof, including, among other things, that the Mergers will be treated as a tax-free reorganizations pursuant to the Internal Revenue Code of 1986, as amended. We express no opinion regarding whether the necessary approvals or other conditions to the Mergers will be obtained or satisfied and assume that obtaining any necessary regulatory approvals or third party consents will not have an adverse effect on the Mergers or any parties thereto. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise

Board of Directors

Docent, Inc.

October 20, 2003

any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to the holders of the outstanding shares of Docent Common Stock of the Docent Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Mergers, (ii) any tax or other consequences that might result from the Mergers or (iii) the value of Newco Common Stock when issued to Click2learn and Docent stockholders pursuant to the Mergers or the price at which shares of Newco Common Stock may be traded in the future.

Our opinion does not address the relative merits of the Mergers and the other business strategies that Docent’s Board of Directors has considered or may be considering, nor does it address the decision of Docent’s Board of Directors to proceed with the Mergers.

We are acting as financial advisor to Docent in connection with the Mergers and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Mergers. We may in the future provide investment banking and financial services to Newco and its affiliates, for which we would expect to receive compensation. In addition, Docent has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we may trade in Click2learn’s securities, Docent’s securities and Newco’s securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Click2learn’s securities, Docent’s securities or Newco’s securities.

Our opinion expressed herein is provided for the information of the Board of Directors of Docent in connection with its evaluation of the Mergers. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Click2learn or Docent as to how such stockholder should vote, or take any other action, with respect to the Mergers. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent. However, this opinion may be included in its entirety in any filing made by Docent in respect to the Mergers with the Securities and Exchange Commission, provided this opinion is reproduced in full and any description of or reference to us or summary of this opinion and the related analysis is in a form and substance acceptable to us and our counsel.

Based upon and subject to the foregoing considerations, and based upon such other factors as we consider relevant, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Docent Exchange Ratio is fair to the holders of the outstanding shares of Docent Common Stock from a financial point of view.

Very truly yours,

/s/    JOHN C. POLLAK

John C. Pollak

Managing Director

C.E. Unterberg, Towbin

Annex D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

HOCKEY MERGER CORPORATION

Hockey Merger Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.  The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 17, 2003.

B.   Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Amended and Restated Certificate of Incorporation of the corporation.

C.   This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the corporation in accordance with Sections 242 and 245 of the DGCL.

D.   This Amended and Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders of the corporation in accordance with Sections 228, 242 and 245 of the DGCL.

E.  The Certificate of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is         .

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

This corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the corporation is authorized to issue is one hundred five million (105,000,000) shares.

A.  One hundred million (100,000,000) shares shall be Common Stock, having a par value of $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

B.  Five million (5,000,000) shares shall be Preferred Stock, having a par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by the law of the State of Delaware, to fix by resolution or resolutions, and by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to the number of shares, to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The number of directors that constitutes the entire Board of Directors of the corporation shall be determined in the manner set forth in the Bylaws of the corporation. At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first regularly scheduled annual meeting of the stockholders following the Effective Time (as defined in that certain Agreement and Plan of Reorganization, by and among Docent, Inc., Click2learn, Inc., the corporation, Devil Acquisition Corporation and Canuck Acquisition Corporation), the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of any series of Preferred Stock then outstanding, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VII

The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VIII

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

ARTICLE IX

To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Except as provided in Article IX above, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF,          has caused this Amended and Restated Certificate of Incorporation to be signed by the [title] of the corporation on this              day of              2004.

By:
[Name]
[Title]

Annex E

AMENDED AND RESTATED BYLAWS

OF

HOCKEY MERGER CORPORATION

(A DELAWARE CORPORATION)

as adopted on             , 2004

AMENDED AND RESTATED BYLAWS

OF

HOCKEY MERGER CORPORATION

(A DELAWARE CORPORATION)

ARTICLE I

Offices

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be fixed in the corporation’s certificate of incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”).

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

Corporate Seal

Section 3. Corporate Seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal—Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

Stockholders’ Meetings

Section 4. Place Of Meetings. Meetings of the stockholders of the corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors, or, if not so designated, then at the office of the corporation required to be maintained pursuant to Section 2 hereof.

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.

(b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and (ii) the stockholder or a duly authorized representative of such stockholder must be present in person to present such business. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the corporation fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in his capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (b). The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (b), and, if he should so determine, he shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

(c) Only persons who are nominated in accordance with the procedures set forth in this paragraph (c) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (c). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation in accordance with the provisions of paragraph (b) of this Section 5. Such stockholder’s notice shall set forth (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to paragraph (b) of this Section 5. At the request of the Board of Directors, any person nominated by a stockholder for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in the stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this paragraph (c). The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he should so determine, he shall so declare at the meeting, and the defective nomination shall be disregarded.

(d) For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6. Special Meetings. Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, only by (i) the Chairman of the Board of Directors or (ii) the Board of Directors, and shall be held at such place, on such date, and at such time as the Board of Directors, shall fix. Upon the calling of a special meeting, the Secretary shall cause notice to be given in a manner consistent with Section 7 below. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 7. Notice Of Meetings. Except as otherwise provided by law or the Certificate of Incorporation, written notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, date and hour and purpose or purposes of the meeting. Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all action taken by the holders of a majority of the vote cast, excluding abstentions, at any meeting at which a quorum is present shall be valid and binding upon the corporation; provided, however, that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the votes cast, including abstentions, by the holders of shares of such class or classes or series shall be the act of such class or classes or series.

Section 9. Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares casting votes, excluding abstentions. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights; Proxies.

(a) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 11 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the Delaware General Corporate Law (the “DGCL”). Except as may be otherwise provided in the Certificate of Incorporation or these Bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

(b) Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

Section 11. Record Date for Giving Notice; Voting.

In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other such action.

If the Board of Directors does not so fix a record date:

(i) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 12. List Of Stockholders. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where the meeting is to be held. The list shall be produced and kept at the time and place of meeting during the whole time thereof and may be inspected by any stockholder who is present.

Section 13. Action Without Meeting. Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or if a Chief Executive Officer has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

Section 15. Inspector of Elections.

Before any meeting of stockholders, the Board of Directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

(ii) receive votes, ballots or consents;

(iii) hear and determine all challenges and questions in any way arising in connection with the right to vote;

(iv) count and tabulate all votes or consents;

(v) determine when the polls shall close;

(vi) determine the result; and

(vii) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE IV

Directors

Section 16. Number And Term Of Office. Except as otherwise provided in any certificate of designation with respect to any series of Preferred Stock relating to the rights of the holders of such series to elect additional directors under specified circumstances, if any, the authorized number of directors of the corporation shall be determined from time to time exclusively by resolution of the Board of Directors provided the Board of Directors shall consist of at least one member. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 17. Powers. The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 18. Classes Of Directors. Unless otherwise provided in the Certificate of Incorporation and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, if any, the directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first regularly scheduled annual meeting of the stockholders following the Effective Time (as defined in that certain Agreement and Plan of Reorganization, by and among Docent, Inc., Click2learn, Inc., the corporation, Devil Acquisition Corporation and Canuck Acquisition Corporation), the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

Section 19. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of any series of Preferred Stock then outstanding, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 20. Resignation. Any director may resign at any time by delivering his written resignation to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 21. Removal.

Any director may be removed from office by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation entitled to vote at an election of directors (the “Voting Stock”) only for cause. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

Section 22. Meetings.

(a) Regular Meetings. Regular meetings of the Board of Directors shall be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer, the President or any two of the directors.

(c) Telephone Meetings. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice Of Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, at least twenty-four (24) hours before the date and time of the meeting, or sent in writing to each director by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver Of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 23. Quorum And Voting.

(a) Unless the Certificate of Incorporation requires a greater number and except with respect to indemnification questions arising under Section 43 hereof, for which a quorum shall be one-third of the exact number of directors fixed from time to time in accordance with these Bylaws, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with these Bylaws; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 24. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 25. Fees And Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 26. Committees.

(a) Committees. The Board of Directors may, by resolution passed by a majority of the authorized number of directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the corporation.

(b) Term. Each member of a committee of the Board of Directors shall serve a term on the committee coexistent with such member’s term on the Board of Directors. The Board of Directors, subject to the provisions of subsections (a) or (b) of this Bylaw may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(c) Committee Rules. Unless the Board of Directors shall otherwise provide, each committee appointed pursuant to this Section 26 may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these Bylaws.

Section 27. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, an Assistant Secretary directed to do so by the Chairman of the Meeting, shall act as secretary of the meeting.

ARTICLE V

Officers

Section 28. Officers Designated. The Board of Directors shall appoint the officers of the corporation, except such officers appointed in accordance with Section 29(b) below. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Directors. The Board of Directors may also appoint a Vice Chairman of the Board, one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 29. Tenure Of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Subordinate Officers. The Board of Directors may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors, the Chief Executive Officer or the President, as the case may be, may from time to time determine.

Section 30. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 31. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the Chief Executive Officer, President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 32. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

Execution Of Corporate Instruments And Voting Of Securities Owned By The Corporation

Section 33. Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

Unless otherwise specifically determined by the Board of Directors or otherwise required by law, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the corporation, and other corporate instruments or documents requiring the corporate seal, and certificates of shares of stock owned by the corporation, shall be executed, signed or endorsed by the Chairman of the Board of Directors, or the Chief

Executive Officer or the President or any Vice President. All other instruments and documents requiring the corporate signature, but not requiring the corporate seal, may be executed as aforesaid or in such other manner as may be directed by the Board of Directors.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 34. Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

Shares Of Stock

Section 35. Form And Execution Of Certificates. Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law or with respect to this section a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 36. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 37. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 38. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

Other Securities Of The Corporation

Section 39. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 33), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

Dividends

Section 40. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Section 41. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

Fiscal Year

Section 42. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

Indemnification

Section 43. Indemnification Of Directors, Officers, Employees And Other Agents.

(a) Directors and Officers. The corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

(b) Other Officers, Employees and Other Agents. The corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

(c) Expenses. The corporation shall pay the expenses incurred by any officer or director of the corporation, and may pay the expenses incurred by any employee or agent of the corporation, in defending any Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a person in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article XI or otherwise.

(d) Determination; Claim. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

(e) Non-Exclusivity Of Rights. The rights conferred on any person by this Article XI shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

(f) Survival Of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

(h) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(1) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(2) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(3) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(4) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Bylaw.

ARTICLE XII

Notices

Section 44. Notices.

(a) Notice To Stockholders. Whenever, under any provisions of these Bylaws, notice is required to be given to any stockholder, it shall be given in writing personally or by mail, facsimile, telex, telegram or other electronic or wireless means. Notices not personally delivered shall be timely and duly deposited in the United States mail, postage prepaid, and shall be addressed to the stockholder at the address of that stockholder appearing on the books of the corporation or its transfer agent or given by the stockholder to the corporation for the purpose of notice.

(b) Notice To Directors. Any notice required to be given to any director (other than notice of the time and place of any meeting of the Board of Directors or any committee thereof, which may be provided in the manner described in Section 22(e)) may be given by any method stated in subsection (a), or by facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.

(c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Time Notices Deemed Given. All notices given by mail, as above provided, shall be deemed to have been given as at the time of mailing, and all notices given by facsimile, telex, telegram or other electronic or wireless means shall be deemed to have been given as of the sending time recorded at time of transmission.

(e) Methods Of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(f) Failure To Receive Notice. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such stockholder or such director to receive such notice.

(g) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(h) Notice To Person With Undeliverable Address. Whenever notice is required to be given, under any provision of law or the Certificate of Incorporation or Bylaws of the corporation, to any stockholder to whom (i) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities during a twelve-month period, have been mailed addressed to such person at his address as shown on the records of the corporation and have been returned undeliverable, the giving of such notice to such person shall not be required. Any action or meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given. If any such person shall deliver to the corporation a written notice setting forth his then current address, the requirement that notice be given to such person shall be reinstated. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to this paragraph.

ARTICLE XIII

Amendments

Section 45. Amendments. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

ARTICLE XIV

Loans To Officers

Section 46. Loans To Officers. To the extent permitted under applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s bylaws provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant’s bylaws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. The Registrant’s bylaws allow the Registrant to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding within the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions. The Registrant intends to obtain policies of directors’ and officers’ liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

Section 145 of the General Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of October 20, 2003, by and among Click2learn, Inc., Docent, Inc., Hockey Merger Corporation, Devil Acquisition Corporation and Canuck Acquisition Corporation, as amended on November 13, 2003 (incorporated by reference to Annex A to the joint proxy statement/prospectus included in this Registration Statement).

3.1	Certificate of Incorporation of Hockey Merger Corporation.

3.2	Amended and Restated Certificate of Incorporation of Hockey Merger Corporation (incorporated by reference to Annex D to the joint proxy statement/prospectus included in this Registration Statement and to be effective on the completion of the transaction).

3.3	Bylaws of Hockey Merger Corporation.

Exhibit Number		Description
3.4		Amended and Restated Bylaws of Hockey Merger Corporation (incorporated by reference to Annex E to the joint proxy statement/prospectus included in this Registration Statement and to be effective on the completion of the transaction).

5.1	*	Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to the validity of the shares being issued.

8.1	*	Form of opinion of Perkins Coie LLP as to certain tax matters.

8.2	*	Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to certain tax matters.

9.1		Form of Voting Agreement dated as of October 20, 2003 between Click2learn, Inc. and certain stockholders of Docent, Inc.

9.2		Form of Voting Agreement dated as of October 20, 2003 between Docent, Inc. and certain stockholders of Click2learn, Inc.

10.1	*	Hockey Merger Corporation 2004 Equity Incentive Plan

23.1		Consent of KPMG LLP, independent auditors.

23.2		Consent of Ernst & Young LLP, independent auditors.

23.3		Consent of PricewaterhouseCoopers LLP.

23.4	*	Consent of Perkins Coie LLP (included in Exhibit 8.1 hereto).

23.5	*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibits 5.1 and 8.2 hereto).

24.1		Powers of Attorney (contained on signature page).

99.1		Opinion of Craig-Hallum Capital Group LLP (incorporated by reference to Annex B to the joint proxy statement/prospectus included in this Registration Statement).

99.2		Opinion of C.E. Unterberg, Towbin (incorporated by reference to Annex C to the joint proxy statement/prospectus included in this Registration Statement).

99.3		Consent of Craig-Hallum Capital Group LLP (included in Exhibit 99.1).

99.4		Consent of C.E. Unterberg, Towbin.

99.5		Consent of Jack L. Acosta.

99.6		Consent of Donald E. Fowler.

99.7		Consent of Sally Narodick.

99.8		Consent of John Coné.

99.9		Consent of Ali R. Kutay.

99.10		Consent of Vijay Vashee.

*	to be filed by amendment.

Item 22.    Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus: (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mountain View, State of California, on November 13, 2003.

HOCKEY MERGER CORPORATION

By:	/s/ R. ANDREW ECKERT
R. Andrew Eckert Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints R. Andrew Eckert and Kevin Oakes, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any other laws, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 13th day of November, 2003.

Signature	Title

/s/ R. ANDREW ECKERT R. Andrew Eckert	Chief Executive Officer, Director (Principal Executive Officer)

/s/ KEVIN M. OAKES Kevin M. Oakes	President, Director

/s/ NEIL J. LAIRD Neil J. Laird	Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number		Description
2.1		Agreement and Plan of Merger, dated as of October 20, 2003, by and among Click2learn, Inc., Docent, Inc., Hockey Merger Corporation, Devil Acquisition Corporation and Canuck Acquisition Corporation, as amended on November 13, 2003 (incorporated by reference to Annex A to the joint proxy statement/prospectus included in this Registration Statement).

3.1		Certificate of Incorporation of Hockey Merger Corporation.

3.2		Amended and Restated Certificate of Incorporation of Hockey Merger Corporation (incorporated by reference to Annex D to the joint proxy statement/prospectus included in this Registration Statement and to be effective on the completion of the transaction).

3.3		Bylaws of Hockey Merger Corporation.

3.4		Amended and Restated Bylaws of Hockey Merger Corporation (incorporated by reference to Annex E to the joint proxy statement/prospectus included in this Registration Statement and to be effective on the completion of the transaction).

5.1	*	Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to the validity of the shares being issued.

8.1	*	Form of opinion of Perkins Coie LLP as to certain tax matters.

8.2	*	Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to certain tax matters.

9.1		Form of Voting Agreement dated as of October 20, 2003 between Click2learn, Inc. and certain stockholders of Docent, Inc.

9.2		Form of Voting Agreement dated as of October 20, 2003 between Docent, Inc. and certain stockholders of Click2learn, Inc.

10.1	*	Hockey Merger Corporation 2004 Equity Incentive Plan.

23.1		Consent of KPMG LLP, independent auditors.

23.2		Consent of Ernst & Young LLP, independent auditors.

23.3		Consent of PricewaterhouseCoopers LLP.

23.4	*	Consent of Perkins Coie LLP (included in Exhibit 8.1 hereto).

23.5	*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibits 5.1 and 8.2 hereto).

24.1		Powers of Attorney (contained on signature pages).

99.1		Opinion of Craig-Hallum Capital Group LLP (incorporated by reference to Annex B to the joint proxy statement/prospectus included in this Registration Statement).

99.2		Opinion of C.E. Unterberg, Towbin (incorporated by reference to Annex C to the joint proxy statement/prospectus included in this Registration Statement).

99.3		Consent of Craig-Hallum Capital Group LLP (included in Exhibit 99.1).

99.4		Consent of C.E. Unterberg, Towbin.

99.5		Consent of Jack L. Acosta.

99.6		Consent of Donald E. Fowler.

99.7		Consent of Sally Narodick.

99.8		Consent of John Coné.

99.9		Consent of Ali R. Kutay.

99.10		Consent of Vijay Vashee.

*	to be filed by amendment.